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EXHIBIT 20.1

THIS SOLICITATION AND DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR APPROVED BY THE BANKRUPTCY COURT. IN THE EVENT THE COMPANIES LISTED BELOW FILE PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK CONFIRMATION OF THE PLAN OF REORGANIZATION, THIS SOLICITATION AND DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.

SOLICITATION AND DISCLOSURE STATEMENT

APPLIED EXTRUSION TECHNOLOGIES, INC.

Solicitation of Votes with Respect to the
Prepackaged Chapter 11 Plan of Reorganization of

APPLIED EXTRUSION TECHNOLOGIES, INC.
APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.

From the Holders of:

Applied Extrusion Technologies, Inc.'s 10 3/4% Series B Senior Notes due 2011

        THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS
5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 24, 2004, UNLESS EXTENDED

        Applied Extrusion Technologies, Inc. ("AET") hereby solicits (this "Solicitation") from holders (collectively, "Noteholders") of its 10 3/4% Series B Senior Notes due 2011 (the "Notes" or "Senior Notes") votes to accept or reject the Plan of Reorganization (the "Plan") under chapter 11 of title 11, United States Code (the "Bankruptcy Code"). The Notes are guaranteed by Applied Extrusion Technologies (Canada), Inc. ("AET Canada" and, together with AET, the "Company"). All capitalized terms used herein shall have the meanings ascribed to them in the Plan unless otherwise noted. A copy of the Plan is attached hereto as Exhibit A.

        This Solicitation and Disclosure Statement is being provided to holders of the common stock of AET for information purposes only. VOTES ARE NOT BEING SOLICITED FROM HOLDERS OF COMMON STOCK OF AET.

        THE BOARDS OF DIRECTORS OF AET AND AET CANADA HAVE APPROVED THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. THE BOARDS OF DIRECTORS OF AET AND AET CANADA RECOMMEND THAT ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN SUBMIT BALLOTS TO ACCEPT THE PLAN.

The date of this Solicitation and Disclosure Statement is November 1, 2004.

        The Company has negotiated the terms of the Plan with the members of an ad hoc committee of Noteholders (the "Committee") certain other Noteholders (together with the members of the Committee and as defined in the Plan, the "Restructuring Agreement Noteholders"). The Restructuring Agreement Noteholders have entered into the Restructuring Agreement with the Company to support the Plan. A copy of the Restructuring Agreement is attached hereto as Exhibit B. The Restructuring Agreement Noteholders have informed the Company that they collectively hold or control over 70% of the outstanding principal amount of the Notes as of the date hereof.

        THE RESTRUCTURING AGREEMENT NOTEHOLDERS SUPPORT THE PROPOSED FINANCIAL RESTRUCTURING AND HAVE AGREED TO VOTE TO ACCEPT THE PLAN.

        If the Plan becomes effective, then, on the Effective Date, the Notes would be exchanged, in full satisfaction of all of AET and AET Canada's obligations under the Notes, for (1) with respect to Noteholders holding Claims (including without limitation guaranty claims) arising from ownership of the Notes that are equal to or in excess of $500,000 in principal amount (the "Holders of Allowed Large Note Claims"), a Ratable Portion of (a) $50 million 12% Senior Notes (the "New Notes"); (b) 100% of the issued and outstanding common stock on the Effective Date (the "Effective Date New Common Stock") of AET, as reorganized under chapter 11 of the Bankruptcy Code ("Reorganized AET"); and (c) the Large Noteholder Cash, as more fully described herein; and (2) with respect to Noteholders holding Claims (including without limitation guaranty claims) arising from ownership of the Notes that are less than $500,000 in principal amount (the "Holders of Allowed Small Note Claims"), (a) Cash equal to (A) the percentage of recovery of the Holders of Large Note Claims as disclosed in this Solicitation and Disclosure Statement multiplied by (B) the amount of such Holder's Claim, which Cash will be provided pursuant to the Plan Funding Commitment more fully described herein; and (b) a Ratable Portion of the Small Noteholder Cash, as more fully described herein. The Effective Date New Common Stock shall be subject to dilution by the Management Incentive Plan as more fully described herein and by any duly authorized issuance of capital stock of Reorganized AET after the Effective Date including any New Common Stock authorized for the New Securities Reserve. Subject to the conditions set forth herein, Holders of the Senior Notes that are in a Class or Classes that have voted to accept the Plan, shall be deemed to have instructed Reorganized AET to transfer the Noteholder Cash, in an amount of up to $2.5 million to the Indenture Trustee, on behalf of the Class or Classes of Senior Note Claims that have voted to accept the Plan. The Indenture Trustee will then be deemed to transfer the Noteholder Cash to Reorganized AET for distribution to the holders of AET's existing common stock, par value $0.01 per share (the "AET Common Stock," and the holders thereof, the "Stockholders"), provided that an official committee of equity security holders is not appointed, by a trustee or the Bankruptcy Court in the Chapter 11 Cases (as defined below) or other events, as described herein have not occurred. If the Plan becomes effective, then, on the Effective Date, the AET Common Stock and all other AET Equity Interests will be canceled.

        It is contemplated that Reorganized AET will not be subject to reporting requirements under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, the New Notes and New Common Stock will be subject to substantial restrictions on transfer as more fully described in this Solicitation and Disclosure Statement. Directors, officers and employees of the Company may solicit exchanges from the Noteholders and will not receive any additional compensation for such solicitations.

        The Company is not currently under the jurisdiction of a Bankruptcy Court or a debtor or debtor in possession under chapter 11 of the Bankruptcy Code. If the Company receives the requisite acceptances of the Plan in sufficient number and dollar amount to satisfy the requirements for acceptance of the Plan from the Holders of Allowed Large Note Claims in accordance with the Bankruptcy Code, the Company intends to file with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the "Chapter 11 Cases") and to seek, as promptly thereafter as practicable, confirmation of the Plan by the Bankruptcy Court. The confirmation of the Plan is subject to, among other things, judicial approval of the Solicitation and Disclosure Statement and the terms of the Plan. If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Noteholders

(including, in each case, those who do not submit Ballots, those who submit Ballots to reject the Plan and those whose Ballots are rejected because they are illegible, incomplete and unsigned) will be bound by the Plan and the transactions contemplated thereby.

        During the Chapter 11 Cases, the Company intends to operate its business in the ordinary course and to make payment in full on a timely basis to all of its general unsecured creditors, including all trade creditors, customers and employees for all amounts due prior to and during the Chapter 11 Cases. The Plan provides that the Debtors, in certain circumstances, may reject certain executory contracts or unexpired leases.

        The Company believes that confirmation of the Plan is in the best interests of creditors and that the Plan should be confirmed. The Company recommends that all Holders of Claims that are entitled to vote on the Plan vote to accept the Plan.

        This Solicitation and Disclosure Statement, the Plan attached as Exhibit A (and the other exhibits, schedules and appendices hereto and thereto), the accompanying forms of ballot, and the related materials delivered together herewith are being furnished by AET to the Noteholders pursuant to sections 1125(a) and 1126(b) of the Bankruptcy Code, in connection with the solicitation by AET of votes to accept or reject, as the case may be, the Plan (and the transactions contemplated thereby, as described herein).

The Voting Agent for the Plan is:

Bankruptcy Services, LLC
757 Third Avenue, 3rd Floor
New York, NY 10017
Attn: AET Voting Processing
Tel: 866-258-8898

        Applied Extrusion Technologies, Inc.'s legal advisors are Shearman & Sterling LLP. They can be contacted at:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
(212) 848-4000
Attn: Douglas P. Bartner, Esq. and Mona A. Touma, Esq.

        This Solicitation is being made by AET in reliance on the exemption from the registration requirements of the United States Securities Act of 1933 (as amended from time to time, the "Securities Act") afforded by section 3(a)(9) of the Securities Act. The New Common Stock and New Notes will be issued pursuant to section 1145 of the Bankruptcy Code and will be subject to substantial restrictions on transfer as described in Article II of this Solicitation and Disclosure Statement.

        THIS SOLICITATION AND DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE NEW NOTES AND THE NEW COMMON STOCK TO BE ISSUED ON THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAWS. THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS SOLICITATION AND DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

        THIS SOLICITATION AND DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. ANY NOTEHOLDER DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH ITS OWN ADVISORS.

        THIS SOLICITATION AND DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION. THE COMPANY BELIEVES THAT THESE SUMMARIES ARE FAIR AND ACCURATE AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED; SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THOSE DOCUMENTS. ALTHOUGH THE COMPANY HAS MADE EVERY EFFORT TO BE ACCURATE, EACH NOTEHOLDER SHOULD REVIEW THE PLAN AND THE OTHER EXHIBITS BEFORE CASTING A BALLOT.

        THIS SOLICITATION AND DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE COMPANY AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS. SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, INCLUDING THOSE SUMMARIZED HEREIN.

        ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN OR CONTEMPLATED BY THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN WHICH, THEREFORE, ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AND SHOULD NOT BE REGARDED AS REPRESENTATIONS BY THE COMPANY, ITS ADVISORS OR ANY OTHER PERSONS THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.

        NEITHER THE COMPANY'S INDEPENDENT AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FINANCIAL PROJECTIONS AND THE LIQUIDATION ANALYSIS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE AS TO SUCH INFORMATION OR ITS ACHIEVABILITY, AND ASSUME NO

i

RESPONSIBILITY FOR AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS OR LIQUIDATION ANALYSIS. THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS WILL PROVE CORRECT OR THAT THE COMPANY'S ACTUAL ABILITY TO COVER ITS FUTURE PRINCIPAL AND CASH INTEREST PAYMENT OBLIGATIONS WILL NOT DIFFER FROM THE INFORMATION CONTAINED WITHIN THIS DISCLOSURE STATEMENT.

        FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS SOLICITATION AND DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

        SEE THE SECTION TITLED "RISK FACTORS" OF THE SOLICITATION AND DISCLOSURE STATEMENT FOR A DISCUSSION OF CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

        All exhibits to the Solicitation and Disclosure Statement are incorporated into and are a part of this Solicitation and Disclosure Statement as if fully set forth herein.

        In this Solicitation and Disclosure Statement, the terms "we," "our," "us" and "AET" refer to Applied Extrusion Technologies, Inc.

        No person has been authorized to give any information or make any representation on our behalf not contained, or incorporated by reference, in this Solicitation and Disclosure Statement or the Plan and, if given or made, such information or representation must not be relied upon as having been authorized.

        The delivery of this Solicitation and Disclosure Statement shall not under any circumstances create any implication that the information contained in this Solicitation and Disclosure Statement or incorporated by reference in this Solicitation and Disclosure Statement from any documents or reports that we file with the SEC is correct as of any time subsequent to the date hereof or the date of such documents or reports or that there has been no change in the information set forth herein or therein or in our affairs since the date hereof or thereof. All statements contained in this Solicitation and Disclosure Statement are made as of the date hereof unless otherwise specified.

        This Solicitation and Disclosure Statement is solely for the purposes of this Solicitation. Neither this Solicitation nor the delivery of this Solicitation and Disclosure Statement constitutes an offering of the Notes, the New Notes, the Common Stock or any security of Reorganized AET or otherwise; and this Solicitation and Disclosure Statement may not be used for such purposes or in connection with the purchase or sale of any securities, including, without limitation, the Notes, the New Notes or the Common Stock.

COMPANY INFORMATION

        We are one of the largest North American manufacturers and suppliers of oriented polypropylene, or OPP, films, which are used primarily in consumer product labeling, flexible packaging and overwrap applications. AET has a leading position in most of the major high-end OPP films end-use product categories in North America and has a market share of approximately 25 percent.

        Our corporate headquarters are located at 15 Read's Way, New Castle, DE 19720. Our telephone number is (302) 326-5500. Our website is www.aetfilms.com.

        For further information about our company, we refer you to the reports and other information we file publicly with the SEC pursuant to the information requirements of the Exchange Act. Our filings with the SEC may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system are publicly available through the SEC's website at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

        We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Solicitation and Disclosure Statement and any information we file later with the SEC will automatically update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the Voting Deadline. The documents we are incorporating by reference are as follows:

  •
  our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004, respectively;

  •
  our Current Reports on Form 8-K, filed with the SEC on March 23, 2004, June 18, 2004, July 1, 2004, July 23, 2004, August 6, 2004, August 25, 2004, September 3, 2004, October 6, 2004, October 20, 2004 and October 25, 2004 respectively;

  •
  our joint proxy statement filed with the SEC on December 23, 2003, including any amendments thereto; and

  •
  our Annual Report on Form 10-K for the year ended September 30, 2003.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Solicitation and Disclosure Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this Solicitation and Disclosure Statement except as so modified or superseded. You may request a copy of these filings at no cost by writing or telephoning our investor relations department at the following address and number:

15 Read's Way
New Castle, DE 19720
(302) 326-5500

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information contained in this Solicitation and Disclosure Statement should be considered "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements represent, among other things, the expectations, beliefs, plans and objectives of management with respect to future financial performance or operations and/or assumptions underlying or judgments concerning matters discussed in this document. The words "believe," "estimate," "intend," "anticipate," "project," and "expect" and similar expressions are intended to identify forward-looking statements. All forward-looking statements involve certain risks, estimates, assumptions, and uncertainties with respect to future revenues, cash flows, expenses and the cost of capital, among other things.

        Some important risk factors that could cause our actual results to differ materially from those expressed in forward-looking statements include, but are not limited to:

  •
  Our ability to create, manufacture and market innovative, higher-margin products;

  •
  Our ability to implement price increases and related volume losses;

  •
  Intensified competition from our competitors;

  •
  A continuation of, or an increase in, overcapacity in the oriented polypropylene films industry;

  •
  An increase in the cost of polypropylene resin, our main raw material;

  •
  The operating and financial restrictions and covenants in our debt agreements, which could adversely affect our ability to finance our operations and plan for or respond to changes in our business; and

  •
  The confirmation of the Plan, as more fully described in Article X.A., "RISK FACTORS—Certain Bankruptcy Law Considerations".

        We believe it is important to communicate our expectations to Noteholders and Stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this Solicitation and Disclosure Statement under "Risk Factors" or discussed in our reports we file with the SEC and incorporated by reference herein, as well as any cautionary language contained in this Solicitation and Disclosure Statement or in our filed reports, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we describe in our forward-looking statements. Noteholders and Stockholders should be aware that the occurrence of the events described in these risk factors and elsewhere in this Solicitation and Disclosure Statement and our filed reports could have a material adverse effect on our business, operating results and financial condition.

v

		6.	Setoffs and Recoupments	36
		7.	Surrender of Canceled Instruments or Securities	37
		8.	Lost, Stolen, Mutilated or Destroyed Debt Securities	37
		9.	Fractional Shares of New Common Stock, Whole New Notes and Incremental New Notes	37
		10.	Manner of Payment Under Plan of Reorganization	38
	I.	Procedures for Treating and Resolving Disputed Claims and Equity Interests		38
	J.	Conditions to Confirmation and the Effective Date of the Plan		38
		1.	Conditions Precedent to Confirmation	38
		2.	Conditions Precedent to the Occurrence of the Effective Date	38
		3.	Waiver of Conditions	39
		4.	Effect of Non-Occurrence of Effective Date Conditions	39
		5.	Substantial Consummation of Plan	39
	K.	Legal Effects of Confirmation of the Plan		40
		1.	Releases	40
		2.	Preservation of Rights of Action	41
		3.	Exculpation	41
		4.	Injunction	42
		5.	Discharge	42
		6.	Vesting of Rights	43
	L.	Other Provisions		43
		1.	Executory Contracts	43
		2.	Modification of the Plan; Revocation or Withdrawal of the Plan	43
		3.	Retention of Jurisdiction	44
		4.	Avoidance and Recovery Actions	45
		5.	Severability	45
		6.	Dissolution of Committees	45
III.	THE ANTICIPATED CHAPTER 11 CASES OF THE DEBTORS			46
	A.	Proposed Debtor in Possession Financing		46
	B.	First Day Orders		50
		1.	Provisions for Employees	50
		2.	Trade Vendors	51
		3.	Cash Management	51
		4.	Retention of Professionals	51
		5.	Customer Programs	51
		6.	Taxes	51
		7.	Utility Service	51
		8.	Scheduling Order	51
		9.	DIP Motion	51
IV.	EXIT FINANCING			52
V.	THE BUSINESS			57
	A.	General		57
	B.	Strategy		57
	C.	Industry Overview		59
	D.	Competitive Strengths		60
	E.	Products		60
	F.	Marketing and Customers		61
	G.	Manufacturing and Technology		62
	H.	Research and Development		63
	I.	Polypropylene and Other Raw Materials		63

	J.	Competition		63
	K.	Patents and Trademarks		64
	L.	Government Regulation		64
	M.	Environmental, Health and Safety Matters		64
	N.	Employees		64
	O.	Properties		65
	P.	Legal Proceedings		65
VI.	CAPITALIZATION			66
VII.	VOTING PROCEDURES AND REQUIREMENTS			66
	A.	Ballots		66
	B.	Procedures for Casting and Deadlines for Voting on the Plan		67
	C.	Parties Entitled to Vote on the Plan		68
	D.	Counting of Ballots and Master Ballots for Determining Acceptance of the Plan		69
VIII.	PROJECTIONS AND VALUATION ANALYSIS			70
	A.	Projections		70
	B	Valuation		77
		1.	Valuation Overview	77
		2.	Methodology	77
		3.	Valuation of Reorganized Company	78
IX.	LIQUIDATION ANALYSIS			80
X.	RISK FACTORS			84
	A.	Certain Bankruptcy Law Considerations		84
		1.	Failure to Satisfy Vote Requirement	84
		2.	Non-Confirmation or Delay of Confirmation of the Plan	84
		3.	Non-Consensual Confirmation	84
		4.	Risk of Non-Occurrence of the Effective Date	85
		5.	Effect of the Chapter 11 Cases on Relations with Trade Vendors, Customers and our Employees	85
	B.	Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization		85
		1.	Capital Requirements	85
		2.	Variances from Projections	86
		3.	Disruption of Operations	86
		4.	Lack of Trading Market and Restrictions on Transfer	86
		5.	Dividend Policies	86
		6.	Interest on Notes May Be Deferred	87
	C.	Risks Relating to the Company		87
		1.	Leverage and Debt Service	87
		2.	Existing Credit Agreement and Liquidity	87
		3.	Competition	88
		4.	Rise in Costs of Raw Materials	88
		5.	Industry Overcapacity	88
		6.	New Product Development	88
		7.	Other Risks Relating to AET	88
	D.	Risks of Voluntary Bankruptcy Filing		88
		1.	General	88
		2.	Failure to File Chapter 11 Petition	89
		3.	Risk of Failure to Obtain Authority to Pay Prepetition Unsecured Claims in the Ordinary Course of Business	89
		4.	Methods of Solicitation	89

		5.	Classification and Treatment of Claims and Equity Interests	90
		6.	Nonacceptance of the Plan—Confirmation by "Cramdown"	91
		7.	Certain Risks of Non-Confirmation	91
		8.	Alternatives to Confirmation and Consummation of the Plan	92
XI.	CERTAIN OTHER LEGAL CONSIDERATIONS			93
	A.	Section 3(a)(9) of the Securities Act		93
	B.	Section 1145 of the Bankruptcy Code		93
XII.	CERTAIN FEDERAL INCOME TAX CONSIDERATIONS			94
	A.	Tax Consequences to the Company		95
		1.	Cancellation of Debt Income	95
		2.	High Yield Discount Obligations—Limitation on Interest Deductions	96
		3.	Section 382 Limitation	96
		4.	Alternative Minimum Tax	97
	B.	Tax Consequences to the Large Noteholders who receive New Notes and Effective Date New Common Stock in Exchange for the Senior Notes		97
		1.	Exchange of the Senior Notes for New Notes and Effective Date New Common Stock	97
		2.	Consequences of Distribution of the Noteholder Cash to Holders of AET Common Stock	98
		3.	High Yield Discount Obligations	99
		4.	Subsequent Sale of Effective Date New Common Stock or New Notes	99
		5.	Original Issue Discount	100
	C.	Tax Consequences to Small Noteholders on the Redemption of the Senior Notes by the Company for Cash		101
	D.	Backup Withholding		102
XIII.	CONFIRMATION			103
	A.	Confirmation Hearing		103
	B.	Requirements for Confirmation		103
	C.	Class Acceptance of the Plan		103
	D.	Cramdown		104
	E.	Plan Meets Requirements for Confirmation		104
		1.	Best Interests of Creditors—Liquidation Analysis	104
		2.	Feasibility of the Plan	105
	F.	Alternatives to Confirmation and Consummation of the Plan		105
		1.	Liquidation Under Chapter 7 or Chapter 11	105
		2.	Alternative Plans of Reorganization	106
RECOMMENDATION AND CONCLUSION				107
EXHIBITS
A.	Plan of Reorganization
B.	AET Current Report on Form 8-K filed with the SEC on August 25, 2004
C.	Plan Funding Commitment
D.	Stockholders' Agreement Term Sheet
E.	Description of the New Notes

SUMMARY OF THE SOLICITATION

        This summary does not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included elsewhere in this Solicitation and Disclosure Statement and in the accompanying Plan.

Background Information
On July 30, 2004, we announced that we had reached an agreement with certain Noteholders on a proposed comprehensive recapitalization and financial restructuring of the Company. We intend to effectuate the proposed recapitalization and financial restructuring through a prepackaged plan of reorganization, referred to herein as the Plan, in voluntary Chapter 11 Cases. The Plan is included as Exhibit A at the end of this Solicitation and Disclosure Statement.

Noteholders holding approximately 70% of the aggregate principal amount of the outstanding Notes have entered into an agreement with us to vote for the Plan. We expect to commence the Chapter 11 Cases as soon as practicable after the Voting Deadline, after we have obtained the requisite numbers of votes for the Plan from the Holders of Allowed Large Note Claims, and only after certain other conditions have been satisfied.
The Solicitation
By this Solicitation and Disclosure Statement, we are soliciting all Noteholders that are beneficial owners of the Notes, as of the close of business on the Voting Record Date, to vote in favor of the Plan.
The Plan
The general terms of the Plan are described herein. For the Plan to be effective and for any distributions to be made under the Plan, among other things, votes of at least two-thirds in amount of the Claims of the holders in each Impaired Class of Claims who actually cast votes in respect of the Plan and more than one-half in number of the holders of each Impaired Class of Claims who actually cast votes with respect to the Plan must be received and the Plan must be confirmed by the Bankruptcy Court, provided, however, that the Plan may still be confirmed by the Bankruptcy Court if at least one Impaired Class votes to accept the Plan and the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code (as further described under Article XIII.D. "Confirmation—Cramdown"). The Plan provides that all Large Note Claims and Small Notes Claims shall be Allowed Large Note Claims and Allowed Small Note Claims respectively. Accordingly, in exchange for all Notes, which would be canceled on the Effective Date, the Noteholders would receive:

(a)
With respect to the Holders of Allowed Large Note Claims, a Ratable Portion of (i) $50 million of New Notes and 100% of the Effective Date New Common Stock (subject to dilution by the Management Incentive Plan, as described below and by any duly authorized issuance of capital stock of Reorganized AET including any New Common Stock authorized for the New Securities Reserve) (collectively, the "New Securities Allocation"); and (ii) the Large Noteholder Cash in an amount equal to the product of $2.5 million multiplied by a fraction, the numerator of which is the aggregate amount of Large Note Claims and the denominator of which is the sum of the aggregate amount of Large Note Claims and aggregate amount of Small Note Claims, which Large Noteholder Cash shall, subject to the limitations described below, be deemed to be received by the Indenture Trustee, on behalf of the Holders of Allowed Large Note Claims, from Reorganized AET, if the Class of Large Note Claims votes to accept the Plan, and deemed transferred by the Indenture Trustee to Reorganized AET for distribution of the Large Noteholder Cash to the Stockholders, subject to the limitations described below, provided, however, that no Holder of a Large Note Claim shall be entitled to receive the Large Note Holder Cash if the Class of Large Note Claims votes to reject the Plan. The Notes so exchanged will be canceled and the Company will no longer have any obligation with respect to the Notes. Holders of Allowed Large Note Claims, to the extent that such Claims constitute Effective Date Unidentified Claims, may receive the Small Noteholder Allocation if a Plan Funding Estimated Payment Default occurs or if such Claim is not identified as a Large Note Claim within 90 days after the Effective Date. See Article II.E.4. "The Plan—Means of Implementation of the Plan—Plan Funding Commitment" and Article II.E.10. "The Plan—Means of Implementation of the Plan—Issuance and Distribution of New Common Stock and New Notes; Reserve".

(b)
With respect to the Holders of Allowed Small Note Claims (i) Cash, in an amount equal to the percentage of recovery of the Holders of Large Note Claims as disclosed in this Solicitation and Disclosure Statement multiplied by the amount of such Holder's Claim (the "Small Noteholder Allocation") subject to the limitations described below and (ii) a Ratable Portion of the Small Noteholder Cash, in an amount equal to the product of $2.5 million multiplied by a fraction, the numerator of which is the aggregate amount of Small Note Claims and the denominator of which is the sum of the aggregate amount of Large Note Claims and aggregate amount of Small Note Claims, which Small Noteholder Cash shall, subject to the limitations described below, be deemed received by the Indenture Trustee, on behalf of the Holders of Small Note Claims, from Reorganized AET, if the Class of Small Note Claims vote to accept the Plan, and deemed transferred by the Indenture Trustee to Reorganized AET for distribution to the Stockholders, subject to the limitations described below, provided, however, that no Holder of a Small Note Claim shall be entitled to receive the Small Noteholder Cash if the Class of Small Note Claims votes to reject the Plan. The distribution of the Small Noteholder Allocation shall be contingent on the consummation of the Plan Funding Commitment. If a Plan Funding Estimated Payment Default occurs, then all Effective Date Unidentified Claims shall be deemed to be Allowed Small Note Claims and each Holder of an Allowed Small Note Claim shall receive, instead of the Small Noteholder Allocation, a Ratable Portion of the New Securities Allocation and any Effective Date Unidentified Claim shall be treated as Small Note Claims. If a Plan Funding True Up Payment Default occurs, then Reorganized AET may, to the extent of the payment deficiency resulting from the Plan Funding True Up Payment Default, either (x) distribute New Common Stock and New Notes from the New Securities Reserve or (y) fund such amounts that have not been tendered by the Plan Funders, in either case in satisfaction of the Post-Effective Date Unidentified Claims regardless of whether such Post-Effective Date Unidentified Claims are Large Note Claims or Small Note Claims. See Article II.E.4. "The Plan—Means of Implementation of the Plan—Plan Funding Commitment" and Article II.E.10. "The Plan—Means of Implementation of the Plan—Issuance and Distribution of New Common Stock and New Notes; Reserve".

The Notes so exchanged will be canceled and the Company will no longer have any obligation with respect to the Notes.

The Stockholders that are holders of record on the Stockholder Distribution Record Date shall receive Noteholder Cash, equal to an aggregate amount of up to $2.5 million from Reorganized AET, which Noteholder Cash shall be deemed to be received by the Indenture Trustee, on behalf of the Class or Classes of Senior Note Claims voting to accept the Plan. The Indenture Trustee shall be deemed to have been instructed by the Holders of the Senior Notes that are in a Class or Classes that have voted to accept the Plan to transfer the Noteholder Cash to Reorganized AET for distribution to the Stockholders. Notwithstanding the foregoing, if (a) an official committee of equity security holders is appointed by a trustee or the Bankruptcy Court in the Chapter 11 Cases, then the Class or Classes of Senior Note Claims that have voted to accept the Plan shall be deemed to have contributed the Noteholder Cash to Reorganized AET and Reorganized AET shall retain the entire amount of Noteholder Cash for its own account, subject to the lenders' interests in such Noteholder Cash in accordance with the Exit Facility and shall not distribute the Noteholder Cash to the Stockholders; (b) (x) the Class of Large Note Claims votes to reject the Plan in accordance with Section 3.3(c) of the Plan or (y) the Class of Small Note Claims votes to reject the Plan in accordance with Section 3.3(d) of the Plan, then in either case, the Noteholder Cash of such rejecting Class shall be retained by Reorganized AET and shall not be distributed to the Stockholders or (c) the Bankruptcy Court holds, determines and rules that the Plan is not confirmable due to the distribution of the Noteholder Cash to the Stockholders, then the provisions of the Plan relating to the Noteholder Cash shall be deemed to be omitted for all purposes and Reorganized AET shall retain the entire amount of Noteholder Cash for its own account and shall not distribute the Noteholder Cash to the Stockholders.

The Plan contemplates and is predicated upon substantively consolidating the Debtors solely for the purposes of (i) voting, (ii) confirmation, and (iii) distribution in respect of the Class of Allowed Large Note Claims and the Class of Allowed Small Note Claims. It does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Equity Interests set forth in the Plan, or for any other purpose.

The Plan provides for all AET Equity Interests to be canceled, and for the Holders of AET Equity Interests not to receive any distribution, provided, however, that the Holders of AET Common Stock may receive the Noteholder Cash, subject to the satisfaction of the conditions described above.

The Plan will also provide for a Management Incentive Plan to be established in the form of a stock option or other similar program equal to 5% of the Effective Date New Common Stock, or the equivalent of 5% of the Effective Date New Common Stock if such plan is not a stock option program, at the discretion of the Reorganized AET Board of Directors. Any issuances under the Management Incentive Plan would dilute the New Common Stock ownership percentages described above if such plan is a stock option program. The Management Incentive Plan will become effective only after the occurrence of the Effective Date. Following the Effective Date, the Management Incentive Plan may be amended or modified by the Reorganized AET Board of Directors in accordance with the terms thereof and any such amendment or modification shall not require an amendment of the Plan.
The Plan contemplates that Reorganized AET will not be a reporting Company under the Exchange Act.
In addition, the Plan calls for Reorganized Debtors' Boards of Directors to be designated by the Committee.

The foregoing is only a brief summary of a few highlights of the Plan. You should read the full text of the Plan and the more detailed information and financial statements contained elsewhere in this Solicitation and Disclosure Statement.
Treatment of Claims and Equity Interests
The table set forth below summarizes each Class of Claims and Equity Interests in the Plan, projected aggregate amount of each Class, the treatment of each Class, and the projected recoveries of each Class both in connection with the Plan and in a liquidation under Chapter 7 of the Bankruptcy Code. The projected recoveries (if the Plan is approved) are based upon certain assumptions contained in the valuation analysis as set forth in Article VIII.B. hereof and subject to dilution from the Management Incentive Plan.

Class/Type of Claim or Interest	Projected Claims/Interests	Plan Treatment of Class	Status/Voting Right	Projected Recovery Under Plan	Projected Recovery Under Chapter 7
Administrative Claims	The Debtors are not currently able to estimate the number of Holders or amount of Claims in this Class.	Paid in Full.	N/A	100%	100%
Priority Tax Claims	The Debtors are not currently able to estimate the number of Holders or amount of Claims in this Class.	Paid in Full.	N/A	100%	100%
DIP Credit Agreement Claims	Approximately $95 million.	Paid in Full.	N/A	100%	100%
Other Priority Claims	The Debtors are not currently able to estimate the number of Holders or amount of Claims in this Class.	Paid in Full.	Unimpaired/Deemed to Accept.	100%	100%
General Unsecured Claims	The Debtors are not currently able to estimate the aggregate amount of Claims in this Class.	Paid in Full.	Unimpaired/Deemed to Accept.	100%	18%
Large Note Claims	The Debtors are not currently able to estimate with certainty the aggregate amount of Claims in this Class, but estimate that the amount of such Claims is at least $212 million.(1)	Ratable Portion of (i) New Notes and Effective Date New Common Stock and (ii) the Large Noteholder Cash, which Large Noteholder Cash shall, subject to the limitations described above.	Impaired/Entitled to Vote.	49%	18%
Small Note Claims	The Debtors are not currently able to estimate with certainty the aggregate amount of Claims in this Class but estimate that the amount of such Claims is not more than $63 million.(2)	(i) Cash, in an amount equal to (x) the percentage of recovery of the Holders of Large Note Claims as disclosed in this Solicitation and Disclosure Statement multiplied by (y) the amount of such Holder's Claim subject to the limitations described above and (ii) a Ratable Portion of Small Noteholder Cash, subject to the limitations described above.	Impaired/Entitled to Vote.	49%	18%
Subordinated Claims	The Debtors are not currently able to estimate the aggregate amount of Claims in this Class.	Discharged.	Impaired; not entitled to receive any distribution or retention of any property under the Plan. Deemed to reject; not entitled to vote.	0%	0%

AET Equity Interests	Approximately 12.8 million shares.	Canceled.	Impaired; not entitled to receive any distribution or retention of any property under the Plan. Deemed to reject; not entitled to vote.	0%	0%

(1)
The Debtors estimate that the accrued and unpaid prepetition interest on the Large Note Claims would not be less than approximately $21.2 million, assuming a Petition Date of November 29, 2004.

(2)
The Debtors estimate that the accrued and unpaid prepetition interest on the Small Note Claims would not exceed approximately $6.7 million, assuming a Petition Date of November 29, 2004.

Plan Funding Commitment	As of the date hereof, the Company entered into a funding commitment ("Plan Funding Commitment") with the Plan Funders to fund the Small Noteholder Allocation in accordance with the Plan, which commitment is more fully described herein and is attached as Exhibit C. See Article II.E.4."The Plan—Means of Implementation of the Plan—Plan Funding Commitment".
Effectiveness of the Plan
The Effective Date will not occur and distributions will not be made under the Plan unless the requisite votes to accept the Plan under the Bankruptcy Code have been received, the Plan satisfies the requirements set forth in section 1129 of the Bankruptcy Code, the Plan has been confirmed by the Bankruptcy Court and the other conditions to effectiveness of the Plan have been satisfied. We cannot assure you that the Plan, as currently contemplated, will receive the requisite votes to accept the Plan under the Bankruptcy Code, that the Plan will be confirmed by the Bankruptcy Court, in accordance with the Bankruptcy Code, or that the other conditions to effectiveness of the Plan will be satisfied.

If the Plan is confirmed by the Bankruptcy Court and becomes effective, every Class of Claims against or Equity Interests in AET and AET Canada, including all Noteholders, all other creditors and Stockholders, will be bound by the terms of such Plan, whether or not the Holder of a Claim voted to accept the Plan.
Effective Date New Common Stock
The number of shares of common stock of Reorganized AET, $0.01 par value, representing 100% of the common equity of Reorganized AET on the Effective Date, and authorized under Article V of the Plan and the Amended AET Certificate of Incorporation.

New Notes
The New Notes will be the unsecured senior obligations of the Company, to be issued in an aggregate principal amount of $50 million, with a seven-year term and will be redeemable after the first year at declining premiums. Interest will accrue at a rate of 12% per annum, and will be payable, at the Company's option, in cash or may be deferred, in which case the deferred amount shall continue to bear interest at the rate of 12% per annum, as more fully described herein; provided that the interest will be paid in cash if certain minimum financial requirements are achieved.
Releases
In consideration of the contributions of certain parties to the Chapter 11 Cases to be commenced by the Debtors, the Plan provides for certain waivers, exculpations, releases and injunctions. See Article II.K.1. "The Plan—Legal Effects of Confirmation of the Plan—Releases."
Debtor-in-Possession Financing
On October 20, 2004, AET entered into a binding Commitment Letter with General Electric Capital Corporation. ("GE Capital") pursuant to which GE Capital has agreed to provide debtor in possession financing (the "DIP Facility") in the amount of up to $125 million. The proceeds from the DIP Facility will be used to repay AET's indebtedness under its existing credit facility and will be used for working capital and other general corporate purposes of AET during the pendency of the Chapter 11 Cases.
Exit Financing
On October 20, 2004, AET entered into a binding Commitment Letter with GE Capital pursuant to which GE Capital has agreed to provide a Senior Secured Credit Facility (the "Exit Facility") in the amount of up to $125 million following consummation of the Plan. The Exit Facility will be used to repay the DIP Facility and for general corporate purposes.
Voting Record Date
Only Noteholders that are beneficial owners as of the close of business on October 8, 2004 (the "Voting Record Date"), or their legal representatives or nominees, will be entitled to vote on the plan. AET reserves the right to establish a different Voting Record Date in the event that the Company decides to extend the Voting Deadline.
Distribution Record Date
The Distribution Record Date will be the Business Day that is five Business Days after the Confirmation Date. Only Noteholders that are beneficial owners as of the Distribution Record Date, or their legal representatives or nominees, will be entitled to receive distributions under the Plan. Distributions on account of Claims that are Allowed as of the Effective Date shall be made as soon as practicable after the Effective Date except as provided in the Plan. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made in accordance with the Plan.

Voting Deadline; Extension; Termination; Amendments
The Voting Deadline is 5:00 p.m., Eastern Standard Time, on November 24, 2004 (the "Voting Deadline"); provided that we may extend the Voting Deadline with the consent of the Restructuring Agreement Noteholders. In such event, the term Voting Deadline means the latest time and date as to which this Solicitation is extended. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement. In the event of an extension of the Voting Deadline, AET reserves the right to establish a different Voting Record Date.
We reserve the right:
• with the consent of the Restructuring Agreement Noteholders, to extend the Voting Deadline;
• with the consent of the Restructuring Agreement Noteholders, to terminate this Solicitation at any time prior to the Voting Deadline without notice to any Noteholder; and
• with notice to the Noteholders, to amend this Solicitation at any time prior to the Voting Deadline.
Voting Procedures
If you are a beneficial owner of Notes as of the October 8, 2004 Voting Record Date, you should deliver a properly completed Ballot to your Nominee. The Nominee will then be required to complete and submit a Master Ballot to Bankruptcy Services, LLC, the Voting Agent, on or before the Voting Deadline. See Article VII. "Voting Procedures and Requirements."
Revocation or Withdrawal of Ballots
Once delivered to the Voting Agent and upon the expiration or termination of this Solicitation, Noteholders may not revoke or withdraw their Ballot, prior to the commencement of the Chapter 11 Cases; provided, however, that prior to the expiration or termination of this Solicitation, Noteholders may withdraw any votes cast even if such votes have been delivered to the Voting Agent. Subsequent to the commencement of the Chapter 11 Cases, Noteholders may, for cause, move the Bankruptcy Court to permit the revocation or withdrawal of their Ballot.
Voting Agent and Information Agent
We have retained Bankruptcy Services, LLC as Voting Agent in connection with this Solicitation. Deliveries of the Ballot should be directed to Bankruptcy Services, LLC at the address set forth on the back cover page of this Solicitation and Disclosure Statement.

Bankruptcy Services, LLC is also the Information Agent in connection with this Solicitation. Any requests for assistance in completing, signing and delivering the Ballot or requests for additional copies of this Solicitation and Disclosure Statement or any of the other documents delivered with this Solicitation and Disclosure Statement may be directed to Bankruptcy Services, LLC at the address or telephone number set forth on the back cover page of this Solicitation and Disclosure Statement.
Certain U.S. Federal Income Tax Consequences	For a summary of certain U.S. federal income tax consequences of this Solicitation to Noteholders, see Article XII. "Certain Federal Income Tax Considerations."
Risk Factors
Prior to deciding whether and how to vote on the Plan, each Holder of Claims entitled to vote should consider carefully all of the information in this Solicitation and Disclosure Statement, especially the Risk Factors described in Article X hereof.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

        The following selected consolidated financial information sets forth, for the periods and dates indicated, certain summary consolidated financial information of the Company. We derived the summary consolidated statements of operations information and consolidated balance sheet information as of September 30, 1999, 2000, 2001, 2002 and 2003 and for each of the five years ended in the period September 30, 2003, from our consolidated financial statements, which have been audited by Deloitte & Touche, independent accountants. We derived the summary consolidated financial information as of and for the nine months ended June 30, 2003 and 2004 from our unaudited consolidated financial statements. You should read the summary consolidated financial information presented below in conjunction with our consolidated financial statements and the notes thereto included in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for the periods indicated.

	Year Ended September 30,(a)					Nine Months Ended June 30,
	1999	2000	2001(b)	2002(c)	2003	2003	2004
	(amounts in thousands, except per share amounts)
Statement of Operations Data:
Sales	$237,042	$268,375	$279,840	$252,092	$247,364	$189,223	$197,100
Cost of Sales	191,949	219,546	222,719	208,099	203,154	152,061	170,145

Gross profit	45,093	48,829	57,121	43,993	44,210	37,162	26,955
Operating expenses:
Selling, general and administrative	26,550	27,152	29,500	32,085	22,989	16,912	16,369
Research and development	7,123	6,759	6,419	6,605	7,209	5,442	5,131
Restructuring and impairment charges	(2,215)	—	—	9,002	—	—	695
Loss on sale of assets	—	—	7,054	—	—	—	—
QPF acquisition and integration costs	—	—	2,548	950	—	—	—
Goodwill impairment	—	—	—	—	—	—	9,874

Operating profit (loss)	13,635	14,918	11,600	(4,649)	14,012	14,808	(5,114)
Non-operating expenses:
Interest expense, net(c)	18,909	21,096	27,748	29,147	29,912	22,439	27,784
Acquisition costs and other	3,641	—	—	—	—	—	—

Loss before income taxes	(8,915)	(6,178)	(16,148)	(33,796)	(15,900)
Income tax expense (benefit)(c)	(3,566)	(2,223)	10,264	(2,045)	1,053

Net loss	$(5,349)	$(3,955)	$(26,412)	$(31,751)	$(16,953)	$(7,631)	$(32,898)

Basic and Diluted Loss per common share	$(.47)	$(.33)	$(2.23)	$(2.55)	$(1.33)	$(.60)	$(2.56)

EBITDA(d)
Balance Sheet Data:
Working capital	$36,621	$48,221	$75,893	$40,987	$28,047
Total assets	375,537	390,754	425,858	405,062	407,695	412,002	400,084
Long-term debt	182,500	209,500	277,462	277,876	271,790	278,187	—
Stockholders' Equity	98,952	97,004	68,822	38,761	34,357	44,196	2,720

(a)
The management of the Company is currently considering changing the end of the Company's fiscal year from September 30 to December 31, although it has not yet made a final decision with respect to such a change. If it decides that such a change is desirable, it intends to present a recommendation for such a change to the Board of Directors of the Company at its first meeting immediately following the effectiveness of the Plan.

(b)
These amounts include the operation of the nets and nonwovens business, which was divested at the end of fiscal 2001.

(c)
In fiscal 2002, in conjunction with SFAS 145, the Company reclassified the extraordinary loss on the early extinguishment of debt in fiscal 2001 to interest expense and income tax expense.

(d)
EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful in evaluating the Company because it is widely used as a measure to evaluate a company's operating cash flow before debt expense. EBITDA does not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

I.    BACKGROUND AND EVENTS LEADING UP TO THE SOLICITATION

A.
Background

        The Company decided to file a prepackaged plan of reorganization under the Bankruptcy Code as it offered the best alternative to restructure its balance sheet and access new working capital while continuing to operate in the ordinary course of business. The Company has significant debt obligations. Other factors leading to the reorganization include the impact of adverse economic conditions on the Company's industry, particularly the unforeseen escalations in costs of petroleum and associated products such as propylene and polypropylene resin, the Company's primary raw material. On June 16, 2004, the Company announced that it had lowered its earnings expectations for the second half of its fiscal year 2004. The lower earnings expectations were due primarily to lower than expected volumes of shipments and an unexpected significant increase in the cost of polypropylene resin, the Company's primary raw material, compared with the first half of fiscal year 2004, due to the rapid unforeseen escalations in the costs of petroleum. Recent price increases have offset a portion of these additional costs; however, market demand has not been sufficient to enable all of the cost increase to be passed on to the Company's customers. These factors contributed to a loss of gross profit and resulted in significant reduction in operating income and cash flow, severely impacting the Company's financial condition, its ability to maintain compliance with debt covenants under its existing credit agreement dated as of October 3, 2003 among AET, the other credit parties thereto, General Electric Capital Corporation, the other lenders signatory thereto and GECC Capital Markets Group, Inc. (the "Existing Credit Agreement") and to meet its interest payment obligation due on the Notes on July 1, 2004.

        In light of the deteriorating financial and economic conditions facing the Company, we announced on June 16, 2004 that we had retained Miller Buckfire Lewis Ying & Co. ("MBLY"), as financial advisor, and Shearman & Sterling LLP ("Shearman & Sterling"), as special legal counsel, in order to assist in developing a financial restructuring plan, and that the Committee had been organized. At or around the same time, the Company commenced discussions with General Electric Capital Corporation, as agent, and the other lenders under the Existing Credit Agreement, about amending certain covenants under the Existing Credit Agreement to reflect the recent economic developments impacting the Company. On June 29, 2004, the Company's lenders under the Existing Credit Agreement agreed to restate certain provisions of the Existing Credit Agreement for the third fiscal quarter of 2004, including certain financial covenants and any Default (as defined in the Existing Credit Agreement) to the extent arising out of the failure to pay the interest on the Company's Notes. These amendments included, among other things, waiving any event of default with respect to nonpayment of interest on the Notes through September 1, 2004, which date has been extended to December 15, 2004, and is subject to further extension by the lenders. On October 1, 2004, the lenders under the Existing Credit Agreement again agreed to restate certain provisions of the Existing Credit Agreement for the fourth fiscal quarter of 2004, including certain financial covenants.

        On July 1, 2004, the Company did not make the interest payment due on the Notes. At the same time, the Company continued discussions with the Committee to develop a consensual financial restructuring plan to deleverage the Company's capital structure. Shortly after its formation, the Committee requested permission to engage, at the Company's expense, independent legal and financial advisors to conduct due diligence and advise the Committee with respect to the viability of the restructuring alternatives proposed by the Company. The Committee engaged Houlihan Lokey Howard & Zukin ("Houlihan Lokey") as its financial advisor and Milbank Tweed Hadley & McCloy LLP ("Milbank") as its legal advisor. During June and July of 2004, representatives of Houlihan Lokey conducted due diligence with respect to the Company's business operations and financial condition and Milbank conducted certain legal due diligence with respect to the Company.

        Thereafter, the Company and the Restructuring Agreement Noteholders engaged in negotiations regarding a financial restructuring of the Company. The parties agreed to the terms of the restructuring incorporated in the Plan. Pursuant to the Plan, all Notes held by the Holders of Allowed Large Note Claims would be exchanged for a Ratable Portion of (A) the New Notes and the Effective Date New Common Stock and (B) the Large Noteholder Cash, as more fully described herein. Holders of Notes who are Holders of Allowed Small Note Claims would receive, in exchange for their Notes, (A) Cash equal to the product of (x) the percentage of recovery of the Holders of Large Note Claims as disclosed in the Solicitation and Disclosure Statement multiplied by (y) the aggregate amount of such Holder's Claim, subject to the limitations as more fully described herein and (B) a Ratable Portion of the Small Noteholder Cash, as more fully described herein. The Effective Date New Common Stock shall be subject to dilution by the

Management Incentive Plan as more fully described herein and by any duly authorized issuance of capital stock of Reorganized AET after the Effective Date including any New Common Stock authorized for the New Securities Reserve. Subject to the conditions set forth herein, Holders of the Senior Notes that are in a Class or Classes that have voted to accept the Plan, shall be deemed to have instructed Reorganized AET to transfer the Noteholder Cash, in an amount of up to $2.5 million to the Indenture Trustee, on behalf of the Class or Classes of Senior Note Claims that have voted to accept the Plan. The Indenture Trustee will then be deemed to transfer the Noteholder Cash to Reorganized AET for distribution to the Stockholders, provided that an official committee of equity security holders is not appointed by a trustee or the Bankruptcy Court in the Chapter 11 Cases or the other events as described herein, have not occurred. If the Plan becomes effective, then on the Effective Date, the AET Common Stock and all other AET Equity Interests will be canceled.

        The representatives and advisors of the Company and the Committee determined that the proposed restructuring would best be accomplished pursuant to a prepetition solicitation of votes to accept or reject a plan of reorganization under chapter 11 of the Bankruptcy Code. On July 30, 2004, we announced that we had reached an agreement in principle with certain Noteholders on a proposed comprehensive recapitalization through a prepackaged plan of reorganization. Pursuant to the agreement in principle, the Company did not pay interest on the Notes that was due on July 1, 2004.

        On August 24, 2004, the Company and the Restructuring Agreement Noteholders entered into the Restructuring Agreement, attached hereto as Exhibit B, which requires the Company to effectuate the prepackaged plan of reorganization, subject to the conditions set forth therein. Pursuant to the Restructuring Agreement and subject to the terms and conditions specified therein, the Restructuring Agreement Noteholders also agreed to support the Plan and to forbear from accelerating the principal amount of the Notes or otherwise taking action against the Company with respect to the Event of Default (as defined in the Senior Note Indenture) occurring under the Senior Note Indenture for the Company's nonpayment of interest on the Notes after expiration of the grace period, subject to the conditions set forth therein. The Restructuring Agreement will terminate no later than immediately prior to the filing of the Chapter 11 Cases.

        We have been informed by Ingalls & Snyder, LLC, who we believe is a broker or investment advisor to more than 300 beneficial owners of the Notes ("Ingalls & Snyder"), that it intends to recommend to the beneficial owners of its Notes to vote to reject the Plan because Ingalls & Snyder does not support the non-reporting, private company status of Reorganized AET. We believe that the beneficial owners of Ingalls & Snyder's Notes are Holders of Allowed Small Note Claims. In an attempt to be responsive to the concerns of Ingalls & Snyder regarding the non-reporting, private company status of the Reorganized Company, the Company has provided for cash distribution to the Holders of Small Note Claims in lieu of the Effective Date New Common Stock and New Notes.

        Counsel to Ingalls & Snyder has contended that the Plan violates sections 1122 and 1129, among others, of the Bankrupcty Code and that the Plan is therefore unconfirmable. The Company believes that there is a valid business purpose for the difference in treatment of Large Note Claims and Small Note Claims, that the treatment of the Holders of Small Note Claims is not less favorable than the treatment of the Holders of Large Note Claims and that the Plan does not unfairly discriminate against the Holders of the Small Note Claims. In the event that the Class of Small Note Claims votes to reject the Plan, but the Class of Large Note Claims votes to accept the Plan, the Company intends to file the Chapter 11 Cases and, with the prior approval of the Committee, seek confirmation of the Plan notwithstanding the possible rejection by the Class of Small Note Claims. Accordingly, the Company expects that Ingalls & Snyder would object to Confirmation of the Plan.

        On October 14, 2004, the Boards of Directors of AET and AET Canada determined that consummation of the transactions contemplated by the proposed Plan was in the best interests of the Company, its creditors and equity security holders, and authorized the commencement of the Solicitation.

B.
Equity Ownership and Debt Structure

  1.
  Equity Ownership Structure

        The authorized capital stock of AET, a Delaware corporation, consists of 30,000,000 shares of Common Stock. As of October 8, 2004, there were 12,833,532 shares of Common Stock outstanding. The Common Stock is traded on the NASDAQ National Market System. As of October 8, 2004, there were 229 registered holders of record of Common Stock. The Company has received a notice from the NASDAQ Listing Qualifications Staff that states if the Company cannot comply with the minimum bid price rule by January 18, 2005, the Common Stock will be delisted or transferred to the NASDAQ Small Cap Market. Additionally, the Company has received notice from the NASDAQ Listing Qualifications Staff that states that if the Company cannot comply with the minimum market value rule before November 11, 2004, the Common Stock will be delisted.

        AET is the direct parent of AET Canada and Applied Extrusion Technologies Limited ("AET Limited"), a non-debtor subsidiary company organized under the laws of England and Wales. AET Limited is an inactive, wholly owned subsidiary of AET, has not operated since 2001 and currently owns de minimis assets.

        AET Canada, a Delaware corporation, owns and operates AET's Canadian manufacturing operations. AET owns 100% of the capital stock of AET Canada.

    2.
    Debt Structure

    (a)
    Notes

        The Notes have an aggregate principal amount of $275,000,000 and mature in 2011. The Notes pay cash interest at a rate of 10.75% on a semiannual basis and have no sinking fund requirements. The Notes are unsecured obligations of AET and are guaranteed by AET Canada. Under the Plan, the aggregate Allowed Claims arising from ownership of the Notes shall be $275,000,000 plus estimated accrued and unpaid prepetition interest through the Petition Date.

        On July 1, 2004, AET failed to make an interest payment under the Senior Note Indenture in the amount of $14,781,250. On July 31, 2004, the grace period relating to such interest payment passed, and the failure to make such payment became an event of default under the Senior Note Indenture.

    (b)
    Existing Credit Agreement

        The Company entered into the Existing Credit Agreement with General Electric Capital Corporation on October 3, 2003. As it has been amended, the Existing Credit Agreement consists of a $50,000,000 term loan and a $60,000,000 revolving line of credit. Under the Existing Credit Agreement, the term loan and revolving line of credit bear interest at floating rates, ranging from Index Margins (as defined in the Existing Credit Agreement) plus 1.25% to 2.75% to LIBOR Margins (as defined in the Existing Credit Agreement) plus 2.75% to 4.25%. The Company is required to repay a portion of its borrowings under the term loan each quarter, so as to retire such indebtedness in its entirety by October 8, 2008. Under the revolving credit facility, AET can incur up to a maximum of $10 million in letters of credit.

        The Company amended the Existing Credit Agreement on March 23, 2004 to, among other things, reduce the minimum EBITDA and fixed charge coverage ratio covenants through the third quarter of fiscal year 2005. On June 29, 2004, the Company's lenders under the Existing Credit Agreement agreed to further reduce the minimum EBITDA and the minimum fixed charge coverage ratio covenants for the third fiscal quarter of 2004, and to waive a Default (as defined in the Existing Credit Agreement) to the extent arising out of failure to pay the interest on the Notes. On July 30, 2004, the lenders under the Existing Credit Agreement agreed to waive, on certain terms, the Event of Default (under and as defined in the Existing Credit Agreement) arising on July 31, 2004, upon the expiration of the grace period for the nonpayment of interest on the Notes provided for in the Senior Note Indenture.

        As at October 28, 2004, the principal amount outstanding under the term loan was $43,750,000.00, and AET had borrowings of $49,596,191.40 pursuant to its revolving credit facility. Unused availability under this revolving credit facility at October 28, 2004 was approximately $4,192,000.00. Outstanding letters of credit were $825,000.00 at October 28, 2004.

        AET's obligations under the Existing Credit Agreement are secured by substantially all of AET's assets. AET Canada has guaranteed AET's obligations under the Existing Credit Agreement and has granted liens on substantially all of its assets to secure its guaranty.

II.    THE PLAN

A.
Overview of Chapter 11

        Chapter 11 is the business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its financial affairs for the benefit of itself and its creditors and equity holders. The principal goals of chapter 11 are to permit the rehabilitation of the debtor and provide for equality of treatment of similarly situated creditors. To further these goals, the filing of a voluntary petition for relief under chapter 11 gives rise to an automatic stay of all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case or that otherwise interfere with the debtor's property or business.

        The objectives of chapter 11 are implemented through the confirmation of a plan of reorganization. The plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. A debtor generally has the exclusive right to propose a plan of reorganization for 120 days following the filing of the petition. Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding on the debtor and its creditors and equity interest holders. The confirmation of the plan generally results in a discharge of the debtor from any debt that arose prior to the date of the confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

        The following summary is a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan and the more detailed information and financial statements contained elsewhere in this Solicitation and Disclosure Statement.

B.
Administrative and Priority Tax Claims

  1.
  Administrative Claims

        Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim that is Allowed shall be paid by the Debtors, in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon (a) the later of the Effective Date or, if such Claim is Allowed after the Effective Date, the date upon which there is a Final Order allowing such Administrative Claim, (b) such other terms as may exist in the ordinary course of such Debtor's business and in accordance with the terms of any agreement governing or documents evidencing such Administrative Claim or (c) as may be agreed upon between the Holder of such Allowed Administrative Claim and the Debtors. Except as referred to in Section 2.3 of the Plan, there shall be no Bar Date with respect to Administrative Claims.

    2.
    Priority Tax Claims

        Each Allowed Priority Tax Claim shall be paid by the Debtors in full, in Cash upon the later of (a) the Effective Date, (b) the date upon which there is a Final Order allowing such Priority Tax Claim, (c) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (d) as may be agreed upon between the Holder of such an Allowed Priority Tax Claim and the Debtors; provided, however, that each Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtors and the applicable governmental unit or as determined by the Bankruptcy Court.

    3.
    Professional Fees

        All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed with the Bankruptcy Court not later than sixty (60) days after the Effective Date.

        MBLY has served as financial advisor to the Company in connection with the Plan pursuant to a letter agreement dated as of June 1, 2004. The engagement letter provides for, among other things, payment to MBLY of a $150,000 monthly financial advisory fee (the "Monthly Advisory Fee"), reimbursement of MBLY's travel and reasonable out-of-pocket expenses (including all fees, disbursements and other charges of counsel to be retained by MBLY, and of other consultants and advisors retained by MBLY with the Company's consent) and payment to MBLY of a $3,000,000 restructuring transaction fee (the "Restructuring Transaction Fee"). The aggregate Monthly Advisory Fees paid to MBLY shall be credited against the Restructuring Transaction Fee. This Restructuring Transaction Fee will be paid to MBLY in full in Cash on the earlier of one hundred eighty (180) days after the launch of this Solicitation and the Confirmation of the

Plan, and any unpaid prepetition Monthly Advisory Fees and expenses of MBLY, then due and owing, will also be paid in full in cash at the same time, in each case without further application to the Bankruptcy Court, subject to any necessary approval by the Bankruptcy Court as reasonable under section 1129(a)(4) of the Bankruptcy Code (or unless the Bankruptcy Court orders otherwise). Any other amounts to be paid to MBLY in respect of services rendered and expenses incurred during the Chapter 11 Cases shall be subject to the approval of the Bankruptcy Court as provided in Section 2.3 of the Plan.

        Notwithstanding Section 2.3(a) of the Plan, if an official committee of unsecured creditors is not appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases or if Milbank Tweed Hadley & McCloy LLP, Houlihan Lokey Howard & Zukin or any other professionals engaged by the Restructuring Agreement Noteholders are not Professionals retained in the Chapter 11 Cases, then the fees and expenses incurred on or after the Petition Date by Milbank Tweed Hadley & McCloy LLP, as counsel to the Restructuring Agreement Noteholders, Houlihan Lokey Howard & Zukin, as financial advisor to the Restructuring Agreement Noteholders, and any other professionals retained by the Restructuring Agreement Noteholders, including but not limited to, local counsel, pursuant to their respective agreements with AET entered into prior to, on or subsequent to the Petition Date, shall be paid by AET or Reorganized AET as Administrative Claims in the ordinary course of AET's business, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. The Indenture Trustee Fees and Expenses incurred on or after the Petition Date, including those of its counsel and financial advisor, if any, shall be paid by AET or Reorganized AET as Administrative Claims in the ordinary course of AET's business, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If AET or Reorganized AET and any such professional cannot agree on the amount of fees and expenses to be paid by such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court.

    4.
    Claims Under DIP Credit Agreement

        On the Effective Date, all amounts outstanding under the DIP Credit Agreement shall be paid in full in Cash or as otherwise provided in the DIP Credit Agreement.

        C.    Classification of Claims and Interests

        Section 1123(a)(1) of the Bankruptcy Code requires a plan of reorganization to designate classes of claims and classes of interests. The Plan segregates the various Claims against the Debtors into various classes.

        The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. The Company believes that all Claims and Equity Interests have been appropriately classified in the Plan.

        To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Company would seek, with the consent of the Restructuring Agreement Noteholders, (i) to modify the Plan to provide for whatever reasonable classification might be required for confirmation and (ii) to use the acceptances received from any Holder of Claims pursuant to this Solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member. Any such reclassification of Holders, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan adversely affects the treatment of a Holder of Claims and requires resolicitation, the Company will, in accordance with the Bankruptcy Code and the Bankruptcy Rules and with the consent of the Restructuring Agreement Noteholders, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this solicitation will constitute a consent to the Plan's treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member. (See Article X.D. "RISK FACTORS—Risks of Voluntary Bankruptcy Filing.")

        The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. The Debtors believe that they have complied with the requirement of equal treatment for each Claim or Equity Interest of a particular class.

        Only Classes that are "impaired" (as defined under section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan, unless the Class is deemed to have rejected the Plan. As a general matter, a Class of Claims or Equity Interests is considered to be "unimpaired" under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the Holders of such Claims or Equity Interests. Under the Bankruptcy Code, holders of unimpaired claims are conclusively presumed to have accepted the Plan. Holders of Claims or Equity Interests which do not receive or retain anything under the Plan are deemed to have rejected the Plan. Any Class of Claims or Equity Interests that is not occupied by an Allowed Claim or an Allowed Equity Interest, or a Claim or Equity Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules as of the date of the commencement of the Confirmation Hearing, shall be deemed deleted from the Plan for all purposes.

        The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A

Claim or Equity Interest is in a particular Class only to the extent that such claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. Intercompany Claims are not classified and shall be reinstated or discharged in accordance with Section 5.1 of the Plan. "Allowed" means any Claim or portion thereof against any Debtor, (a) proof of which was filed within the applicable period of limitation, if any, fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, (ii) any objection has been settled, waived, withdrawn or denied by a Final Order or (iii) if an objection has been interposed, such Claim as has been allowed (whether in whole or in part) by a Final Order, (b) which, if no proof of claim was so filed, has been listed by a Debtor in its Schedules, if any, as liquidated in an amount and not disputed or contingent and as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or (ii) any objection has been settled, waived, withdrawn or denied by a Final Order or (iii) if an objection has been interposed, such Claim as has been allowed (whether in whole or in part) by a Final Order, (c) which Claim arises from the recovery of property under section 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code, (d) which Claim is expressly allowed under the Plan, (e) which Claim is allowed by a Final Order or (f) which Claim is not otherwise objected to or disputed; provided, however, that with reference to any Claim, the term "Allowed" for purposes of distribution under the Plan shall not include, unless otherwise specified in the Plan, interest on such Claim from and after the Petition Date.

        The Plan classifies General Unsecured Claims as a separate Class because this Class comprises largely trade creditors. Many of these creditors are key suppliers of products and services used by the Company. Any impairment of these Claims could be detrimental to the ability of the Company to obtain essential trade credit and could substantially impair the ability of the Company to do business with trade creditors whose goods and services are essential for the Company. Accordingly, General Unsecured Claims are unimpaired under the Plan.

        In order to effectuate this nonimpairment of General Unsecured Claims, the Company intends to seek authority from the Bankruptcy Court to make payments on account of obligations to general unsecured creditors in the ordinary course of business, including any such obligations arising prior to the commencement of the Chapter 11 Cases. If the Debtors are unable to obtain such Bankruptcy Court authorization, the Plan may have to be amended to provide for payment in full on the Effective Date to the Holders of General Unsecured Claims.

        The Plan classifies the Noteholders into two separate classes for purposes of recovery: Holders of Large Note Claims and Holders of Small Note Claims. "Small Note Claims" means all Claims (including without limitation guaranty claims) arising from, related to or connected with the Senior Notes of Holders who hold less than $500,000 in principal amount of the Senior Notes. "Large Note Claims" means all Claims (including without limitation guaranty claims) arising from, related to or connected with the Senior Notes of Holders who hold $500,000 or more in principal amount of the Senior Notes.

        The classification of Claims and Equity Interests pursuant to the Plan is as follows:

  1.
  Claims Against and Equity Interests in the Debtors

  Class 1—Other Priority Claims against the Debtors

  Class 2—General Unsecured Claims against the Debtors

  Class 3—Large Note Claims against the Debtors

  Class 4—Small Note Claims against the Debtors

  Class 5—Subordinated Claims against the Debtors

  Class 6—AET Equity Interests

        D.    Treatment of Claims and Interests

        The treatment of Claims and Equity Interests pursuant to the Plan is as follows:

  1.
  Treatment of Claims and Equity Interests

  (a)
  Class 1—Other Priority Claims against the Debtors

    (i)
    Treatment: The legal, equitable and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by the Plan. Unless the Holder of an Allowed Other Priority Claim against the Debtors and the Debtors agree to a different treatment, each Holder of an Allowed Other Priority Claim against the Debtors shall receive one of the following alternative treatments, at the election of the Debtors:

          (A)
          to the extent then due and owing on the Effective Date, such Allowed Other Priority Claim will be paid in full, in Cash by the Reorganized Debtors;

          (B)
          to the extent not due and owing on the Effective Date, such Allowed Other Priority Claim will be paid in full in Cash by the Reorganized Debtors when and as such Allowed Other Priority Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or

          (C)
          such Allowed Other Priority Claim will be otherwise treated in any manner such that Class 1 shall not be impaired pursuant to section 1124 of the Bankruptcy Code.

          Any default with respect to any Other Priority Claim against the Debtors that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        (ii)
        Voting: Class 1 is Unimpaired. The Holders of Other Priority Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

    (b)
    Class 2—General Unsecured Claims against the Debtors

      (i)
      Treatment: The legal, equitable and contractual rights of the Holders of Allowed General Unsecured Claims against the Debtors are unaltered by the Plan. Unless the Holder of an Allowed General Unsecured Claim and the Debtors agree to a different treatment, each Holder of an Allowed General Unsecured Claim against the Debtors shall receive one of the following alternative treatments, at the election of the Debtors:

          (A)
          to the extent then due and owing on the Effective Date, such Allowed General Unsecured Claim will be paid in full, in Cash by the Reorganized Debtors in accordance with the terms thereof;

          (B)
          to the extent not due and owing on the Effective Date, such Allowed General Unsecured Claim will be paid in full, in Cash by the Reorganized Debtors when and as such Allowed General Unsecured Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or

          (C)
          such Allowed General Unsecured Claim will be otherwise treated in any other manner such that Class 2 shall not be impaired pursuant to section 1124 of the Bankruptcy Code.

          Any default with respect to any General Unsecured Claim against the Debtors that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

        (ii)
        Voting: Class 2 is Unimpaired. The Holders of General Unsecured Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
    (c)
    Class 3—Large Note Claims against the Debtors

      (i)
      Treatment: Each Large Note Claim constitutes an Allowed Large Note Claim. On the Effective Date, each Holder of an Allowed Large Note Claim shall receive, in full satisfaction of such Allowed Large Note Claim, its Ratable Portion of the Large Noteholder Distribution; provided, however, that no Holder of a Large Note Claim shall be entitled to receive the Large Noteholder Cash if Class 3 votes to reject the Plan. By accepting the New Securities Allocation, each Holder of a Large Note Claim shall be deemed to become a party to the Stockholders' Agreement. To the extent that the Plan Funders tender funds to the Company pursuant to the Plan Funding Commitment so that there is not a Plan Funding Estimated Payment Default, then the Plan Funders' Allowed Large Note Claims shall be increased by the dollar amount of the Small Note Claims or other Effective Date Unidentified Claims that are satisfied pursuant to the Plan Funding Commitment. The distribution of the New Securities Allocation to the Plan Funders in accordance with the Plan Funding Commitment, if any, shall be in full satisfaction of the repayment by the Debtors of any funds tendered pursuant to the Plan Funding Commitment. If a Plan Funding Estimated Payment Default does not occur, then at the end of the Post-Effective Date Period, Holders of Effective Date Unidentified Claims shall receive the treatment described in Section 5.9 of the Plan. If a Plan Funding Estimated Payment Default occurs, then the Plan Funders' Allowed Large Note Claims shall not be increased and all Effective Date Unidentified Claims shall be deemed to be Small Note Claims and shall receive the treatment described in Section 3.3(d) herein.

          If Class 3 votes to accept the Plan, then the Indenture Trustee shall be deemed to receive, on behalf of the Holders of the Large Note Claims, the Large Noteholder Cash. The Large Noteholder Cash shall be deemed to be returned to Reorganized AET for the benefit of the Holders of the AET Common Stock, in accordance with and subject to satisfaction of the conditions set forth in Section 5.6 of the Plan. If the conditions in Section 5.6 of the Plan are not satisfied, then the Holders of the Allowed Large Note Claims shall be deemed to have contributed the Large Noteholder Cash to Reorganized AET, and Reorganized AET shall be authorized to retain the Large Noteholder Cash for its own account.

        (ii)
        Voting: Class 3 is Impaired and the Holders of Allowed Large Note Claims are entitled to vote to accept or reject the Plan.
    (d)
    Class 4—Small Note Claims against the Debtors

        (i)
        Treatment: Each Small Note Claim constitutes an Allowed Small Note Claim. On the Effective Date, (A) if a Plan Funding Estimated Payment Default has not occurred, each Holder of an Allowed Small Note Claim shall receive, in full satisfaction of such Allowed Small Note Claim, the Small Noteholder Allocation and a Ratable Portion of the Small Noteholder Cash or (B) if a Plan Funding Estimated Payment Default occurs, then all Effective Date Unidentified Claims shall be deemed to be Allowed Small Note Claims, and each Holder of an Allowed Small Note Claim shall receive, instead of the Small Noteholder Allocation, its Ratable Portion of the New Securities Allocation; provided, however, that in the case of either (A) or (B), no Holder of a Small Note Claim shall be entitled to receive the Small Noteholder Cash if Class 4 votes to reject the Plan.    If a Plan Funding Estimated Payment Default does not occur, then at the end of the Post-Effective Date Period, Holders of Effective Date Unidentified Claims shall receive the treatment described in Section 5.9 of the Plan.

          If Class 4 votes to accept the Plan, then the Indenture Trustee shall be deemed to receive, on behalf of the Holders of Small Note Claims, the Small Noteholder Cash. The Small Noteholder Cash shall be deemed to be returned to Reorganized AET, for the benefit of the Holders of the AET Common Stock, in accordance with and subject to satisfaction of the conditions set forth in Section 5.6 of the Plan. If the conditions in Section 5.6 of the Plan are not satisfied, then the Holders of the Allowed Small Note Claims shall be deemed to have contributed the Small Noteholder Cash to Reorganized AET, and Reorganized AET shall be authorized to retain the Small Noteholder Cash for its own account.

        (ii)
        Voting: Class 4 is Impaired and Holders of Allowed Small Note Claims are entitled to vote to accept or reject the Plan.
    (e)
    Class 5—Subordinated Claims against the Debtors

      (i)
      Treatment: On the Effective Date, Subordinated Claims will be discharged and each Holder thereof shall not receive or retain any distribution or property on account of its Subordinated Claim.

      (ii)
      Voting: Class 5 is Impaired. The Holders of Subordinated Claims are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.
    (f)
    Class 6—AET Equity Interests

      (i)
      Treatment: On the Effective Date, AET Equity Interests will be canceled and each Holder thereof shall not be legally entitled to receive or retain any distribution on account of its AET Equity Interests.

      (ii)
      Voting: Class 6 is Impaired. The Holders of AET Equity Interests are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

        Notwithstanding any other provision of the Plan, any Allowed Claim against the Debtors shall be reduced by the amount, if any, that was paid by the Debtors to the Holder of such Claim prior to the Effective Date, including pursuant to any Final Order entered by the Bankruptcy Court. Nothing in the Plan shall preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

        Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court or any document or agreement entered into and enforceable pursuant to the terms of the Plan, nothing shall affect the Debtors' or Reorganized Debtors' Causes of Action, rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to, setoffs or recoupments against, Unimpaired Claims and all Causes of Action for the affirmative relief against the holders thereof.

E.
Means of Implementation of Plan

  1.
  Substantive Consolidation for Purposes of Voting, Confirmation and Distribution

        The Plan contemplates and is predicated upon substantively consolidating the Debtors solely for the purposes of (i) voting, (ii) confirmation, and (iii) distribution in respect of Classes 3 and 4. The Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Equity Interests set forth in the Plan, or for any other purpose. On the Effective Date, (i) all guarantees of any Debtor of the payment, performance, or collection of another Debtor with respect to Class 3 and 4 Claims shall be deemed eliminated and canceled, (ii) any obligation of any Debtor and all guarantees with respect to Class 3 and 4 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation, and (iii) each Class 3 or 4 Claim against any Debtor shall be deemed to be against the consolidated Debtors and shall be deemed a single Class 3 or 4 Claim against and a single obligation of the consolidated Debtors. On the Effective Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities of the Debtors, all Class 3 or 4 Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as set forth in Section 5.1 of the Plan, such substantive consolidation shall not (other than for purposes related to the Plan) (i) affect the legal and corporate structures of the Reorganized Debtors, (ii) cause any Debtor to be liable for any Claim under the Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Intercompany Claims or (iv) affect any obligations under any leases or contracts assumed in the Plan or otherwise subsequent to the filing of the Chapter 11 Cases.

        On the Effective Date, (i) the Intercompany Claims of Debtors against Debtors shall be reinstated or discharged and satisfied at the option of the Reorganized Debtors by contributions, distributions, or otherwise and (ii) the Interests of any Debtor in a non-Debtor affiliate shall remain outstanding.

        Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, the Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in Section 5.1 of the Plan. If no objection to substantive consolidation is timely filed and served by any Holder of a Claim that is Impaired by the Plan as provided therein on or before the deadline for objection to Confirmation of the Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing shall coincide with the Confirmation Hearing.

    2.
    Private Company Status and Stock Transfer Limitations

        Reorganized AET currently expects to have less than 300 holders of record of New Common Stock on the Effective Date. Accordingly, it will not be subject to the periodic reporting and other procedural requirements of the Exchange Act. This is expected to result in significant cost savings. In order to ensure that Reorganized AET does not inadvertently become subject to the requirements of the Exchange Act, the Stockholders' Agreement and the Amended AET Certificate of Incorporation will impose restrictions on transfer that are designed to limit the number of stockholders to a number below that which would trigger the reporting requirements under Exchange Act. For a more complete summary of the restrictions on transfer provided in the Stockholders' Agreement, the Amended AET Certificate of Incorporation, and Amended AET By-Laws, see Article II.F. "The Plan—Description of New Common Stock". For a summary of the restrictions on transfer provided in the New Note Indenture, see Article II.G. "The Plan—Description of the New Notes".

    3.
    Exit Facility

        On or prior to the Effective Date, the Reorganized Debtors shall be authorized to execute and deliver the Exit Facility Documents.

    4.
    Plan Funding Commitment

        As of the date of the Solicitation and Disclosure Statement, the Company entered into the Plan Funding Commitment with the Plan Funders to fund the Small Noteholder Allocation in accordance with the terms of the Plan. Pursuant to the Plan Funding Commitment, the Plan Funders have committed to fund the Total Plan Funding Payment (as defined in the Plan Funding Commitment) in a dollar amount not to exceed $31,600,000. The following is a summary and is qualified in its entirety by the Plan Funding Commitment attached hereto as Exhibit C.

        The amounts committed by the Plan Funders will be payable to the Debtors in two installments, subject to the satisfaction of the conditions in the Plan Funding Commitment. The first payment installment, or the "Estimated Plan Funding Payment", will be made after occurrence of the Escrow Date (as defined in the Plan Funding Commitment) shortly after the Confirmation Date and after satisfaction of the Conditions Precedent, as defined and more fully described in the Plan Funding Commitment. The Estimated Plan Funding Payment will be based on the Debtors' estimation of the dollar amount of the Allowed Small Note Claims as of the Escrow Date. The Estimated Plan Funding Payment is also subject to certain Participant Termination Events, as defined and more fully described in the Plan Funding Commitment, including a requirement to consummate the Estimated Plan Funding Payment by the earlier of February 28, 2005 and three days after the Escrow Date.

        The second payment installment, or the "True Up Plan Funding Payment", will be made approximately 90 days after the Effective Date. During the 90-day period following the Effective Date, the Company has agreed to use commercially reasonable efforts to identify the Effective Date Unidentified Claims as Small Note Claims or Large Note Claims. The True Up Plan Funding Payment will be based on the Debtors' estimation of Effective Date Unidentified Claims as Allowed Small Note Claims and Final Unclassified Allowed Senior Note Claims (as defined in the Plan Funding Commitment).

        If a Participant Termination Event occurs or there is a Defaulting Funder (as defined in the Plan Funding Commitment) with respect to the Estimated Plan Funding Payment, and no other Plan Funder funds such Defaulting Funder's payment, then no payment will be made by the Plan Funders pursuant to the Plan Funding Commitment. In such event, the Debtors will distribute a Ratable Portion of the New Securities Allocation to the Holders of Small Note Claims and the Holders of Effective Date Unidentified Claims. In addition, a New Securities Reserve would not be established pursuant to the Plan.

        If there is a True Up Defaulting Participant (as defined in the Plan Funding Commitment), and no other Plan Funder funds such True Up Defaulting Participant's payment, the Company may, to the extent of the payment deficiency resulting from the Plan Funding True Up Payment Default either (x) distribute New Common Stock and New Notes from the New Securities Reserve or (y) fund any amounts that have not been tendered by the Plan Funders, in either case in satisfaction of the Post-Effective Date Small Note Claims and the Post-Effective Date Unidentified Claims, regardless of whether such Post-Effective Date Unidentified Claims are Large Note Claims or Small Note Claims. See Article II.E.10 "The Plan—Means of

Implementation of the Plan—Issuance and Distribution of New Common Stock and New Notes; Reserve" and section 5.9 of the Plan.

        In consideration for the funds tendered by the Plan Funders, the Allowed Large Note Claim of each Plan Funder shall be automatically increased by the amount of the Small Noteholder Claim or the Effective Date Unidentified Claim, as the case may be, that is satisfied by the amount funded by each such Plan Funder without necessity for further action, it being understood that this shall not be deemed to be a purchase of the Allowed Small Noteholder Claims by the Plan Funders. The increased distribution of New Notes and New Common Stock to the Plan Funders will satisfy in full the Company's obligations to each of the Participants with respect to their payments pursuant to the Plan Funding Commitment. In addition, the Plan Funding Commitment provides for commitment fees to be paid by the Company to the Plan Funders in an amount of 2% of payments actually made pursuant to the Plan Funding Commitment.

    5.
    Cancellation of Notes, Instruments, Debentures and AET Equity Interests

        Pursuant to Section 5.3 of the Plan, on the Effective Date, except to the extent provided elsewhere in the Plan or the Confirmation Order, and provided that the treatments provided for therein and the distributions contemplated by Article VII of the Plan are made, (a) the Senior Notes and (b) all AET Equity Interests, including all AET Common Stock, Junior Preferred Rights and Junior Preferred Stock, shall be canceled and deemed terminated. On the Effective Date, except to the extent provided in Section 7.2 of the Plan or otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Senior Note Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

    6.
    Execution of Related Documents

        Pursuant to Section 5.4 of the Plan, on the Effective Date, all Plan Documents entered into pursuant to the Plan, including, without limitation, the Exit Facility, the New Note Indenture, the Stockholders' Agreement and any other agreement entered into or instrument issued in connection with any of the foregoing or any other Plan Document, shall be executed and delivered by the Reorganized Debtors and shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and as specified therein.

    7.
    Corporate Governance, Directors and Officers, and Corporate Action

        On the Effective Date, Reorganized AET shall file the Amended AET Certificate of Incorporation, and Reorganized AET Canada shall file the Amended AET Canada Certificate of Incorporation, in each case with the Secretary of State of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. Each of the Amended Certificates of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. The Amended AET Certificate of Incorporation shall provide for the number of authorized shares of New Common Stock of Reorganized AET and provide that the par value of the New Common Stock shall be $0.01. After the Effective Date, each of the Reorganized Debtors may amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by their terms and by the Delaware General Corporation Law.

        Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code and except as otherwise described herein, as of the Effective Date, the initial officers of the Reorganized Debtors shall be the officers of the Debtors immediately prior to the Effective Date. On the Effective Date, the directors designated by the Committee and filed with the Bankruptcy Court prior to the Confirmation Date shall serve as the initial board of directors of each of the Reorganized Debtors. Pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtors (which Persons shall have been designated by the Committee), and, to the extent such Person is an insider, the nature of any compensation for such Person. The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Stockholders' Agreement, the Amended Certificates of Incorporation, the Amended By-Laws of the Reorganized Debtors and the Delaware General Corporation Law.

        On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the adoption of the Amended By-Laws, the selection of directors and officers for the

Reorganized Debtors and all other actions contemplated by the Plan (whether to occur before, on or after Effective Date of the Plan) shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals of the corporate actions in Section 5.5(c) of the Plan shall be effective notwithstanding any requirements under the Delaware General Corporation Law or other applicable non-bankruptcy law.

    8.
    Noteholder Cash

        In recognition of the contribution of the Holders of AET Common Stock prior to the Chapter 11 Cases (but subject to conditions set forth below), Holders of Senior Notes that are in a Class or Classes that have voted to accept the Plan, shall be deemed to have instructed Reorganized AET to transfer the Noteholder Cash to the Indenture Trustee, which Noteholder Cash shall be deemed to have been transferred to the Indenture Trustee, on behalf of the Class or Classes of Senior Note Claims that have voted to accept the Plan. Holders of Senior Notes that are in a Class or Classes that have voted to accept the Plan shall also be deemed to have instructed the Indenture Trustee to transfer such Noteholder Cash to Reorganized AET, and the Indenture Trustee shall be deemed to have transferred the Noteholder Cash to Reorganized AET, for the benefit of the Holders of AET Common Stock. In recognition of these deemed transfers, Reorganized AET shall distribute the Noteholder Cash to the Holders of the AET Common Stock that are Holders of record as of the Stockholder Distribution Record Date. Nothwithstanding the foregoing, if (a) an official committee of equity security holders is appointed by a trustee or the Bankruptcy Court in the Chapter 11 Cases, then the Class or Classes of Senior Note Claims that have voted to accept the Plan shall be deemed to have contributed the Noteholder Cash to Reorganized AET, and Reorganized AET shall retain the entire amount of Noteholder Cash for its own account, subject to the lenders' interests in such Noteholder Cash in accordance with the Exit Facility, and shall not distribute the Noteholder Cash to the Holders of the AET Common Stock; (b)(x) the Class of Large Note Claims votes to reject the Plan in accordance with Section 3.3(c) of the Plan or (y) the Class of Small Note Claims votes to reject the Plan in accordance with Section 3.3(d) of the Plan, then in either case, the Noteholder Cash of such rejecting Class shall be retained by Reorganized AET and shall not be distributed to the Holders of the AET Common Stock or (c) the Bankruptcy Court holds, determines or rules that the Plan is not confirmable due to the distribution of the Noteholder Cash to the Holders of the AET Common Stock, then the provisions of the Plan relating to the Noteholder Cash shall be deemed to be omitted for all purposes and Reorganized AET shall retain the entire amount of Noteholder Cash for its own account and shall not distribute the Noteholder Cash to the Holders of the AET Common Stock.

    9.
    Sources of Cash for Plan Distribution

        Pursuant to Section 5.7 of the Plan, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, the Plan Funding Commitment or post-Confirmation Date borrowing under other available facilities of the Debtors or Reorganized Debtors, including, without limitation, to the extent available, the Exit Facility.

    10.
    Issuance and Distribution of New Common Stock and New Notes; Reserve

        (a)   The issuance of Effective Date New Common Stock, the New Common Stock to be issued for purposes of the New Securities Reserve and New Notes by Reorganized AET is hereby authorized without the need for any further corporate action or compliance with any applicable non-bankruptcy law. On or as soon as practicable after the Effective Date, and with respect to Holders of Senior Notes that have provided appropriate registration information prior to the Effective Date, no later than five (5) Business Days after the Effective Date, the Indenture Trustee or the Senior Note Disbursing Agent shall distribute, in accordance with the terms of the Plan, the Effective Date New Common Stock and New Notes to Holders of the Large Note Claims (that are identified as such) under the terms of the Senior Note Indenture. Notwithstanding the foregoing, if there is a Plan Funding Estimated Payment Default, then the New

Common Stock and New Notes will be distributed in accordance with the Plan to all Holders of Senior Notes, without regard to whether such Holders hold Large Note Claims, Small Note Claims or Effective Date Unidentified Claims.

        (b)   On or prior to the Effective Date, and provided that there has not been a Plan Funding Estimated Payment Default, the Debtors and the Committee shall establish the New Securities Reserve. If there has been a Plan Funding Estimated Payment Default, then no New Securities Reserve shall be established and distributions shall be made in accordance with Sections 3.3(c) and 3.3(d) of the Plan. Reorganized AET shall, during the Post-Effective Date Period, use commercially reasonable efforts to identify the Effective Date Unidentified Claims as either Post-Effective Date Large Note Claims or Post-Effective Date Small Note Claims. Post-Effective Date Large Note Claims, Post-Effective Date Small Note Claims and any Post-Effective Date Unidentified Claims shall receive the treatment specified below.

          (i)
          Post-Effective Date Large Note Claims.    After expiration of the Post-Effective Date Period, distributions to Holders of Post-Effective Date Large Note Claims shall be made from the New Securities Reserve, and such distributions shall be equal in amount to the ratio (expressed as a percentage) that the amount of such Post-Effective Date Large Note Claim bears to the aggregate amount of Effective Date Unidentified Claims.

          (ii)
          Post-Effective Date Small Note Claims.    After Expiration of the Post-Effective Date Period, Holders of Post-Effective Date Small Note Claims shall receive the Small Noteholder Allocation pursuant to the Plan Funding Commitment, and the delivery of such distributions shall be treated in accordance with Section 7.3 of the Plan; provided, however, that if a Plan Funding True Up Payment Default occurs, then Reorganized AET may, to the extent of the payment deficiency resulting from the Plan Funding True Up Payment Default, either (x) distribute New Common Stock and New Notes from the New Securities Reserve or (y) fund any amounts that have not been tendered by the Plan Funders, in either case in satisfaction of the Post-Effective Date Small Note Claims. In the event that a Plan Funding True Up Payment Default occurs and Reorganized AET distributes New Common Stock and New Notes to the Holders of Post-Effective Date Small Note Claims from the New Securities Reserve, in whole or in partial satisfaction of such Claims, such distribution shall be equal in amount to the ratio (expressed as a percentage) that the amount of such Post-Effective Date Small Note Claims (after reduction for application of any amounts of the Plan Funding True Up Payment actually made by the Plan Funders or by the Reorganized Debtors) bears to the aggregate amount of Effective Date Unidentified Claims.

          (iii)
          Post-Effective Date Unidentified Claims.    After expiration of the Post-Effective Date Period, Holders of any remaining Post-Effective Date Unidentified Claims shall receive the Small Noteholder Allocation pursuant to the Plan Funding Commitment, regardless of whether such Claims are Large Note Claims or Small Note Claims, and the delivery of such distributions shall be treated in accordance with Section 7.3 of the Plan; provided, however, that if a Plan Funding True Up Payment Default occurs, then Reorganized AET may, to the extent of the payment deficiency resulting from the Plan Funding True Up Payment Default, either (x) distribute New Common Stock and New Notes from the New Securities Reserve or (y) fund any amounts that have not been tendered by the Plan Funders, in either case in satisfaction of the Post-Effective Date Unidentified Claims, regardless of whether such Post-Effective Date Unidentified Claims are Large Note Claims or Small Note Claims. In the event that a Plan Funding True Up Payment Default occurs and Reorganized AET distributes New Common Stock and New Notes to the Holders of Post-Effective Date Unidentified Claims from the New Securities Reserve, in whole or in partial satisfaction of such Claims, such distribution shall be equal in amount to the ratio (expressed as a percentage) that the amount of such Post-Effective Date Unidentified Claims (after reduction for application of any amounts of the Plan Funding True Up Payment actually made by the Plan Funders or by the Reorganized Debtors) bears to the aggregate amount of Effective Date Unidentified Claims.

        (c)   If there is a Plan Funding True Up Payment Default and the Reorganized Debtors elect to fund the amounts not tendered by the Plan Funders (pursuant to Sections 5.9(b)(ii)(y) and 5.9 (b)(iii)(y) of the Plan) then the New Notes in the new Securities Reserve shall be canceled and the authorized New Common Stock shall not be issued for the New Securities Reserve (in each case to the extent that payment is actually made by the Reorganized Debtors and not tendered by the Plan Funders) with respect to any amounts held therein on account of Post-Effective Date Small Note Claims and Post-Effective Date Unidentified Claims.

    11.
    Elimination of Classes

        Any Class of Claims or Equity Interests that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Equity Interest, or a Claim or Equity Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes.

    12.
    Management Incentive Plan; Employment Agreement

        On or within 30 days after the Effective Date, the Management Incentive Plan in the form of a stock option or other similar program representing 5% or the equivalent of 5% of the Effective Date New Common Stock shall be adopted by the Reorganized AET Board of Directors in their discretion. The Management Incentive Plan shall become effective only after the occurrence of the Effective Date and such initial adoption of the Management Incentive Plan by the Reorganized AET Board of Directors shall not be subject to the vote of the holders of New Common Stock notwithstanding any provision in the Stockholders' Agreement. Following the Effective Date, the Management Incentive Plan may be amended or modified by the Reorganized AET Board of Directors in accordance with the terms thereof and any such amendment or modification shall not require an amendment of the Plan.

        On the Effective Date, David N. Terhune, currently the President and Chief Operating Officer of AET, will become the President and Chief Executive Officer of Reorganized AET. Mr. Terhune has a 3 year contract with AET currently which contract is expected to be modified prior to the Confirmation Date and such contract as modified shall be assumed by the Reorganized Debtors. Such contract as initially assumed by the Reorganized Debtors shall not be subject to the vote of holders of New Common Stock notwithstanding any provision of the Stockholders' Agreement.

        On the Effective Date, Amin J. Khoury will retire from his position as Chief Executive Officer of AET as well as from any other position which he currently holds with AET and any of its subsidiaries and affiliates. In addition, Mr. Khoury has agreed to provide consulting and advisory services to the board of directors of the Reorganized Company on terms and conditions to be agreed upon. In addition to customary terms in agreements of this nature, Mr. Khoury's Retirement and Release Agreement provides for a release, on the Effective Date, by Mr. Khoury, his successors and assigns of all claims he may assert against AET, Reorganized AET, its subsidiaries and affiliates and the Restructuring Agreement Noteholders.

    13.
    Stockholders' Agreement

        Provided that no Plan Funding Estimated Payment Default occurs, the Stockholders' Agreement shall be deemed to be executed by all Holders of Large Note Claims and shall be binding upon each of such Holders and shall be deemed to be delivered by each of such Holders on the Effective Date. The Stockholders' Agreement will contain provisions governing the composition of the board of directors of the Reorganized Debtors, prior approval rights of the holders of the New Common Stock, restrictions on transfer of the New Common Stock, preemptive rights to purchase or subscribe for securities in Reorganized AET, registration rights, information rights, and other terms and provisions as more fully described in the Stockholders' Agreement Term Sheet attached hereto as Exhibit D. Notwithstanding the foregoing, preemptive rights will not be available (i) to any holder of New Common Stock if the offer of preemptive rights to such holder of New Common Stock would otherwise require registration under the Securities Act or any other securities laws, or (ii) if Reorganized AET reasonably determines that the offering of such preemptive rights would, if effected, require the Reorganized Debtors to file reports of other information pursuant to Section 13 of the Exchange Act, including pursuant to Section 12(g)(1) of the Exchange Act. Some or all of these terms and provisions will be also reflected in the Amended Certificates of Incorporation and the Amended By-Laws of the Reorganized Debtors.

    14.
    Registration Rights

        Parties to the Stockholders' Agreement are entitled to certain demand and piggyback registration rights. Subject to the limitations set forth in the Stockholders' Agreement, these rights include: (i) prior to the time that Reorganized AET is subject to the reporting requirements under the Exchange Act, parties who hold a majority of the outstanding New Common Stock will be entitled to cause Reorganized AET to file a resale registration statement covering the sale of the New Common Stock held by such parties; (ii) following the time that Reorganized AET is subject to the reporting requirements under the Exchange Act, parties who believe they will be deemed to be underwriters due to their status as affiliates for resale purposes will be entitled to cause Reorganized AET to file a resale registration statement covering the sale of the New Common Stock held by such parties; and (iii) certain piggyback registration rights in connection with any such demand registrations.

F.
Description of New Common Stock

        Pursuant to Reorganized AET's Amended Certificate of Incorporation, an as yet undetermined number of shares of common stock, par value $0.01 per share, will be authorized. All shares of the New Common Stock, when issued pursuant to the Plan, will be fully paid and nonassessable.

        As of the Effective Date and subject to any restrictions on dividends that will be imposed by the Exit Facility and the Stockholders' Agreement, the holders of the New Common Stock will be entitled to such dividends (whether payable in Cash, property or stock) as may be declared from time to time by the board of directors of Reorganized AET upon receiving prior approval of the holders of at least 60% of the New Common Stock and will be entitled, after payment of all prior claims, to receive ratably all assets of Reorganized AET upon the liquidation, dissolution or winding-up of Reorganized AET. The New Common Stock does not give the holders thereof any redemption or conversion rights. Holders of New Common Stock that are or are deemed to be parties to the Stockholders' Agreement are entitled to preemptive rights to purchase or subscribe for securities in Reorganized AET, subject to certain limitations set forth in the Stockholders' Agreement. Notwithstanding the foregoing, preemptive rights will not be available (i) to any holder of New Common Stock if the offer of preemptive rights to such holder of New Common Stock would otherwise require registration under the Securities Act or any other securities laws, or (ii) if Reorganized AET reasonably determines that the offering of such preemptive rights would, if effected, require the Reorganized Debtors to file reports or other information pursuant to Section 13 of the Exchange Act, including pursuant to Section 12(g)(1) of the Exchange Act.

        On the Effective Date, each holder of the New Common Stock that is or is deemed to be a party to the Stockholders' Agreement will be deemed to have acknowledged and agreed with each of the restrictions on transfer set forth in whole or in part in the Stockholders' Agreement, the Amended AET Certificate of Incorporation and the Amended AET Bylaws, including without limitation, the following:

    (1)
    It understands and acknowledges that the New Common Stock has not been registered under the Securities Act or any other applicable securities law, the New Common Stock is being offered pursuant to the exemption set forth in Section 1145(a)(1) of the Bankruptcy Code in a transaction not requiring registration under the Securities Act or any other securities laws, and the New Common Stock may not be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraph 3 below.

    (2)
    It acknowledges that the Solicitation and Disclosure Statement relates to an offering that is exempt from registration under the Securities Act and does not comply in important respects with SEC rules that would apply to an offering document relating to a public offering of securities.

    (3)
    It understands that Reorganized AET shall not permit a holder of New Common Stock to sell, assign, pledge, encumber or otherwise transfer the New Common Stock, nor shall Reorganized AET issue, sell or otherwise transfer any New Common Stock:

        (i)
        unless any transferee of New Common Stock executes and delivers to Reorganized AET an instrument in form and substance satisfactory to Reorganized AET confirming that such transferee takes such New Common Stock and agrees to be bound by the terms and conditions of the Stockholders' Agreement; and

        (ii)
        if Reorganized AET reasonably determines that such transfer would (i) trigger an "ownership change" under section 382 of the Code and results in any limitation on the ability of Reorganized AET to utilize its then-current NOLs, or (ii) result in Reorganized AET having more than 300 holders of record (as such concept is understood for purposes of Section 12(g) of the Exchange Act and any relevant rules promulgated thereunder) of the New Common Stock.

    (4)
    It understands that (i) in the event that any holder or group of holders beneficially owning in excess of 60% of the outstanding New Common Stock propose to sell all of their shares of New Common Stock, such holder or group of holders may require all of the other holders of New Common Stock to sell all of their shares of New Common Stock to the transferee in such transaction on the same terms and conditions as proposed by the transferring holder or group of holders, and (ii) in connection with a sale of 40% or more of the outstanding New Common Stock by a holder or group of holders, in one transaction or in a series of related transactions, all holders of New Common Stock will have the right to sell a pro rata portion of their shares of New Common Stock to the transferee in such transaction on the same terms and conditions as proposed by the transferring holder or group of holders.

    (5)
    It understands that the certificates evidencing the New Common Stock will, unless otherwise agreed by Reorganized AET and the holder thereof, bear a legend substantially to the following effect:

    "THE
    SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR AN EXEMPTION THEREFROM AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS.

    THE
    SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED (THE "CERTIFICATE OF INCORPORATION") AND THE STOCKHOLDERS' AGREEMENT TO BE ENTERED INTO ON OR PRIOR TO THE EFFECTIVE DATE, AS IT MAY BE AMENDED FROM TIME TO TIME (THE "STOCKHOLDERS' AGREEMENT"). NO REGISTRATION OR TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE CORPORATION UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION AND STOCKHOLDERS' AGREEMENT, CONTAINING THE ABOVE-

      REFERENCED RESTRICTIONS ON TRANSFERS OF STOCK, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS."

        Some or all of these terms and provisions will be also reflected in the Amended Certificates of Incorporation and the Amended By-Laws of the Reorganized Debtors.

G.
Description of the New Notes

  General

        The New Notes, in an aggregate principal amount of $50,000,000, will be issued pursuant to an indenture (the "New Note Indenture") with terms and conditions substantially similar to those set forth in Exhibit E (the "Description of the New Notes"). The New Notes will be the unsecured senior obligations of Reorganized AET and will be pari passu in right of payment with any unsecured, unsubordinated indebtedness and senior in right of payment to any future subordinated indebtedness of Reorganized AET. The payment obligations on the New Notes will be guaranteed, jointly and severally, by each Subsidiary Guarantor (as defined in the New Note Indenture) who is also a guarantor under the Exit Facility and any Restricted Subsidiary that, after the date of the New Note Indenture, guarantees or becomes a guarantor or obligor in respect to any other Indebtedness of the Company or any other Restricted Subsidiary, subject to the exceptions contained in the New Note Indenture. Each Guarantee will be (a) a general unsecured obligation of the Guarantor (as defined in the New Note Indenture); (b) effectively subordinated in right of payment to any existing and future secured indebtedness of such guarantor to the extent of the assets securing such indebtedness; (c) pari passu in right of payment with any unsecured, unsubordinated indebtedness of such guarantor; and (d) senior in right of payment to any future subordinated indebtedness of the guarantor. The term of the New Notes will be seven years from the date of issuance.

  Interest

        Each New Note will bear interest at the rate of 12% per annum. Interest will be paid in full in cash on each interest payment date or may be deferred in full at Reorganized AET's option, provided, however, that an interest payment for interest accrued and payable for the immediately preceding six months will be paid in full in cash on the applicable interest payment date if both of the following requirements are met: (i) the amount of the sum of (x) Cash and Cash Equivalents (as defined in the New Note Indenture) and (y) amounts available for borrowing under the $55 million revolving credit component of the Exit Facility, at the time of Reorganized AET's most recently ended fiscal quarter for which financial statements are available immediately preceding such interest payment date (which in the case of Cash and Cash Equivalents will be the amount of such items set forth on Reorganized AET's consolidated balance sheet), after giving effect to such interest payment on the New Notes, is at least $25 million and (ii) the ratio of Indebtedness (as defined in the New Note Indenture) at the end of the most recently ended fiscal year, as set forth on Reorganized AET's consolidated balance sheet, to EBITDA, with EBITDA calculated for the most recently ended fiscal year for which audited financial statements are available, does not exceed 3.5 to 1.

        If Reorganized AET elects to defer any interest payment on the New Notes in accordance with the provisions of the Indenture, the amount of interest so deferred, together with all prior amounts of interest that have previously been deferred shall constitute the "Cumulative Deferred Amount". Interest on the Cumulative Deferred Amount will accrue at the rate of 12.0% per annum, and (unless Reorganized AET defers the payment of interest as described above, in which event such interest will be added to the Cumulative Deferred Amount) such interest on the Cumulative Deferred Amount will be payable on each interest payment date and will be equal in right of payment to all interest due and payable on the New Notes on such interest payment date. The obligation to pay the Cumulative Deferred Amount shall be deemed an obligation to pay principal, and such Cumulative Deferred Amount will be payable at the time Reorganized AET makes a payment on the outstanding principal amount of the New Notes and will be equal in right of payment to such payments of the outstanding principal amount of the New Notes. References in this section to "interest" shall be deemed to include references to interest on the Cumulative Deferred Amount, as applicable.

  Optional Redemption

        As more fully set forth in the Description of Notes attached hereto as Exhibit E, Reorganized AET may redeem up to 35% of the sum of the initial aggregate principal amount of the New Notes plus any Cumulative Deferred Amount at a redemption price equal to 112% of the sum of the principal amount of

New Notes plus any Cumulative Deferred Amount, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates), with the net proceeds of one or more Qualified Equity Offerings (as defined in the New Note Indenture); provided that: (a) at least 65% of the sum of the aggregate principal amount of New Notes plus any Cumulative Deferred Amount of the New Notes originally issued remains outstanding immediately after the occurrence of such redemption; and (b) the redemption must occur within 60 days of the date of the closing of such Qualified Equity Offering.

        The New Notes will be redeemable at the option of Reorganized AET, at the redemption prices (expressed as percentages of the sum of the principal amount of New Notes plus any Cumulative Deferred Amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date as more fully set forth in the Description of Notes attached hereto as Exhibit E:

Year	Redemption Price
2005	106%
2006	103%
2007	101%
2008 and thereafter	100%

  Notice to Investors

        The New Notes have not been registered under the Securities Act or the securities laws of any state and may not be offered or sold within the United States (a) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and (b) unless and until all restrictions on transfer set forth in the New Note Indenture shall have been complied with.

        Each recipient of the New Notes, by its acceptance thereof, will be deemed to have acknowledged, represented to, and agreed with Reorganized AET to comply with each of the transfer restrictions set forth in the Description of the New Notes, under the heading "Notice to Investors," including, without limitation, the following:

    (1)
    It understands and acknowledges that the New Notes have not been registered under the Securities Act or any other applicable securities law, the New Notes are being offered pursuant to the exemption set forth in Section 3(a)(9) of the Securities Act and are being issued pursuant to the exemption set forth in Section 1145 of the Bankruptcy Law in a transaction not requiring registration under the Securities Act or any other securities laws, and to the extent that Section 1145 of the Bankruptcy Law is not applicable, none of the New Notes may be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraphs (5) and (6) below.

    (2)
    It acknowledges that this Solicitation and Disclosure Statement relates to an offering that is exempt from registration under the Securities Act and does not comply in important respects with SEC rules that would apply to an offering document relating to a public offering of securities.

    (3)
    It acknowledges that neither Reorganized AET nor any person representing Reorganized AET has made any representation to it with respect to Reorganized AET or the offering or sale of any New Notes, other than the information contained in the Solicitation and Disclosure Statement, which Solicitation and Disclosure Statement has been delivered to it. It has had access to such financial and other information as it has deemed necessary in connection with its decision to purchase any of the New Notes, including an opportunity to ask questions of and request information from Reorganized AET, and it has received and reviewed all information that was requested.

    (4)
    It (i) acknowledges and confirms that it is a single "holder of record" of the New Notes, as that term is defined in Rule 12g5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) has identified to the Security Registrar, the number of persons who, after the Transfer, shall be deemed to be "holders of record" of its New Notes, as determined in accordance with Rule12g5-1 of the Exchange Act.

    (5)
    It understands that the New Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and that:

    (a)
    the New Notes may be offered, resold, pledged or otherwise transferred (i) without registration under the Securities Act in reliance on Section 1145 of the Bankruptcy Laws or (ii) to the extent Section 1145 of the Bankruptcy Laws is not applicable, only (A) to a person who the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, to an institutional accredited investor, as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that, prior to such transfer, furnishes the Trustee and Reorganized AET a signed letter containing certain representations and agreements the form of which can be obtained from Reorganized AET, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if Reorganized AET requests), (B) to Reorganized AET, or (C) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction;

    (b)
    so long as Reorganized AET is not required to file periodic reports, information and documents under the Exchange Act, (I) it may not sell, pledge or otherwise transfer (any such sale, pledge or transfer a "Transfer") its New Notes unless, prior to the date of the proposed transfer it submits a certification in writing from the proposed transferee to the Security Registrar that (i) after the Transfer, such New Notes shall be deemed to be "held of record" by one person, as that term is defined in Rule 12g5-1 of the Exchange Act, or (ii) identifies the number of persons who, after the Transfer, shall be deemed to be "holders of record" of such New Notes, as determined in accordance with Rule 12g5-1 of the Exchange Act and (II) each request for a registration of Transfer of the New Notes shall be accompanied by a request in writing (a "Request") to the Security Registrar that, in addition to certain customary requirements, shall include (i) the name, address and telephone number of the proposed transferee, (ii) the date on which the proposed Transfer is expected to take place, (iii) the name of the proposed transferor of the New Notes to be transferred, (iv) the aggregate principal amount of the New Notes to be transferred and (v) written evidence, satisfactory to Reorganized AET and the Security Registrar, from the proposed transferor that the Transfer is being made in compliance with applicable federal and state securities laws.

    (c)
    the New Notes may be offered, resold, pledged or otherwise transferred only in principal amounts of $90,000 and integral multiples of $1.00 in excess thereof;

    (d)
    by holding the New Notes it agrees that (i) it will keep confidential and will not publish, reproduce, or use, or disclose to any other person or entity any information furnished or provided by Reorganized AET on its Qualified Internet Site, (ii) it will use reasonable efforts to safeguard the information on Reorganized AET's Qualified Internet Site and will use at least the same degree of care and skill such holder takes with its own confidential information, and (iii) it is not affiliated with any competitor, customer or supplier or is not an employee of Reorganized AET that is set forth on the written list of competitors, customers, suppliers and employees of Reorganized AET furnished by Reorganized AET to the independent third party host of the Qualified Internet Site and to the Trustee from time to time; and

    (e)
    it will, and each subsequent holder is required to, notify any subsequent purchaser from it of the resale restrictions set forth in (a) through (d) above.

    (6)
    It acknowledges and agrees that, so long as Reorganized AET is not required to file periodic reports, information and documents under the Exchange Act, a registration of Transfer of the New Notes will be made on the books of the Security Registrar only if (A) such Transfer involves a Transfer to one or more existing Holders of New Notes, (B) such Transfer involves a

      Transfer of 100% of the aggregate principal amount of New Notes owned by the proposed transferor to a single Person who has certified to the Security Registrar that it will be treated as a single "holder of record" under Rule 12g5-1 of the Exchange Act, or (C) following such proposed Transfer, the aggregate number of holders of record of the New Notes, as calculated in accordance with Rule 12g5-1 of the Exchange Act, is less than 300.

        Each Holder of the New Notes understands that the certificates evidencing the New Notes will, unless otherwise agreed by Reorganized AET and the holder thereof, bear a legend substantially to the following effect:

        "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED PURSUANT TO SECTION 1145 OF CHAPTER 11 OF TITLE 11, UNITED STATES CODE, AS AMENDED (THE "BANKRUPTCY LAW") IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED (OTHER THAN IN ACCORDANCE WITH SECTION 1145 OF THE BANKRUPTCY LAW) IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS SECURITY MAY BE TRANSFERRED ONLY IN PRINCIPAL AMOUNTS OF $90,000 AND INTEGRAL MULTIPLES OF $1.00 IN EXCESS THEREOF. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF REORGANIZED AET THAT:

    (A)
    SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, (i) WITHOUT REGISTRATION UNDER THE SECURITIES ACT IN RELIANCE ON SECTION 1145 OF THE BANKRUPTCY LAW, OR (ii) TO THE EXTENT SECTION 1145 OF THE BANKRUPTCY LAW IS NOT APPLICABLE, ONLY

    (a)
    TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT (AN "INSTITUTIONAL ACCREDITED INVESTOR")) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE AND REORGANIZED AET A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM REORGANIZED AET), OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF REORGANIZED AET SO REQUESTS),

    (b)
    TO REORGANIZED AET, OR

    (c)
    PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION;

    (B)
    SO LONG AS REORGANIZED AET IS NOT REQUIRED TO FILE PERIODIC REPORTS, INFORMATION AND DOCUMENTS UNDER THE EXCHANGE ACT, A REGISTRATION OF TRANSFER OF THIS SECURITY WILL BE MADE ON THE BOOKS OF THE SECURITY REGISTRAR ONLY IF (i) SUCH TRANSFER INVOLVES A TRANSFER TO ONE OR MORE EXISTING HOLDERS OF NEW NOTES, (ii) SUCH TRANSFER INVOLVES A TRANSFER OF 100% OF THE AGGREGATE PRINCIPAL AMOUNT OF NEW NOTES OWNED BY THE PROPOSED TRANSFEROR TO A SINGLE PERSON WHO HAS CERTIFIED TO THE SECURITY REGISTRAR THAT IT WILL BE TREATED AS A SINGLE "HOLDER OF RECORD" UNDER RULE 12g5-1 OF

      THE EXCHANGE ACT, OR (iii) FOLLOWING SUCH PROPOSED TRANSFER, THE AGGREGATE NUMBER OF HOLDERS OF RECORD OF THE NEW NOTES, AS CALCULATED IN ACCORDANCE WITH RULE 12g5-1 OF THE EXCHANGE ACT, WILL BE LESS THAN 300. ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE RESTRICTIONS SET FORTH IN THE NEW NOTE INDENTURE, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER THAT CONTRAVENES THE RESTRICTIONS SET FORTH IN (i) THROUGH (iii) ABOVE, SHALL NOT BE REGISTERED ON THE BOOKS OF THE SECURITY REGISTRAR AND, ACCORDINGLY, SHALL BE NULL AND VOID IN ALL RESPECTS. REORGANIZED AET WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS SECURITY A COPY OF THE RELEVANT SECTION OF THE NEW NOTE INDENTURE, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF THIS SECURITY, UPON WRITTEN REQUEST TO REORGANIZED AET AT ITS PRINCIPAL PLACE OF BUSINESS;

    (C)
    SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN PRINCIPAL AMOUNTS OF $90,000 AND INTEGRAL MULTIPLES OF $1.00 IN EXCESS THEREOF;

    (D)
    BY HOLDING THIS SECURITY, SUCH HOLDER AGREES THAT

    (i)
    IT WILL KEEP CONFIDENTIAL AND WILL NOT PUBLISH, REPRODUCE, USE, OR DISCLOSE TO ANY OTHER PERSON OR ENTITY ANY INFORMATION FURNISHED OR PROVIDED BY REORGANIZED AET ON ITS QUALIFIED INTERNET SITE (AS DEFINED IN THE NEW NOTE INDENTURE); PROVIDED, HOWEVER THAT A HOLDER OF THIS SECURITY WILL BE PERMITTED TO DISCLOSE THE TAX TREATMENT AND TAX STRUCTURE OF ANY TRANSACTION CONTEMPLATED BY THE DISCLOSURE STATEMENT (AS DEFINED IN THE NEW NOTE INDENTURE)(INCLUDING ANY MATERIALS, OPINIONS OR ANALYSES RELATING TO SUCH TAX TREATMENT OR TAX STRUCTURE, BUT WITHOUT DISCLOSURE OF IDENTIFYING INFORMATION OR, EXCEPT TO THE EXTENT RELATING TO SUCH TAX STRUCTURE OR TAX TREATMENT, ANY NONPUBLIC COMMERCIAL OR FINANCIAL INFORMATION),

    (ii)
    IT WILL USE REASONABLE EFFORTS TO SAFEGUARD THE INFORMATION ON REORGANIZED AET'S QUALIFIED INTERNET SITE AND WILL USE AT LEAST THE SAME DEGREE OF CARE AND SKILL SUCH HOLDER TAKES WITH ITS OWN CONFIDENTIAL INFORMATION, AND

    (iii)
    IT IS NOT AFFILIATED WITH ANY COMPETITOR, CUSTOMER, OR SUPPLIER OF REORGANIZED AET OR IS NOT AN EMPLOYEE OF REORGANIZED AET THAT IS SET FORTH ON THE LIST OF COMPETITORS, CUSTOMERS, SUPPLIERS AND EMPLOYEES OF REORGANIZED AET FURNISHED FROM TIME TO TIME BY REORGANIZED AET TO THE INDEPENDENT THIRD PARTY HOST OF THE QUALIFIED INTERNET SITE AND THE TRUSTEE; AND

    (E)
    THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) THROUGH (D) ABOVE."

    (7)
    It agrees that it will deliver to each person to whom it transfers New Notes notice of any restriction on transfer of such New Notes.

    (8)
    It acknowledges and agrees that any Transfer of New Notes attempted to be made in violation of the restrictions set forth in paragraphs (1) and (6) above shall not be registered on the books of the Security Registrar and, accordingly, shall be null and void in all respects.

    (9)
    It acknowledges that Reorganized AET and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations, warranties and agreements and agrees that if any of the acknowledgements, representations, warranties and agreements deemed to have been made by its purchase of the New Notes are no longer accurate, it shall promptly notify Reorganized AET.

        See also Article XII.B.5. "Certain Federal Income Tax Considerations—Tax Consequences to the Large Noteholders who receive New Notes and Effective Date New Common Stock in Exchange for the Senior Notes—Original Issue Discount"

H.
Distributions Under the Plan

  1.
  Distributions for Claims Allowed as of the Effective Date

        Any distributions to be made under the Plan shall be made on the Effective Date or as soon as practicable thereafter except as otherwise specified in the Plan. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the Effective Date New Common Stock and New Notes to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed. See Section 7.1 of the Plan.

    2.
    Distribution by the Reorganized Debtors; Distributions with Respect to Debt Securities

        Reorganized AET, as Disbursing Agent, shall make all initial distributions required under the Plan. Notwithstanding the provisions of Article V of the Plan regarding the cancellation of the Senior Note Indenture, the Senior Note Indenture shall continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Senior Notes. In lieu of the Indenture Trustee Charging Lien, the Indenture Trustee Fees and Expenses shall be paid pursuant to Sections 2.3(b) and 3.3(b) of the Plan, provided, however, that if for any reason Sections 2.3(b) or 3.3(b) of the Plan were determined not to be applicable to the Indenture Trustee Fees and Expenses, or were deleted or modified such that the Plan no longer authorized AET or Reorganized AET to pay any portion of the Indenture Trustee Fees and Expenses, then the Indenture Trustee would retain the Indenture Trustee Charging Lien, notwithstanding the provisions of Article V of the Plan regarding the cancellation of the Senior Note Indenture, to the extent of any unpaid Indenture Trustee Fees and Expenses as of the Effective Date, invoices for which were submitted for payment prior to the Effective Date. Distribution for the benefit of holders of Allowed Senior Note Claims will not be reduced on account of the payment of the Indenture Trustee Fees and Expenses pursuant to Sections 2.3(b) and 3.3(b) of the Plan. Notwithstanding the foregoing, for providing services related to distributions to the Holders of Allowed Senior Note Claims, to the extent such services are not provided by the Senior Note Disbursing Agent, and for providing services that remain unbilled prior to the Effective Date, the Indenture Trustee shall receive from the Reorganized Debtors reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred, including those of its professionals, in connection with such services in accordance with the terms and conditions of the Senior Note Indenture, and to the extent such fees and expenses are not paid by the Reorganized Debtors after due demand therefor, the Indenture Trustee would retain the Indenture Trustee Charging Lien notwithstanding the provisions of Article V of the Plan regarding the cancellation of the Senior Note Indenture.

    3.
    Delivery and Distributions and Undeliverable or Unclaimed Distributions

    (a)
    Delivery of Distributions in General

        Except as otherwise provided in Section 7.3(a) of the Plan, distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated in the records of the Debtors. Distributions of the New Securities Allocation and New Common Stock and New Notes from the New Securities Reserve shall be made by the Senior Note Disbursing Agent and/or the Indenture Trustee in accordance with Section 5.9 of the Plan. Distributions of the Small Noteholder Allocation shall be made by the Senior Note Disbursing Agent and/or the Indenture Trustee to the record holders of Senior Notes, as reflected in the records of the Indenture Trustee as of the Distribution Record Date (the "Registered Holder"). Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions of the New Securities Allocation and the Small Noteholder Allocation to the Registered Holders and the Holders of Large Note Claims and Small Note Claims, respectively, shall be made to the Indenture Trustee and/or the Senior Note Disbursing Agent for further distribution in accordance with the provisions of the Senior Note Indenture and the provisions of the Plan.

      (b)
      Undeliverable Distributions

        Holding of Undeliverable Distributions.    If any Allowed Claim Holder's distribution is returned as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Senior Note Disbursing Agent, as the case may be, are notified in writing of such Holder's then current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or the Senior Note Disbursing Agent, as the case may be, pursuant to Article VII of the Plan until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

        After Distributions Become Deliverable.    Except as otherwise provided in the Plan, within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors shall make all distributions that become deliverable during the preceding calendar quarter.

        Failure to Claim Undeliverable Distributions.    The Reorganized Debtors will file with the Bankruptcy Court, from time to time, a listing of the Holders of unclaimed distributions. This list will be maintained until the entry of an order and/or final decree closing the Chapter 11 Cases. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within one year after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. Any Noteholder Cash that remains unclaimed or otherwise not deliverable to any Holders of AET Common Stock after one year following the Effective Date shall become vested in the Reorganized Debtors and such Holder of AET Common Stock shall be deemed to have waived its rights to such payments. In such cases: (A) with respect to any Small Noteholder Allocation, any Cash held for distribution on account of such undeliverable Small Note Claims shall be retained by the Reorganized Debtors; (B) any Cash held for distribution on account of Claims other than the Small Notes Claims shall be the property of the Reorganized Debtors, free of any restrictions thereon, but subject to the lenders' interests in such Cash in accordance with the Exit Facility; (C) any New Common Stock held for distribution on account of such Claims shall be canceled and of no further force or effect; (D) any New Notes held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors, the Senior Note Disbursing Agent or the Indenture Trustee to attempt to locate any Holder of an Allowed Claim; and (E) any Noteholder Cash held for distribution on account of the AET Common Stock shall be returned to or retained by the Reorganized Debtors.

        Compliance with Tax Requirements.    In connection with the Plan, any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions under the Plan. All Entities holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

    4.
    Distribution Record Date and Stockholder Distribution Record Date

        As of the close of business on the Distribution Record Date, the transfer registers for the Senior Notes shall be closed and the transfer of Senior Notes shall be prohibited. AET, Reorganized AET, the Indenture Trustee and the Senior Note Disbursing Agent shall have no obligation to recognize the transfer of any Senior Notes that has occurred after the Distribution Record Date, or, with respect to the Noteholder Cash, the transfer of any AET Common Stock that has occurred after the Stockholder Distribution Record Date, and shall be entitled for all purposes in the Plan to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date and the Stockholder Distribution Record Date, respectively.

    5.
    Timing and Calculation of Amounts to Be Distributed

        On or as soon as practicable after the Effective Date (except as otherwise specified in the Plan), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for such Allowed Claims in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Section 8.3 of the Plan, to Holders of Disputed Claims in any such Class whose Disputed Claims were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

    6.
    Setoffs and Recoupments

        The Reorganized Debtors may, pursuant to applicable law, set off or recoup against any Allowed Claim (other than to the Large Note Claims and Small Note Claims (which Claims shall not be subject to setoff, recoupment or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code)) and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder.

    7.
    Surrender of Canceled Instruments or Securities

        To the extent that any holder of a Senior Note Claim holds any instrument, certificate or other physical document evidencing such Claim, each such holder shall tender its instrument, certificate or other physical document relating to such Claim to the Indenture Trustee. All surrendered instruments, certificates or other physical documents shall be marked as canceled and photocopies thereof shall be returned by the Indenture Trustee to Reorganized AET. The Holders of the AET Equity Interests shall be deemed to have surrendered the certificates or other documents underlying such Equity Interests and all such certificates or other documentation shall be deemed canceled as of the Effective Date.

    8.
    Lost, Stolen, Mutilated or Destroyed Debt Securities

        In addition to any requirements under the Senior Note Indenture or any related agreement, any Holder of a Claim or Interest evidenced by a Senior Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Senior Note, deliver to Reorganized AET: (i) evidence reasonably satisfactory to Reorganized AET of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with Article VII of the Plan by a Holder of a Senior Note Claim, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture, bond or stock certificate.

    9.
    Fractional Shares of New Common Stock, Whole New Notes and Incremental New Notes

        No fractional shares of New Common Stock, fractional Whole New Notes or fractional Incremental New Notes shall be distributed under the Plan. Each Person entitled to receive New Common Stock and New Notes shall receive the total number of whole shares of New Common Stock, Whole New Notes and Incremental New Notes to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New Common Stock or a fractional Whole New Note or Incremental New Note, the Senior Note Disbursing Agent shall allocate separately one whole share, Whole New Note or Incremental New Note, as the case may be, to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares, Whole New Notes and Incremental New Notes have been allocated. Upon the allocation of a whole share, Whole New Note or Incremental New Note to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares, Whole New Notes or Incremental New Notes which remain to be allocated, the Senior Note Disbursing Agent shall allocate the remaining whole shares, Whole New Notes or Incremental New Notes by random lot or such other impartial method as the Senior Note Disbursing Agent deems fair. Upon the allocation of all of the whole shares, Whole New Notes or Incremental New Notes authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

    10.
    Manner of Payment Under Plan of Reorganization

        At the option of the Disbursing Agent and the Senior Note Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

  I.
  Procedures for Treating and Resolving Disputed Claims and Equity Interests

        With respect to Holders of Claims in Classes that are not impaired, their legal, equitable and contractual rights will be unaltered by the Plan. Consequently, it is anticipated that any disputes with respect to such Claims will be resolved outside of the Chapter 11 Cases. As such, all General Unsecured Claims, including claims asserted in litigation against the Debtors, will be unimpaired by the Chapter 11 Cases and will remain subject to all legal and equitable defenses of the Debtors. Nothing under the Plan will affect the Debtors' rights, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Claims, except as expressly provided in the Plan.

        After the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims, and may settle or compromise any Disputed Claim without approval of the Bankruptcy Court; provided, however, that prior to the Effective Date, the Debtors shall first obtain the prior written consent of the Committee with respect to such settlement or compromise. All Disputed Claims shall be determined, resolved or adjudicated in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, unless the Debtors or the Reorganized Debtors, as the case may be, at its election, choose to determine, resolve or adjudicate such Disputed Claim in the Bankruptcy Court. The Debtors reserve the right to ask the Bankruptcy Court to estimate any contingent Claim regardless of whether there has been a previous objection to such Claim. The estimated amount will be either the Allowed amount or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation, the Debtors may pursue a supplemental proceeding to object to the payment of such Claim.

        Unless otherwise required by the Bankruptcy Court, Holders of Claims against the Debtors shall not be required to file proofs of claim with the Bankruptcy Court. The Debtors intend to make distributions as required by the Plan and in accordance with the books and records of the Debtors as of the Distribution Record Date.

  J.
  Conditions to Confirmation and the Effective Date of the Plan

  1.
  Conditions Precedent to Confirmation

        It shall be a condition to Confirmation of the Plan that (a) the Plan shall not have been modified or amended without the consent of the Committee, the Exit Facility Agent and the Debtors, (b) all provisions, terms and conditions of the Plan shall have been approved in the Confirmation Order or waived pursuant to the provisions of Section 9.3 of the Plan and (c) the identity of the individuals proposed to serve on the boards of directors of Reorganized AET and Reorganized AET Canada shall have been disclosed to the Bankruptcy Court.

    2.
    Conditions Precedent to the Occurrence of the Effective Date

        It is a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 9.3 of the Plan:

      (a)
      the Confirmation Order shall have been approved by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court, shall not have been modified without the consent of the Committee, the Exit Facility Agent (as hereinafter defined) and the Debtors, shall not be subject to a pending motion pursuant to section 1144 of the Bankruptcy Code and shall have become a Final Order;

      (b)
      all Exit Facility Documents necessary to implement the Exit Facility shall have been duly executed and delivered;

      (c)
      all outstanding obligations of the Debtors under any debtor in possession financing arrangements shall have been paid in full or otherwise satisfied, and such arrangements shall have been terminated;

      (d)
      the New Note Indenture shall have been executed and the New Notes and Effective Date New Common Stock shall have been issued by Reorganized AET to the Indenture Trustee or the Senior Note Disbursing Agent for distribution pursuant to the terms of the Senior Note Indenture and the terms of the Plan and the New Common Stock for the New Securities Reserve shall have been authorized;

      (e)
      the Amended Certificate of Incorporation of AET and the Amended Certificate of Incorporation of AET Canada shall have been filed with the Secretary of State of the State of Delaware;

      (f)
      there shall not be in effect any order, law or regulation staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan;

      (g)
      all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Reorganized Debtors to perform its obligations under the Plan and to permit the Reorganized Debtors to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by the Plan shall have occurred;

      (h)
      either (x) the Estimated Plan Funding Payment (as defined in the Plan Funding Commitment) shall have been paid into an escrow account and the escrow agent shall have released such payment to the Debtors or Reorganized Debtors in accordance with the Plan Funding Commitment or (y) the New Securities Allocation shall have been reallocated in accordance with Section 3.3(d) of the Plan; and

      (i)
      all other actions and documents necessary to implement the provisions of the Plan on the Effective Date shall have been, respectively, effected or duly executed and delivered.

    3.
    Waiver of Conditions

        The Debtors, with the prior written consent of the Committee, may waive any of the conditions precedent to Confirmation of the Plan and occurrence of the Effective Date set forth in Article IX of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than a proceeding to confirm and/or consummate the Plan.

    4.
    Effect of Non-Occurrence of Effective Date Conditions

        If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with Article IX of the Plan on or before the first Business Day that is more than 120 days after the Confirmation Date or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on motion by the Debtors made, with the consent of the Committee, the DIP Agent and the Exit Facility Agent, prior to the time that all of the conditions have been satisfied or waived, the Bankruptcy Court may vacate the Confirmation Order and the Confirmation Order shall be of no force and effect. Notwithstanding the foregoing, the Confirmation Order shall not be vacated if all of the conditions to the occurrence of the Effective Date set forth in Article IX of the Plan are either satisfied or waived, in accordance with the terms thereof, prior to entry by the Bankruptcy Court of an order granting the relief requested in such motion.

        If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or this Solicitation and Disclosure Statement shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (b) prejudice in any manner the rights of the Debtors, or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

    5.
    Substantial Consummation of Plan

        Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

K.
Legal Effects of Confirmation of the Plan

  1.
  Releases

        In consideration of the contributions of certain parties to the Chapter 11 Cases and the waivers of claims (as defined in Section 101(5) of the Bankruptcy Code), rights and Causes of Action in Section 10.3 of the Plan, including, but not limited to, the waiver by certain parties (or their affiliates) of rights against one or more of the Debtors, the Plan provides for certain waivers, exculpations, releases and injunctions.

      (a)
      Releases by Debtors

        For good and valuable consideration, including, but not limited to, the service of each of the following Persons or Entities to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, and, as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, the Debtors and the Reorganized Debtors hereby release:

          (i)
          all D&O Releasees;

          (ii)
          the Indenture Trustee, each member of the Committee, each Plan Funder, each Restructuring Agreement Noteholder and each of the foregoing Entities' or Persons' respective officers, directors, partners, members, employees, attorneys, financial advisors, accountants, investment bankers, agents, professionals and representatives, each in such capacity, as well as each fund or account managed or advised by each of the Restructuring Agreement Noteholders;

          (iii)
          the DIP Agent and the lenders party to the DIP Credit Agreement and each of the foregoing Entities, or Persons' respective officers, directors, partners, members, employees, attorneys, financial advisors, accountants, investment bankers, agents, professionals and representatives, each in such capacity; and

          (iv)
          the property of each of the foregoing Persons and Entities,

from any and all claims (as defined in section 101(5) of the Bankruptcy Code) and from all Causes of Action that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date for claims (as defined in section 101(5) of the Bankruptcy Code) or liabilities in connection with or related to AET, AET Canada, the Debtors, the Chapter 11 Cases or the Plan, including, except in the case of the D&O Releasees, without limitation, (x) in respect of any loan, advance or similar payment by the Debtors or their subsidiaries to any such Person, or (y) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries; provided, however, that the foregoing provisions of Section 10.2(a) of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.

        The Debtors are not generally aware of (although they have not specifically investigated) any specific Causes of Action against any of the parties it is providing a release to under the Plan. The Debtors believe these provisions are permitted under the Bankruptcy Code but acknowledge that arguments exist that certain case law would permit a contrary conclusion. Parties with standing may object to such provisions of the Plan in the Bankruptcy Court.

      (b)
      Releases by and of Holder of Claims

        On and after the Effective Date, and as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, each Holder of a Claim who has voted to accept the Plan shall be deemed to have released unconditionally the Debtors, Reorganized Debtors and their respective affiliates, the D&O Releasees, the Indenture Trustee, each Plan Funder, each member of the Committee, each Restructuring Agreement Noteholder, each account or fund managed or advised by each Restructuring Agreement Noteholder, the DIP Agent and the lenders party to the DIP Credit Agreement and each of the foregoing Entities' or

Persons' respective officers, directors, employees, partners, members, attorneys, financial advisors, accountants, investment bankers, agents, representatives, professionals, each in such capacity, and the property of each of the foregoing Entities or Persons from any and all claims (as defined in section 101(5) of the Bankruptcy Code) or Causes of Action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating to or pertaining to (i) AET, AET Canada, the Debtors or the Reorganized Debtors, (ii) the Chapter 11 Cases, (iii) the negotiation, formulation and preparation of the Plan, the Plan Documents, the Restructuring Agreement, the Plan Funding Commitment and the Restructuring Documents (as that term is defined in the Restructuring Agreement) and (iv) the Senior Notes, including, but not limited to, the negotiation, formulation, preparation, administration, execution and enforcement thereof; provided, however, that the foregoing provisions of Section 10.2(b) of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.

    2.
    Preservation of Rights of Action

        Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any claims (as defined in section 101(5) of the Bankruptcy Code), rights and Causes of Action that the Debtors or Estates may hold against any Person or Entity. The Reorganized Debtors may pursue such retained claims (as defined in section 101(5) of the Bankruptcy Code), rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. On the Effective Date, and as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, the Reorganized Debtors shall be deemed to waive and release any claims (as defined in section 101(5) of the Bankruptcy Code), rights or Causes of Action arising under sections 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code or otherwise arising under the Bankruptcy Code held by the Reorganized Debtors against any Person or Entity. See Section 10.3 of the Plan.

    3.
    Exculpation

        The Debtors and the Reorganized Debtors, the D&O Releasees and each of their respective affiliates, each of the members of the Committee, each Restructuring Agreement Noteholder, each Plan Funder, the Indenture Trustee, the DIP Agent and the lenders party to the DIP Credit Agreement and each of the foregoing Entities' or Persons' respective members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), as well as each fund or account managed or advised by each of the Restructuring Agreement Noteholders, and the property of each of the foregoing Entities or Persons, shall have no liability to any Person or Entity, whether arising under contract, tort, federal or state securities laws, whether known or unknown, foreseen or unforeseen, existing or arising in the future, for any pre-petition or post-petition act or omission in connection with, or arising out of the Solicitation and Disclosure Statement, the Plan, the Restructuring Agreement, the DIP Credit Agreement (and any Bankruptcy Court orders related thereto), the Exit Facility, the Commitment Letter, the Plan Funding Commitment, the Plan Documents, the solicitation of votes for and the pursuit of Confirmation of the Plan, the Effective Date of the Plan, or the administration of the Plan or the property to be distributed under the Plan and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that the foregoing provisions of Section 10.4 of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct (the acts or omissions entitled to exculpation pursuant to Section 10.4 of the Plan, the "Exculpated Acts").

        The Reorganized Debtors shall, from and after the Effective Date, indemnify, hold harmless and reimburse (on an as incurred basis), each of the D&O Releasees, each of the members of the Committee, each Restructuring Agreement Noteholder, each Plan Funder, the Indenture Trustee, the DIP Agent, the lenders party to the DIP Credit Agreement and each of the foregoing Entities' or Persons' respective members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), as well as each fund or account managed or advised by each of the Restructuring Agreement Noteholders (together, the foregoing Entities and Persons are the "Indemnified Parties"), from, against and for any and all losses, claims (as defined in section 101(5) of the Bankruptcy Code), damages, liabilities, costs and/or expenses (together, the "Damages") arising from, related to or that are in any manner connected with any Exculpated Act, including without limitation, any Damages arising or resulting from or that are in any manner connected with (i) any Cause of Action, suit, investigation or any other proceeding and (ii) the defense of any Indemnified Party (or the involvement or participation of any Indemnified Party) in any Cause of Action, suit, investigation or any other proceeding.

    4.
    Injunction

        Except as otherwise provided in the Plan or the Confirmation Order, and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, the Confirmation Order shall provide that, on and after the Effective Date, all persons who have held, currently hold or may hold a Claim against or Equity Interest in the Debtors (whether directly or indirectly and whether as a beneficial holder of such Claim or Equity Interest or as a holder of record of such Claim or Equity Interest or otherwise) that is discharged under the Plan, including, without limitation, the Indenture Trustee, any Nominee through which a Holder of Senior Notes holds such Senior Notes, and all other third parties, are permanently enjoined, on and after the Confirmation Date and subject to the occurrence of the Effective Date, from taking any of the following actions on account of any such Claim or Equity Interest: (a) commencing or continuing in any manner (including by directly or indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind with respect to any such Claim or Equity Interest, against the Debtors, the Reorganized Debtors or their respective properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective properties on account of any such Claim or Equity Interest; (c) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors, the Reorganized Debtors, or their respective properties or interests in their respective properties on account of any such Claim or Equity Interest; (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, or against the properties or interests in property of the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest; (e) authenticating, delivering or facilitating the delivery of any certificate, including any global note or certificate or other documents evidencing a Holder's Senior Notes or interest in the Senior Notes; and (f) commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the Plan, including the releases and exculpations provided in Sections 10.2 and 10.4 of the Plan. The foregoing injunction will extend to the benefit of the successors of the Debtors (including, without limitation, the Reorganized Debtors) and the Persons and Entities entitled to the benefit of the releases and exculpations provided in Sections 10.2 and 10.4 of the Plan, and their respective properties and interests in property. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

        All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms, or as provided in the Bankruptcy Code.

    5.
    Discharge

        Except as otherwise provided in the Plan or the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, (a) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, the Reorganized Debtors, or any of their Estates, assets or properties, (b) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (c) all Persons and Entities shall be precluded from asserting against the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

    6.
    Vesting of Rights

        Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate of AET, and any property acquired by AET or Reorganized AET under the Plan, shall vest in Reorganized AET, free and clear of all Claims, Liens, charges or other encumbrances and Interests. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate of AET Canada, and any property acquired by AET Canada or Reorganized AET Canada under the Plan, shall vest in Reorganized AET Canada, free and clear of all Claims, Liens, charges or other encumbrances but subject to the AET Canada Equity Interest which shall remain outstanding and be held by Reorganized AET. On and after the Effective Date, the Reorganized Debtors may operate their respective businesses and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estates or the business of the Reorganized Debtors, whether in the United States or elsewhere, shall be vested in Reorganized AET or Reorganized AET Canada, as the case may be, on the Effective Date, and shall thereafter be exercisable and usable by the Reorganized Debtors to the same and fullest extent they would have been exercisable and usable by the Debtors before the Petition Date. See Section 5.2 of the Plan.

  L.
  Other Provisions

  1.
  Executory Contracts

        (a)   Under the Bankruptcy Code, the Debtors may assume or reject executory contracts and unexpired leases. As a general matter, an "executory contract" has been determined to be a contract under which material performance (other than solely the payment of money) remains to be made by each party. Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (i) have been rejected by order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Effective Date, (iii) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date as to be rejected, or (iv) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to Article VI of the Plan shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law. See Section 6.1 of the Plan.

        (b)   The Debtors shall be permitted to reject any executory contract or unexpired lease if (i) the Allowed Claims with respect to such executory contract or unexpired lease are subject to a limitation under section 502(b) of the Bankruptcy Code (ii) the Claim with respect to such executory contract or unexpired lease has been reduced to an amount mutually agreed upon by the Debtors and the Committee or (iii) any other executory contract or unexpired lease that the Debtors and the Committee mutually agree to reject.

    2.
    Modification of the Plan; Revocation or Withdrawal of the Plan

    (a)
    Modification of Plan

        The Debtors reserve the right, with the prior consent of the Committee, to alter, amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, with the prior written consent of the Committee and upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

        A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified or clarified in accordance with Article XII of the Plan, unless the proposed alteration, amendment, modification or clarification adversely changes the treatment of the Claim of such Holder.

      (b)
      Revocation of Plan

        The Debtors reserve the right, with the prior written consent of the Committee, to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if, subject to Section 9.2 of the Plan, the Effective Date does not occur, then the Plan shall be deemed null and void and of no force or effect.

    3.
    Retention of Jurisdiction

        Under the terms of the Plan, the Bankruptcy Court will retain jurisdiction in the following instances notwithstanding entry of the Confirmation Order or the occurrence of the Effective Date. The Bankruptcy Court shall retain exclusive jurisdiction (except with respect to any release, retirement, settlement or other such agreement with any D&O Releasee) over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including, without limitation, jurisdiction to:

      (a)
      allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

      (b)
      grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

      (c)
      resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

      (d)
      ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article VIII of the Plan;

      (e)
      decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

      (f)
      enter such orders and take other actions as may be necessary or appropriate to implement or consummate the provisions of the Plan and the Confirmation Order, including, but not limited to, modification or amendment thereof pursuant to Section 12.4 of the Plan, and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Solicitation and Disclosure Statement;

      (g)
      resolve any cases, controversies, suits or disputes that may arise in connection with the interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

      (h)
      issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided therein;

      (i)
      resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

      (j)
      enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

      (k)
      determine any other matters that may arise in connection with or relate to the Plan, the Solicitation and Disclosure Statement, the Confirmation Order or any contract, instrument,

        release, indenture or other agreement or document created in connection with the Plan or the Solicitation and Disclosure Statement;

      (l)
      enter an order or final decree concluding the Chapter 11 Cases;

      (m)
      resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the applicable Claims Bar Date, if any, the hearing on the approval of the Solicitation and Disclosure Statement as containing adequate information, the hearing on the Confirmation of the Plan for the purpose of determining whether a Claim or Equity Interest is discharged hereunder or for any other purpose;

      (n)
      recover all assets of the Debtors and property of the Estate, wherever located, including any Causes of Action under sections 554 through 550 of the Bankruptcy Code;

      (o)
      hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

      (p)
      hear and resolve all matters involving the nature, existence or scope of the Debtors' discharge;

      (q)
      effectuate performance of or payment of all obligations under the Plan; and

      (r)
      modification of Plan under section 1127 of the Bankruptcy Code.

    4.
    Avoidance and Recovery Actions

        In partial consideration for the releases and other provisions of Article X of the Plan, effective as of the Effective Date, and as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, the Debtors release and waive the right to prosecute any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or any other Causes of Action or rights to payments of Claims that belong to or could have been raised by the Debtors or their respective Estates, except for any such action which may be pending on the Effective Date as to which Reorganized AET's rights shall not be waived and released and Reorganized AET shall retain and may prosecute any such actions.

    5.
    Severability

        If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor (upon the prior written consent of the Committee), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

    6.
    Dissolution of Committees

        On the Effective Date, the Committee and all official committees shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that the Committee may evaluate, object to and appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under section 503 of the Bankruptcy Code. The post-Effective Date professional fees of the Committee for services set forth in the preceding sentence shall be paid pursuant to Section 2.3 of the Plan or, if not applicable, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court.

III.  THE ANTICIPATED CHAPTER 11 CASES OF THE DEBTORS

  A.
  Proposed Debtor in Possession Financing

        On October 20, 2004, AET entered into the binding commitment letter with General Electric Capital Corporation ("GE Capital" or the "DIP Agent") whereby GE Capital agreed to provide debtor in possession financing (the "DIP Facility") in the amount of $125,000,000 (the "DIP Commitment" and together with the Exit Commitment (as hereinafter defined), the "Commitment Letter"). AET is currently a borrower under the Existing Credit Agreement. The proceeds from the DIP Facility will be used to repay AET's indebtedness under the Existing Credit Agreement and will be used for working capital and other general corporate purposes of AET during the pendency of the Chapter 11 Cases. It is anticipated that incremental liquidity of up to $30 million will be available to AET upon repayment of the existing credit facility under the Existing Credit Agreement.

        The principal terms of the DIP Facility are summarized below. Capitalized terms used herein shall have the meaning given such term in the DIP Facility.

    (a)
    Borrower: Applied Extrusion Technologies, Inc., as debtor and debtor in possession in its Chapter 11 Case.

    (b)
    Guarantors: All direct and indirect wholly owned subsidiaries of Borrower except AET Limited. Collectively, Borrower, Guarantors and AET Limited are hereinafter referred to as "Credit Parties" and each individually, a "Credit Party."

    (c)
    Lenders: GE Capital and other lenders acceptable to the DIP Agent.

    (d)
    Lead Arranger: GECC Capital Markets Group, Inc. ("GECMG").

    (e)
    DIP Agent: GE Capital.

    (f)
    Commitment:

    (i)
    DIP Revolver: Up to $55,000,000 (including (i) a Letter of Credit Subfacility of up to $10,000,000 and (ii) a Foreign Subfacility of up to $5,000,000) (the "DIP Revolver Commitment").

    (ii)
    DIP Term Loan: Up to $50,000,000.

    (iii)
    DIP Last Out Term Loan: Up to $20,000,000.

    (g)
    Availability of DIP Revolver: Up to the sum of (i) 85% of the eligible domestic and Canadian accounts receivable of Borrower and AET Canada, and (ii) the lesser of (a) 60% of the eligible inventory of Borrower and AET Canada valued at the lower of average cost or market or (b) 85% of the appraised net orderly liquidation value of eligible inventory of Borrower and AET Canada, in each of clauses (i) and (ii) less reserves, but not to exceed the DIP Revolver Commitment.

    (i)
    Foreign Subfacility Availability: Up to the lesser of (a) $5,000,000 and (b) 90% of the Borrower's eligible foreign accounts receivable, less reserves. Ninety percent (90%) of such advances shall be supported by a guarantee of the Export-Import Bank of the United States ("Ex-Im Bank") on terms and conditions acceptable to the DIP Agent.

        The DIP Agent will retain the right from time to time to, in its reasonable credit judgment, establish or modify advance rates, standards of eligibility and reserves against availability. Notwithstanding the foregoing, the same shall occur on terms substantially the same as existing in the Existing Credit Agreement. Outstanding letter of credit obligations under the letter of credit subfacility will be reserved in full against availability.

    (h)
    Term:

    (i)
    Revolver: The earlier of (i) 12 months or (ii) the effective date of a plan of reorganization in any Chapter 11 Case.

    (ii)
    DIP Term Loan: The earlier of (i) 12 months or (ii) the effective date of a plan or reorganization in any Chapter 11 Case. If the DIP Revolver is terminated prior to its scheduled maturity date, the DIP Term Loan will immediately be due and payable in full.

    (iii)
    DIP Last Out Term Loan: The earlier of (i) 12 months or (ii) the effective date of a plan of reorganization in any Chapter 11 Case. If the DIP Revolver and the DIP Term Loan are terminated prior to their scheduled maturity dates, the DIP Last Out Term Loan will immediately be due and payable in full.

    (i)
    Use of Proceeds: (i) Funding the ordinary course operations of Borrower and its subsidiaries, (ii) repay the existing credit facility under the Existing Credit Agreement; (iii) paying the expenses arising in the Chapter 11 Cases (as may be approved, to the extent necessary, by the Bankruptcy Court), and (iv) such other obligations as may be agreed to by the DIP Agent and approved by the Bankruptcy Court, all subject to certain restrictions to be set forth in the final DIP Facility documents.

    (j)
    Interest: At Borrower's option, at either (i) absent a default, a 1, 2 or 3-month reserve-adjusted LIBOR plus the Applicable LIBOR Margin, or (ii) a floating rate equal to the Index Rate (higher of Prime or 50 basis points over the Federal Funds Rate) plus the Applicable Index Margin. Interest shall be payable monthly in arrears (except LIBOR, which shall be payable at the end of the applicable LIBOR period) and calculated on the basis of a 360-day year and actual days elapsed. LIBOR mechanics and breakage fees will be set forth in the final DIP Facility documents.

    (k)
    Applicable Margins: The following applicable margins would apply until adjusted as described below. Starting with the delivery to Agent of Borrower's consolidated quarterly financial statements for the fiscal quarter ended December 2004, the Applicable Margins shall be subject to adjustment, prospectively, based on Borrower's consolidated financial performance for the trailing four quarters most recently ended in accordance with the grid attached as Schedule II-A to the Commitment Letter. Notwithstanding the foregoing, the Applicable DIP Last Out Term Loan Index Margin and the Applicable DIP Last Out Term Loan LIBOR Margin shall be increased by an additional 50 basis points, on the ninety-first (91st) day after the earlier to occur of (i) the DIP Facility closing date and (ii) the tenth (10th) day after the entry of the interim order by the Bankruptcy Court approving and authorizing the DIP Facility.

    (i)
    Applicable DIP Revolver Index Margin: 1.75%

    (ii)
    Applicable DIP Revolver LIBOR Margin: 3.25%

    (iii)
    Applicable DIP Term Loan Index Margin: 2.75%

    (iv)
    Applicable DIP Term Loan LIBOR Margin: 4.25%

    (v)
    Applicable DIP Last Out Term Loan Index Margin: 4.25%

    (vi)
    Applicable DIP Last Out Term Loan LIBOR Margin: 5.75%

    (vii)
    Applicable L/C Margin: 3.25%

    (viii)
    Applicable Unused Facility Fee Margin: 0.50%

    (l)
    Event of Default Interest: So long as an Event of Default has occurred and is continuing, interest and the Letter of Credit Fee shall be increased 2% above the rate or Letter of Credit Fee otherwise applicable.

    (m)
    Mandatory Prepayments: Borrower shall make mandatory prepayments against principal as per the Existing Credit Agreement with the exception that Borrower shall make prepayments against DIP Term Loan principal in an amount equal to 25% of consolidated Excess Cash Flow (as defined below) of the Borrower and its subsidiaries for the twelve (12) month period ending September 30, 2005; provided that the sum of such prepayments from Excess Cash Flow along with the scheduled DIP Term Loan amortization payments defined above shall not exceed $6,250,000 in the aggregate. Excess cash flow shall be defined in the Financing documentation but shall generally mean EBITDA less capital expenditures, less scheduled amortization, less cash interest, less cash taxes ("Excess Cash Flow").

    (n)
    Fee payable to the DIP Agent for the benefit of Lenders:

    (i)
    Letter of Credit Fee equal to the Applicable L/C Margin (calculated on the basis of a 360-day year and actual days elapsed) on the maximum amount available to be drawn under each letter of credit, payable to the DIP Agent monthly in arrears, plus any charges assessed by the issuing bank.

    (ii)
    Unused Facility Fee equal to the Applicable Unused Facility Fee Margin (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of the DIP Facility, payable to the DIP Agent monthly in arrears.

      In addition, the Company has agreed to pay to the DIP Agent customary closing and agent's fees.

    (o)
    Priority: The obligations under the DIP Facility would have superpriority over any and all other administrative expenses pursuant to section 364(c)(1) of the Bankruptcy Code, subject to a reserve for certain unpaid professional fees and other administrative expenses of Borrower in the Chapter 11 Cases allowed by the Bankruptcy Court on a final basis to be set forth in the final DIP Facility documents, the amount of such reserve to be reasonably acceptable to the DIP Agent and reserved in full against availability (the "Carve-Out"). All loans and other obligations under the DIP Facility will be cross-defaulted to each other and to all other material indebtedness of each Credit Party. All loans and other obligations under the DIP Facility documents shall be cross-collateralized with each other and cross-collateralized and guaranteed by Borrower and each Guarantor.

      Payment priority among DIP Revolver and DIP Term Loan Lenders would be consistent with the Existing Credit Agreement. The DIP Last Out Term Loan will have payment priority on a last-out basis.

    (p)
    Security: To secure all obligations of Borrower under the DIP Facility, DIP Agent, on behalf of itself and Lenders, shall receive, pursuant to sections 364(c)(2) and 364(d) of the Bankruptcy Code through the final DIP Facility documents and Bankruptcy Court orders reasonably acceptable to the DIP Agent, a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible, assets of Borrower and Guarantors, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory, instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, tradenames, trademarks, copyrights, intellectual property, general intangibles, supporting obligations, letter of credit rights, commercial tort claims, avoidance actions, investment property and all substitutions, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds (collectively the "DIP Facility Collateral"). All DIP Facility Collateral shall be free and clear of other liens, claims, and encumbrances, except for liens, claims, and encumbrances reasonably acceptable to the DIP Agent. In the event that Borrower's property in Covington, Virginia is sold to an unrelated third party, the DIP Agent shall release its lien on such property, provided that all sale proceeds are applied in accordance with the definitive DIP Facility loan documentation.

    (q)
    Each Guarantor will guarantee the obligations of Borrower under the DIP Facility, and DIP Agent will receive a security interest in all of the assets of such Guarantor.

    (r)
    Other Terms:

    (i)
    Limitations on payments in respect of prepetition obligations prior to Borrower's plan of reorganization and limitations on Borrower's ability to grant adequate protection in favor of third parties. Notwithstanding the foregoing, Borrower is permitted to make payments in respect of prepetition trade payables that are in the ordinary course of business so long as such payments are approved by the Bankruptcy Court.

    (ii)
    Minimum availability at close of at least $25,000,000.

    (iii)
    The inclusion of the Foreign Subfacility is expressly conditioned upon satisfactory final approval from Ex-Im Bank.

    (iv)
    Monthly financial covenants to be determined but to include (i) minimum EBITDA and (ii) net cash flow covenant based upon a rolling 12-month cash flow forecast. Quarterly financial covenants to be determined but to include (i) minimum fixed charge coverage ratio.

    (v)
    Cash management system for Borrower on terms provided for in the Existing Credit Agreement. DIP Agent shall have full cash dominion by means of lock boxes and blocked account agreements.

    (vi)
    Reasonably satisfactory opinions of counsel from Borrower's counsel (including local counsel as requested) reasonably acceptable to the DIP Agent.

    (vii)
    Landlord/mortgagee/bailee waivers, to the extent obtainable with Borrower's commercially reasonable best efforts and consistent with the requirements of the Existing Credit Agreement; provided, however, to the extent the DIP Agent ahs not received a satisfactory landlord, mortgagee or bailee waiver, as applicable, reserves reasonably satisfactory to the DIP Agent shall have been established with respect thereto, it being agreed and understood that the non-receipt by the DIP Agent of such landlord, mortgagee or bailee waiver, as applicable, shall not constitute a Default or an Event of Default (as such terms are defined in the final DIP Facility documentation).

    (viii)
    Limitations on intercompany indebtedness, investments and loans to non-debtor subsidiaries.

    (ix)
    The interim and final orders approving or authorizing the DIP Facility to be entered no later than 5 and 25 days, respectively, after the commencement of the Chapter 11 Cases, and to include, without limitation, provisions (i) modifying the automatic stay to permit the creation and perfection of the DIP Agent's liens on the DIP Facility Collateral; (ii) providing for the vacation of such automatic stay to permit the enforcement of the DIP Agent's and Lenders' remedies under the DIP Facility, including, without limitation, the enforcement, upon 3 business days' prior written notice, of such remedies against the DIP Facility Collateral and requiring Borrower's commercially reasonable best efforts to sell the DIP Facility Collateral if reasonably requested by the DIP Agent; (iii) prohibiting the assertion of claims arising under Section 506(c) of the Bankruptcy Code against the DIP Agent or any Lender or the commencement of other actions adverse to the DIP Agent or any Lender or its respective rights and remedies under the DIP Facility or any Bankruptcy Court order; (iv) prohibiting the incurrence of debt with priority equal to or greater than the DIP Agent's and Lenders'; and (v) prohibiting any granting or imposition of liens other than purchase money and other liens reasonably acceptable to the DIP Agent.

      (x)
      Events of Default on terms substantially the same as in the Existing Credit Agreement and shall include, in addition, (i) the appointment of a trustee or examiner with enlarged powers to operate or manage the financial affairs of any Credit Party; or (ii) the dismissal or conversion of the Chapter 11 Case, or granting relief from the automatic stay in favor of third parties except as contemplated by the definitive DIP Facility documentation.

      (xi)
      As of the closing date of the DIP Facility, there will have been (i) since Borrower's last unaudited financial statements for the quarter ended June 30, 2004 except as publicly disclosed prior to the date hereof and except as occasioned by the Chapter 11 Cases, no material adverse change, individually or in the aggregate, in the business, financial or other condition of Borrower, the industry in which Borrower operates, or the collateral which will be subject to the security interest granted to the DIP Agent or Lenders or in the prospects or projections of Borrower, (ii) no litigation commenced which has not been stayed by the Bankruptcy Court and which, if successful, would have a material adverse impact on Borrower, its business or ability to repay the loans, or which would challenge the transactions under consideration, and (iii) since the date hereof, no change in loan syndication, financial or capital market conditions generally that in GECMG's reasonable judgment would materially impair successful syndication of the DIP Facility.

    (s)
    Documentation: The final DIP Facility documents will be substantially similar to the loan documents executed in connection with the Existing Credit Agreement, as modified to give effect to the terms set forth in commitment letter.

  B.
  First Day Orders

        On the first day of the Chapter 11 Cases or as soon as practicable thereafter, the Debtors intend to seek relief in the form of various "first day orders" from the Bankruptcy Court as to various matters, certain of which are described below. While the Debtors believe each of the requests, if granted, would facilitate the Chapter 11 Cases, there can be no assurance that the Bankruptcy Court will grant any such relief. The following "first day orders" are not exhaustive and the Debtors reserve the right to seek further orders and additional relief from the Bankruptcy Court to the extent that the Debtors determine that such orders and relief are necessary or appropriate at such time that the bankruptcy proceedings are commenced.

    1.
    Provisions for Employees

        AET believes it has a valuable asset in its workforce and that the efforts of its employees are critical to a successful reorganization. The Debtors intend to seek the approval of the Bankruptcy Court, immediately upon commencement of the Chapter 11 Cases, to honor payroll checks outstanding as of the Petition Date, to permit employees to utilize their paid vacation time which was accrued prior to the filing and to continue paying medical, severance, retirement and other employee benefits under the applicable health plans.

    2.
    Trade Vendors

        AET believes that good relationships with its vendors are necessary to the continued viability of AET's business during the Chapter 11 Cases. The Debtors intend to seek an order from the Bankruptcy Court, immediately upon the commencement of the Chapter 11 Cases, authorizing payments as they become due in the ordinary course of business to such vendors subject to the continuation of ordinary trade terms, including amounts related to Claims arising prior to the Petition Date.

    3.
    Cash Management

        The Debtors believe it would be disruptive to their operations if they were forced to significantly change their cash management system upon the commencement of the Chapter 11 Cases. The Debtors intend to seek relief from the Bankruptcy Court immediately upon commencement of the Chapter 11 Cases to be authorized to maintain their cash management system.

    4.
    Retention of Professionals

        The Debtors intend to seek authority to employ MBLY as their financial advisor, Deloitte & Touche LLP as their accountants and Shearman & Sterling LLP, Young, Conaway, Stargatt & Taylor, LLP, Ropes & Gray LLP and Sutherland Asbill & Brennan LLP as their legal advisors.

    5.
    Customer Programs

        The Debtors intend to seek authority to honor any prepetition customer programs that it determines to be essential to the operation of the business. The Debtors believe that continuing these services is essential to maintaining customer loyalty.

    6.
    Taxes

        The Debtors intend to seek authority to pay prepetition tax claims owed to various state and local taxing authorities.

    7.
    Utility Service

        The Debtors intend to seek an order restraining utilities from discontinuing, altering or refusing service.

    8.
    Scheduling Order

        The Debtors intend to file a motion seeking, inter alia, entry of an order scheduling hearings to (i) confirm the Plan, (ii) find that the Solicitation and Disclosure Statement complied with section 1126(b)(1) of the Bankruptcy Code and section 1126(b)(2) of the Bankruptcy Code and approve the solicitation procedures and (iii) establish deadlines and procedures for filing objections to confirmation of the Plan, the Solicitation and Disclosure Statement and the solicitation procedures.

    9.
    DIP Motion

        The Debtors intend to seek an order authorizing the Debtors to enter into the DIP Facility.

IV.    EXIT FINANCING

        On October 20, 2004, AET entered into the Commitment Letter with GE Capital (the "Exit Facility Agent") to provide a senior secured credit facility (the "Exit Facility") in the amount of $125 million following consummation of the Plan (the "Exit Commitment"). The Exit Facility will be used to repay the DIP Facility, fund certain transaction fees and expenses of the Exit Facility and for general corporate purposes. The terms of the Exit Facility are summarized below.

        The principal terms of the Exit Facility are summarized below. Capitalized terms used herein shall have the meaning given such term in the Exit Facility.

    (a)
    Borrower: Applied Extrusion Technologies, Inc.

    (b)
    Guarantors: All direct and indirect wholly owned subsidiaries of Borrower except AET Limited.

    (c)
    Lenders: GE Capital and other lenders acceptable to Exit Facility Agent.

    (d)
    Lead Arranger: GECC Capital Markets Group, Inc. ("GECMG").

    (e)
    Exit Facility Agent: GE Capital.

    (f)
    Commitment:

    (i)
    Exit Facility Revolver: Up to $55,000,000 (including (i) a Letter of Credit Subfacility of up to $10,000,000 and (ii) a Foreign Subfacility of up to $5,000,000);

    (ii)
    Exit Facility Term Loan: Up to $50,000,000; and

    (iii)
    Exit Facility Last Out Term Loan: Up to $20,000,000.

    (g)
    Availability of Exit Facility Revolver: Up to the sum of (i) 85% of the eligible domestic and Canadian accounts receivable of Borrower and AET Canada, and (ii) the lesser of (a) 60% of the eligible inventory of Borrower and AET Canada valued at the lower of average cost or market or (b) 85% of the appraised net orderly liquidation value of eligible inventory of Borrower and AET Canada, in each of clauses (i) and (ii) less reserves, but not to exceed the Exit Facility Revolver Commitment.

    (i)
    Foreign Subfacility: Up to the lesser of (i) $5,000,000 and (ii) 90% of the Borrower's eligible foreign accounts receivable, less reserves. Ninety percent (90%) of such advances shall be supported by a guarantee of the Export-Import Bank of the United States (the "Ex-Im Bank ") on terms and conditions acceptable to the Exit Facility Agent.

        The Exit Facility Agent will retain the right from time to time to, in its reasonable credit judgment, establish or modify advance rates, standards of eligibility and reserves against availability. Notwithstanding the foregoing, the same shall occur on terms substantially the same as existing in the Existing Credit Agreement. Outstanding letter of credit obligations under the letter of credit subfacility will be reserved in full against availability.

    (h)
    Term:

    (i)
    Exit Facility Revolver: 60 months.

    (ii)
    Exit Facility Term Loan: 60 Months. If the Exit Facility Revolver is terminated prior to its scheduled maturity date, the Exit Facility Term Loan will immediately be due and payable in full.

      (iii)
      Exit Facility Last Out Term Loan: 66 Months. If the Exit Facility Revolver and the Exit Facility Term Loan are terminated prior to their scheduled maturity dates, the Exit Facility Last Out Term Loan will immediately be due and payable in full.

    (i)
    Use of Proceeds: Loans made at closing (the "Exit Facility Closing Date") would be used to repay AET's senior secured DIP Facility, to pay administrative expenses and other emergence costs and to replace post-petition letters of credit, in each case in accordance with the Plan to the extent applicable, and to otherwise enable AET to consummate the Plan on the effective date thereof and to fund certain transaction fees and expenses of the Exit Facility. Loans made after the Exit Facility Closing Date shall be used for working capital needs and for other corporate purposes to be determined.

    (j)
    Interest: At Borrower's option, at either (i) absent a default, a 1, 2 or 3-month reserve-adjusted LIBOR plus the Applicable LIBOR Margin, or (ii) a floating rate equal to the Index Rate (higher of Prime or 50 basis points over the Federal Funds Rate) plus the Applicable Index Margin.

      Interest shall be payable monthly in arrears (except LIBOR, which shall be payable at the end of the applicable LIBOR period) and calculated on the basis of a 360-day year and actual days elapsed. LIBOR mechanics and breakage fees will be set forth in the final Exit Facility documents.

    (k)
    Applicable Margins: The following applicable margins would apply until as adjusted as described below. Starting with the delivery to the Agent of Borrower's consolidated quarterly financial statements for the later to occur of (i) the second full fiscal quarter ending after the Exit Facility Closing Date and (ii) the fiscal quarter ending June 2005, the Applicable Margins shall be subject to adjustment, prospectively, based on Borrower's consolidated financial performance for the trailing four quarters most recently ended in accordance with the grid attached as Schedule II-A to the Exit Commitment. Notwithstanding the foregoing, the Applicable Margins for the Exit Facility Last Out Term Loan shall not be subject to adjustment.

    (i)
    Applicable Exit Facility Revolver Index Margin: 1.75%

    (ii)
    Applicable Exit Facility Revolver LIBOR Margin: 3.25%

    (iii)
    Applicable Exit Facility Term Loan Index Margin: 2.75%

    (iv)
    Applicable Exit Facility Term Loan LIBOR Margin: 4.25%

    (v)
    Applicable Exit Facility Last Out Term Loan Index Margin: 4.25%

    (vi)
    Applicable Exit Facility Last Out Term Loan LIBOR Margin: 5.75%

    (vii)
    Applicable L/C Margin: 3.25%

    (viii)
    Applicable Unused Facility Fee Margin: 0.50%

      The definitive Exit Facility documentation will contain provisions regarding the delivery of financial statements, and the timing and mechanics of subsequent prospective adjustments in Applicable Margins. If a default is continuing at the time that a reduction in Applicable Margins is to be implemented, that reduction will be deferred until the first month commencing after the cure or waiver thereof.

    (l)
    Event of Default Interest: So long as an Event of Default has occurred and is continuing, interest and the Letter of Credit Fee shall be increased 2% above the rate or Letter of Credit Fee otherwise applicable.

    (m)
    Mandatory Prepayments: Borrower shall make mandatory prepayments against principal as per the Existing Credit Agreement with the exception that Borrower shall make prepayments against the Exit Facility Term Loan principal annually for years 1 and 2 in an amount equal to 25% of consolidated Excess Cash Flow of the Borrower and its subsidiaries for the twelve (12) month period ending fiscal years 1 and 2 following the Exit Facility Closing Date; provided that the sum of such prepayments from Excess Cash Flow along with the scheduled Exit Facility Term Loan amortization payments defined above shall not exceed $6,250,000 in the aggregate for any 12-month period.

      Additionally, Borrower may, at its option, prepay up to $5,000,000 of the Exit Facility Last Out Term Loan in minimum increments of at least $500,000 within twelve (12) months of the Exit Facility Closing Date so long as after giving effect to such payments Borrowing Availability exceeds $30,000,000 on a pro forma basis for the 90 day period preceding such payment and for the 90 day period following such payment. After twelve (12) months after the Exit Facility Closing Date Borrower may, at its option, prepay the Exit Facility Last Out Term Loan, in whole or in part, in minimum increments of at least $500,000 so long as after giving effect to such payments Borrowing Availability exceeds $30,000,000 on a pro forma basis for the 90 day period preceding such payment and for the 90 day period following such payment and Borrower's fixed charge coverage ratio on a last twelve-month basis is at least 1.0x, it being understood that such ratio includes scheduled amortization, Excess Cash Flow prepayments (if any), and prepayments on the Exit Facility Last Out Term Loan (if any), including the proposed prepayment but excluding up to $5,000,000 of prepayments that may be made during the first twelve (12) months after the Exit Facility Closing Date

    (n)
    Fees payable to Exit Facility Agent for the benefit of the Lenders:

    (i)
    Letter of Credit Fee equal to the Applicable L/C Margin (calculated on the basis of a 360-day year and actual days elapsed) on the maximum amount available to be drawn under each letter of credit, payable to Exit Facility Agent monthly in arrears, plus any charges assessed by the issuing bank.

    (ii)
    Unused Facility Fee equal to the Applicable Unused Facility Fee Margin (calculated on the basis of a 360-day year and actual days elapsed) on the average unused daily balance of the Exit Facility Revolver, payable to Exit Facility Agent monthly in arrears.

      In addition, the Company has agreed to pay to the Exit Facility Agent customary closing and agent's fees.

    (o)
    Priority: Payment priority among the Exit Facility Revolver and the Exit Facility Term Loan Lenders would be consistent with the Existing Credit Agreement. The Exit Facility Last Out Term Loan will have payment priority on a last-out basis.

    (p)
    Security: To secure all obligations of Borrower under the Exit Facility, the Exit Facility Agent, on behalf of itself and Lenders, shall receive a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible, assets of Borrower and Guarantors, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory, instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests, franchise rights, patents, tradenames, trademarks, copyrights, intellectual property, general intangibles, supporting obligations, letter of credit rights, commercial tort claims, avoidance actions, investment property and all substitutions, accessions and proceeds of the foregoing, wherever located, including insurance or other proceeds (collectively, the "Exit Facility Collateral"). All Exit Facility Collateral shall be free and clear of other liens, claims, and encumbrances, except for liens, claims, and encumbrances reasonably acceptable to the Exit Facility Agent.

      All loans and other obligations under the Exit Facility will be cross-defaulted to each other and to all other material indebtedness of each Credit Party. All loans and other obligations under the Exit Facility documents shall be cross-collateralized with each other and cross-collateralized and guaranteed by Borrower and each Guarantor.

    (q)
    Each Guarantor will guarantee the obligations of Borrower under the Exit Facility, and the Exit Facility Agent will receive a security interest in all of the assets of such Guarantor.

    (r)
    Other Terms:

    (i)
    The terms of each of (i) the Plan and (ii) all orders of the Bankruptcy Court approving, implementing or affecting the Plan, the Exit Commitment and the Exit Facility, or affecting the rights, remedies and obligations of Exit Facility Agent and Lenders hereunder and thereunder, shall be in form and substance reasonably acceptable to the Exit Facility Agent.

    (ii)
    The Plan shall have been confirmed by a final order entered by the Bankruptcy Court (the "Confirmation Order"), in form and substance reasonably acceptable to the Exit Facility Agent, and which has not been stayed by the Bankruptcy Court or by any other court having jurisdiction to issue any such stay. Without limiting the general applicability of the immediately preceding sentence, the Confirmation Order shall specifically provide that (a) the terms and conditions of this Commitment Letter with respect to the Exit Facility are approved and ratified as being entered into in good faith, providing the most favorable financing terms and being critical to the success and feasibility of the Plan, (b) on or prior to the effective date of the Plan, each Credit Party is authorized to enter into documentation evidencing the Exit Facility and to grant liens and security interests to the Exit Facility Agent in all of its assets, and such documents, liens and security interests are approved, (c) all fees, costs and expenses paid by Borrower in connection with the Commitment Letter with respect to the Exit Facility are ratified and approved, and (d) the Commitment Letter and any or all other Exit Facility documents signed by Borrower or Borrower as a debtor and debtor in possession, as the case may be, in the Chapter 11 Cases shall be binding and enforceable against the Borrower upon and after the effective date of the Plan as if executed and delivered by the Borrower notwithstanding any provision in the Plan or the Confirmation Order to the contrary. Moreover, the time to appeal the Confirmation Order or to seek review, rehearing, or certiorari with respect to the Confirmation Order must have expired, no appeal or petition for review, rehearing, or certiorari with respect to the Confirmation Order may be pending, and the Confirmation Order must otherwise be a final, non-appealable order in full force and effect. The Confirmation Order shall have been entered upon proper notice to all parties to be bound by the Plan, all as may be required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any applicable local bankruptcy rules.

    (iii)
    All conditions to the effectiveness of the Plan shall have been satisfied or waived in a manner reasonably acceptable to the Exit Facility Agent.

      (iv)
      Terms of new $50,000,000 unsecured senior notes to be reasonably acceptable to the Exit Facility Agent, it being understood that such terms shall not be materially different from the previous descriptions provided to the Exit Facility Agent.

      (v)
      Minimum availability at close of at least $25,000,000.

      (vi)
      No default or Event of Default at close of DIP Facility.

      (vii)
      The inclusion of the Foreign Subfacility is expressly conditioned upon satisfactory final approval from Ex-Im Bank.

      (viii)
      Financial covenants to be determined but to include (i) minimum EBITDA, (ii) minimum fixed charge coverage ratio, (iii) maximum capital expenditures, and (iv) maximum total leverage covenant.

      (ix)
      Cash management system for Borrower on terms provided for in the Existing Credit Agreement. The Exit Facility Agent shall have full cash dominion by means of lock boxes and blocked account agreements.

      (x)
      Reasonably satisfactory opinions of counsel (including local counsel as requested) reasonably acceptable to the Exit Facility Agent.

      (xi)
      No default or Event of Default at close under DIP Facility.

      (xii)
      With respect to the real estate collateral in Covington, Virginia, receipt of title insurance policies in amount, form, and from an issuer satisfactory to the Exit Facility Agent, as reasonably requested by the Exit Facility Agent and consistent with the requirements of the Existing Credit Agreement, unless a binding contract of sale shall have been entered into prior to the Exit Facility Closing Date.

      (xiii)
      Landlord/mortgagee/bailee waivers, to the extent obtainable with Borrower's commercially reasonable best efforts and consistent with the requirements of the Existing Credit Agreement; provided, however, to the extent the Exit Facility Agent has not received a satisfactory landlord, mortgagee or bailee waiver, as applicable, reserves reasonably satisfactory to the Exit Facility Agent shall have been established with respect thereto, it being agreed and understood that the non-receipt by the Exit Facility Agent of such landlord, mortgagee or bailee waiver, as applicable, shall not constitute a Default or an Event of Default (as such terms are defined in the final Exit Facility documentation).

      (xiv)
      Prohibitions of a direct or indirect change in senior management or control of Borrower except as contemplated by arrangements contemplated by the Plan.

      (xv)
      As of the Exit Facility Closing Date, there shall have been (i) since Borrower's last unaudited financial statements for the quarter most recently ended prior to the Exit Facility Closing Date for which public filings have been made except as publicly disclosed prior to the date hereof and except for the commencement of the Chapter 11 Cases, no material adverse change, individually or in the aggregate, in the business, financial or other condition of Borrower, the industry in which Borrower operates, or the collateral which will be subject to the security interest granted to Exit Facility Agent or Lenders or in the prospects or projections of Borrower, (ii) no litigation commenced which has not been stayed by the Bankruptcy Court and which, if successful, would have a material adverse impact on Borrower, its business or ability to repay the loans, or which would challenge the transactions under consideration, and (iii) since the date hereof, no change in loan syndication, financial or capital market conditions generally that in GECMG's reasonable judgment would materially impair successful syndication of the Exit Facility.

    (s)
    The final Exit Facility documents will be substantially similar to the loan documents executed in connection with the Existing Credit Agreement, as modified to give effect to the terms set forth therein.

      All orders of the Bankruptcy Court approving or authorizing the Exit Facility and the plan of reorganization, and all motions relating thereto, shall be in form and substance reasonably acceptable to the Exit Facility Agent.

V.     THE BUSINESS

  A.
  General

        AET is one of the largest North American manufacturers and suppliers of oriented polypropylene, or OPP, films, which are used primarily in consumer product labeling, flexible packaging and overwrap applications. AET has a leading position in most of the major high-end OPP films end-use product categories in North America and has a market share of approximately 25 percent.

        AET offers one of the most extensive product lines in the OPP films industry, ranging from high-margin, specialized labels and holographic films to basic heat sealable co-extruded films. With an experienced technology group and state-of-the-art production facilities, the Company works directly with its customers to develop innovative products to meet their specialized requirements. AET believes that its combination of leadership position, innovative capabilities, strong sales force and highly efficient manufacturing will allow it to achieve future growth and profitability.

        End users of AET's films are consumer product companies whose labels and packages require special attributes such as vivid graphics, exceptional clarity and moisture barriers to preserve freshness. AET's OPP films product line is classified into two categories—the Core Business, which is comprised primarily of labels and packaging films, and the High Value Business, which consists of the Company's TOppCure® and Platinum films. AET's film products are utilized by end users such as Coca-Cola®, Pepsi-Cola®, Frito-Lay®, Nabisco®, Kellogg's®, Hershey Foods®, Sony® and Lipton®.

  B.
  Strategy

        AET's objective is to generate sustainable increasing profitability in the cyclical OPP films industry. The business strategy to achieve this objective is divided into two phases:

        Phase One—The first phase covered 1996–2001 and was directed at significantly enhancing the efficiency of the asset base and creating sufficient critical mass to support future product development. The strategic elements of this first phase were as follows:

  •
  achieve critical mass and reduce unit costs by upgrading and expanding capacity with state-of-the-art manufacturing assets;

  •
  develop additional products to fill the new capacity; and

  •
  Expand the reach of the sales force to sell the new capacity.

        During Phase One, AET doubled its capacity without increasing headcount, thus reducing unit costs, developed over fifty new products, and greatly expanded its presence in Latin America.

        Phase Two—The second phase covers 2002–2007 and is directed at driving margin expansion primarily through the development of new high-value films, including products which substitute for other materials, expanding the overall OPP market. The strategic elements of the second phase are as follows:

  •
  develop and manufacture innovative, proprietary, high-margin products ("Platinum Products") utilizing unique new technology platforms;

  •
  maintain leadership in its higher margin Signature Products, as described below; and

  •
  enhance the sales mix, thereby expanding margins, through revenue growth of its Signature Products consistent with demand growth and through the substitution in its revenue mix of new higher-margin Platinum Products for lower end commodity products.

        AET has developed four new technology platforms, providing a foundation on which to build innovative products that provide significant value to its customers and expanding margins for the Company. These products are referred to as AET's Platinum Products. To put the concept of these new technology platforms in context, with the exception of AET's platforms, there has not been a single new technology platform introduced into the OPP industry for over fifteen years. Examples of currently utilized technology platforms are coextrusion, voiding, out-of-line metallizing and coating, surface treatment and the use of copolymers and terpolymers.

Innovative Products/Technology Platforms

        The four new technology platforms and certain related applications recently developed by AET include:

  •
  The TOppCure® labeling system for applying clear, opaque or metallized plastic labels to glass or plastic containers utilizing modified cut-and-stack equipment. The highest impact application is the ability to apply transparent labels to glass or plastic containers at costs significantly less than the only alternative, which is pressure sensitive labels.

  •
  Advanced coating and surface modification technology that enhances film surface characteristics. This technology spans a wide variety of applications from boardstock lamination and decoration to efficiently introducing special characteristics into film surfaces.

  •
  Technology that allows the efficient processing of different polymers into complex structures. This would include applications for the graphic arts market for polyester/OPP film structures, and high barrier applications for packaging and SynCarta™, the Company's synthetic media offering.

  •
  Technology resulting in an integrated holographic film embossing and processing system that will expand the marketplace for high-impact graphic films. The applications for this technology include holographic packaging and label decorations.

Maintain Market Leadership in Signature Products

        AET is a leading supplier to four of the five top end users and five of the top six converters of OPP films, which is the result of excellent service coupled with superior products in selected target markets. These products are referred to as AET's "Signature Products" and include the Company's roll-fed, cut-and-stack and shrink label films, cold seal release films, non-sealable metallized films, and overwrap films.

        AET is continually improving and upgrading its Signature Products to ensure it maintains its strong market position by setting the standard for these value-added products. The North American market share AET enjoys in the segments in which these products participate ranges from 40 percent to 85 percent.

Upgrade Sales Mix

        During Phase One of AET's Business Strategy, a period of rapid capacity expansion, the Company doubled its volume of products produced and sold. However, due to the unprecedented rate of growth in manufacturing capacity, approximately half of AET's aggregate growth in volume during this period was in lower margin films. During Phase Two of AET's Business Strategy, much of this capacity will be redirected to higher value-added opportunities. While the Company has no plans to add additional capacity in the foreseeable future, an opportunity exists as AET introduces its innovative new Platinum Products and expands its Signature Products in place of lower margin films to enhance the overall profit margins of the Company.

  C.
  Industry Overview

        OPP films are highly engineered products developed and manufactured through a complex process of polymer design, extrusion, controlled multi-directional stretching, heating and cooling, and surface treatment. Depending on the application, finished products can then be further processed to be embossed or add high barrier or metallized coatings, and are often designed to be laminated with other films to provide highly specialized attributes required by end users.

        Recent advancements in film extrusion and resin technology have produced new, sophisticated films that are thinner and stronger and have better barrier and sealant properties than other materials or predecessor films. These technological advances have allowed many traditional forms of rigid packaging to be replaced with film-based, flexible packaging that is lighter, lower in cost and has enhanced performance characteristics, such as oxygen and moisture barriers, printability and durability. In addition, flexible packaging is often recyclable.

        The Company estimates that the North American OPP film market grew at an average compound annual growth rate of over 6 percent from 1980 through 2000. However, beginning in 2001 and continuing into 2002, demand growth in the OPP films industry slowed to near zero due primarily to both the recession and inventory de-stocking throughout the supply chain. Growth in OPP film demand in fiscal 2003, and as estimated in fiscal 2004, was approximately 2 percent per annum, based on Company estimates, which was also lower than the historical growth rate. This relatively sluggish demand growth resulted from the continued economic weakness coupled with lower demand for snacks and beverages. The Company anticipates growth in OPP films of approximately 3 percent or half of the historical growth rate per annum. Substitution accounted for over half of the historical growth rate in OPP films and are still a driver going forward due to their superior performance characteristics, such as improved protection against light, oxygen and moisture, good printability and durability, and exceptional clarity. In addition, due to its low density, OPP provides greater coverage at lower cost than any other plastic film material. OPP films have replaced many non-OPP plastic film materials such as polyester, nylon, cellophane and paper. Several fundamental trends continue to foster future growth in OPP films:

  •
  the continual increase in demand for established end-market consumer products, such as snack foods, soft drinks and confectionary products, which positively impacts the demand for OPP films;

  •
  continued substitution opportunities due to the movement away from rigid containers such as jars and boxes, towards flexible packaging such as bags and pouches that utilize OPP film;

  •
  the continued trend from cans to plastic beverage containers that utilize OPP film labels; and

  •
  substitution opportunities driven by AET's innovative new products such as TOppCure®, SynCarta™ and HOTR™.

        The OPP films industry in North America has suffered from utilization rates that approached 80 percent since the capacity in the North was increased by more than 35 percent from 1996 to 1999.

This decline in capacity utilization led to sharp declines in selling prices of OPP films and severely impacted profitability in the OPP films industry. In the past eighteen months, capacity in North America has increased another 9 percent, with one production line starting up in the United States in mid 2003 and two production lines recently coming on line in Mexico. Because demand has been relatively flat over the past four years the Company believes the utilization rate is still approximately 90 percent. At this level, the industry is able to pass on some, but not all, of the raw material price increases. We believe that capacity utilization in the mid-90 percent range is required to achieve reasonable levels of price realization.

        According to Chemical Data Inc. (CDI), the price of polypropylene resin has increased from an average of $0.35 per pound in fiscal 2002 to an average of $0.50 per pound in fiscal 2004, representing a 43 percent increase over the two-year period. Additionally, due to the continued high price of oil and increased demand for polypropylene resin, CDI, in their report of September 23, 2004, projected polypropylene resin prices to reach approximately $0.61 per pound in the last calendar quarter of 2004. Although capacity utilization levels remain soft, the industry has had five price increases in fiscal 2003 and 2004, but has been unable to recover all of the significant increase in raw material costs.

        There are currently no announced new OPP film lines in North America. A substantial capital investment is required to build a new line and, as the industry has experienced low capacity utilization levels and poor profitability, the Company believes industry participants will be cautious about introducing new OPP film lines in the future. In addition, because at least two years are required to design and construct a new OPP film line, with a third year to fully ramp up production, no additional new OPP film lines are expected to come on stream in the United States for at least the next two to three years. With modest growth in demand forecasted over the next three years, the OPP industry utilization rate is expected to improve.

  D.
  Competitive Strengths

        AET is well positioned to compete successfully in the OPP films market and to increase sales and profitability due to:

  •
  Substantial Industry Presence—The Company is the largest manufacturer and supplier of OPP films in North America and has a leading market position in substantially all of the major high-end OPP films end-use product categories in North America.

  •
  Technological Leadership and Superior Product Development Capabilities—The Company has one of the largest technology groups in the industry with more than 60 chemists, engineers and technicians, and has invested approximately $14 million in product research and development over the past two years.

  •
  Efficient, Low Cost Production Facilities—AET believes that its cost to produce OPP films is one of the lowest in the North American industry and is the lowest for any manufacturer with a full line of OPP products.

  •
  Breadth of Product Line and Diversity of Customer Base—With more than 80 product groups sold to over 500 customers, AET believes that it has the broadest product lines and customer base of any North American OPP films producer.

  •
  Experienced Management—AET believes that its senior and operational management team is among the most experienced in the OPP films business.

  E.
  Products

Core Business Products:

  •
  Labels—AET's OPP film labels are used on containers for soft drinks, beverages, food and other consumer products requiring a high-quality print surface for superior graphics and properties that permit high speed labeling. Examples of end uses include soft drink containers for Coca-Cola® and Pepsi-Cola®, branded water bottles for Aquafina® and Dasani®, and juice containers for Tropicana® and Dole®. In addition, the Company's films are used on products such as Folgers® and Hills Brothers® coffee cans and aerosol cans for shaving creams and air fresheners. AET's films are used on products representing over 85 percent of the North American soft drink market.

  •
  Packaging—AET's OPP films are used in a broad range of packaging applications, principally for food products, where they provide enhanced protection against moisture, light and air. The Company's OPP films are used to make packages for products such as Frito-Lay® snacks, Nabisco®, Kellogg's®, General Foods® and Hershey Foods® products, individual size condiment pouches, and baked goods packaging. In applications where barrier is important, AET offers metallized, polyvinylidene chloride, coated and polymer modified films. High barrier metallized films provide an enhanced barrier for snacks packaged in nitrogen gas to maintain freshness and extend shelf life.

  •
  Overwrap—The Company produces OPP films that are exceptionally clear, thin and strong and provide barriers to protect products. Examples of end uses include overwrap for boxes of Lipton® tea bags and Schrafft® candies, Sony® and TDK® compact discs and DVDs, and cigarette boxes for British American Tobacco®. End-users of these products require durable films with high barrier properties that also offer exceptional clarity and thinness to maximize visibility of their products. A significant portion of these films are sold in narrow widths, 10 to 20 inches wide, for which AET has unique slitting capabilities.

Platinum Products:

        The Company has developed, and is currently commercializing, the first four innovative new high-margin products utilizing its new technology platforms. These products, including TOppCure®, Holographic and SynCarta™ films, provide higher margins and expand the OPP market by delivering favorable costs and/or performance attributes versus existing materials. AET believes that these new proprietary technology platforms provide a strong foundation to develop additional high-margin innovative products.

  F.
  Marketing and Customers

        AET's OPP films products are sold primarily through its direct sales organization. Its highly skilled sales force, whose principal role is to develop sales opportunities and provide customer support, has considerable technical expertise and industry experience. Marketing activities have historically been focused primarily in North and South America, although the Company also has a sales presence in Europe and Asia. In addition, the Company's sales force and research and development scientists work directly with its customers to create new films, as well as new applications for existing OPP films.

        The majority of AET's OPP films sales are to converters, who print and laminate films before selling to end-users. Two converters each will account for 15 percent of sales in fiscal 2004. The Company also sells a significant portion of OPP films directly to end-users, and considers it an important part of its marketing effort to maintain direct relations with major end-users, who generally direct packaging design efforts and provide detailed specifications to converters about the films used in their labeling and packaging applications. Sales and marketing efforts and customer relationships are enhanced by the numerous requirements of customer-specific technical qualifications that have been secured. The qualification process typically involves significant customer time and effort and results in a strong competitive position for qualified products. Once qualified, products are often referenced in end-user specifications or qualified product lists. These qualification processes also reinforce the partnership between AET and its customers and can lead to additional sales and marketing opportunities.

  G.
  Manufacturing and Technology

        OPP films are manufactured and processed through either the tenter or the tubular process. AET is the only North American OPP films producer that has both tenter and tubular manufacturing capabilities. Additionally, OPP films can be further processed through value-adding secondary operations.

Tenter Process

        In the tenter process, specifically formulated polypropylene resins are combined and melted, sometimes with additives, and extruded from a flat die into a thick film containing from one to five distinct layers, which are then chilled, reheated and stretched lengthwise in the machine direction and widthwise in the transverse direction while still heated. This dual stretching process is known as "biaxial orientation." The specific characteristics demanded of each film are controlled throughout this complex process by a multitude of variables, including proprietary polymer design, application of unique skin layers, timed variations of the heating, cooling and stretching processes, alteration of molecular surface characteristics through the application of flame or high-voltage electrical discharge and controlled winding tension. AET has eight tenter lines, ranging from 5.5 to 10 meters.

Tubular Process

        In the tubular process, molten resin is extruded from a circular die to form a thick tube which is stretched lengthwise and widthwise with air pressure and gravity at controlled temperatures. Tubular processed films offer "balanced biaxial orientation," meaning that the film is stretched equally both widthwise and lengthwise. This process results in improved stability and a more uniform thickness for thinner films. The Company believes that its tubular manufacturing capacity enables it to manufacture thinner films, while preserving clarity, machinability and other performance characteristics of thicker film. These thinner films use fewer materials, thereby improving performance relative to cost. AET currently operates nine tubular lines.

Secondary Processes

        In addition to the tenter and tubular manufacturing processes, AET also performs operations to coat, metallize, and emboss its films. In the coating process, various materials are applied in liquid form to the surface of the film, which is then dried in-line. These coatings are applied uniformly at varying thicknesses and layers to impart desired properties. In the metallization process, the film is run through a vacuum and a thin layer of aluminum is applied to the surface of the film. The embossing process uniformly modifies the surface of highly engineered films, through the application of heat and pressure, to produce films suitable for holographic applications.

H.
Research and Development

        AET believes that it has one of the largest and most experienced technology groups in the industry, with more than 60 chemists, engineers and technicians, and has invested approximately $14 million in research and development over the past two years. Utilizing extensive laboratory and film testing facilities, advanced pilot film production lines, and an array of end-use packaging and labeling equipment, the Company's technology group has introduced approximately 50 new or enhanced products in the past three fiscal years. The Company believes that this strength in innovation will continue to drive higher growth levels for differentiated, higher margin Platinum Products, and provide an advantage to customers who work with AET in the development of new labeling, packaging and overwrap products and applications. During fiscal 2002, 2003 and 2004, the Company spent approximately $6.6 million, $7.2 million and $7.2 million, respectively, on research and development.

I.
Polypropylene and Other Raw Materials

        AET manufactures its principal products primarily from polypropylene resin. The relatively low density and low cost of polypropylene resins allow OPP films to provide very cost-efficient material for packaging applications. In addition, polypropylene possesses superior clarity and natural barrier qualities, and can be modified to add other attributes or features such as metallization, which make it a higher performing and more cost-efficient material than other plastic resins.

        Four suppliers provide the majority of the Company's resin supply requirements. However, these materials are generally available from a large number of suppliers in sufficient quantities to meet ongoing requirements. Historically, there have not been any significant disruptions in supply as a result of shortages in raw materials.

        Historically, the price of polypropylene has fluctuated, and in recent years the price has increased significantly due to the increased price of crude oil. As a result of low capacity utilization levels, not all of the increases in costs of polypropylene resin over the past two years have been passed on to customers. According to Chemical Data Inc., polypropylene resin prices have increased from an average of $0.42 per pound in fiscal 2003 to an average of $0.50 per pound in fiscal 2004. Any major disruption in the supply of oil, including continued unrest in the Middle East, is likely to cause a significant increase in the cost of polypropylene.

J.
Competition

        AET competes with manufacturers of OPP films and other specialty films, such as cellophane and polyester, as well as with producers of traditional packaging materials, such as paper, foil, metal, glass and other containers. The flexible packaging industry is very competitive, and some competitors are subsidiaries of larger corporations that have significantly greater financial resources than the Company. There are approximately six primary manufacturers in North America producing OPP films for resale. Out of these six manufacturers, only AET and ExxonMobil, the other broad-line producer of OPP films, have a greater than 20 percent market share. Competition in OPP films markets is based primarily on customer relationships, product performance characteristics such as machinability and quality, reliability and price. Competition also depends on developing new and enhanced products for customers. The Company also sells products in countries outside North America and, therefore, competes with local OPP manufacturers.

        The Company believes that it has various competitive advantages including:

  •
  advanced proprietary manufacturing processes and product formulations required to produce a varied range of OPP films products;

  •
  experienced, knowledgeable sales force and technical service group;

  •
  research and development expertise required to sustain product innovation; and

  •
  one of the most efficient manufacturing operations in the North American OPP films market.

        Although this is an asset intensive business and the cost to enter is high, it cannot be assumed that the markets into which the Company sells its products will not attract additional competitors that could have significantly greater financial, technological, manufacturing and marketing resources than AET.

K.
Patents and Trademarks

        AET currently holds 43 active domestic and international patents and approximately 50 applications are in progress in the United States and various foreign countries. AET has approximately 15 domestic and international trademark registrations and applications. The termination, expiration or infringement of one or more patents or trademarks would not have a material adverse effect on the business.

L.
Government Regulation

        Due to the nature of AET's business, its operations are subject to a variety of federal, state and local laws, regulations and licensing requirements. The Company believes that its operations are in substantial compliance with those laws, regulations and requirements. Compliance with federal, state and local requirements relating to the protection of the environment has not had and is not expected to have, a material effect on capital expenditures, financial condition, results of operations or competitive position.

M.
Environmental, Health and Safety Matters

        AET is subject to stringent environmental, health and safety requirements, including laws and regulations relating to air emissions, wastewater management, the handling and disposal of waste, and the cleanup of properties affected by hazardous substances. The Company believes that its operations have been and are in substantial compliance with environmental, health and safety requirements, and that it has no liabilities arising under such requirements, except as could not reasonably be expected to have a material adverse effect on operations, liquidity or financial condition.

        In the last five years, the Company has received no requests for information or related correspondence from the United States Environmental Protection Agency and other third parties indicating that it might be responsible under the Comprehensive Environmental Response, Compensation and Liability Act or other environmental laws for costs associated with the investigation and cleanup of contaminated sites. The Company believes that any future involvement in matters arising under various environmental laws will not have a material adverse effect on its operations, liquidity or financial condition.

N.
Employees

        The Company employs approximately 940 full-time employees. Approximately 100 production and maintenance employees at the Covington, Virginia facility are represented by the Paper Allied Industrial Chemical and Energy Workers International Union, Local 2-0884 under a collective bargaining agreement that expires in June 2005. All employee relations are considered to be satisfactory.

O.
Properties

        AET has three OPP Films manufacturing facilities located in Indiana, Virginia and Quebec, Canada and a corporate research development facility located in New Castle, Delaware and pilot production lines in Virginia and Newport, Delaware. Except for the two Delaware locations which AET leases, AET owns each of the facilities. All of AET's owned real property, except for the Virginia property, is collateral under the Credit Agreement. The Company believes that its facilities are suitable for their intended purposes and adequate for their level of operations.

P.
Legal Proceedings

        The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business and have not been fully adjudicated. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material adverse effect upon the financial position or results of operations of the Company.

VI.    CAPITALIZATION

        The following table sets forth the consolidated debt and capitalization of AET and its consolidated subsidiaries at December 31, 2004, and as adjusted to give effect to the Plan as though it became effective on December 31, 2004. This table should be read in conjunction with the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in AET's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and AET's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2003, March 31, 2004 and June 30, 2004, the full texts of which are incorporated herein by reference.

DECEMBER 31, 2004
UNAUDITED
($ in millions)

Security	Projected Pre-Effective Date		Recapitalization Adjustments	Projected- Post-Effective Date
DIP Facility	$95.0	(1)	$(95.0)	—
Exit Facility Revolver	—		25.0	25.0	(3)
Exit Facility Term Loan B	—		50.0	50.0
Exit Facility Term Loan C	—		20.0	20.0

Total Secured Debt	$95.0		—	$95.0
Senior Notes	$275.0		$(275.0)	—
New Notes	—		50.0	50.0

Total Unsecured Debt	$275.0		$(225.0)	$50.0
Total Debt	$370.0		$(225.0)	$145.0
Less: Cash and Equivalents	—		—	—

Net Debt	$370.0		$(225.0)	$145.0
Common Equity Value	$1.9	(2)	$83.1	$85.0

Total Capitalization	$371.9		$(141.9)	$230.0

(1)
Balance includes expected reorganization costs through emergence.

(2)
Current equity market capitalization of AET.

(3)
Maximum amount available under the Exit Facility Revolver is $55 million.

VII.    VOTING PROCEDURES AND REQUIREMENTS

        The following are instructions for voting on the Plan, and together with the instructions contained in the ballot (the "Ballot") and master ballot (the "Master Ballot") to be used for voting to accept or reject the Plan, constitute the "Voting Instructions" for the Plan. To vote in favor of the Plan, you must be a beneficial holder a Class 3 Claim or Class 4 Claim as of October 8, 2004 (the "Voting Record Date"). To vote, you must fill out and sign a separate Ballot or Master Ballot enclosed herewith.

A.
Ballots

        A Ballot to be used for voting to accept or reject the Plan is enclosed with all copies of this Solicitation and Disclosure Statement mailed to all Classes entitled to vote. After carefully reviewing this Solicitation and Disclosure Statement and its exhibits, including the Plan, please indicate your acceptance or rejection of the Plan by completing the enclosed Ballot. All Ballots should be returned to your Nominee (as defined below) as directed below.

        If you do not receive a Ballot for a certain Claim that you believe you hold and that is in a Class entitled to vote on the Plan, or if a Ballot is damaged or lost or if you have any questions regarding the procedures for voting on the Plan, you should contact:

  Bankruptcy Services, LLC
  757 Third Avenue, 3rd Floor
  New York, NY 10017

  Attn: AET Ballot Processing
  Tel: 866-258-8898

        All votes to accept or reject the Plan must be cast by sending the Ballot to your Nominee. In the case of a Nominee holding the Notes in its own name on behalf of a beneficial owner, the vote should be cast on the Master Ballot enclosed herein. A Nominee should transmit a Ballot with a copy of this Solicitation and Disclosure Statement and the Plan to each beneficial owner of Notes held in the name of such Nominee. Each beneficial owner should return its Ballot to its Nominee, and the Nominee should complete and submit the Master Ballot in accordance with the instructions in this Article VII.A and the Master Ballot. All Ballots should be retained by the Nominee for inspection for at least one year from the Voting Deadline.

B.
Procedures for Casting and Deadlines for Voting on the Plan

        All persons entitled to vote on the Plan may cast their votes for or against the Plan by completing, dating and signing the Ballot accompanying this Solicitation and Disclosure Statement and returning it to their Nominee. Nominees must cast votes submitted by beneficial owners on such beneficial owners' behalf on a Master Ballot prior to the Voting Deadline. Master Ballots may be returned in the enclosed return envelope, by first class mail, or they may be transmitted by courier or hand delivery to the Voting Agent at the following address:

    Bankruptcy Services, LLC
    757 Third Avenue, 3rd Floor
    New York, NY 10017
    Attn: AET Ballot Processing

        IN ORDER TO BE COUNTED, ALL MASTER BALLOTS MUST BE PROPERLY EXECUTED AND RECEIVED BY THE VOTING AGENT NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON NOVEMBER 24, 2004, UNLESS EXTENDED (THE "VOTING DEADLINE").

        Since mail delays may occur, and your Nominee must cast your vote on your behalf on the Master Ballot prior to the Voting Deadline, it is important that your Ballot be mailed or delivered to your Nominee well in advance of the Voting Deadline. Any Master Ballot received after the Voting Deadline will not be included in any calculation to determine whether the parties entitled to vote on the Plan have voted to accept or reject the Plan. When a Ballot is returned indicating acceptance or rejection of the Plan but is unsigned, illegible or incomplete, the unsigned, illegible and incomplete Ballot will not be included in any calculation to determine whether the party is entitled to vote on the Plan. While Holders of Senior Note Claims are not required to cast a vote for or against the Plan, information from the Ballot shall be used to identify Holders as either Holders of Large Note Claims or Small Note Claims for all purposes under the Plan. Failure by a Holder to submit a Ballot, regardless of whether such Ballot reflects a vote for or against the Plan, and/or failure by a Nominee to timely transmit a Master Ballot, may result in distribution of the Small Noteholder Allocation regardless of whether such Claim is a Large Note Claim or Small Note Claim, subject to the limitations more fully described herein. See Article II.E.10. "The Plan—Means of Implementation of the Plan—Issuance and Distribution of New Common Stock and New Notes; Reserve".

        With the consent of the Restructuring Agreement Noteholders, the Company reserves the right to terminate the Solicitation at any time prior to the Voting Deadline. Additionally, upon notice to the Noteholders, the Company reserves the right to amend this Solicitation at any time prior to the Voting Deadline.

        With the consent of the Restructuring Agreement Noteholders, the Company reserves its right to extend the Voting Deadline. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement. In the event of an extension of the Voting Deadline, the Company reserves the right to establish a different Voting Record Date.

        Once delivered to the Voting Agent and upon the expiration or termination of the Solicitation, Ballots or Master Ballots may not be revoked or withdrawn prior to the commencement of the Chapter 11 Cases; provided, however, that prior to the expiration or termination of the Solicitation, Ballots and Master Ballots may be revoked or withdrawn even if such votes have been delivered to the Voting Agent. Subsequent to the Commencement of the Chapter 11 Cases, Noteholders may, for cause, move the Bankruptcy Court to permit the revocation or withdrawal of their Ballot.

C.
Parties Entitled to Vote on the Plan

        Pursuant to section 1126 of the Bankruptcy Code, each impaired Class of Claims or Equity Interests that is not deemed to reject the Plan is entitled to vote on acceptance or rejection of the Plan. Any Holder of an Allowed Claim or Equity Interest that is in an impaired Class under the Plan, and whose Class is not deemed to reject the Plan, is entitled to vote.

        A class is "impaired" unless the legal, equitable and contractual rights of the holders of claims or interests in that class left are unaltered by a plan of reorganization or if the plan reinstates the claims or interests held by members of such class by (i) curing any defaults which exist, (ii) reinstating the maturity of such claims or interests, (iii) compensating the holders of such claims or interests for damages which result from the reasonable reliance on any contractual provision or law that allows acceleration of such claims or interests and (iv) otherwise leaving unaltered any legal, equitable or contractual rights of which the claims or interests entitle the holders of such claims or interests. Because of their favorable treatment, classes that are not impaired are conclusively presumed to accept a plan pursuant to section 1126(f) of the Bankruptcy Code. Accordingly, it is not necessary to solicit votes from the holders of claims or interests in classes that are not impaired.

        Section 1126(g) of the Bankruptcy Code provides that a class of claims or equity interests is presumed to not have accepted a plan of reorganization if such plan provides that the claims or interests in such class do not entitle the holders of such claims to receive or retain any property under the plan on account of such claims or interests. In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be presumed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is presumed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule or regulation and such acceptance or rejection was solicited in accordance with section 1125(b) of the Bankruptcy Code.

        The Debtors also believe that their solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules and regulations. The Debtors cannot be certain, however, that their solicitation of acceptances or rejections will be approved by the Bankruptcy Court. If such approval is not obtained, then the Debtors may have to solicit votes to accept or reject the Plan from one or more classes of Claims or Equity Interests that were not previously solicited. There is also a risk that confirmation of the Plan would be denied by the Bankruptcy Court.

        Votes to accept the Plan are being solicited only from impaired Classes that are not deemed to reject the Plan. The following Classes of Claims are impaired under the Plan and persons holding Claims therein are entitled to vote to accept or reject the Plan: Class 3 Large Note Claims and Class 4 Small Note Claims.

        No other Class is entitled to vote with respect to acceptance or rejection of the Plan.

D.
Counting of Ballots and Master Ballots for Determining Acceptance of the Plan

        The Debtors intend to count all Ballots and Master Ballots (unless such Ballot or Master Ballot is illegible, incomplete or unsigned) received prior to the Voting Deadline for purposes of determining whether each impaired Class that is entitled to vote has accepted or rejected the Plan. Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied in order to count the ballots solicited with respect to a plan of reorganization prior to the commencement of a chapter 11 case. The rule requires that (i) such chapter 11 plan and a related disclosure statement must be disseminated to substantially all impaired creditors and impaired equity holders, (ii) the time prescribed for voting on such a plan must not be unreasonably short and (iii) the solicitation must be conducted in compliance with all applicable non-bankruptcy laws, rules or regulations or, if there are no such applicable laws, rules or regulations, that the disclosure statement for such plan contain "adequate information." Section 1125 of the Bankruptcy Code defines "adequate information" as information of a kind and in sufficient detail as is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.

        The Debtors believe that, with respect to the Plan, all the requirements of Bankruptcy Rule 3018(b) will be satisfied. This Solicitation and Disclosure Statement and the Plan, together with the accompanying materials, are being transmitted to the Holders of Senior Note Claims to solicit their votes to accept or reject the Plan. The solicitation period for voting on the Plan is 23 days. The Debtors believe that this Solicitation and Disclosure Statement contains sufficient information for all of the Holders of Senior Note Claims to cast informed votes to accept or reject the Plan.

        Under the Bankruptcy Code, a voting class of claims is presumed to have accepted a plan if it is accepted by creditors in such class who, of those voting on the Plan, hold at least two-thirds in amount and more than one-half in number of the allowed claims in such class.

VIII.    PROJECTIONS AND VALUATION ANALYSIS

        A.    Projections

        The Bankruptcy Code requires as one of the conditions to confirmation of a plan of reorganization that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor, also known as the "feasibility standard". For the purposes of determining whether the Plan meets the feasibility standard, and to assist Noteholders to evaluate whether to vote to accept or reject the Plan and exchange their Claims against the Debtors for the distributions described herein, the Company's management has analyzed the ability of the Company to meet its obligations under the Plan and retain sufficient liquidity and capital resources to conduct its business. The Company's management also has prepared certain estimates and projections of the Company's operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA) and certain other items for the fiscal years 2004 through 2007 (the "Projection Period"). Such projections summarized below are based upon assumptions and have been adjusted to reflect the restructuring, including the Plan, certain subsequent events and additional assumptions, including those set forth below (as adjusted, the "Projections").

        The Projections should be read in conjunction with the assumptions and qualifications set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in AET's Annual Report on Form 10-K for the fiscal year ended September 30, 2003, and AET's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2003, December 31, 2003, March 31, 2004 and June 30, 2004, the full texts of which are incorporated herein by reference. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice.

        THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE COMPANY'S INDEPENDENT ACCOUNTANTS, DELOITTE & TOUCHE LLP, HAVE NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAVE NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

        THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLISH ITS PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE COMPANY DOES NOT INTEND, AND DISCLAIMS ANY OBLIGATION TO, (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE. THE PROJECTIONS PROVIDED IN THE SOLICITATION AND DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE COMPANY'S MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THE COMPANY CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME

ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR MAY BE UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE X—"RISK FACTORS."

        THE FOLLOWING ASSUMPTIONS AND RESULTANT COMPUTATIONS WERE MADE SOLELY FOR PURPOSES OF PREPARING THE PROJECTIONS.

        Although the Company believes that the assumptions underlying the Projections, when considered on an overall basis, are reasonable in light of current circumstances, no assurance can be or is given that the Projections will be realized. In deciding whether to vote to accept or reject the Plan, holders of Claims entitled to vote on the Plan must make their own determinations as to the reasonableness of such assumptions and the reliability of the Projections. See Article X. "Risk Factors."

        The estimated and projected consolidated financial statements of AET and its subsidiaries set forth below have been prepared based on the assumption that the Effective Date would be December 31, 2004. Although the Company would seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date actually would occur.

        Additional information relating to the principal assumptions used in preparing the Projections is set forth below:

(a)
Fresh Start Accounting

        The Projections assume an Effective Date of December 31, 2004, and as required, the provisions of Fresh Start Accounting have been adopted for periods after December 31, 2004. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). Adoption of Fresh Start Accounting requires the assets and liabilities be stated at their reorganization value, which approximates fair value at the date of emergence from Chapter 11. The Fresh Start Accounting adjustments are based upon the enterprise valuation analysis completed by MBLY and assume a reorganization value of $230 million. In applying Fresh Start Accounting, significant adjustments are expected to be recorded to write-down the Company's long-lived assets, including its property, plant and equipment, which results in a reduction in depreciation expense. The Fresh Start Accounting adjustments included in the following projections are preliminary estimates.

(b)
Revenues

        The Company generates revenues from the sale of OPP films that are used primarily in consumer product labeling, flexible packaging and overwrap applications. During fiscal year 2004, the Company grew its sales volume by 10% compared to fiscal year 2003, and regained a significant amount of sales volume in its Core Business that it had lost in the prior year. In fiscal year 2005, the Projections assume a growth in volume of 4% compared to fiscal year 2004. This net increase in volume principally reflects the full year benefit of maintaining the Company's business secured in fiscal 2004, in addition to the forecasted increase in the high-value films. In fiscal years 2006 and 2007, total volume is projected to be constant. Beginning in fiscal year 2004, the Company began to increase production of its initial high-value Platinum Products and anticipates it will begin to increase production of its TOppCure® family of films in fiscal year 2005. Platinum and TOppCure® films account for only 1% of the growth in volume in fiscal year 2005 and are projected to have similar increases in volume in fiscal years 2006 and 2007.

        Revenues in fiscal year 2005 are projected to increase $53 million, or 20%, compared to fiscal year 2004. Approximately two-thirds of this increase is related to the pass-through of increased raw material costs, with the balance of the increase equally divided between additional sales volume and increased sales of higher priced Platinum and TOppCure® films. In fiscal years 2006 and 2007, revenues are projected to increase by approximately 5% in each year, primarily due to the increase in sales of high-value products and an enrichment of the product mix in the Core Business.

(c)
Cost of Sales/Gross Profit

        The primary raw material utilized by the Company in manufacturing OPP film is polypropylene resin, a petroleum based product. Historically, the cost of polypropylene resin has fluctuated, primarily due to the volatility in the price of oil. In fiscal year 2004, the cost of polypropylene resin escalated at an unprecedented rate. According to Chemical Data, Inc., a recognized industry source for tracking and projecting the cost of polyolefins, the cost of polypropylene resin increased 47%, or almost $.20 per pound, during fiscal year 2004, and is expected to increase $.10 per pound in fiscal year 2005 compared to the cost per pound in fiscal year 2004. The forward cost estimates provided for polypropylene resin by Chemical Data, Inc. in their report of September 23, 2004 were utilized in the Projections. The total cost increase of $41 million in fiscal year 2005 is due to projected increases in resin costs and volumes sold. Increases in utility costs and other manufacturing expenses have been offset by the lower depreciation expenses due to the revaluation of the fixed assets. In fiscal years 2006 and 2007, costs are projected to increase with inflation.

        In fiscal year 2005, gross profit is projected to increase $11.4 million over fiscal year 2004. The majority of this increase reflects price increases in fiscal year 2004, which lagged behind the increase in cost of polypropylene resin, with the balance attributable to increased sales of the high-value Platinum and TOppCure® films. In fiscal years 2006 and 2007, the projected increases in gross profit are attributable to an enriched mix of products sold in the Core Business combined with increased sales of high-value Platinum and TOppCure® films.

(d)
Operating Expenses

        In addition to ongoing operating expenses, such as selling, general and administrative, and research and development costs, operating expenses include the one-time costs of restructuring and goodwill impairment. Ongoing operating expenses are projected to increase by 9% in fiscal year 2005, principally due to higher employment costs. Management bonus and retirement costs were not paid or expensed in fiscal year 2004 operating expenses, but are included in fiscal year 2005, along with increased healthcare costs and annual salary and wage increases. Research and development costs are projected to increase in order to accelerate the development of high-value films. While ongoing operating expenses are projected to increase at a modest rate in fiscal years 2006 and 2007, operating expenses, as a percentage of sales in fiscal year 2007, are projected to decrease to 9.7% compared to 10.9% in fiscal year 2004.

(e)
Interest Expense

        Interest expense includes deferred interest on the New Notes, principal amount $50 million bearing interest of 12% per annum, of $4.6 million and $6.6 million in fiscal years 2005 and 2006, respectively. The projections provide for the payment in cash of current interest, in addition to the cumulative deferred interest, on the New Notes in fiscal year 2007. Additionally, though not required under the New Note Indenture, the projections assume payment of cumulative deferred interest on the New Notes of $11.2 million in fiscal year 2007.

(f)
Taxes

        The Projections assume that existing net operating losses of $220 million will be reduced at emergence by $140 million due to the cancellation of the Company's indebtedness. The use of remaining net operating losses will also be limited due to the change of control contemplated by the Plan. Exclusive of the utilization of net operating loss carryforwards, the Company's effective tax rate is expected to be 40% for the Projection Period.

(g)
Capital Expenditures

        Capital expenditures are projected to be lower than historical levels as no further increase in OPP film capacity is contemplated during the Projection Periods. Maintenance capital expenditures comprise approximately one-half of the approximately $15 million per year of projected capital expenditures, with the balance primarily related to the Company's new technology platforms, which are the basis for its high-value film offerings.

(h)
Working Capital

        Trade receivables, inventory and accounts payable levels are project to be consistent with historical levels. Trade payables are projected to increase after emergence from chapter 11 as the Company's vendors modify their restrictive credit terms and extend normal credit terms due to the Company's improved financial condition pursuant to the Plan.

APPLIED EXTRUSION TECHNOLOGIES, INC.
PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended September 30, 2004, 2005, 2006 and 2007
(Unaudited)
(In Thousands)

	Estimated 2004	Projected 2005	Projected 2006	Projected 2007
Net Sales	$265,830	$318,690	$335,098	$349,729
Gross Profit	$32,741	$44,315	$57,907	$64,821
Operating expenses:
Selling, general, and administrative	$21,948	$23,316	$24,017	$24,978
Research and development	7,106	8,273	8,521	8,862
Restructuring expenses	3,132	10,668	—	—
Goodwill impairment	9,874	—	—	—

Total operating expenses	$42,060	$42,257	$32,538	$33,840
Operating profit (loss)	$(9,319)	$2,058	$25,369	$30,981
Interest expense, net:
Interest expense	$36,653	$18,380	$12,867	$11,859
Net income (Loss)	$(45,973)	$(16,322)	$12,502	$19,122
EBITDA	$29,475	$30,217	$40,634	$47,246
Capital expenditures	$(6,170)	$(15,000)	$(15,000)	$(15,000)
Depreciation & amortization of intangibles	$35,662	$17,491	$15,265	$16,265
Debt amortization	$3,226	$788	$380	$380

APPLIED EXTRUSION TECHNOLOGIES, INC.
PROJECTED CONSOLIDATED BALANCE SHEET
Year ended September 30, 2004, 2005, 2006 and 2007
(Unaudited)
(In Thousands)

	Estimated 2004	Projected 2005	Projected 2006	Projected 2007
Assets
Cash	$343	$1,154	$1,623	$4,828
Accounts receivable, net	45,500	47,604	47,909	49,420
Inventory	59,474	53,072	49,404	47,216
Prepaid expenses and other	2,807	2,980	2,940	2,900

Total current assets	108,125	104,810	101,876	104,364
Property, plant and equipment, net	280,038	149,895	150,030	149,165
Intangibles and deferred finance charges, net	10,080	2,179	1,799	1,419
Other assets	4,610	2,000	2,000	2,000

Total Assets	$402,853	$258,884	$255,705	$256,948
Liabilities and Equity
Liabilities:
Accounts payable	$9,502	$14,000	$14,500	$15,000
Accrued expenses	15,500	13,120	12,569	12,784
Accrued interest	22,909	3,070	3,133	2,713

Total current liabilities	47,911	30,190	30,202	30,497
Revolver	46,837	19,169	1,169	0
Term Loans	43,750	67,375	63,125	57,313
Senior Notes	272,206
New Notes	—	54,636	61,193	50,000

Total Debt	362,793	141,180	125,487	107,313
Deferred taxes and other liabilities	1,018	—	—	—
Stockholders' equity:	(8,869)	87,514	100,016	119,139
Total Liabilities and Stockholders' Equity	$402,853	$258,884	$255,705	$256,948

APPLIED EXTRUSION TECHNOLOGIES, INC.
PROJECTED CONSOLIDATED STATEMENT OF CASH FLOWS
Years ended September 30, 2004, 2005, 2006 and 2007
(Unaudited)
(In Thousands)

	Estimated 2004	Projected 2005	Projected 2006	Projected 2007
OPERATING ACTIVITIES:
Net income	$(45,973)	$(16,322)	$12,502	$19,122
Adjustments to reconcile net loss to net cash from operating activities:
Provision for doubtful accounts	600	600	600	600
Depreciation and amortization of intangibles, etc.	29,014	18,279	15,645	16,645
Amortization of sale/leaseback transactions	(69)	—	—	—
Stock compensation	113	—	—	—
Gain on sale of assets	(168)	—	—	—
Goodwill impairment	9,874	—	—	—
Changes in assets and liabilities:
Accounts receivable	(12,566)	(4,704)	(904)	(2,112)
Inventory	(6,744)	6,402	3,667	2,189
Prepaid expenses and other assets	9,340	2,437	40	40
Accounts payable and accrued expenses	12,845	11,843	12	295
Other	(14,844)	(1,018)	—	—

Net cash provided by (used in) operating activities	(18,578)	17,517	31,563	36,779
INVESTING ACTIVITIES:
Additions to property, plant and equipment, net	(6,546)	(15,400)	(15,400)	(15,400)
Proceeds from sale of property, plant and equipment	203	—	—	—
Repurchase of leased assets	(36,961)	—	—	—

Net cash used in investing activities	(43,304)	(15,400)	(15,400)	(15,400)
FINANCING ACTIVITIES:
Borrowings (repayments) under Revolver	18,167	(46,733)
Principal payment on term loan	(6,250)	(43,750)
Proceeds from term loan	50,000
Borrowings (repayments) under Exit Facility Revolver		19,169	(18,000)	(1,170)
Principal payment on Exit Facility term loan		(2,625)	(4,250)	(5,812)
Proceeds from Exit Facility term loan		70,000	—	—
Deferred Interest (repayments) on New Notes		4,636	6,556	(11,193)
Debt issuance costs	(2,549)	(2,004)	—	—

Net cash from financing activities	59,368	(1,306)	(15,694)	(18,174)
Effect of exchange rate changes on cash	23	—	—	—

Change in cash and cash equivalents, net	(2,492)	811	469	3,205
Cash and cash equivalents, beginning	2,835	343	1,154	1,623

Cash and cash equivalents, ending	$343	$1,154	$1,623	$4,828

B.
Valuation

        In conjunction with formulating the Plan, and in particular, to determine the feasibility of the Plan and to quantify the appropriate amount of cash required for the Small Noteholder Allocation, the Company determined that it was necessary to estimate a post-confirmation going-concern enterprise value for the Reorganized Company. Accordingly, the Company directed MBLY to prepare such a valuation.

    1.
    Valuation Overview

        The estimates of enterprise value set forth herein represent an estimated reorganization enterprise value that was developed solely for the purpose of the Plan. The estimates of the reorganization value prepared by MBLY assume that the Reorganized Debtors will continue as the owner and operator of their business and assets. Such estimates reflect the computations of the estimated enterprise value of the Reorganized Company through the application of various generally accepted valuation techniques and do not reflect or constitute appraisals of assets of the Company or the actual market value of the Company. Such estimates are inherently uncertain, and neither the Company, nor MBLY, assumes any responsibility for the accuracy and completeness of such estimates.

        MBLY has assumed and relied upon the accuracy and completeness of all information provided to it by the Company and has not assumed any responsibility for independent verification of such information or for any independent valuation of appraisal of any assets of the Company, nor was MBLY furnished with any such valuations or appraisals. MBLY has assumed, without independent investigation, the accuracy of all representations and statements made by management and employees of the Debtors. MBLY has assumed that the financial projections are true and that they were reasonably prepared on bases reflecting the best estimates and good faith judgment of the management of the Company as of the date of their preparation, and management has informed MBLY of all circumstances occurring since such date that could make the financial projections incomplete or misleading. The valuation was delivered by MBLY with the explicit understanding that it is based on standards of assessment, including economic, market, political, legal and other conditions, in existence as of the date hereof and that standards of assessment may change in the future. MBLY disclaims any responsibility for any impact any such change may have on the assessment of the valuation of the Reorganized Company set forth herein.

        In preparing its analysis, MBLY, among other things, (i) reviewed certain financial statements of the Company for recent years and interim periods; (ii) reviewed certain internal financial and operating data prepared by the Company; (iii) discussed the current operations and prospects of the business with the management of the Company; (iv) considered the financial forecasts and reviewed the assumptions underlying the financial forecasts prepared by the management of the Company; (v) reviewed publicly available information regarding certain companies engaged in businesses deemed reasonably comparable to the Company; (vi) reviewed certain information regarding merger and acquisition transactions, to the extent publicly available, involving certain companies engaged in business deemed reasonably comparable to that of the Company; (vii) considered certain economic and industry information relevant to the business of the Company; (viii) reviewed various documents relating to the Plan; and (ix) reviewed such other information, performed such other analyses and took into account such other factors as MBLY deemed relevant, necessary or appropriate.

    2.
    Methodology

        MBLY has employed several generally accepted valuation techniques in estimating the reorganization value of Reorganized AET. The three methodologies upon which MBLY primarily relied are: comparable public company analysis, comparable acquisition analysis and discounted cash flow analysis. These valuation techniques reflect both the market's current view of the Debtors' business plan and operations, as well as longer term focus on the intrinsic value of the cash flow projections in the Debtors' business plan.

            (a)    Comparable Public Company Analysis

        In a comparable public company analysis, a subject company is valued by comparing it with publicly held companies in reasonably similar lines of business. The comparable public companies are chosen based on, among other attributes, their similarity to the subject company's size, profitability, and market presence. The price that an investor is willing to pay in the public markets for each company's publicly traded securities represents that company's current and future prospects as well as the rate of return required on the investment.

        In selecting comparable public companies, MBLY considered factors such as the focus of the comparable companies' businesses as well as such companies' current and projected operating performance relative to that of the Debtors. The analytical work performed includes, among other things, a detailed financial comparison of each company's income, balance sheet and cash flow statement. Numerous financial multiples and ratios were developed to measure each company's valuation and relative performance. Some of the specific analyses entailed comparing the enterprise value (defined as market value of equity plus market value of debt, book value of preferred stock and minority interest minus excess cash) for each of the comparable public companies to their revenue and EBITDA. These multiples were then applied to AET to determine the range of enterprise value and equity value using this methodology.

            (b)    Comparable Acquisition Analysis

        The comparable acquisition analysis was the second valuation methodology used to determine the reorganization value for Reorganized AET and its consolidated subsidiaries. This approach entails calculating multiples of revenues and EBITDA based upon prices paid (including any debt assumed and equity purchased) in mergers and acquisitions activity for companies similar to AET. These multiples were then applied to AET to determine the implied range of enterprise values using this methodology.

      (c)
      Discounted Cash Flow ("DCF") Analysis

        The third common valuation methodology which was used to determine the reorganization value of Reorganized AET was the discounted cash flow method. The discounted cash flow of an enterprise represents the present value of unleveraged, after-tax cash flows available to all providers of capital using an appropriate set of discount rates. The DCF approach takes into account the projected operating cash flows of the subject company by using company projections as the basis for the financial model. The underlying concept of the DCF approach is that debt-free, after-tax cash flows are estimated for a projection period and a terminal value is estimated to determine the going concern value of the subject company from the end of the projection period forward. These cash flows are then discounted at an appropriate weighted average cost of capital which is determined by referring to, among other things, the average cost of debt and equity for the other participants throughout the industry.

    3.
    Valuation of Reorganized Company

        MBLY advised the Company that for purposes of the valuation expressed above, MBLY assumed that (i) the proposed capitalization of the Company will be as set forth in the Plan; (ii) market, business and general economic conditions will be similar to conditions observed; (iii) the financial and other information furnished to MBLY by the Company and their professionals and the publicly available information are accurate and complete; and (iv) the Plan is confirmed without material changes. Based upon the analyses detailed above, the assumptions made, matters considered and limits of review also set forth above, MBLY estimated the total reorganization value range of the Company to be between $190 million to $270 million with a midpoint of approximately $230 million as of December 31, 2004. The range of reorganization equity value, which takes into account the total reorganization value range less estimated debt outstanding as of December 31, 2004, was estimated by

MBLY to be between $45 million and $125 million, with a midpoint of approximately $85 million as of December 31, 2004. The foregoing reorganization equity value (ascribed as of the date of this Disclosure Statement) reflects, among other factors described herein, current financial and commodity market conditions and the inherent uncertainty as to the achievement of the projections.

        THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE COMPANY AND MBLY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE. ADDITIONALLY, THE POST-REORGANIZATION VALUE ESTIMATED BY MBLY DOES NOT NECESSARILY REFLECT, AND SHOULD NOT BE CONSTRUED AS REFLECTING, VALUES THAT WILL BE ATTAINED IN THE PUBLIC OR PRIVATE MARKETS. THE VALUE DESCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE RANGES ASSOCIATED WITH MBLY'S VALUATION ANALYSIS. INDEED, THERE CAN BE NO ASSURANCE THAT A TRADING MARKET WILL DEVELOP FOR THE NEW SECURITIES ISSUED PURSUANT TO THE PLAN OF REORGANIZATION.

IX.    LIQUIDATION ANALYSIS

        Pursuant to section 1129(a)(7) of the Bankruptcy Code (sometimes called the "Best Interests Test," which is described in greater detail in Article XIII.E. hereof), the Bankruptcy Code requires that each holder of an impaired Claim or impaired Equity Interest either (x) accept the Plan or (y) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Company were liquidated under chapter 7 of the Bankruptcy Code.

        The first step in meeting this test is to determine the proceeds that would be generated from the hypothetical liquidation of the Company's assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash and cash equivalents ("Cash") available would be the sum of the proceeds from the disposition of Debtors' assets and the Cash held by Debtors at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation and such additional administrative expenses and priority claims that may result from the termination of Debtors' business and the use of chapter 7 for the purposes of a hypothetical liquidation. Any remaining net Cash would be allocated to creditors and stockholders in strict priority in accordance with section 726 of the Bankruptcy Code.

        The Company believes that the Holders of Claims and Equity Interests will receive not less than they would receive under a chapter 7 liquidation. The Company, with the assistance of MBLY, prepared a liquidation analysis (the "Liquidation Analysis") on behalf of the Company to assist holders of Claims to reach a determination as to whether to accept or reject the Plan. The Liquidation Analysis is based upon estimated assets and liabilities of Debtors as of September 30, 2004. This Liquidation Analysis estimates the proceeds that may be generated as a result of a hypothetical chapter 7 liquidation of the Company's assets on September 30, 2004.

        Underlying the Liquidation Analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions are based are subject to change. The actual amounts of claims could vary significantly from the Company's estimate, depending on the claims asserted during the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation or other potential claims or recoveries, including from avoidance actions. No value was assigned to additional proceeds that might result from the sale of certain items with intangible value. Therefore, the actual liquidation value of the Company could vary materially from the estimates provided herein.

        Additional information concerning the assumptions underlying the liquidation analysis is as follows:

1.
General

        This analysis (the "Liquidation Analysis") presents management's estimate of the net proceeds that would be realized if the Company's assets were liquidated under the provisions of chapter 7 of the Bankruptcy Code.

        The Liquidation Analysis assumes a liquidation period of twelve months.

        The Liquidation Analysis is based on the Company's estimated balance sheet as of September 30, 2004. Management of the Company does not believe that further projected information will vary significantly. However, any difference in asset values between the values used herein and actual values on the date a liquidation process would begin would result in a variance to the estimated recovery amounts.

        Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Company and its management, and upon assumptions with respect to liquidation decisions that could be subject to change. Accordingly, there can be no assurance that the values reflected in the Liquidation Analysis would be realized in the event of such liquidation, and actual results could vary materially from those shown here.

        This analysis has not been examined or reviewed by independent accountants in accordance with standards promulgated by the AICPA.

2.
Cash

        The cash balance reflects actual cash held in the Company's bank accounts as of September 30, 2004.

3.
Trade Accounts Receivable

        Estimated proceeds realized from accounts receivable under a liquidation are based on management's estimate of collection. The methodology for determining recovery excludes certain accounts receivable based upon their aging versus due date and/or invoice date. Foreign accounts receivable are also limited to an eligible amount of no more than $5 million. Eligible accounts receivables are further discounted by 15%.

4.
Inventories

        Estimated proceeds from the sale of inventories on hand as of the liquidation date are based on management's estimate of liquidating such inventories. The methodology for determining recovery excludes classes of inventory that have minimal value in liquidation, are considered to be potentially obsolete or are excess inventory based on age. Inventory is further discounted to 85% of the estimated net.

5.
Prepaid and Other Current Assets

        Prepaid and other current assets consist primarily of prepaid insurance, prepaid rents and utilities, deposits and advances and other miscellaneous current assets. Management has reviewed the individual components of the Prepaid and Other Current Assets and has estimated a liquidation recovery of approximately $0.97 million.

6.
Property, Plant and Equipment, net ("PP&E")

        PP&E includes owned assets such as land, buildings, automobiles, machinery and equipment, furniture and fixtures, leasehold improvements and construction in process. For all assets, liquidation values were determined by third-party appraisals of the Company's property, plant and equipment. These appraisals were performed in August 2003 as part of the refinancing of the Company's revolving debt. These appraised values have been further discounted by 20% to compensate for the age of the appraisals as well as the reduced demand for oriented polypropylene manufacturing equipment. Additional amounts were included for additions to property, plant and equipment subsequent to the date of the third-party appraisals. There is no recovery for leasehold improvements since such improvements will revert to the lessor upon discontinuation of the leases.

7.
Intangibles

        Due to the indeterminable value of patents and trademarks, no values have been assigned to patents and trademarks.

8.
Other Assets

        Other assets primarily consist of deposits with vendors and sales tax receivables, all of which are considered fully recoverable.

9.
Windown Costs

        It is assumed that the liquidation process would occur over a twelve-month period. Winddown costs include nearly full operating expenses, overhead and other corporate costs during the first three months, with declining amounts of costs required in the following months.

10.
Retention

        During the liquidation period, it is assumed that retention payments will be made to certain members of management and other employees of the Company in order to retain their services. Management believes that these retention payments are essential in order to maintain an appropriate workforce that will be required to assist the trustee in liquidating the estate and will ultimately result in a greater yield from the liquidation of the assets.

11.
Other Professional Fees

        During the liquidation period, it will be necessary for the Debtors' estate to engage the services of various professionals to assist in the estate's liquidation including, but not necessarily limited to, counsel, accountants, financial advisors, investment bankers and brokers.

12.
Chapter 7 Trustee Fees

        Compensation for the chapter 7 trustee will be limited to fee guidelines in section 326 of the Bankruptcy Code. For purposes of this analysis, trustee fees in an amount of $6.445 million is based upon a reasonable assumption of a percentage of net proceeds as is customary in comparable cases.

13.
Secured Creditors

        Estimated amounts to be distributed to secured creditors reflect the balances due, including accrued interest, on the senior credit facility as of the hypothetical liquidation date.

14.
Unsecured Creditors

        Unsecured creditors include trade creditors and holders of the senior notes. Based upon the estimated recoveries under this hypothetical liquidation scenario, $56.523 million of proceeds would be available to satisfy allowed unsecured claims.

APPLIED EXTRUSION TECHNOLOGIES, INC.
LIQUIDATION ANALYSIS
(USD in 000's)

	Note References	Estimated Book Value as of September 30, 2004	Average Estimated Recovery Rate	Estimated Liquidation Value
		(unaudited)
Cash and cash equivalents	2	$1,332	100%	$1,332
Trade accounts receivable, net	3	45,500	61%	27,755
Inventories, net	4	59,474	49%	29,142
Prepaid expenses and other current assets	5	2,807	34%	966
Property, plant and equipment, net	6	280,038	43%	121,485
Intangibles and deferred charges,net	7	10,080	0%	—
Other assets	8	4,610	100%	4,610

Total assets		$403,841	53%	$185,291
Net estimated proceeds available for distribution				$185,291
Less: Chapter 7 Administrative Claims
Winddown costs	9	$19,766	100%	$19,766
Key employee retention and severance	10	2,500	100%	2,500
Other professional fees	11	10,000	100%	10,000
Chapter 7 trustee fees	12	6,445	100%	6,445

Total Chapter 7 administrative claims		$38,711	100%	$38,711
Net estimated proceeds available after Chapter 7 administrative claims				$146,580
Less: Secured Claims	13
GE Capital revolving credit line		$46,307	100%	$46,307
GE Capital Term Loan		43,750	100%	43,750

Total secured claims		$90,057	100%	$90,057
Net estimated proceeds available after Secured Claims				$56,523
Less: General unsecured claims	14
10 3/4% Senior notes due 2011		$297,437	18%	$54,773
Other unsecured creditors		9,502	18%	1,750

Total general unsecured claims		$306,939	18%	$56,523
Net estimated proceeds available for distribution to Subordinated Claims and AET Common Stock			0%	—

X.    RISK FACTORS

A.
Certain Bankruptcy Law Considerations

  1.
  Failure to Satisfy Vote Requirement

        If we obtain the requisite votes from the Holders of Allowed Large Note Claims to accept the Plan in accordance with the requirements of the Bankruptcy Code, we intend to file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan. In the event that sufficient votes are not received from the Holders of Allowed Large Note Claims, we may nevertheless file a petition for relief under chapter 11 of the Bankruptcy Code. In such event, we may seek to accomplish an alternative restructuring of our capitalization and its obligations to creditors and equity holders. There can be no assurance that the terms of any such alternative restructuring would be similar to or as favorable to Noteholders, other creditors and equity holders as those proposed in the Plan.

    2.
    Non-Confirmation or Delay of Confirmation of the Plan

        It is possible that our Chapter 11 Cases could evolve into lengthy and contested cases, the results of which cannot be predicted.

        Even if the requisite acceptances are received under the Bankruptcy Code and the Plan is uncontested in the Chapter 11 Cases, it is estimated that the Plan would take at least 6 to 8 weeks to confirm. Moreover, regardless of whether all classes of claimants accept or are presumed to have accepted the Plan, the Plan still may not be confirmed by the Bankruptcy Court, which sits as a court of equity and may exercise substantial discretion. For example, a non-accepting creditor of the Company might challenge the terms of the Plan as not being in compliance with the Bankruptcy Code and the Bankruptcy Court might rule in favor of the non-accepting creditor's objections. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan likely will not be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting impaired classes of claims and interests be not less than the value of distributions such impaired classes of claims and interests would receive if we were liquidated under chapter 7 of the Bankruptcy Code. Although we believe that the Plan will meet such tests, we cannot assure you that the Bankruptcy Court would reach the same conclusion. Additionally, even if the required acceptances of each class are received, the Bankruptcy Court may find that holders of claims have not validly accepted the Plan if the Bankruptcy Court finds that our solicitation of acceptances for the Plan did not comply with the requirements of section 1126(b) of the Bankruptcy Code. In such event, we may seek to resolicit acceptances. Nonetheless, confirmation of the Plan could be delayed and possibly jeopardized. Additionally, we cannot assure you that the Plan will not require significant modifications for confirmation, or that such modifications would not require a resolicitation of acceptances.

    3.
    Non-Consensual Confirmation

        We have been informed by Ingalls & Snyder that it intends to recommend to the beneficial owners of its Notes to vote to reject the Plan because Ingalls & Snyder does not support the non-reporting, private company status of Reorganized AET. We believe that the beneficial owners of Ingalls & Snyder's Notes are Holders of Allowed Small Note Claims. Counsel to Ingalls & Snyder has contended that the Plan violates sections 1122 and 1129, among others, of the Bankrupty Code and that the Plan is therefore unconfirmable. Accordingly, the Company expects that Ingalls & Snyder would object to Confirmation of the Plan. In the event a Class of Claims, such as the Small Note Claims, does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Company's request if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each such non-accepting impaired class of Claims. Although we believe that the Plan will meet such tests, we cannot assure you that the Bankruptcy Court would reach the same conclusion. Under section 1129(b)(2)(C) of the Bankruptcy Code, the condition that the Plan be "fair and equitable" with respect to a class of interests includes the requirement that the holder of any Claims that is junior to the Claims of such class will not receive or retain under the Plan on account of such junior interest any property. If however, the Bankrupcty Court does not confirm the Plan, the Company may pursue one of the following alternatives: (i) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code and (iii) dismissal of the Chapter 11 Cases. See Article XIII.F. "CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan."

    4.
    Risk of Non-Occurrence of the Effective Date

        Although the Company believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.

    5.
    Effect of the Chapter 11 Cases on Relations with Trade Vendors, Customers and our Employees

        Following our announcement on June 30, 2004 that we are engaging in discussions with the Committee to recapitalize the Senior Notes, certain of our vendors constricted their trade terms with us. In the period since, all of our key vendors have continued to supply the Company with materials and or services. It is expected that the vendors will expand their trade terms to pre-announcement levels upon confirmation of the recapitalization plan. Whilst our trade terms are not as favorable in this period as the period pending the announcement, taken as a whole, the constriction of terms has not had a material effect on our operations.

        Customer responses to the Company's announcement of the recapitalization plan have been generally favorable with respect to the eventual strengthened financial position, which the plan provides. However, certain customers have expressed concerns with respect to the Company's ability to ensure continuity of supply and to develop and supply new higher value film products. While the Company believes it has addressed these concerns there can be no assurance that certain customers, or end users will not seek alternative sources of supply.

        The Company implemented an employee communication program immediately following the announcement of the Plan to recapitalize the Senior Notes. This communication program has been effective in addressing employee questions and concerns and, to date the Company has not realized a material change in employee turnover.

        In addition, because of the traditional stigma associated with any bankruptcy, regardless of whether it may improve our financial condition, our commencement of the Chapter 11 Cases may adversely affect our ability to retain and attract customers and/or highly-skilled personnel, which could harm our business. Although we intend to seek authority from the Bankruptcy Court to pay, among other things, all prepetition wages, salaries, commissions and employee benefits, we cannot assure you that our highly-skilled personnel will continue their employment with us, and their failure to do so could harm our business.

        B.    Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization

    1.
    Capital Requirements

        The business of the Reorganized Debtors is expected to have substantial capital expenditure needs. Although (i) Reorganized AET intends to enter into the Exit Facility, which will provide the Reorganized Debtors with approximately $30 million of liquidity and (ii) the Plan significantly decreases Reorganized AET's debt obligations, Reorganized AET's ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

    2.
    Variances from Projections

        The fundamental premise of the Plan is the deleveraging of the Company and the implementation and realization of the Company's business plan, as reflected in the Projections contained in this Solicitation and Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors and its subsidiaries, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength, consumer purchasing trends and preferences, and the ability to stabilize and grow the Company's sales base and control future operating expenses. The Company believes that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the Projection Period necessarily will vary from the projected results, and such variations may be material and adverse. Accordingly, holders of Claims and Interests and other interested parties are cautioned not to place undue reliance on the Projections.

        Moreover, the estimated percentage recovery by Holders of the Senior Notes is based upon estimated values of the New Notes and New Common Stock. Because the market and economic conditions upon which such values are based are beyond the control of AET, the actual results achieved necessarily will vary from the estimate. Such variations may be material and adverse.

    3.
    Disruption of Operations

        The commencement and pendency of the Chapter 11 Cases could adversely affect AET's relationships with its customers and suppliers, as well as AET's ability to retain or attract high-quality employees. In such event, weakened operating results may occur that could give rise to variances from AET's projections.

    4.
    Lack of Trading Market and Restrictions on Transfer

        The New Notes and the New Common Stock are new issues of securities with no established trading market or prior trading history. There can be no assurance regarding the future development of a market for the New Notes and the New Common Stock, the ability of holders thereof to sell their New Notes or New Common Stock or the price for which such holders may be able to sell their New Notes and New Common Stock. If a market were to develop, the New Notes and the New Common Stock could trade at prices lower than their initial values. The trading prices of such securities will depend on many factors, including factors beyond the Company's control. Furthermore, the liquidity of, and trading market for, the New Notes and the New Common Stock may be adversely affected by price declines and volatility in the market for similar securities, as well as by any changes in the Company's financial condition or results of operations.

        The New Notes and the New Common Stock will be subject to substantial restrictions on transfer contained in the Amended AET Certificate of Incorporation, the Amended AET By-Laws, the New Note Indenture and the Stockholders' Agreement. Consequently, any holder of New Notes or New Common Stock may have to bear the economic risk of its investment for an indefinite period of time.

        Reorganized AET will not be subject to the reporting requirements under the Exchange Act, and does not intend to register any such securities under the Securities Act or list shares of the New Common Stock or New Notes on any national securities exchange or on the Nasdaq National Market. Holders of these securities will not receive reports or financial statements from Reorganized AET except to the extent required by the Stockholders' Agreement and the New Note Indenture.

    5.
    Dividend Policies

        AET does not anticipate that any dividends will be paid on the New Common Stock in the foreseeable future. In addition, the covenants in the Exit Facility and the New Note Indenture may

limit the ability of Reorganized AET to pay dividends. Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions that may prohibit their ability to invest in the New Common Stock.

    6.
    Interest on Notes May Be Deferred

        In the event that the Company does not achieve certain financial thresholds, the New Note Indenture will allow the Company to defer interest payments in full in lieu of making such interest payments on the New Notes provided, however, that if the Company elects to defer any interest payment on the New Notes in accordance with the New Note Indenture, then the amount of interest so deferred, together with all prior amounts of interest that have previously been deferred shall constitute the "Cumulative Deferred Amount". Interest on the Cumulative Deferred Amount will accrue at the rate of 12.0% per annum, and (unless the Company defers the payment of interest as described above, in which event such interest will be added to the Cumulative Deferred Amount) such interest on the Cumulative Deferred Amount will be payable on each interest payment date and will be equal in right of payment to all interest due and payable on the New Notes on such interest payment date.

C.
Risks Relating to the Company

  1.
  Leverage and Debt Service

        After giving effect to the reorganization contemplated under the Plan, the Company will have a manageable amount of debt obligations. As of December 31, 2004, on a pro forma basis after giving effect to the Reorganization, the Company would have had an aggregate net indebtedness of $145 million including amounts funded under the Exit Facility and the New Notes.

        The Company's capitalization could have important consequences to the holders of the New Common Stock, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future and (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for other purposes.

    2.
    Existing Credit Agreement and Liquidity

        Due to the impact of adverse economic conditions facing the Company's industry, the Existing Credit Agreement was amended on June 30, 2004, to among other things, restate the Company's minimum EBITDA covenant for the third fiscal quarter 2004 from approximately $35,000,000 to $30,000,000. The Existing Credit Agreement was subsequently amended on October 1, 2004, to among other things, restate the Company's minimum EBITDA covenant for the fourth fiscal quarter 2004 from approximately $43,000,000 to $28,500,000. Additionally, the Existing Credit Agreement has been amended to the effect that the lenders waived any event of default with respect to non-payment of interest on the Notes through December 15, 2004, which date may be extended by the lenders. There can be no assurance that the lenders will extend this date.

        The Company's liquidity generally depends on cash provided by operating activities and the Existing Credit Agreement. The ability of the Company to continue as a going concern depends, among other things, on (i) the Company's ability to maintain adequate cash on hand; (ii) the Company's ability to generate cash from operations; (iii) the duration and outcome of the Solicitation; and (iv) the Company's ability to achieve profitability following the reorganization process. The Company, in conjunction with its advisors, is working to design and implement strategies to provide adequate liquidity for the Company. However, there can be no assurance as to the success of such efforts.

    3.
    Competition

        The markets in which we operate are highly competitive. Competition in the OPP films market is based primarily on customer relationships, product performance characteristics, such as machinability, quality, reliability and price. Our ability to be an effective competitor will depend on our ability to compete on the basis of these characteristics. It will also depend on our success in developing new and enhanced products for our customers. Although we have broad product lines and are continually developing new and enhanced products, our current customers may not continue to purchase our products, we may not be successful in avoiding product obsolescence, and we may not be able to compete effectively with these companies.

    4.
    Rise in Costs of Raw Materials

        AET is heavily dependent on petroleum and associated products such as propylene and polypropylene resin, our primary raw materials. The costs of such materials escalated sharply in fiscal year 2004, an unforeseen development that affected our economic performance. If the costs of these raw materials continue to rise, we may not be able to absorb the cost increases or pass along a portion of the increase to our customers, further negatively impacting our financial condition.

    5.
    Industry Overcapacity

        Production capacity in the OPP films industry increased significantly in the late 1990's. This decline in capacity utilization led to sharp declines in selling prices of OPP films. Although capacity utilization levels have improved since 1999, continued depressed growth in demand has prevented any sustained, significant price increases. In the past eighteen months capacity in North America was increased another 9 percent, with one production line starting up in the United States in mid 2003 and two production lines recently coming on line in Mexico. Since demand has been relatively flat over the past four years, the Company believes the utilization rate is still approximately 90 percent. At this level the industry is able to pass on some, but not all, of the raw material price increases. We believe that capacity utilization in the mid-90 percent range is required to achieve reasonable levels of price realization. Profitability may be negatively affected by increased raw material costs should capacity utilization remain at the current level, or worsen.

    6.
    New Product Development

        AET is developing new high-value products, some of which have recently been introduced commercially into the market, others of which are in various stages of development. It is anticipated that theses new products will contribute significantly to the profitability of AET in two to three years; however there can be no assurance that the balance of these products will be successfully commercialized and if commercialized, there is no assurance that competing products of greater value will be introduced into the marketplace.

    7.
    Other Risks Relating to AET

        For risks related to our company in general, you should read the "Risk Factors" section in AET's annual report on Form 10-K for the fiscal year ended September 30, 2003, as filed with the SEC. This filing is incorporated by reference into this Solicitation and Disclosure Statement and is deemed to be a part of this Solicitation and Disclosure Statement. See "Documents Incorporated by Reference."

D.
Risks of Voluntary Bankruptcy Filing

  1.
  General

        The filing of a bankruptcy petition by the Company and the publicity attendant thereto may adversely affect the business of the Company. The Company believes that any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not confirmed as expected.

    2.
    Failure to File Chapter 11 Petition

        If the requisite votes for acceptance of the Plan are obtained from the Holders of Large Note Claims, the Company intends to file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly thereafter as is practicable, confirmation by the Bankruptcy Court of the Plan. In the event that the requisite accepting votes are not obtained from the Holders of Large Note Claims, or the Company otherwise determines not to file a chapter 11 petition, AET may with the consent of the Restructuring Agreement Noteholders seek to accomplish an alternative restructuring of their obligations and obtain consent to any such restructuring plan by means of another out-of-court solicitation for acceptance of a Company plan of reorganization, or otherwise. There can be no assurance that the terms of any such alternative restructuring arrangement or plan would be similar to or as favorable as those proposed in the Plan.

    3.
    Risk of Failure to Obtain Authority to Pay Prepetition Unsecured Claims in the Ordinary Course of Business

        Under the Plan, General Unsecured Claims are unimpaired. In order to effectuate this treatment, the Debtors intend to seek authority from the Bankruptcy Court pursuant to its "first day orders" to continue to satisfy their obligations to unsecured creditors in the ordinary course of business, including obligations which arise prior to the filing of the Debtors' Chapter 11 Cases. If the Debtors are unable to obtain such authority, the Plan may have to be amended to provide different treatment for the Holders of General Unsecured Claims. See Article XIII.F. herein.

    4.
    Methods of Solicitation

        Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of "adequate information," as defined in section 1125 of the Bankruptcy Code. This Solicitation and Disclosure Statement is being presented to all Holders of Claims in impaired Classes in order to satisfy the requirements of section 1126(b) of the Bankruptcy Code.

        In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code. Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is deemed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) there is no such law, rule or regulation, and such acceptance or rejection was solicited in accordance with section 1125(b) of the Bankruptcy Code.

        The Debtors believe that their solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules and regulations. The Debtors cannot be certain, however, that their solicitation of acceptances or rejections will be approved by the Bankruptcy Court. If such approval is not obtained, then the Debtors may have to solicit votes to accept or reject the Plan from one or more Classes of Claims or Equity Interests that were not previously solicited. There is also a risk that confirmation of the Plan would be denied by the Bankruptcy Court.

        The Debtors believe that the use of the Solicitation and Disclosure Statement and of Ballots and Master Ballots for the purpose of obtaining acceptances of the Plan and the Solicitation is in compliance with the Bankruptcy Code. However, there can be no assurance that the Bankruptcy Court will decide that the Solicitation meets the requirements of section 1126(b) of the Bankruptcy Code. If the Bankruptcy Court determines that the Solicitation does not comply with the requirements of section 1126(b) of the Bankruptcy Code, the Company may seek to resolicit acceptances, and, in such event, Confirmation of the Plan could be delayed and possibly jeopardized.

    5.
    Classification and Treatment of Claims and Equity Interests

        Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Equity Interests in, the Company. The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class. The Debtors believe that all Claims and Equity Interests have been appropriately classified in the Plan. The Debtors have elected to separately classify General Unsecured Claims because this Class is composed largely of trade creditors. Many of these creditors are key suppliers of products and services used by the Debtors. Accordingly, any impairment of these Claims could be detrimental to the ability of the Debtors to obtain essential trade credit and could substantially impair the ability of the Debtors to do business with trade creditors whose goods and services are essential for the Debtors. In addition, the Debtors have separately classified the Holders of Allowed Small Note Claims because of the potentially large number of Holders of Senior Note Claims. In order to be responsive to the concerns of Ingalls & Snyder and to achieve and maintain the non-reporting status of Reorganized AET on and after the Effective Date, the Debtors have chosen to distribute the Small Noteholder Allocation to the Holders of Small Note Claims. Counsel to Ingalls & Snyder has contended that the Plan violates sections 1122 and 1129 among others, of the Bankruptcy Code and that the Plan is therefore unconfirmable. Accordingly, the Company expects that Ingalls & Snyder would object to Confirmation of the Plan. The Debtors believe that there is a valid business purpose for the difference in treatment of Large Note Claims and Small Note Claims, that the treatment of the Holders of Small Note Claims is not less favorable than the treatment of Holders of Large Note Claims and that the Plan does not unfairly discriminate against the Holders of the Small Note Claims. However, an objection to the Classification Claims would be subject to a final determination of the issue by the Bankruptcy Court before the Plan could be confirmed.

        To the extent that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors currently anticipate that they would seek (i) to modify the Plan to provide for whatever reasonable classification might be required for Confirmation, with the consent of the Committee, and (ii) to use the acceptances received from any creditor pursuant to this Solicitation for the purpose of obtaining the approval of the Class or Classes of which such creditor ultimately is deemed to be a member. Any such reclassification of creditors, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which such creditor was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan. There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and requiring a reclassification, would approve the Plan based upon such reclassification. Except to the extent that modification of classification in the Plan requires resolicitation, the Debtors will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this Solicitation will constitute a consent to the Plan's treatment of such Holder regardless of the Class as to which such Holder is ultimately deemed to be a member. The Company believes that under the Federal Rules of Bankruptcy Procedure, the Company would be required to resolicit votes for or against the Plan only when a modification adversely affects the treatment of the claim of any creditor or equity security holder. See Article II.L.2. "THE PLAN—Other Provisions—Modification of the Plan; Revocation or Withdrawal of the Plan."

        The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest. The Debtors believe that they have complied with the requirement of equal treatment, in particular in ensuring that the Small Noteholder Allocation is equivalent in value to the New Securities Allocation. To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny Confirmation of the Plan.

        Issues or disputes relating to classification and/or treatment could result in a delay in the Confirmation and Consummation of the Plan and could increase the risk that the Plan will not be consummated.

    6.
    Nonacceptance of the Plan—Confirmation by "Cramdown"

        In the event that any impaired Class of Claims does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors' request pursuant to the "cramdown" provisions of the Bankruptcy Code if at least one impaired Class of Claims has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to such impaired Class. See "RISK FACTORS—Certain Bankruptcy Law Considerations—Non-Consensual Confirmation" and Article XIII.D. "CONFIRMATION—Cramdown."

        The Debtors also reserve the right, with the consent of the Committee, to modify the terms of the Plan as necessary for the Confirmation of the Plan without the acceptance of other impaired Classes of Claims. Such modification could result in a less favorable treatment to any nonaccepting Class or Classes, as well as any Classes junior to such nonaccepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution to the affected Class of property of less value than that currently provided in the Plan or, in certain cases, no distribution of property under the Plan, as modified. Any such modification may require resolicitation of one or more impaired Classes of Claims and could result in a delay of the confirmation and consummation of the Plan and could increase the risk that the Plan will not be consummated. See Article II.L.2. "THE PLAN—Other Provisions—Modification of the Plan; Revocation or Withdrawal of the Plan" and Article X.A.3. "RISK FACTORS—Certain Bankruptcy Law Considerations—Non-Consensual Confirmation." However, except as described above, the Debtors may choose not to seek Confirmation of the Plan in the event one or more Classes of Claims do not accept the Plan, but may choose instead to pursue an alternative means to restructure the Debtors.

    7.
    Certain Risks of Non-Confirmation

        Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A nonaccepting creditor of the Debtors might challenge the adequacy of the disclosure, the solicitation procedures and results, or the terms of the Plan as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met, including that the terms of the Plan are fair and equitable to nonaccepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any nonaccepting Classes and that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to nonaccepting impaired Classes of Claims and Equity Interests will not be less than the value of distributions such impaired Classes of Claims and Equity Interests would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. See Article XIII.E.1. "CONFIRMATION—Plan Meets Requirements for Confirmation—Best Interests of Creditors—Liquidation Analysis." While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a liquidation or the need for further financial reorganization and that nonaccepting Holders of Claims and Equity Interests in impaired Classes will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code. The Debtors believe that Holders of Equity Interests would receive no distribution under a liquidation pursuant to either chapter 7 or chapter 11. See Article XIII.E. "CONFIRMATION—Plan Meets Requirements for Confirmation."

        The Plan provides for releases by the Debtors of the D& O Releases, the Indenture Trustee, each member of the Committee, each Plan Funder, each Restructuring Agreement Noteholder, the DIP Agent and others. The Plan also provides for releases of certain parties by and of each Holder of Claims that has voted to accept the Plan, as well as exculpation provisions, indemnifications related thereto and injunction provisions. See Article II.K. "THE PLAN—Legal Effects of Confirmation of the Plan." While the Debtors believe that these provisions in the Plan are permissible under the Bankruptcy Code, arguments exist that certain case law would permit a contrary conclusion which, if accepted by the Bankruptcy Court, may result in the Plan not being confirmed.

        The confirmation and consummation of the Plan are also subject to certain other conditions. See Article II.J. "THE PLAN—Conditions to Confirmation and the Effective Date of the Plan." No assurance can be given that these conditions will be satisfied or if not satisfied that the Debtors could or would waive such conditions.

        If the Plan, or a plan determined not to require re-solicitation of any Classes by the Bankruptcy Court, were not to be confirmed in a timely manner, it is unclear whether the restructuring could be implemented and what Holders of Claims and Equity Interests would ultimately receive with respect to their Claims and Equity Interests. If an alternative reorganization could not be agreed to in a timely manner, it is possible that the Debtors would have to liquidate their assets, in which case it is likely that Holders of Claims and Equity Interests would receive less than they would have received pursuant to the Plan. See Article XIII.F.1. "CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan—Liquidation Under Chapter 7 or Chapter 11."

    8.
    Alternatives to Confirmation and Consummation of the Plan

        If the Debtors commence the Chapter 11 Cases and the Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code and (iii) dismissal of the Chapter 11 Cases. The Debtors believe the Plan is significantly more attractive than these alternatives because it could, among other things, minimize disputes during such proceeding concerning the reorganization of the Debtors, significantly shorten the time required to accomplish the reorganization, reduce the expenses of a case under chapter 11 of the Bankruptcy Code, minimize the disruption to the Debtors' business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 of the Bankruptcy Code. One of the conditions to consummation of the Plan is the availability to the Debtors of the Exit Facility in an amount not less than $125 million. If the Debtors are unable to obtain such a credit facility, the Debtors would probably not have sufficient financing for their operations and would be unable to consummate the Plan. See Article XIII.F. "CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan."

XI.    CERTAIN OTHER LEGAL CONSIDERATIONS

A.
Section 3(a)(9) of the Securities Act

        AET is relying on section 3(a)(9) of the Securities Act to exempt from the registration requirements of the Securities Act the offer to Noteholders of New Notes and New Common Stock which may be deemed to be made by AET pursuant to the solicitation of votes on the Plan. Section 3(a)(9) provides an exemption from the registration requirements of the Securities Act for any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

        AET has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan or for soliciting any exchanges of Notes or Common Stock. AET has received assurances that no person will provide any information to Noteholders relating to the Solicitation or the Plan other than to refer the Noteholders to the information contained in this Solicitation and Disclosure Statement and in the Ballots delivered with it. In addition, none of the financial advisors to AET or the Committee, the Voting Agent or any the trustee for the Notes or registrar and transfer agent for the Common Stock, and no broker, dealer, salesperson, agent or any other person, has been engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the solicitation, the value and terms of the New Notes and New Common Stock or the Plan (and the transactions contemplated thereby).

B.
Section 1145 of the Bankruptcy Code

  1.
  Initial Offer and Sale of Securities

        Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a claim against an interest in, or a claim for an administrative expense in the case concerning, the debtor or such affiliate; and (iii) the securities must be issued entirely in exchange for the recipient's claims against or interests in the debtor, or are issued "principally" in such exchange and "partly" in exchange for cash or property. The Debtors believe that the offer and sale of the New Common Stock and New Notes under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

    2.
    Subsequent Transfers of Securities

        All New Common Stock and New Notes issued under the Plan and covered by section 1145(a)(1) of the Bankruptcy Code may be resold by the holders thereof without registration unless, as more fully described below, the holder is an "underwriter" with respect to such securities, as such term is defined in Section 1145(b)(1) of the Bankruptcy Code. Generally, section 1145(b)(1) of the Bankruptcy Code defines an "underwriter" as any person who: (i) purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (ii) offers to sell securities offered under a plan for the holders of such securities; (iii) offers to buy such securities from the holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; and (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or (iv) is an "issuer" with respect to the securities, as the term "issuer" is defined in section 2(a)(11) of the Securities Act.

        Under section 2(a)(11) of the Securities Act, an "issuer" includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer. "Control" (as such item is defined in Rule 405 of the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting of securities, by contract or otherwise. To the extent that Persons who receive New Common Stock and New Notes pursuant to the Plan are deemed to be "underwriters" as defined in section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. However, for any "affiliate" of an issuer deemed to be an "underwriter", Rule 144 under the Securities Act provides an exemption from registration under the Securities Act for certain public resales of unrestricted securities by "affiliates" of the issuer of such securities. Specifically, Rule 144 allows a holder of unrestricted securities that is an "affiliate" of the "issuer" of such securities to sell, without registration, within any three month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer. In addition, any person who is an "underwriter" but not an "issuer" with respect to an offer and sale of securities is entitled to engage in exempt "ordinary trading transactions" within the meaning of section 1145(b) of the Bankruptcy Code.

        Whether or not any particular person would be deemed to be an "underwriter" with respect to the New Common Stock or New Notes to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular Person receiving New Common Stock or New Notes under the Plan would be an "underwriter" with respect to such New Common Stock or New Notes.

        Given the complex and subjective nature of the question of whether a particular holder may be an "underwriter", the Debtors make no representation concerning the right of any Person to trade in the New Common Stock or New Notes. The Debtors recommend that potential recipients of the New Common Stock or New Notes consult their own counsel concerning whether they may freely trade New Common Stock or New Notes without compliance with the Securities Act, the Securities Exchange Act or similar state and federal laws.

    3.
    Subsequent Transfers Under State Law

        State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner's own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Common Stock and the New Notes.

        AET is not making any representation to any offeree of the securities issued under the Plan regarding the legality of any investment therein by such offeree under appropriate legal investment or similar laws or regulations.

XII.    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of certain significant federal income tax considerations of the Plan under the Internal Revenue Code of 1986, as amended (the "Code"). This general description does not discuss all aspects of federal income taxation that may be relevant to a Holder of Allowed Small Note Claims ("Small Noteholder") or a Holder of Allowed Large Note Claims ("Large Noteholder")(collectively "Noteholders") in light of such person's personal investment circumstances, or to certain types of Noteholders subject to special treatment under the federal income tax laws (for example, life insurance companies, banks, dealers in securities, tax-exempt organizations, foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspect of state, local or foreign taxation. This discussion is limited to Noteholders who hold such interests as "capital assets" and Large Noteholders who will hold Effective Date New Common Stock and New Notes as capital assets (generally property held for investment) within the meaning of section 1221 of the Code. This discussion is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, substantial uncertainties, resulting from the lack of a definitive judicial or administrative authority and interpretation, apply to various tax aspects of the transactions discussed herein. EACH NOTEHOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE TAX CONSEQUENCES PARTICULAR TO IT FROM THE IMPLEMENTATION OF THE PLAN.

        A Holder of an Effective Date Unidentified Claim that receives solely New Notes and Effective Date New Common Stock in exchange for Senior Notes will be subject to the treatment described in Section XII.B below. A Holder of an Effective Date Unidentified Claim that receives cash or a combination of cash, New Notes and Effective Date New Common Stock in exchange for Senior Notes will be subject to the treatment described in Section XII.C below.

A.
Tax Consequences to the Company

        The Company expects to report a net operating loss ("NOL") carryforward for federal income tax purposes of approximately $163 million for its taxable year ended September 30, 2003. The Company also anticipates incurring additional NOLs for the taxable year ending September 30, 2004. A portion of such NOL carryforwards is subject to prior limitations, and the amount of such NOL carryforwards and other losses remain subject to adjustment by the IRS. Moreover, as discussed below, such NOL carryforwards and certain other tax attributes of the Company may be reduced and/or subjected to limitation upon the implementation of the Plan.

    1.
    Cancellation of Debt Income

        As a result of the anticipated exchange of the Senior Notes for Effective Date New Common Stock, New Notes and cash pursuant to the Plan, the amount of the Company's aggregate outstanding indebtedness will be reduced. In general, for federal income tax purposes, a debtor will realize cancellation of debt ("COD") income when a creditor accepts less than full payment in satisfaction of its debt. Under certain provisions of section 108 of the Code, if a debtor corporation transfers stock to a creditor in satisfaction of its indebtedness, such corporation shall be treated as having satisfied the indebtedness with an amount of money equal to the fair market value of the stock. Furthermore, when a corporation uses one debt instrument to retire another, it is treated as having satisfied its prior indebtedness for an amount equal to the "issue price" of the new debt instrument as determined under the OID rules (see below). Absent an exception, the amount of COD income realized must be included in taxable income. Section 108 of the Code provides in part that gross income does not include COD income if the discharge occurs in a title 11 case. Instead, the taxpayer applies the COD income that would otherwise be included in gross income to reduce the following tax attributes in the following order: net operating losses or net operating loss carryovers, carryovers of the general business credit, carryovers of the minimum tax credit, net capital losses or capital loss carryovers, basis of the taxpayer's depreciable and nondepreciable property, passive activity loss and credit carryovers and carryovers of foreign tax credit. The taxpayer may elect to first reduce the basis of depreciable property.

        The Company expects that it will realize significant COD income upon the exchange of the Senior Notes for New Notes, Effective Date New Common Stock and cash pursuant to the Plan. Based on the estimated reorganization value of the Company, the amount of COD income is estimated to be approximately $140 million. Because the realization of COD income will occur in a title 11 case, the Company will not recognize such COD income, but will instead reduce tax attributes after the end of the tax year in which the COD income is recognized. The Company expects to reduce its NOLs, rather than electing to first reduce the basis of some or all of its depreciable property.

    2.
    High Yield Discount Obligations—Limitation on Interest Deductions

        Under section 163 of the Code, a corporation that issues a "high yield discount obligation" will be limited in its ability to take a deduction for interest attributable to original issue discount ("OID"). A "high yield discount obligation" is a debt instrument which has a term of more than 5 years and a yield 5 points or more in excess of the applicable federal rate ("AFR") in effect when the debt instrument was issued, and having "significant original issue discount". A debt instrument has "significant original issue discount" if for periods before the close of any accrual period ending after the date 5 years after the date of issue, the aggregate interest and OID accrued on the debt instrument exceeds the aggregate amount of interest and OID required to be paid on the debt instrument by more than the product of the issue price and the yield to maturity of the debt instrument. If the yield on the debt instrument does not exceed the AFR by more than 6 percentage points the issuer will be denied a deduction for the original issue discount on the debt instrument until the interest is paid. If the yield on the debt instrument does exceed the AFR by more than 6 percentage points a portion of the total return on the debt instrument is not deductible at all by the issuer and is treated when accrued as a distribution with respect to the issuer's common stock which may be treated as a dividend eligible for the dividends received deduction for corporate holders of the debt instrument.

        The Company may be subject to the rules governing high yield discount obligations, because the New Notes will have a term of greater than 5 years, will have a yield of greater than 6 percentage points over the AFR, and may have significant original issue discount depending on whether it makes interest payments in cash or elects to defer the interest payments.

    3.
    Section 382 Limitation

        Under section 382 of the Code, if a loss corporation undergoes an ownership change, the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an "annual limitation." Such limitation may also apply to subsequently recognized "built-in" losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change. In general, the annual limitation for a corporation that undergoes an ownership change pursuant to a plan of reorganization in a title 11 case would be equal to the product of (i) the value of the loss corporation's outstanding stock immediately after the ownership change (with certain adjustments) and (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (which is, for example, 4.64% for October 2004). Any unused portion of the annual limitation would be available in subsequent years. However, if the loss corporation does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, the annual limitation would be zero.

        In general, an ownership change occurs if the percentage of the value of the loss corporation's stock owned by one or more direct or indirect 5% shareholders (as specially defined for purposes of Section 382 of the Code) has increased by more than fifty (50) percentage points over the lowest percentage of that value owned by such 5% shareholders at any time during a three-year testing period. It is anticipated that the issuance of Effective Date New Common Stock pursuant to the Plan will constitute an ownership change of the Company.

        As stated above, section 382 also can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and all items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation. Conversely, if the loss corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. In general, a loss corporation's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. Based on the estimated reorganization value of the Company, the Company currently anticipates that it will be in a net unrealized built-in loss position on the Effective Date.

        An exception to the foregoing annual limitation (and built-in gain and loss) rules generally applies where shareholders and qualified (so-called "old and cold") creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan. Under this exception, a debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization and, during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

        An old and cold creditor includes a creditor who has held its debt continuously beginning at least 18 months prior to the filing of the chapter 11 case. In addition, any stock received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as received by an old and cold creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period. The Company anticipates that even if it would qualify for this exception, it will elect not to apply this exception and instead remain subject to the annual limitation and built-in gain and loss rules described above.

    4.
    Alternative Minimum Tax

        In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation's taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes).

        In addition, if a corporation undergoes an "ownership change" within the meaning of section 382 of the Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.

B.
Tax Consequences to the Large Noteholders who receive New Notes and Effective Date New Common Stock in Exchange for the Senior Notes

  1.
  Exchange of the Senior Notes for New Notes and Effective Date New Common Stock

        For Large Noteholders that exchange the Senior Notes for New Notes and Effective Date New Common Stock pursuant to the Plan, the U.S. federal income tax consequences will depend on whether or not such exchange qualifies as a "recapitalization" under the Code. In general, the Code requirements for recapitalization treatment will be met so long as the Senior Notes are considered securities for U.S. federal income tax purposes. Furthermore, the receipt of the New Notes will constitute boot to the Large Noteholders in the recapitalization (potentially resulting in recognition of gain by the Large Noteholders) if the New Notes are not considered securities for U.S. federal income tax purposes. In this regard, the term "securities" is not clearly defined under current U.S. federal income tax law; instead, the status of a debt instrument as a security typically is determined based upon an overall evaluation of the nature of the debt instrument, the term to maturity of the debt instrument, the extent of the investor's proprietary interest in the issuer of the debt instrument and certain other factors. While the matter is not free from doubt, the Company believes that both the Senior Notes and the New Notes should be considered securities for U. S. federal income tax purposes, and, thus, that the exchange of the Senior Notes for the New Notes and Effective Date New Common Stock pursuant to the Plan should qualify as a recapitalization under the Code, and the receipt of the New Notes should not constitute boot to the Large Noteholders in the recapitalization.

        Assuming that the Senior Notes and New Notes are securities, a Large Noteholder will not generally recognize gain or loss on the exchange of such Senior Notes for Effective Date New Common Stock and New Notes, except as discussed in Section 3 below. A Large Noteholder will, however, be treated as receiving an interest payment to the extent that a portion of the New Notes and Effective Date New Common Stock received is allocable to accrued interest that accrued during the Large Noteholder's holding period for the Senior Notes exchanged therefore. Accordingly, a Large Noteholder who had not previously included such accrued interest in income will recognize ordinary taxable income with respect to such interest payment, and a Large Noteholder who had previously included such accrued interest in income will recognize ordinary income or loss equal to the difference between the Large Noteholder's basis in such interest (i.e., the amount of such accrued interest recognized as income by such Large Noteholder) and the amount of the payment. Any distributions received by a Large Noteholder of the New Notes and Effective Date New Common Stock shall be allocated first to the principal portion of the Senior Notes to the extent thereof and thereafter to any accrued interest on the Senior Notes. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes. Each Noteholder is urged to consult its tax advisor regarding the allocation of consideration.

        The tax basis of the Effective Date New Common Stock and New Notes received in the exchange will be equal to the portion of adjusted tax basis of the Senior Notes surrendered in the exchange allocable to the Effective Date New Common Stock and New Notes, respectively, increased by any gain recognized on the receipt of the boot described in Section 3 below, and increased, for a cash method Large Noteholder, by the amount of income recognized with respect to accrued interest and decreased by any deduction or loss claimed in respect of any previously accrued interest. It is unclear how the amounts treated as interest payments and how such income, deduction or loss would be allocated as between the New Notes and Effective Date New Common Stock, and each Large Noteholder is urged to consult its tax advisor regarding such allocation. The adjusted tax basis of the Senior Notes is allocated between the Effective Date New Common Stock and New Notes based on their relative fair market values. The holding period of the New Notes and Effective Date New Common Stock received in the exchange will include the holding period of the Senior Notes surrendered in the exchange (provided such Senior Notes were held as a capital asset at the time of the exchange), except that the portion of Effective Date New Common Stock and New Notes treated as interest payments will have a new holding period beginning the day after the exchange.

    2.
    Consequences of Distribution of the Noteholder Cash to Holders of AET Common Stock

        Pursuant to the Plan, a series of transfers of the Noteholder Cash will be deemed to occur. The Company intends to take the position that because the Large Noteholders will have no dominion or control over the Noteholder Cash, and there will be no accretion of wealth to the Large Noteholders as a result of the deemed distribution of this amount to the Indenture Trustee (regardless of whether the Equity Committee Appointment occurs), such deemed distributions will not have any federal income tax consequences to the Large Noteholders. However, there is no assurance that such a position would be accepted by the IRS for federal income tax purposes. In the event the deemed transfer of the

Noteholder Cash to the Indenture Trustee, on behalf of the Large Noteholders is treated as a distribution for federal income tax purposes from Reorganized AET to the Large Noteholders (and assuming the exchange of Senior Notes for New Notes and Effective Date New Common Stock qualifies as a recapitalization), such deemed distribution should constitute "boot" in the recapitalization. The consequences of such deemed distribution would vary depending on the particular circumstances of each Large Noteholder and may result in the recognition of gain by such Large Noteholder. However, such deemed distribution should not result in federal income tax to a Noteholder that did not realize gain in the exchange of such Noteholder's Senior Notes for New Notes and Effective Date New Common Stock and such deemed distribution. Each Large Noteholder is urged to consult its tax advisor regarding the treatment of such deemed distributions.

    3.
    High Yield Discount Obligations

        As described above, the New Notes may be subject to the provisions governing "high yield discount obligations." In this event, a portion of the total return on the debt instrument would not be deductible by the Company and could be treated, when accrued, as a distribution eligible for the dividends received deduction for Large Noteholders that are corporations. Such Noteholders are urged to consult their tax advisors regarding the application of these rules.

    4.
    Subsequent Sale of Effective Date New Common Stock or New Notes

            (a)    Sale of Effective Date New Common Stock

        Upon the sale, exchange, redemption or other taxable disposition of Effective Date New Common Stock (collectively, a "disposition"), a Large Noteholder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such disposition and (2) the Large Noteholder's adjusted tax basis in the Effective Date New Common Stock. Such capital gain or loss will be long-term capital gain or loss if the Large Noteholder's holding period for such Effective Date New Common Stock exceeds one year on the date of disposition.

            (b)    Sale, Exchange, Redemption or other Taxable Disposition of the New Notes

        Upon the sale, exchange, redemption or other taxable disposition of a New Note (collectively, a "disposition"), a Large Noteholder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received with respect to such disposition, and (2) the Large Noteholder's adjusted tax basis in the New Note. A Large Noteholder's adjusted tax basis in a note generally will equal either the portion of the adjusted tax basis of the Senior Note allocable to the New Note or the portion of the cash paid for the New Note allocable to the New Note, and increased by the amount of OID previously included in income and decreased by the amount of any cash payment received with respect to the New Note. Such capital gain or loss will be long-term capital gain or loss if the Large Noteholder's holding period for such New Note exceeds one year on the date of disposition.

            (c)    Accrued Market Discount

        Any accrued "market discount" not treated as ordinary income upon a tax-free exchange of market discount bonds carries over to nonrecognition property received in the exchange. Large Noteholders that have accrued market discount would carry over the portion of accrued market discount allocable to the Effective Date New Common Stock and New Notes received pursuant to the Plan such that any gain recognized by the Large Noteholder upon a subsequent disposition of such Effective Date New Common Stock and New Notes would be treated as ordinary income to the extent of any accrued market discount not previously included in income (unless the amount of such market discount was a de minimis amount, in which case market discount is disregarded). In general, a Senior Note will have accrued "market discount" if such Senior Note was acquired after its original issuance at a discount to its adjusted issue price.

    5.
    Original Issue Discount

        Large Noteholders should be aware that the New Notes will be issued with original issue discount ("OID"). The total amount of OID on the New Notes will be the excess of the stated redemption price at maturity over the issue price of the New Notes. The Large Noteholders generally must include OID in gross income in advance of the receipt of cash attributable to that income (but will not be taxed again when such cash is received). The amount of OID includible in income each year is determined using a constant yield to maturity.

        The issue price of the New Notes depends on (i) whether a substantial amount of such New Notes will be issued for money and (ii) whether a substantial amount of such New Notes or Senior Notes are considered to be "traded on an established market" within the meaning of applicable U.S. Treasury Regulations. Under applicable U.S. Treasury Regulations, if a substantial amount of the New Notes is issued for money, then the issue price of each of the New Notes will be the first price at which a substantial amount of the debt instruments is sold for money. The Company intends to take the position that, while certain of the Large Noteholders will receive a portion of the New Notes in exchange for cash, such portion will not be a substantial amount of the New Notes. The Company expects that the New Notes will not be considered to be traded on an established market. As a result, if the Senior Notes are considered to be traded on an established market, as the Company expects, the issue price of the New Notes will be determined by reference to the trading price of such Senior Notes, as discussed in the next sentence. In determining the issue price of the New Notes, the Effective Date New Common Stock and New Notes will be treated as an "investment unit" that has an issue price equal to the fair market value of the Senior Notes on the issue date of the investment unit. Assuming, as is expected, that neither the Effective Date New Common Stock nor the New Notes will be traded on an established market, the issue price of the unit will then be allocated between the Effective Date New Common Stock and New Notes based on their relative fair market values.

        The "stated redemption price at maturity" of a debt instrument is the aggregate of all payments due to the holder under such debt instrument at or before its maturity date, other than interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of the instrument at certain specified rates ("qualified stated interest"). Under this definition, no interest payable with respect to the New Notes will be treated as qualified stated interest, since the Company has the option to defer the interest payments in lieu of paying cash interest (the "Deferred Interest Payments") under certain circumstances. Instead, the Deferred Interest Payments and any interest that would accrue thereon (assuming deferral until the New Note matures) will be aggregated with the New Notes, and such Deferred Interest Payments and accrued interest will be taken into account in determining the stated redemption price at maturity of the New Notes.

        The amount of OID includible in income for a taxable year by a Large Noteholder will generally equal the sum of the "daily portions" of the total OID on the New Notes for each day during the taxable year on which such Large Noteholder held the New Notes. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of a note at the beginning of such accrual period and its "yield to maturity", less the amount of any qualified stated interest allocable to such period. The "adjusted issue price" of a note at the beginning of an accrual period will equal the issue price plus the amount of OID previously includible in the gross income of any Large Noteholder, less any payments made on such note on or before the first day of the accrual period. The "yield to maturity" of a note will be computed on the basis of a constant interest rate and compounded at the end of each accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

        If a note is subject to a call option by the issuer and the exercise of the call option would result in a payment schedule that would reduce the yield to maturity, the issuer will be deemed to exercise the call option. The result would be to treat the first such call date as the maturity date of the note and to compute the stated redemption price at maturity and yield to maturity accordingly. The Company's option to call the New Notes (the "Call Option") should not result in a lower yield to maturity if the Call Option is exercised, and, therefore, should not be deemed exercised.

        In the event the Company makes an interest payment in cash rather than deferring the payment, such payment will be treated as a pro-rata prepayment. As a result, the Large Noteholder will be treated as if a portion of the New Notes were retired (the "Retired Notes") and the stated redemption price at maturity will be reduced by the amount of the pre-payment. The adjusted issue price, Large Noteholder's adjusted basis, and accrued but unpaid OID determined immediately before the prepayment will be allocated between the Retired Notes and the remaining portion of the New Notes based on the relative amounts of the Retired Notes and the remaining outstanding New Notes. The pre-payment received by the Large Noteholder will be considered to be received from the sale or exchange of the Retired Notes.

        If a Large Noteholder's adjusted tax basis in the New Note immediately after the exchange of the Senior Notes for the New Notes (i) is less than or equal to the sum of all amounts payable on the New Notes, but (ii) exceeds the adjusted issue price of such New Notes, such excess will be considered "acquisition premium." In such case, the daily portion of OID for any day that the Large Noteholder holds the New Note is reduced by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of the sum of all amounts payable on the New Notes after the date of exchange over the adjusted issue price of the New Notes. Alternatively, a Large Noteholder may elect to amortize acquisition premium on a constant-yield basis.

        If the Large Noteholder's adjusted tax basis in the New Notes immediately after the exchange exceeds the amount that is the stated redemption at maturity, the Large Noteholder will be considered to have amortizable bond premium equal to such excess and will not be required to accrue any OID income. In addition, the Large Noteholder may elect to amortize this premium using a constant yield method, over the remaining term of the New Notes. A Large Noteholder who elects to amortize bond premium may offset each interest payment on such New Notes by the portion of the bond premium allocable to such payment and must reduce its tax basis in the New Notes by the amount of the premium amortized in any year.

C.
Tax Consequences to Small Noteholders on the Redemption of the Senior Notes by the Company for Cash

        The receipt of solely cash by the Small Noteholders in exchange for the Senior Notes will be a taxable transaction for federal income tax purposes. Accordingly, a Small Noteholder that receives solely cash will generally recognize gain or loss for such purposes in an amount equal to the difference between the amount of cash received and the Small Noteholder's adjusted tax basis in its Senior Notes. Subject to the discussion below, any such gain or loss recognized will be a capital gain or loss for such purposes, assuming that the Small Noteholder has held his or her Senior Note as a capital asset. Any such capital gain or loss will be long-term capital gain or loss for such purposes if the Small Noteholder has held his or her Senior Notes for more than one year. In the event, however, that the Company distributes New Notes, Effective Date New Common Stock, and possibly cash to the Small Noteholders in exchange for their Senior Notes, pursuant to Section 5.9 of the Plan, then assuming, as discussed in Section XII.B.1 above, that the Senior Notes are securities, such exchange should constitute a recapitalization for U.S. federal income tax purposes as described in such Section XII.B.1. If the exchange is treated as a recapitalization for U.S. federal income tax purposes, a Small Noteholder would recognize gain, if any, to the extent of any "boot" received in the recapitalization (which will include any cash received and will include New Notes received if such New Notes are not treated as securities) and would not recognize a loss in the exchange. Each Small Noteholder is urged to consult its own tax advisor regarding the U.S. federal income tax consequences of a recapitalization.

        In the case of a Small Noteholder who acquired the Notes at a market discount (unless the amount of such market discount was a de minimis amount, in which case market discount is disregarded), any gain recognized upon the sale of the Senior Notes will represent ordinary income to the extent of the market discount that accrued during the period such Small Noteholder held such Senior Note, unless the Small Noteholder previously had elected to include such accrued market discount in the Small Noteholder's income on a current basis. In general, a Senior Note will have accrued market discount if such Senior Note was acquired after its original issuance at a discount to its adjusted issue price.

        Furthermore, a Small Noteholder will recognize ordinary income to the extent a portion of the cash received by the Small Noteholder is allocable to accrued but unpaid interest on the Senior Notes. A Small Noteholder who had not previously included such accrued interest in income will recognize ordinary taxable income with respect to such interest payment, and a Small Noteholder who had previously included such accrued interest in income will recognize ordinary income or loss equal to the difference between the Small Noteholder's basis in such interest (i.e., the amount of such accrued interest recognized as income by such Small Noteholder) and the amount of the payment.

        Pursuant to the Plan, a series of transfers of the Noteholder Cash will be deemed to occur. The Company intends to take the position that because the Small Noteholders will have no dominion or control over the Noteholder Cash, and there will be no accretion of wealth to the Small Noteholders as a result of the deemed distribution of this amount to the Indenture Trustee (regardless of whether the Equity Committee Appointment occurs), such deemed distributions will not have any federal income tax consequences to the Small Noteholders. However, there is no assurance that such a position would be accepted by the IRS for federal income tax purposes. In the event the deemed transfer of the Noteholder Cash to the Indenture Trustee, on behalf of the Small Noteholders is treated as a distribution for federal income tax purposes from Reorganized AET to the Small Noteholders, such deemed distribution should constitute additional consideration received by the Small Noteholders in the exchange for the Senior Notes. Each Small Noteholder is urged to consult its tax advisor regarding the treatment of such deemed distributions.

D.
Backup Withholding

        Under certain circumstances a Noteholder may be subject to backup withholding at the rate of 28% with respect to "reportable payments." The Company will be required to deduct and withhold the prescribed amount if (a) the Noteholder fails to furnish a taxpayer identification number ("TIN") to the Company in the manner required, (b) the IRS notifies the Company that the TIN furnished by the Noteholder is incorrect, (c) there has been a failure of the Noteholder to certify under penalty of perjury that the Noteholder is not subject to withholding or (d) the Noteholder is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified the Company that he or she is subject to backup withholding.

        Backup withholding is not an additional tax. Any amount withheld from a payment to a Noteholder under the backup withholding rules is allowable as a credit against such holder's U.S. federal income tax liability (and may entitle such holder to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. Noteholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

XIII.    CONFIRMATION

        The Debtors intend to seek a "first day order" scheduling the Confirmation Hearing, at which the Debtors will seek approval of this Solicitation and Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code.

A.
Confirmation Hearing

        Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a Confirmation Hearing. Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.

        Should the Company file a petition for relief under chapter 11 of the Bankruptcy Code and seek confirmation of the Plan, the Bankruptcy Court will schedule a Confirmation Hearing to consider whether the Plan satisfies the various requirements of the Bankruptcy Code. At that time, the Debtors will submit a report to the Bankruptcy Court concerning the vote for acceptance or rejection of the Plan by the parties entitled to vote thereon. The Debtors intend to seek a "first day order" scheduling the Confirmation Hearing, at which the Debtors will seek approval of this Solicitation and Disclosure Statement and Confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code. The Confirmation Hearing Notice will be provided to all Holders of Claims and Equity Interests or their representatives are required by rule 2002 of the Bankruptcy Rules and the Bankruptcy Court. Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Hearing Notice and are governed by Bankruptcy Rules 3020(b) and 9014, and local rules of the Bankruptcy Court. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED IN ACCORDANCE WITH THE CONFIRMATION HEARING NOTICE, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.
Requirements for Confirmation

        At the Confirmation Hearing, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied. If all of the provisions of section 1129 of the Bankruptcy Code are met, the Bankruptcy Court may enter an order confirming the Plan. The Debtors believe that all the requirements of section 1129 of the Bankruptcy Code will be satisfied.

C.
Class Acceptance of the Plan

        As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan, subject to the exceptions described in the section entitled "Cramdown of the Plan" below. At least one impaired class of claims must accept a plan in order for the plan to be confirmed.

        For a class of claims to accept a plan, section 1126 of the Bankruptcy Code requires acceptance by creditors that hold at least two-thirds in dollar amount and a majority in number of allowed claims of such class, in both cases counting only those claim actually voting to accept or reject the plan. The holders of claims who fail to vote are not counted as either accepting or rejecting a plan.

        For a class of interests to accept a plan, section 1126 of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests actually voting to accept or reject the plan. The holders of interests who fail to vote are not counted as either accepting or rejecting a plan.

        If the Plan is confirmed, the Plan will be binding with respect to all Holders of Claims and Equity Interests of each Class, including Classes and members of such Classes that did not vote or that voted to reject the Plan.

        The Debtors believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, that they have complied or will have complied with all of the requirements of chapter 11, and that the Plans have been proposed and are made in good faith.

D.
Cramdown

        A court may confirm a plan, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims and the plan meets the "cramdown" requirements set forth in section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code requires that the court find that a plan is "fair and equitable" and does not "discriminate unfairly" with respect to each nonaccepting impaired class of claims or interests. With respect to a dissenting class of claims, the "fair and equitable" standard requires, among other things, that the plan contain one of two elements. It must provide either that each holder of a claim in such class receive or retain property having a value, as of the effective date of a plan, equal to the allowed amount of its claim, or that no holder of allowed claims or interests in any junior class receive or retain any property on account of such claims or interests. With respect to a dissenting class of interests, the "fair and equitable" standard requires that the plan contain one of two elements. It must provide either (i) that each holder of an interest in the class receive or retain property having a value, as of the effective date, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, or the value of such interests or (ii) that no holder of an interest in any junior class receive or retain any property on account of such interests. The strict requirement of the allocation of full value to dissenting classes before junior classes can receive a distribution is known as the "absolute priority rule."

        In the event that any impaired Class shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or modify the Plan in accordance with the terms thereof. See Article X.D. "RISK FACTORS—Risks of Voluntary Bankruptcy Filing."

E.
Plan Meets Requirements for Confirmation

  1.
  Best Interests of Creditors—Liquidation Analysis

        Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, that is, that the Plan is in the best interests of each Holder of a Claim or Equity Interest in an impaired Class that has not voted to accept the Plan. Accordingly, if an impaired Class does not unanimously accept the Plan, the "best interests" test requires that the Bankruptcy Court find that the Plan provides to each Holder in such impaired class a recovery on account of the Holder's Claim or Equity Interest that has a value at least equal to the value of the distribution that each such Holder would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code.

        In the opinion of the Company, confirmation of the Plan is in the best interests of the Holders of Claims and Equity Interests because they provide to Holders of impaired Claims and Equity Interests distributions having a present value as of the Effective Date of not less than the value such Holders would likely receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. See Article VIII. "PROJECTIONS AND VALUATION ANALYSIS" and Article IX. "LIQUIDATION ANALYSIS."

        To estimate what members of each impaired Class of Claims or Equity Interests would receive if the Debtors were liquidated pursuant to chapter 7 of the Bankruptcy Code, the Debtors must first determine the aggregate dollar amount that would be available if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Debtors' assets were liquidated by a chapter 7 trustee (the "Liquidation Value"). The Liquidation Value of the Debtors would consist of the net proceeds from the disposition of assets of the Debtors, augmented by any Cash held by the Debtors.

        In summary, the Debtors believe that chapter 7 liquidation would result in a diminution in the value to be realized by Holders of Claims and Equity Interests due to, among other factors, (i) the failure to realize the maximum going-concern value of the Debtors' assets, (ii) the incurrence of additional tax liabilities in the event of a liquidation, (iii) additional costs and expenses involved in the appointment of a chapter 7 trustee and attorneys, accountants and other professionals to assist such trustee in the chapter 7 case, (iv) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation, including Claims resulting from the rejection of unexpired real estate leases and other leases and executory contracts in connection with a cessation of the Debtors' real estate operations, and (v) the substantial time that would elapse before creditors would receive any distribution in respect of their Claims. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors' business, will provide a greater ultimate return to Holders of Claims and Equity Interest than would a chapter 7 liquidation.

        At the Confirmation Hearing, the Bankruptcy Court will determine whether the Holders of Claims and Equity Interests in impaired Classes would receive a distribution under the Plan that is at least as great as the distribution that such Holders would receive upon a liquidation of the Debtors pursuant to chapter 7 of the Bankruptcy Code.

    2.
    Feasibility of the Plan

        On the Effective Date, based upon the Debtors' current cash balance and access to the Exit Facility, the Debtors believe that there will be Cash sufficient to satisfy all Allowed and Disputed Claims (to the extent that such Claims are allowed subsequent to the Effective Date).

        The Debtors also believe that confirmation of the Plan is not likely to be followed by a liquidation of Reorganized AET or a need for a further financial reorganization of Reorganized AET. Upon consummation of the Exit Facility in the amount of $125 million, Reorganized AET will have sufficient Cash to support and meet the ongoing financial needs of Reorganized AET. The Projections indicate that the Plan as proposed by the Debtors is feasible and that Reorganized AET will be financially viable after confirmation of the Plan.

F.
Alternatives to Confirmation and Consummation of the Plan

        If the Debtors commence the Chapter 11 Cases and the Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code or (iii) an out of court restructuring which would result in a dismissal of the proceedings. One of the conditions to consummation of the Plan is the availability to the Debtors of an Exit Facility in an amount of up to $125 million on terms and conditions satisfactory to the Debtors.

        If the Plan is not confirmed, the Debtors will decide which alternative to pursue by weighing each of the available options and choosing the alternative or alternatives that are in the best interests of the Debtors, their creditors and other parties in interest.

    1.
    Liquidation Under Chapter 7 or Chapter 11

        If no plan of reorganization is confirmed (and in certain other circumstances), the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to creditors in accordance with the priorities established by the Bankruptcy Code. A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of Holders of Claims and Equity Interests is set forth under Article IX. "LIQUIDATION ANALYSIS." In a liquidation, the assets of the Debtors would be sold in exchange for cash, securities or other property, which would then be distributed to creditors. In contrast to the Plan (or an alternative reorganization under chapter 11 of the Bankruptcy

Code), in which certain creditors would receive debt or equity securities of the Reorganized Debtors and would be subject to the risks associated with holding such securities, in a liquidation creditors might receive cash or other assets which are not subject to those risks. See Article X.D. "RISK FACTORS—Risks of Voluntary Bankruptcy Filing." However, the Debtors believe that liquidation under chapter 7 would result in smaller distributions (and, as to certain Classes, no distributions) as compared to those provided for in the Plan because of, among other things, (i) failure to realize the greater going-concern value of the Debtors' assets and the erosion in value of assets in a chapter 7 case due to the expeditious liquidation required and the "forced sale" atmosphere that would prevail, (ii) additional administrative expenses involved in the appointment of a trustee and professional advisors to such trustee and (iii) additional expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations of the Debtors. In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors. In the event of a chapter 7 liquidation, the Debtors believe that there would not be sufficient assets to make any distribution to any unsecured creditors.

        In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries. Although preferable to a chapter 7 liquidation, the Company believes that a liquidation under chapter 11 would still not realize the full going-concern value of the Debtors' assets or the value of any accumulated net operating losses. First, the going-concern value is predicated upon the Debtors continuing in operation. In contrast, liquidation value assumes that the Debtors would be unable to continue functioning as a going concern and their assets would be sold separately. Second, due to certain provisions of the Tax Code, it is unlikely that the Debtors could take advantage of the Debtors' accumulated NOLs following a liquidation or a sale of the Debtors' assets to an unaffiliated third party. Consequently, the Debtors believe that a liquidation under chapter 11 is a less attractive alternative to creditors than the Plan because of the likelihood of a greater recovery provided for by the Plan. See Article II. "THE PLAN" and Article IX. "LIQUIDATION ANALYSIS."

    2.
    Alternative Plans of Reorganization

        If the Plan is not confirmed, the Debtors (or, if the exclusive period in which to file a plan of reorganization has expired or is terminated by the Bankruptcy Court, any other party in interest) could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors' business or an orderly liquidation of their assets.

        The Debtors believe that the Plan is a significantly more attractive alternative than these alternatives, because it could, among other things, maximize the value of the Debtors' NOLs, minimize disputes during such proceeding concerning the reorganization of the Debtors, significantly shorten the time required to accomplish the reorganization, reduce the expenses of cases under chapter 11 of the Bankruptcy Code, minimize the disruption of the Debtors' business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 or chapter 11 of the Bankruptcy Code.

RECOMMENDATION AND CONCLUSION

        The Debtors believe that confirmation of the Plan is in the best interests of creditors and that the Plan should be confirmed. The Debtors recommend that all Holders of Claims that are entitled to vote on the Plan vote to accept the Plan.

Respectfully Submitted,
APPLIED EXTRUSION TECHNOLOGIES, INC.
By:	/s/ DAVID N. TERHUNE Name: David N. Terhune Title: President
APPLIED EXTRUSION TECHNOLOGY (CANADA), INC.
By:	/s/ DAVID N. TERHUNE Name: David N. Terhune Title: President

EXHIBIT A

Plan of Reorganization

IMPORTANT: NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME. THE
SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT
BEEN APPROVEDBY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION"
WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1125(A). IN THE EVENT THE
COMPANY DOES FILE CHAPTER 11 CASES, THE COMPANY EXPECTS TO SEEK AN ORDER OR
ORDERS OF THE BANKRUPTCY COURT THAT, AMONG OTHER THINGS, (1) APPROVES THE
SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH BANKRUPTCY CODE
SECTION 1126(B); AND (2) CONFIRMS THE PLAN OF REORGANIZATION PURSUANT TO
BANKRUPTCY CODE SECTION 1129.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)
	)	Chapter 11
APPLIED EXTRUSION TECHNOLOGIES, INC., et al.,	)
	)	Case No. 04-
Debtors.	)
	)	Jointly Administered

DEBTORS' PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Douglas P. Bartner, Esq. Mona A. Touma, Esq. SHEARMAN & STERLING LLP 599 Lexington Avenue New York, New York 10022 (212) 848-4000
and
Pauline K. Morgan, Esq. (No. 3650) YOUNG, CONAWAY, STARGATT & TAYLOR, LLP The Brandywine Building P.O. Box 391 1000 West Street, 17th Floor Wilmington, Delaware 19801 (302) 571-6600
ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

ii

iii

DEBTORS' PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

        Applied Extrusion Technologies, Inc. and Applied Extrusion Technologies (Canada), Inc., debtors and debtors in possession in the above-captioned cases, hereby respectfully propose the following Plan of Reorganization under chapter 11 of the Bankruptcy Code. The only Persons and Entities entitled to vote on the Plan are the Holders of the Large Note Claims and Small Note Claims and such Holders are encouraged to read the Plan and the accompanying Solicitation and Disclosure Statement and their respective exhibits in their entirety before voting to accept or reject the Plan. No materials other than the Plan, the Solicitation and Disclosure Statement and their respective exhibits and schedules, if any, attached thereto or referenced therein have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1.    Defined Terms

        Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

        "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b)(1) or 507(b) of the Bankruptcy Code, including for: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for services and reimbursement of expenses under section 330(a) or 331 of the Bankruptcy Code and other Professional Fees; (c) any indebtedness or obligations other than under the DIP Credit Agreement incurred by or assumed by the Debtors during the Chapter 11 Cases; and (d) all fees and charges assessed against the Estates under 28 U.S.C. §§ 1911-1930.

        "AET" means Applied Extrusion Technologies, Inc., a Delaware corporation.

        "AET Canada" means Applied Extrusion Technologies (Canada), Inc., a Delaware corporation.

        "AET Canada Common Stock" means the authorized common stock of AET Canada.

        "AET Canada Equity Interest" means any equity interest of or in AET Canada including, but not limited to, all issued, unissued, authorized or outstanding shares, stock (including the AET Canada Common Stock) or other instrument evidencing an ownership interest in AET Canada, together with any warrants, options or contract rights to purchase or acquire such interests at any time.

        "AET Common Stock" means the authorized common stock of AET.

        "AET Equity Interest" means any equity interest of or in AET including, but not limited to, all issued, unissued, authorized or outstanding shares, stock (including the AET Common Stock, the Junior Preferred Rights and the Junior Preferred Stock) or other instrument evidencing an ownership interest in AET, together with any warrants, options or contract rights to purchase or acquire such interests at any time.

        "Allowed" means any Claim or portion thereof against any Debtor, (a) proof of which was filed within the applicable period of limitation, if any, fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, (ii) any objection has been settled, waived, withdrawn or denied by a Final Order or (iii) if an objection has been interposed, such Claim as has been allowed (whether in whole or in part) by a Final Order, (b) which, if no proof of claim was so filed, has been listed by a Debtor in its Schedules, if any, as liquidated in an amount and not disputed or contingent and as to which (i) no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or (ii) any objection has been settled, waived, withdrawn or denied by a Final Order or (iii) if an objection has been interposed, such Claim as has been allowed (whether in whole or in part) by a Final Order, (c) which Claim arises from the recovery of property under section 550 or 553 of the Bankruptcy Code and is allowed in accordance with section 502(h) of the Bankruptcy Code, (d) which Claim is expressly allowed under the Plan, (e) which Claim is allowed by a Final Order or (f) which Claim is not otherwise objected to or disputed; provided, however, that with reference to any Claim, the term "Allowed" for purposes of distribution under the Plan shall not include, unless otherwise specified in the Plan, interest on such Claim from and after the Petition Date.

        "Amended By-Laws" means, collectively, the Amended AET By-Laws and the Amended AET Canada By-Laws.

        "Amended Certificates of Incorporation" means, collectively, the Amended AET Certificate of Incorporation and the Amended AET Canada Certificate of Incorporation.

        "Amended AET By-Laws" means the By-Laws of Reorganized AET, which shall become effective on the Effective Date, the form of which shall be filed in the Plan Supplement and which shall be in form and substance satisfactory to the Debtors and the Committee.

        "Amended AET Canada By-Laws" means the By-Laws of Reorganized AET Canada, which shall become effective on the Effective Date, the form of which shall be filed in the Plan Supplement and which shall be in form and substance satisfactory to the Debtors and the Committee.

        "Amended AET Canada Certificate of Incorporation" means the Certificate of Incorporation of Reorganized AET Canada, as described in Article V of the Plan, which shall be filed with the Secretary of State of the State of Delaware on or before the Effective Date, the form of which shall be filed in the Plan Supplement and which shall be in form and substance satisfactory to the Debtors and the Committee.

        "Amended AET Certificate of Incorporation" means the Certificate of Incorporation of Reorganized AET, as described in Article V of the Plan, which shall be filed with the Secretary of State of the State of Delaware on or before the Effective Date, the form of which shall be filed in the Plan Supplement and which shall be in form and substance satisfactory to the Debtors and the Committee.

        "Ballot" means a ballot for voting to accept or reject the Plan distributed to Holders of Claims entitled to vote on the Plan.

        "Bankruptcy Code" means title 11 of the United States Code as in effect on the Petition Date, as it has been or may after the Petition Date be amended to the extent applicable to the Chapter 11 Cases.

        "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

        "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the General Orders or local rules of the Bankruptcy Court, each as in effect on the Petition Date and as each has been or may after the Petition Date be amended to the extent applicable in the Chapter 11 Cases.

        "Bar Date" means, to the extent set by the Bankruptcy Court, the date by which proofs of claim must be filed in the Chapter 11 Cases.

        "Business Day" means any day, other than a Saturday, Sunday or a "legal holiday", as defined in Bankruptcy Rule 9006(a).

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        "Cash" means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks and cash equivalents.

        "Causes of Action" means all actions, causes of action, suits, debts, dues, sums of money, account, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances or trespasses whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity or otherwise.

        "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors in the Bankruptcy Court.

        "Claim" means a claim as defined in section 101(5) of the Bankruptcy Code against any of the Debtors, whether or not asserted.

        "Class" means a class of Claims or Equity Interests as set forth in Article III of the Plan.

        "Committee" means (a) an official committee of unsecured creditors, if such a committee is appointed in the Chapter 11 Cases and at least a majority of the members thereof are Restructuring Agreement Noteholders, or (b) the Restructuring Agreement Noteholders, if either an official committee of unsecured creditors is not appointed in the Chapter 11 Cases, or an official committee of unsecured creditors is appointed in the Chapter 11 Cases, but less than a majority of the members thereof are Restructuring Agreement Noteholders.

        "Confirmation" means the confirmation of the Plan by the Bankruptcy Court pursuant to section 1129 of the Bankruptcy Code.

        "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

        "Confirmation Hearing" means the hearing to consider Confirmation of this Plan held pursuant to section 1128 of the Bankruptcy Code.

        "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code in form and substance satisfactory to the Debtors and the Committee.

        "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtors and their affiliates who served in such capacity on or prior to the Effective Date, in each case in their capacity as such.

        "Debtors" means AET and AET Canada, as debtors and debtors in possession in the Chapter 11 Cases.

        "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

        "DIP Agent" means GECC, as Administrative Agent under the DIP Credit Agreement or any successor administrative agent thereunder.

        "DIP Credit Agreement" means the debtor in possession credit facility to be entered into among AET, as borrower, GECC, and certain subsidiaries of AET, as guarantors, and the Lenders party thereto pursuant to the terms and conditions of the DIP Facility Commitment, in form and substance otherwise satisfactory to the Debtors, the Committee and GECC, as such credit facility may be amended or otherwise modified from time to time on terms and conditions satisfactory to the Debtors, the Committee and GECC.

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        "DIP Facility Commitment" means a commitment for a credit facility containing substantially the terms and conditions set forth in that certain commitment letter between AET, GECC, as described in the Solicitation and Disclosure Statement, in form and substance otherwise satisfactory to the Debtors, the Committee and GECC, as such commitment may be amended or otherwise modified from time to time on terms and conditions satisfactory to the Debtors, the Committee and GECC.

        "Disbursing Agent" means any Entity in its capacity as Disbursing Agent under Section 7.2 hereof, including, without limitation, the Reorganized Debtors.

        "Disallowed" means, as to any Claim against the Debtors, one that has been disallowed, in whole or in part, by a Final Order, or which has been withdrawn, in whole or in part, by the Holder thereof.

        "Disputed" means, with respect to any Claim, any Claim: (a) that is listed on the Schedules as unliquidated, disputed or contingent; (b) as to which the Debtors or any other party in interest has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been settled, waived, withdrawn or determined by a Final Order; (c) during the period prior to the deadline fixed by the Plan or the Bankruptcy Court for objecting to such Claim, that exceeds the amount listed on the Schedules other than as unliquidated, disputed or contingent or (d) that is neither Allowed nor Disallowed.

        "Distribution Record Date" means the Business Day that is five (5) Business Days after the Confirmation Date.

        "Effective Date" means the first Business Day on which all conditions specified in Article IX of the Plan have been satisfied or, if capable of being waived, have been waived in accordance with Section 9.3 hereof.

        "Effective Date New Common Stock" means the number of shares of New Common Stock issued for the New Securities Allocation, representing 100% of the common equity of Reorganized AET on the Effective Date; provided, however, that the Effective Date New Common Stock shall be subject to dilution by the Management Incentive Plan and by any duly authorized issuance of capital stock of Reorganized AET after the Effective Date, including any New Common Stock authorized for the New Securities Reserve.

        "Effective Date Unidentified Claims" means Claims that have not been finally determined, as of the Effective Date, to be Large Note Claims or Small Note Claims.

        "Employment Agreement" means that certain employment agreement for the position of Chief Executive Officer of Reorganized AET described in the Solicitation and Disclosure Statement.

        "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

        "Equity Interest" means an AET Equity Interest and AET Canada Equity Interest.

        "Estates" means the estates of the Debtors created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

        "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

        "Exit Facility" means that certain $125 million five-year credit facility to be provided to Reorganized AET pursuant to the terms and conditions of the Exit Facility Commitment.

        "Exit Facility Agent" means GECC, as administrative agent under the Exit Facility.

        "Exit Facility Commitment" means a commitment for a $125 million five-year credit facility containing substantially the terms and conditions set forth in that certain commitment letter by and

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between AET, GECC, as described in the Solicitation and Disclosure Statement, in form and substance otherwise satisfactory to the Debtors, the Committee and GECC, as such commitment may be amended or otherwise modified from time to time on terms and conditions satisfactory to the Debtors, the Committee and GECC.

        "Exit Facility Documents" means the agreements, notes, certificates, documents and instruments and all exhibits, schedules and annexes thereto entered into in connection with the Exit Facility, substantially in the form contained in the Plan Supplement and in form and substance otherwise satisfactory to the Debtors, the Committee and GECC.

        "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which such order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review, rehearing or certiorari has expired and no appeal or petition for review, rehearing or certiorari has been timely taken, or as to which any appeal that has been taken or any petition for review, rehearing or certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought.

        "GECC" means General Electric Capital Corporation, as DIP Agent and Exit Facility Agent.

        "General Unsecured Claim" means any Claim against any of the Debtors that is not a Secured Claim, Administrative Claim, Priority Tax Claim, Other Priority Claim or Senior Note Claim, but including without limitation, Claims arising from the rejection of an unexpired leased or executory contract pursuant to Article VI of the Plan or otherwise and any unpaid Indenture Trustee Fees and Expenses accrued prior to the Petition Date.

        "Holder" means the beneficial holder of any Claim or Equity Interest.

        "Impaired" means a Claim or Equity Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

        "Incremental New Note" means the minimum integral multiple in excess of a Whole New Note as required under the New Note Indenture.

        "Indenture Trustee" means Wells Fargo Bank, National Association, successor-by-merger to Wells Fargo Bank Minnesota, National Association, as indenture trustee under the Senior Note Indenture.

        "Indenture Trustee Charging Lien" means any Lien or other priority claim upon property or funds held or collected by the Indenture Trustee available to the Indenture Trustee pursuant to the Senior Note Indenture, for the payment of Indenture Trustee Fees and Expenses.

        "Indenture Trustee Fees and Expenses" mean the reasonable compensation, fees, costs, expenses and indemnity claims (including, without limitation, reasonable legal fees, costs and expenses of the Indenture Trustee's professionals) incurred by the Indenture Trustee, whether prior to or after the filing of the Chapter 11 Cases.

        "Intercompany Claim" means (a) any account reflecting intercompany book entries by one Debtor or its non-Debtor affiliate with respect to the other Debtor or its non-Debtor affiliate, (b) any Claim that is not reflected in such book entries and is held by one Debtor or its non-Debtor affiliate against the other Debtor or its non-Debtor affiliate, or (c) the AET Canada Equity Interest or any other Interest in a Debtor or non-Debtor affiliate held by AET.

        "Interests" means (a) Equity Interests and (b) equity securities as defined in section 101(16) of the Bankruptcy Code.

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        "Junior Preferred Rights" means AET's Junior Preferred Stock Purchase Rights for the purchase of Junior Preferred Stock.

        "Junior Preferred Stock" means AET's Junior Preferred Stock.

        "Large Noteholder Cash" means Cash in an amount equal to the product of (A) $2.5 million multiplied by (B) a fraction, the numerator of which is the aggregate amount of Large Note Claims and the denominator of which is the sum of the aggregate amount of Large Note Claims plus the aggregate amount of Small Note Claims.

        "Large Note Claims" means all Claims (including, without limitation, all guaranty Claims) arising from, related to or connected with the Senior Notes of Holders who hold $500,000 or more in principal amount of Senior Notes.

        "Large Noteholder Distribution" means (A) the New Securities Allocation and (B) if the Holders of Large Note Claims vote to accept the Plan, the Large Noteholder Cash.

        "Lien" means a lien as defined in section 101(37) of the Bankruptcy Code against property of any of the Debtors.

        "Management Incentive Plan" means the post-Effective Date incentive compensation plan, to be adopted by the Reorganized AET Board of Directors in their discretion, in the form of a stock option or other similar program representing a number of shares of New Common Stock equal to 5% of the Effective Date New Common Stock, or the equivalent of 5% of the Effective Date New Common Stock (if such plan is not a stock option program), as such plan may be modified or supplemented in accordance with its terms.

        "New Common Stock" means the common stock of Reorganized AET, par value $0.01 per share to be authorized pursuant to the Amended AET Certificate of Incorporation.

        "New Note Indenture Trustee" means Wells Fargo Bank, National Association, as indenture trustee under the New Note Indenture.

        "New Note Indenture" means the Indenture among Reorganized AET, Reorganized AET Canada and the New Note Indenture Trustee, relating to the New Notes, the form of which will be filed in the Plan Supplement and will contain terms substantially similar to those described in Exhibit E attached to the Solicitation and Disclosure Statement, and which shall be in form and substance satisfactory to the Debtors and the Committee.

        "New Notes" means the 12% senior unsecured notes due 2011 in an aggregate principal amount of $50 million to be issued by Reorganized AET pursuant to the New Note Indenture.

        "New Securities Allocation" means (A) the Effective Date New Common Stock and (B) the New Notes.

        "New Securities Reserve" means a reserve comprised of a portion of the New Notes and authorized but not issued New Common Stock (and, in each case, the proceeds and accrued interest thereon, if any) in an amount sufficient to pay the Effective Date Unidentified Claims as if all such Effective Date Unidentified Claims were Large Note Claims.

        "Nominee" means any broker, dealer, commercial bank, trust company, savings and loan or other nominee for a beneficial Holder of Senior Notes.

        "Noteholder Cash" means the Large Noteholder Cash plus the Small Noteholder Cash.

        "Other Priority Claims" means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

        "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

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        "Petition Date" means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

        "Plan" means this Plan of Reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented, with the consent of the Committee, from time to time in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order.

        "Plan Documents" means the agreements, documents and instruments to be entered into on or as of the Effective Date as contemplated by, and in furtherance of, the Plan substantially in the forms contained in the exhibits to the Plan, Solicitation and Disclosure Statement and Plan Supplement, and otherwise in form and substance satisfactory to the Debtors and the Committee.

        "Plan Funders" means those certain Restructuring Agreement Noteholders party to the Plan Funding Commitment.

        "Plan Funding Commitment" means that certain commitment dated as of the date of the Solicitation and Disclosure Statement made by the Plan Funders to fund the payment by Reorganized AET of, among other things, the Small Noteholder Allocation upon the terms and conditions as described therein, as such commitment may be modified from time to time in accordance with its terms. The Plan Funding Commitment is attached to the Solicitation and Disclosure Statement as Exhibit C.

        "Plan Funding Estimated Payment Default" means (a) the failure by one or more Plan Funders to fully fund the Estimated Plan Funding Payment (as defined in the Plan Funding Commitment) in accordance with the terms of the Plan Funding Commitment or (b) the occurrence of a Participation Termination Event (as defined in the Plan Funding Commitment).

        "Plan Funding True Up Payment Default" means the failure by one or more Plan Funders to fully fund the True Up Funding Payment (as defined in the Plan Funding Commitment) in accordance with the terms of the Plan Funding Commitment.

        "Plan Supplement" means the compilation of documents and forms of documents and exhibits substantially in the forms filed with the Bankruptcy Court not less than 10 days prior to the Confirmation Hearing, in form and substance satisfactory to the Debtors and the Restructuring Agreement Noteholders, and as such documents and exhibits may be altered, amended, modified or supplemented with the consent of the Restructuring Agreement Noteholders from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules.

        "Post-Effective Date Identified Large Note Claim" means Effective Date Unidentified Claims that, within the Post-Effective Date Period, are identified as Large Note Claims.

        "Post-Effective Date Identified Small Note Claim" means Effective Date Unidentified Claims that, within the Post-Effective Date Period, are identified as Small Note Claims.

        "Post-Effective Date Period" means the time period from the Effective Date through and including the 90th day thereafter.

        "Post-Effective Date Unidentified Claim" means Effective Date Unidentified Claims that, within the Post-Effective Date Period, are not identified as either Large Note Claims or Small Note Claims.

        "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

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        "Professional Fees" means all allowances of compensation and reimbursement of expenses allowed to (a) Professionals pursuant to section 330 or 331 of the Bankruptcy Code or (b) any Person making a claim for compensation under section 503(b) of the Bankruptcy Code.

        "Professionals" means a Person or Entity employed pursuant to a Final Order in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code.

        "Ratable Portion" means, with reference to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of Allowed Claims in such Class. For purposes of distributions to (a) Holders of Large Note Claims that are identified on or before the Effective Date or (b) in the event of a Plan Funding Estimated Payment Default, Holders of Senior Note Claims (whether Large Note Claims, Small Note Claims or Effective Date Unidentified Claims), a Holder's Ratable Portion shall be calculated by reference to the aggregate amount of all Senior Note Claims.

        "Reorganized AET" means AET, as reorganized on and after the Effective Date.

        "Reorganized AET Board of Directors" means the board of directors of Reorganized AET, on and after the Effective Date.

        "Reorganized AET Canada" means AET Canada, as reorganized on and after the Effective Date.

        "Reorganized Debtors" means, collectively, AET and AET Canada and any successors thereto, by merger, consolidation or otherwise, on or after the Effective Date.

        "Restructuring Agreement" means the voting agreement dated as of August 24, 2004, among AET, AET Canada, Applied Extrusion Technologies Limited and the Participating Holders (as defined therein), as such agreement may be altered, amended, modified or supplemented from time to time in accordance with its terms.

        "Restructuring Agreement Noteholders" means DDJ Capital Management, LLC, Pequot Capital Management, Inc., Post Advisory Group LLC, Trust Company of the West, Xerion Capital Partners, Barclays Capital, and each other holder of Senior Notes that was a "Participating Holder" in accordance with the terms of the Restructuring Agreement immediately prior to filing the Chapter 11 Cases.

        "Schedules" means the schedules, if any, of assets and liabilities, schedules of executory contracts, and the statement of financial affairs of one or more of the Debtors filed pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

        "Secured Claim" means, with respect to any Debtor, a Claim that is secured by a Lien on, or security interest in, property of any such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the creditor's interest in such Debtor's interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Senior Note Claims" means the Large Note Claims and the Small Note Claims.

        "Senior Note Disbursing Agent" means the Entity, if any, retained to make distributions on account of the Senior Notes.

        "Senior Note Indenture" means the Indenture dated as of June 19, 2001 among AET, AET Canada and the Indenture Trustee, relating to the Senior Notes, as amended from time to time.

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        "Senior Notes" means the 10 3/4% Senior Notes due 2011 issued by AET under the Senior Note Indenture.

        "Small Note Claims" means all Claims (including, without limitation, guaranty Claims) arising from, related to or connected with the Senior Notes of Holders who hold less than $500,000 in principal amount of Senior Notes.

        "Small Noteholder Allocation" means, with respect to a Holder's Claim, an amount in Cash equal to the product of (A) the percentage of recovery of the Holders of Large Note Claims as disclosed in the Solicitation and Disclosure Statement multiplied by (B) the amount of such Holder's Claim.

        "Small Noteholder Cash" means Cash equal to the product of (A) $2.5 million multiplied by (B) a fraction, the numerator of which is the aggregate amount of Small Note Claims and the denominator of which is the sum of the aggregate amount of Large Note Claims plus the aggregate amount of Small Note Claims.

        "Solicitation and Disclosure Statement" means that certain Solicitation and Disclosure Statement, dated November 1, 2004, as amended, supplemented, or modified from time to time, relating to the Plan, including, without limitation, any exhibits and schedules thereto, that is prepared and distributed to the Holders of the Senior Notes in reliance upon the exemption from registration specified in Section 3(a)(9) of the Securities Act.

        "Stockholders' Agreement" means a Stockholders' Agreement, substantially in the form contained in the Plan Supplement, and otherwise in form and substance acceptable to the Debtors and the Restructuring Agreement Noteholders, the material terms of which are described in Exhibit D to the Solicitation and Disclosure Statement.

        "Stockholder Distribution Record Date" means the Confirmation Date.

        "Subordinated Claim" means any Claim arising in connection with any AET Equity Interest, including, without limitation, Claims arising from the rescission of a purchase or sale of any equity security of AET, for damages arising from the purchase or sale of such security, or for reimbursement or contribution under section 502 of the Bankruptcy Code on account of such Claim and attorneys' fees associated therewith to the extent subordinated under section 510(b) of the Bankruptcy Code.

        "Substantive Consolidation Order" means the order, or provision of the Confirmation Order, substantively consolidating the Chapter 11 Cases (for voting, confirmation and distribution purposes only and as more particularly provided in Section 5.1 of this Plan).

        "True Up Plan Funding Payment" means the "True Up Plan Funding Payment" as defined in the Plan Funding Commitment.

        "Unimpaired" means a Claim or Equity Interest that is not Impaired.

        "Voting Agent" means Bankruptcy Services, LLC.

        "Voting Record Date" means October 8, 2004.

        "Whole New Note" means the minimum denomination of the New Notes as required under the New Note Indenture.

Section 1.2.    Rules of Interpretation and Computation of Time

        (a)   For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such

9

document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (v) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (viii) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

        (b)   In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

Section 2.1.    Administrative Claims

        Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Administrative Claim that is Allowed shall be paid by the Debtors, in full, in Cash, in such amounts as are incurred in the ordinary course of business by the Debtors, or in such amounts as such Administrative Claim is Allowed by the Bankruptcy Court upon (a) the later of the Effective Date or, if such Claim is Allowed after the Effective Date, the date upon which there is a Final Order allowing such Administrative Claim, (b) such other terms as may exist in the ordinary course of such Debtor's business and in accordance with the terms of any agreement governing or documents evidencing such Administrative Claim, or (c) as may be agreed upon between the Holder of such Allowed Administrative Claim and the Debtors. Except as referred to in Section 2.3, there shall be no Bar Date with respect to Administrative Claims.

Section 2.2.    Priority Tax Claims

        Each Allowed Priority Tax Claim shall be paid by the Debtors in full, in Cash upon the later of (a) the Effective Date, (b) the date upon which there is a Final Order allowing such Priority Tax Claim, (c) the date such an Allowed Priority Tax Claim would have been due and payable if the Chapter 11 Cases had not been commenced, or (d) as may be agreed upon between the Holder of such an Allowed Priority Tax Claim and the Debtors; provided, however, that each Debtor may, at its option, in lieu of payment in full of an Allowed Priority Tax Claim, make Cash payments on account of such Allowed Priority Tax Claim, deferred to the extent permitted pursuant to section 1129(a)(9)(C) of the Bankruptcy Code and, in such event, interest shall be paid on the unpaid portion of such Allowed Priority Tax Claim at a rate to be agreed upon by the Debtors and the applicable governmental unit or as determined by the Bankruptcy Court.

Section 2.3.    Professional Fees

        (a)   All final applications for Professional Fees for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall be filed with the Bankruptcy Court not later than sixty (60) days after the Effective Date.

        (b)   Notwithstanding Section 2.3(a), if an official committee of unsecured creditors is not appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases or if Milbank

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Tweed Hadley & McCloy LLP, Houlihan Lokey Howard & Zukin or any other professionals to the Restructuring Agreement Noteholders are not Professionals retained in the Chapter 11 Cases, then the fees and expenses incurred on or after the Petition Date by Milbank Tweed Hadley & McCloy LLP, as counsel to the Restructuring Agreement Noteholders, Houlihan Lokey Howard & Zukin, as financial advisor to the Restructuring Agreement Noteholders, and any other professionals retained by the Restructuring Agreement Noteholders, including but not limited to, local counsel, pursuant to their respective agreements with AET entered into prior to, on or subsequent to the Petition Date, shall be paid by AET or Reorganized AET as Administrative Claims in the ordinary course of AET's business, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. The Indenture Trustee Fees and Expenses incurred on or after the Petition Date, including those of its counsel and financial advisor, if any, shall be paid by AET or Reorganized AET as Administrative Claims in the ordinary course of AET's business, without application by or on behalf of any such parties to the Bankruptcy Court, and without notice and a hearing, unless specifically required by the Bankruptcy Court. If AET or Reorganized AET and any such professional cannot agree on the amount of fees and expenses to be paid by such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court.

Section 2.4.    Claims Under DIP Credit Agreement

        On the Effective Date, all amounts outstanding under the DIP Credit Agreement shall be paid in full in Cash or as otherwise provided in the DIP Credit Agreement.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.1.    Classification

        The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date. Intercompany Claims are not classified and shall be reinstated or discharged in accordance with Section 5.1.

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        Summary of Classification and Treatment of Claims and Equity Interests

Class	Claim	Status	Voting Right
1	Other Priority Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
2	General Unsecured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
3	Large Note Claims	Impaired	Entitled to Vote
4	Small Note Claims	Impaired	Entitled to Vote
5	Subordinated Claims	Impaired; not entitled to receive any distribution under the Plan	Deemed to Reject; Not Entitled to Vote
6	AET Equity Interests	Impaired; not entitled to receive any distribution under the Plan	Deemed to Reject; Not Entitled to Vote

        Claims (except for Administrative Claims and Priority Tax Claims, which are not required to be classified pursuant to section 1123(a)(i) of the Bankruptcy Code) and are classified as follows:

  Claims Against and Equity Interests in the Debtors

  (i)
  Class 1—Other Priority Claims against the Debtors

  (ii)
  Class 2—General Unsecured Claims against the Debtors

  (iii)
  Class 3—Large Note Claims against the Debtors

  (iv)
  Class 4—Small Note Claims against the Debtors

  (v)
  Class 5—Subordinated Claims against the Debtors

  (vi)
  Class 6—AET Equity Interests

Section 3.2.    Acceptances and Rejections

        Each of Class 1 and Class 2 is Unimpaired under the Plan and Holders of Claims or Equity Interests in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and not entitled to vote on the Plan. Each of Class 3 and Class 4 is Impaired and is entitled to vote to accept or reject the Plan. Each of Class 5 and Class 6 is Impaired, is deemed to reject the Plan and is not entitled to vote on the Plan.

Section 3.3.    Treatment of Claims and Equity Interests

(a)
Class 1—Other Priority Claims against the Debtors
  (i)
  Treatment: The legal, equitable and contractual rights of the Holders of Allowed Other Priority Claims are unaltered by the Plan. Unless the Holder of an Allowed Other Priority Claim against the Debtors and the Debtors agree to a different treatment, each Holder of an Allowed Other Priority Claim against the Debtors shall receive one of the following alternative treatments, at the election of the Debtors:

  (A)
  to the extent then due and owing on the Effective Date, such Allowed Other Priority Claim will be paid in full, in Cash, by the Reorganized Debtors;

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      (B)
      to the extent not due and owing on the Effective Date, such Allowed Other Priority Claim will be paid in full in Cash, by the Reorganized Debtors when and as such Allowed Other Priority Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or

      (C)
      such Allowed Other Priority Claim will be otherwise treated in any manner such that Class 1 shall not be impaired pursuant to section 1124 of the Bankruptcy Code.

      Any default with respect to any Other Priority Claim against the Debtors that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

    (ii)
    Voting: Class 1 is Unimpaired. The Holders of Other Priority Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(b)
Class 2—General Unsecured Claims against the Debtors
  (i)
  Treatment: The legal, equitable and contractual rights of the Holders of Allowed General Unsecured Claims against the Debtors are unaltered by the Plan. Unless the Holder of an Allowed General Unsecured Claim and the Debtors agree to a different treatment, each Holder of an Allowed General Unsecured Claim against the Debtors shall receive one of the following alternative treatments, at the election of the Debtors:

  (A)
  to the extent then due and owing on the Effective Date, such Allowed General Unsecured Claim will be paid in full, in Cash, by the Reorganized Debtors in accordance with the terms thereof;

  (B)
  to the extent not due and owing on the Effective Date, such Allowed General Unsecured Claim will be paid in full, in Cash, by the Reorganized Debtors when and as such Allowed General Unsecured Claim becomes due and owing in the ordinary course of business in accordance with the terms thereof; or

  (C)
  such Allowed General Unsecured Claim will be otherwise treated in any other manner such that Class 2 shall not be impaired pursuant to section 1124 of the Bankruptcy Code.

      Any default with respect to any General Unsecured Claim against the Debtors that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

    (ii)
    Voting: Class 2 is Unimpaired. The Holders of General Unsecured Claims against the Debtors are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(c)
Class 3—Large Note Claims against the Debtors

  (i)
  Treatment: Each Large Note Claim constitutes an Allowed Large Note Claim. On the Effective Date, each Holder of an Allowed Large Note Claim shall receive, in full satisfaction of such Allowed Large Note Claim, its Ratable Portion of the Large Noteholder Distribution; provided, however, that no Holder of a Large Note Claim shall be entitled to receive the Large Noteholder Cash if Class 3 votes to reject the Plan. By accepting the New Securities Allocation, each Holder of a Large Note Claim shall be deemed to become a party to the Stockholders' Agreement. To the extent that the Plan Funders tender funds to the Company pursuant to the Plan Funding Commitment so that there is not a Plan Funding Estimated Payment Default, then the Plan Funders' Allowed Large Note Claims shall be increased by the dollar amount of the Small Note Claims or

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      other Effective Date Unidentified Claims that are satisfied pursuant to the Plan Funding Commitment. The distribution of the New Securities Allocation to the Plan Funders in accordance with the Plan Funding Commitment, if any, shall be in full satisfaction of the repayment by the Debtors of any funds tendered pursuant to the Plan Funding Commitment. If a Plan Funding Estimated Payment Default does not occur, then at the end of the Post-Effective Date Period, Holders of Effective Date Unidentified Claims shall receive the treatment described in Section 5.9 herein. If a Plan Funding Estimated Payment Default occurs, then the Plan Funders' Allowed Large Note Claims shall not be increased and all Effective Date Unidentified Claims shall be deemed to be Small Note Claims and shall receive the treatment described in Section 3.3(d) herein.

      If Class 3 votes to accept the Plan, then the Indenture Trustee shall be deemed to receive, on behalf of the Holders of the Large Note Claims, the Large Noteholder Cash. The Large Noteholder Cash shall be deemed to be returned to Reorganized AET for the benefit of the Holders of the AET Common Stock, in accordance with and subject to satisfaction of the conditions set forth in Section 5.6 hereof. If the conditions in Section 5.6 hereof are not satisfied, then the Holders of the Allowed Large Note Claims shall be deemed to have contributed the Large Noteholder Cash to Reorganized AET, and Reorganized AET shall be authorized to retain the Large Noteholder Cash for its own account.

    (ii)
    Voting: Class 3 is Impaired and the Holders of Allowed Large Note Claims are entitled to vote to accept or reject the Plan.

(d)
Class 4—Small Note Claims against the Debtors

  (i)
  Treatment: Each Small Note Claim constitutes an Allowed Small Note Claim. On the Effective Date, (A) if a Plan Funding Estimated Payment Default has not occurred, each Holder of an Allowed Small Note Claim shall receive, in full satisfaction of such Allowed Small Note Claim, the Small Noteholder Allocation and a Ratable Portion of the Small Noteholder Cash or (B) if a Plan Funding Estimated Payment Default occurs, then all Effective Date Unidentified Claims shall be deemed to be Allowed Small Note Claims, and each Holder of an Allowed Small Note Claim shall receive, instead of the Small Noteholder Allocation, its Ratable Portion of the New Securities Allocation; provided, however, that in the case of either (A) or (B), no Holder of a Small Note Claim shall be entitled to receive the Small Noteholder Cash if Class 4 votes to reject the Plan.    If a Plan Funding Estimated Payment Default does not occur, then at the end of the Post-Effective Date Period, Holders of Effective Date Unidentified Claims shall receive the treatment described in Section 5.9 herein.

      If Class 4 votes to accept the Plan, then the Indenture Trustee shall be deemed to receive, on behalf of the Holders of Small Note Claims, the Small Noteholder Cash. The Small Noteholder Cash shall be deemed to be returned to Reorganized AET, for the benefit of the Holders of the AET Common Stock, in accordance with and subject to satisfaction of the conditions set forth in Section 5.6 hereof. If the conditions in Section 5.6 hereof are not satisfied, then the Holders of the Allowed Small Note Claims shall be deemed to have contributed the Small Noteholder Cash to Reorganized AET, and Reorganized AET shall be authorized to retain the Small Noteholder Cash for its own account.

    (ii)
    Voting: Class 4 is Impaired and Holders of Allowed Small Note Claims are entitled to vote to accept or reject the Plan.

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(e)
Class 5—Subordinated Claims against the Debtors

  (i)
  Treatment: On the Effective Date, Subordinated Claims will be discharged and each Holder thereof shall not receive or retain any distribution or property on account of its Subordinated Claim.

  (ii)
  Voting: Class 5 is Impaired. The Holders of Subordinated Claims are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

(f)
Class 6—AET Equity Interests

  (i)
  Treatment: On the Effective Date, AET Equity Interests will be canceled and each Holder thereof shall not be legally entitled to receive or retain any distribution on account of its AET Equity Interests.

  (ii)
  Voting: Class 6 is Impaired. The Holders of AET Equity Interests are deemed to reject the Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

Section 3.4.    Miscellaneous

        (a)   Notwithstanding any other provision of the Plan, any Allowed Claim against the Debtors shall be reduced by the amount, if any, that was paid by the Debtors to the Holder of such Claim prior to the Effective Date, including pursuant to any Final Order entered by the Bankruptcy Court. Nothing in the Plan shall preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.

        (b)   Except as otherwise provided in the Plan, the Confirmation Order, any other order of the Bankruptcy Court or any document or agreement entered into and enforceable pursuant to the terms of this Plan, nothing shall affect the Debtors' or Reorganized Debtors' Causes of Action, rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to, setoffs or recoupments against, Unimpaired Claims and all Causes of Action for the affirmative relief against the holders thereof.

ARTICLE IV

CRAM DOWN

        If any Impaired Class of Claims entitled to vote shall not accept the Plan, the Debtors shall, with the prior consent of the Committee, seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code or to amend or modify the Plan in accordance with Section 12.4 hereof. With respect to any Impaired Class of Claims or Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 5.1.    Substantive Consolidation for Purposes of Voting, Confirmation and Distribution

        This Plan contemplates and is predicated upon substantively consolidating the Debtors solely for the purposes of (i) voting, (ii) confirmation, and (iii) distribution in respect of Classes 3 and 4. This Plan does not contemplate the substantive consolidation of the Debtors with respect to the other Classes of Claims or Equity Interests set forth in this Plan, or for any other purpose. On the Effective Date, (i) all guarantees of any Debtor of the payment, performance, or collection of another Debtor

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with respect to Class 3 and 4 Claims shall be deemed eliminated and canceled, (ii) any obligation of any Debtor and all guarantees with respect to Class 3 and 4 Claims thereof executed by one or more of the other Debtors shall be treated as a single obligation, and (iii) each Class 3 or 4 Claim against any Debtor shall be deemed to be against the consolidated Debtors and shall be deemed a single Class 3 or 4 Claim against and a single obligation of the consolidated Debtors. On the Effective Date, and in accordance with the terms of this Plan and the consolidation of the assets and liabilities of the Debtors, all Class 3 or 4 Claims based upon guarantees of collection, payment, or performance made by the Debtors as to the obligations of another Debtor shall be released and of no further force and effect. Except as set forth in this Section 5.1, such substantive consolidation shall not (other than for purposes related to this Plan) (i) affect the legal and corporate structures of the Reorganized Debtors, (ii) cause any Debtor to be liable for any Claim under this Plan for which it otherwise is not liable, and the liability for any such Claim shall not be affected by such substantive consolidation, (iii) affect Intercompany Claims or (iv) affect any obligations under any leases or contracts assumed in this Plan or otherwise subsequent to the filing of the Chapter 11 Cases.

        On the Effective Date, (i) the Intercompany Claims of Debtors against Debtors shall be reinstated or discharged and satisfied at the option of the Reorganized Debtors by contributions, distributions or otherwise and (ii) the Interests of a Debtor in any non-Debtor affiliate shall remain outstanding.

        Unless the Bankruptcy Court has approved the substantive consolidation of the Chapter 11 Cases by a prior order, this Plan shall serve as, and shall be deemed to be, a motion for entry of an order substantively consolidating the Debtors as provided in this Section 5.1. If no objection to substantive consolidation is timely filed and served by any Holder of a Claim that is Impaired by this Plan as provided herein on or before the deadline for objection to Confirmation of this Plan, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of the Chapter 11 Cases and the objections thereto shall be scheduled by the Bankruptcy Court, which hearing shall coincide with the Confirmation Hearing.

Section 5.2.    Continued Corporate Existence and Vesting of Assets in Reorganized AET

        Each of AET and AET Canada shall, as Reorganized AET and Reorganized AET Canada, respectively, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate of AET, and any property acquired by AET or Reorganized AET under the Plan, shall vest in Reorganized AET, free and clear of all Claims, Liens, charges or other encumbrances and Interests. Except as otherwise provided in the Plan or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate of AET Canada, and any property acquired by AET Canada or Reorganized AET Canada under the Plan, shall vest in Reorganized AET Canada, free and clear of all Claims, Liens, charges or other encumbrances but subject to the AET Canada Equity Interest which shall remain outstanding and be held by Reorganized AET. On and after the Effective Date, the Reorganized Debtors may operate their respective businesses and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. Without limiting the generality of the foregoing, all rights, privileges, entitlements, authorizations, grants, permits, licenses, easements, franchises, and other similar items which constitute part of, or are necessary or useful in the operation of the property of the Estates or the business of the Reorganized Debtors, whether in the United States or elsewhere, shall be vested in Reorganized AET or Reorganized AET Canada, as the case may be, on the Effective Date,

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and shall thereafter be exercisable and usable by the Reorganized Debtors to the same and fullest extent they would have been exercisable and usable by the Debtors before the Petition Date.

Section 5.3.    Cancellation of Notes, Instruments, Debentures and AET Equity Interests

        On the Effective Date, except to the extent provided elsewhere in the Plan or the Confirmation Order, and provided that the treatments provided for herein and the distributions contemplated by Article VII hereof are made, (a) the Senior Notes and (b) all AET Equity Interests, including all AET Common Stock, Junior Preferred Rights and Junior Preferred Stock, shall be canceled and deemed terminated. On the Effective Date, except to the extent provided in Section 7.2 or otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Senior Note Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

Section 5.4.    Execution of Related Documents

        On the Effective Date, all Plan Documents including, without limitation, the Exit Facility, the New Note Indenture, the Stockholders' Agreement and any other agreement entered into or instrument issued in connection with any of the foregoing or any other Plan Document, shall be executed and delivered by the Reorganized Debtors and shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto and as specified herein.

Section 5.5.    Corporate Governance, Directors and Officers, and Corporate Action

        (a)    Amended Certificates of Incorporation.    On the Effective Date, Reorganized AET shall file the Amended AET Certificate of Incorporation, and Reorganized AET Canada shall file the Amended AET Canada Certificate of Incorporation, in each case with the Secretary of State of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. Each of the Amended Certificates of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code. The Amended AET Certificate of Incorporation shall provide for the number of authorized shares of New Common Stock of Reorganized AET and provide that the par value of the New Common Stock shall be $0.01. After the Effective Date, each of the Reorganized Debtors may amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by their terms and by the Delaware General Corporation Law.

        (b)    Directors and Officers of the Reorganized Debtors.    Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code and except as otherwise disclosed in the Solicitation and Disclosure Statement, as of the Effective Date, the initial officers of the Reorganized Debtors shall be the officers of the Debtors immediately prior to the Effective Date, except as otherwise disclosed in the Solicitation and Disclosure Statement. On the Effective Date, the directors designated by the Committee and filed with the Bankruptcy Court prior to the Confirmation Date shall serve as the initial board of directors of each of the Reorganized Debtors. Pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtors (which Persons shall have been designated by the Committee), and, to the extent such Person is an insider, the nature of any compensation for such Person. The classification and composition of the board of directors of each of the Reorganized Debtors shall be consistent with the Stockholders' Agreement, the Amended Certificates of Incorporation, the Amended By-Laws of the Reorganized Debtors and the Delaware General Corporation Law.

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        (c)    Corporate Action.    On the Effective Date, the adoption of the Amended Certificates of Incorporation or similar constituent documents, the adoption of the Amended By-Laws, the selection of directors and officers for the Reorganized Debtors and all other actions contemplated by the Plan (whether to occur before, on or after Effective Date of the Plan) shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals of the corporate actions in this Section 5.5(c) shall be effective notwithstanding any requirements under the Delaware General Corporation Law or other applicable non-bankruptcy law.

Section 5.6.    Noteholder Cash

        In recognition of the contribution of the Holders of AET Common Stock prior to the Chapter 11 Cases (but subject to conditions set forth below), Holders of Senior Notes that are in a Class or Classes that have voted to accept the Plan, shall be deemed to have instructed Reorganized AET to transfer the Noteholder Cash to the Indenture Trustee, which Noteholder Cash shall be deemed to have been transferred to the Indenture Trustee, on behalf of the Class or Classes of Senior Note Claims that have voted to accept the Plan. Holders of Senior Notes that are in a Class or Classes that have voted to accept the Plan shall also be deemed to have instructed the Indenture Trustee to transfer such Noteholder Cash to Reorganized AET, and the Indenture Trustee shall be deemed to have transferred the Noteholder Cash to Reorganized AET, for the benefit of the Holders of AET Common Stock. In recognition of these deemed transfers, Reorganized AET shall distribute the Noteholder Cash to the Holders of the AET Common Stock that are Holders of record as of the Stockholder Distribution Record Date. Nothwithstanding the foregoing, if (a) an official committee of equity security holders is appointed by a trustee or the Bankruptcy Court in the Chapter 11 Cases, then the Class or Classes of Senior Note Claims that have voted to accept the Plan shall be deemed to have contributed the Noteholder Cash to Reorganized AET, and Reorganized AET shall retain the entire amount of Noteholder Cash for its own account, subject to the lenders' interests in such Noteholder Cash in accordance with the Exit Facility, and shall not distribute the Noteholder Cash to the Holders of the AET Common Stock; (b)(x) the Class of Large Note Claims votes to reject the Plan in accordance with Section 3.3(c) hereof or (y) the Class of Small Note Claims votes to reject the Plan in accordance with Section 3.3(d) hereof, then in either case, the Noteholder Cash of such rejecting Class shall be retained by Reorganized AET and shall not be distributed to the Holders of the AET Common Stock; or (c) the Bankruptcy Court holds, determines or rules that the Plan is not confirmable due to the distribution of the Noteholder Cash to the Holders of the AET Common Stock, then the provisions of the Plan relating to the Noteholder Cash shall be deemed to be omitted for all purposes and Reorganized AET shall retain the entire amount of Noteholder Cash for its own account and shall not distribute the Noteholder Cash to the Holders of the AET Common Stock.

Section 5.7.    Sources of Cash for Plan Distribution

        All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, the Plan Funding Commitment or post-Confirmation Date borrowing under other available facilities of the Debtors or Reorganized Debtors, including, without limitation, to the extent available, the Exit Facility.

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Section 5.8.    Elimination of Classes

        Any Class of Claims or Equity Interests that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or an Allowed Equity Interest, or a Claim or Equity Interest temporarily allowed under Rule 3018 of the Bankruptcy Rules, shall be deemed deleted from the Plan for all purposes.

Section 5.9.    Issuance and Distribution of New Common Stock and New Notes; Reserve

        (a)   The issuance of Effective Date New Common Stock, the New Common Stock to be issued for purposes of the New Securities Reserve and New Notes by Reorganized AET is hereby authorized without the need for any further corporate action or compliance with any applicable non-bankruptcy law. On or as soon as practicable after the Effective Date, and with respect to Holders of Senior Notes that have provided appropriate registration information prior to the Effective Date, no later than five (5) Business Days after the Effective Date, the Indenture Trustee or the Senior Note Disbursing Agent shall distribute, in accordance with the terms of the Plan, the Effective Date New Common Stock and New Notes to Holders of the Large Note Claims (that are identified as such) under the terms of the Senior Note Indenture. Notwithstanding the foregoing, if there is a Plan Funding Estimated Payment Default, then the New Common Stock and New Notes will be distributed in accordance with the Plan to all Holders of Senior Notes, without regard to whether such Holders hold Large Note Claims, Small Note Claims or Effective Date Unidentified Claims.

        (b)   On or prior to the Effective Date, and provided that there has not been a Plan Funding Estimated Payment Default, the Debtors and the Committee shall establish the New Securities Reserve. If there has been a Plan Funding Estimated Payment Default, then no New Securities Reserve shall be established and distributions shall be made in accordance with Sections 3.3(c) and 3.3(d) hereof. Reorganized AET shall, during the Post-Effective Date Period, use commercially reasonable efforts to identify the Effective Date Unidentified Claims as either Post-Effective Date Large Note Claims or Post-Effective Date Small Note Claims. Post-Effective Date Large Note Claims, Post-Effective Date Small Note Claims and any Post-Effective Date Unidentified Claims shall receive the treatment specified below.

    i.
    Post-Effective Date Large Note Claims. After expiration of the Post-Effective Date Period, distributions to Holders of Post-Effective Date Large Note Claims shall be made from the New Securities Reserve, and such distributions shall be equal in amount to the ratio (expressed as a percentage) that the amount of such Post-Effective Date Large Note Claim bears to the aggregate amount of Effective Date Unidentified Claims.

    ii.
    Post-Effective Date Small Note Claims. After Expiration of the Post-Effective Date Period, Holders of Post-Effective Date Small Note Claims shall receive the Small Noteholder Allocation pursuant to the Plan Funding Commitment, and the delivery of such distributions shall be treated in accordance with Section 7.3 herein; provided, however, that if a Plan Funding True Up Payment Default occurs, then Reorganized AET may, to the extent of the payment deficiency resulting from the Plan Funding True Up Payment Default, either (x) distribute New Common Stock and New Notes from the New Securities Reserve or (y) fund any amounts that have not been tendered by the Plan Funders, in either case in satisfaction of the Post-Effective Date Small Note Claims. In the event that a Plan Funding True Up Payment Default occurs and Reorganized AET distributes New Common Stock and New Notes to the Holders of Post-Effective Date Small Note Claims from the New Securities Reserve, in whole or in partial satisfaction of such Claims, such distribution shall be equal in amount to the ratio (expressed as a percentage) that the amount of such Post-Effective Date Small Note Claims (after reduction for application of any amounts of the Plan Funding True Up Payment actually

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      made by the Plan Funders or by the Reorganized Debtors) bears to the aggregate amount of Effective Date Unidentified Claims.

    iii.
    Post-Effective Date Unidentified Claims. After expiration of the Post-Effective Date Period, Holders of any remaining Post-Effective Date Unidentified Claims shall receive the Small Noteholder Allocation pursuant to the Plan Funding Commitment, regardless of whether such Claims are Large Note Claims or Small Note Claims, and the delivery of such distributions shall be treated in accordance with Section 7.3 herein; provided, however, that if a Plan Funding True Up Payment Default occurs, then Reorganized AET may, to the extent of the payment deficiency resulting from the Plan Funding True Up Payment Default, either (x) distribute New Common Stock and New Notes from the New Securities Reserve or (y) fund any amounts that have not been tendered by the Plan Funders, in either case in satisfaction of the Post-Effective Date Unidentified Claims, regardless of whether such Post-Effective Date Unidentified Claims are Large Note Claims or Small Note Claims. In the event that a Plan Funding True Up Payment Default occurs and Reorganized AET distributes New Common Stock and New Notes to the Holders of Post-Effective Date Unidentified Claims from the New Securities Reserve, in whole or in partial satisfaction of such Claims, such distribution shall be equal in amount to the ratio (expressed as a percentage) that the amount of such Post-Effective Date Unidentified Claims (after reduction for application of any amounts of the Plan Funding True Up Payment actually made by the Plan Funders or by the Reorganized Debtors) bears to the aggregate amount of Effective Date Unidentified Claims.

        (c)   If there is a Plan Funding True Up Payment Default and the Reorganized Debtors elect to fund the amounts not tendered by the Plan Funders (pursuant to Sections 5.9(b)(ii)(y) and 5.9 (b)(iii)(y)) then the New Notes in the New Securities Reserve shall be canceled and the authorized New Common Stock shall not be issued for the New Securities Reserve (in each case to the extent that payment is actually made by the Reorganized Debtors and not tendered by the Plan Funders) with respect to any amounts held therein on account of Post-Effective Date Small Note Claims and Post-Effective Date Unidentified Claims.

Section 5.10.    Management Incentive Plan; Employment Agreements

        (a)   On or within 30 days after the Effective Date, the Management Incentive Plan shall be adopted by the Reorganized AET Board of Directors, shall become effective only after the occurrence of the Effective Date and such initial adoption of the Management Incentive Plan by the Reorganized AET Board of Directors shall not be subject to the vote of the holders of New Common Stock notwithstanding any provision of the Stockholders' Agreement. Following the Effective Date, the Management Incentive Plan may be amended or modified by the Reorganized AET Board of Directors in accordance with the terms thereof and any such amendment or modification shall not require an amendment of this Plan.

        (b)   On the Effective Date, the Employment Agreement shall be modified as generally described in the Solicitation and Disclosure Statement, and shall be assumed as modified. The Employment Contract as initially assumed by the Reorganized Debtors shall not be subject to the vote of the holders of New Common Stock notwithstanding any provision of the Stockholders' Agreement.

Section 5.11.    Stockholders' Agreement

        Provided that no Plan Funding Estimated Payment Default occurs, the Stockholders' Agreement shall be deemed to be executed by all Holders of Large Note Claims and shall be binding upon each of such Holders and shall be deemed to be delivered by each of such Holders on the Effective Date.

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Section 5.12.    Private Company Status and Stock Transfer Limitations

        Reorganized AET shall not, upon the Effective Date, be a reporting company under the Exchange Act. Except as otherwise provided in the Amended AET Certificate of Incorporation, Amended AET By-Laws, New Note Indenture and/or the Stockholders' Agreement, no transfer of New Common Stock and New Notes shall be permitted where the effect of such transfer would, among other things, be to require Reorganized AET to become a reporting company under the Exchange Act.

Section 5.13.    Exit Facility

        On or prior to the Effective Date, the Reorganized Debtors shall be authorized to execute and deliver the Exit Facility Documents.

ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 6.1.    Assumption of Executory Contracts and Unexpired Leases

        (a)   Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Article VI shall revest in and be fully enforceable by the respective Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

        (b)   The Debtors shall be permitted to reject any executory contract or unexpired lease if (i) the Allowed Claims with respect to such executory contract or unexpired lease is subject to a limitation under section 502(b) of the Bankruptcy Code, (ii) the Claim with respect to such executory contract or unexpired lease has been reduced to an amount mutually agreed upon by the Debtors and the Committee or (iii) any other executory contract or unexpired lease that the Debtors and the Committee mutually agree to reject.

Section 6.2.    Claims Based on Rejection of Executory Contracts or Unexpired Leases

        All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be filed with the Bankruptcy Court within thirty (30) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease for which proofs of claim are not filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, their Estates and property unless otherwise ordered by the Bankruptcy Court. All Allowed Claims arising from rejection of executory contracts or unexpired leases for which proofs of claim have been timely filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

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Section 6.3.    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

        Any monetary amounts by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

Section 6.4.    Indemnification of Directors, Officers and Employees

        The obligations of the Debtors to indemnify any Person serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's service in such capacity, or as a director, officer, partner, trustee, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, at the Debtors' request, including with respect to employee benefit plans, to the extent provided in the Debtors' constituent documents or by a written agreement with the Debtors or the Delaware General Corporation Law, each as applicable, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date, except if such claim or liability is determined pursuant to a Final Order to have resulted from the gross negligence, willful misconduct, fraud or criminal conduct of such indemnified Person. Except as disclosed to the Committee, the Debtors are not aware, after having made diligent inquiry, of any indemnification agreements with any of the foregoing indemnified parties.

Section 6.5.    Compensation and Benefit Programs

        Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. The Debtors are not aware of, after having made diligent inquiry, any obligation to pay "retiree benefits" as defined in section 1114(a) of the Bankruptcy Code.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

Section 7.1.    Distribution for Claims Allowed as of the Effective Date

        (a)   Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are Allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date or as soon as practicable thereafter except as otherwise specified herein. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Articles II and III hereof.

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        (b)   For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the Effective Date New Common Stock and New Notes to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed.

Section 7.2.    Distribution by the Reorganized Debtors; Distributions with Respect to Debt Securities

        Reorganized AET, as Disbursing Agent, shall make all initial distributions required under the Plan. Notwithstanding the provisions of Article V hereof regarding the cancellation of the Senior Note Indenture, the Senior Note Indenture shall continue in effect to the extent necessary to allow the Indenture Trustee to receive and make distributions pursuant to the Plan on account of the Senior Notes. In lieu of the Indenture Trustee Charging Lien, the Indenture Trustee Fees and Expenses shall be paid pursuant to Sections 2.3(b) and 3.3(b), provided, however, that if for any reason Sections 2.3(b) or 3.3(b) were determined not to be applicable to the Indenture Trustee Fees and Expenses, or were deleted or modified such that the Plan no longer authorized AET or Reorganized AET to pay any portion of the Indenture Trustee Fees and Expenses, then the Indenture Trustee would retain the Indenture Trustee Charging Lien, notwithstanding the provisions of Article V hereof regarding the cancellation of the Senior Note Indenture, to the extent of any unpaid Indenture Trustee Fees and Expenses as of the Effective Date, invoices for which were submitted for payment prior to the Effective Date. Distribution for the benefit of holders of Allowed Senior Note Claims will not be reduced on account of the payment of the Indenture Trustee Fees and Expenses pursuant to Sections 2.3(b) and 3.3(b) of the Plan. Notwithstanding the foregoing, for providing services related to distributions to the Holders of Allowed Senior Note Claims, to the extent such services are not provided by the Senior Note Disbursing Agent, and for providing services that remain unbilled prior to the Effective Date, the Indenture Trustee shall receive from the Reorganized Debtors reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred, including those of its professionals, in connection with such services in accordance with the terms and conditions of the Senior Note Indenture, and to the extent such fees and expenses are not paid by the Reorganized Debtors after due demand therefor, the Indenture Trustee would retain the Indenture Trustee Charging Lien notwithstanding the provisions of Article V hereof regarding the cancellation of the Senior Note Indenture.

Section 7.3.    Delivery and Distributions and Undeliverable or Unclaimed Distributions

        (a)    Delivery of Distributions in General.    Except as otherwise provided in this Section 7.3(a), distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated in the records of the Debtors. Distributions of the New Securities Allocation and New Common Stock and New Notes from the New Securities Reserve shall be made by the Senior Note Disbursing Agent and/or the Indenture Trustee in accordance with Section 5.9 hereof. Distributions of the Small Noteholder Allocation shall be made by the Senior Note Disbursing Agent and/or the Indenture Trustee to the record holders of Senior Notes, as reflected in the records of the Indenture Trustee as of the Distribution Record Date (the "Registered Holder"). Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions of the New Securities Allocation and the Small Noteholder Allocation to the Registered Holders and the Holders of Large Note Claims and Small Note Claims, respectively, shall be made to the Indenture Trustee and/or the Senior Note Disbursing Agent for further distribution in accordance with the provisions of the Senior Note Indenture and the provisions of this Plan.

        (b)    Undeliverable Distributions.

    (i)
    Holding of Undeliverable Distributions. If any Allowed Claim Holder's distribution is returned as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Senior Note Disbursing Agent, as the case may

23

      be, are notified in writing of such Holder's then current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors or the Senior Note Disbursing Agent, as the case may be, pursuant to this Article VII until such time as a distribution becomes deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind.

    (ii)
    After Distributions Become Deliverable. Except as otherwise provided herein, within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors shall make all distributions that become deliverable during the preceding calendar quarter.

    (iii)
    Failure to Claim Undeliverable Distributions. The Reorganized Debtors will file with the Bankruptcy Court, from time to time, a listing of the Holders of unclaimed distributions. This list will be maintained until the entry of an order and/or final decree closing the Chapter 11 Cases. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within one year after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. Any Noteholder Cash that remains unclaimed or otherwise not deliverable to any Holders of AET Common Stock after one year following the Effective Date shall become vested in the Reorganized Debtors and such Holder of AET Common Stock shall be deemed to have waived its rights to such payments. In such cases: (A) with respect to any Small Noteholder Allocation, any Cash held for distribution on account of such undeliverable Small Note Claims shall be retained by the Reorganized Debtors; (B) any Cash held for distribution on account of Claims other than the Small Notes Claims shall be the property of the Reorganized Debtors, free of any restrictions thereon, but subject to the lenders' interests in such Cash in accordance with the Exit Facility; (C) any New Common Stock held for distribution on account of such Claims shall be canceled and of no further force or effect; (D) any New Notes held for distribution on account of such Claim shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors, the Senior Note Disbursing Agent or the Indenture Trustee to attempt to locate any Holder of an Allowed Claim; and (E) any Noteholder Cash held for distribution on account of the AET Common Stock shall be returned to or retained by the Reorganized Debtors.

    (iv)
    Compliance with Tax Requirements. Any federal, state or local withholding taxes or amounts required to be withheld under applicable law shall be deducted from distributions hereunder. All Entities holding Claims shall be required to provide any information necessary to effect the withholding of such taxes.

Section 7.4.    Distribution Record Date and Stockholder Distribution Record Date

        As of the close of business on the Distribution Record Date, the transfer registers for the Senior Notes shall be closed and the transfer of Senior Notes shall be prohibited. AET, Reorganized AET, the Indenture Trustee and the Senior Note Disbursing Agent shall have no obligation to recognize the transfer of any Senior Notes that has occurred after the Distribution Record Date, or, with respect to the Noteholder Cash, the transfer of any AET Common Stock that has occurred after the Stockholder Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date and the Stockholder Distribution Record Date, respectively.

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Section 7.5.    Timing and Calculation of Amounts to Be Distributed

        On or as soon as practicable after the Effective Date (except as otherwise specified in the Plan), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for such Allowed Claims in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Section 8.3 below, to Holders of Disputed Claims in any such Class whose Disputed Claims were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

Section 7.6.    Setoffs and Recoupments

        The Reorganized Debtors may, pursuant to applicable law, set off or recoup against any Allowed Claim (other than to the Large Note Claims and Small Note Claims (which Claims shall not be subject to set off, recoupment or reduction of any kind, including pursuant to section 502(d) of the Bankruptcy Code)) and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and Causes of Action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and Causes of Action that the Debtors or Reorganized Debtors may possess against such Holder.

Section 7.7.    Surrender of Canceled Instruments or Securities

        To the extent that any holder of a Senior Note Claim holds any instrument, certificate or other physical document evidencing such Claim, each such holder shall tender its instrument, certificate or other physical document relating to such Claim to the Indenture Trustee. All surrendered instruments, certificates or other physical documents shall be marked as canceled and photocopies thereof shall be returned by the Indenture Trustee to Reorganized AET. The Holders of the AET Equity Interests shall be deemed to have surrendered the certificates or other documents underlying such Equity Interests and all such certificates or other documentation shall be deemed canceled as of the Effective Date.

Section 7.8.    Lost, Stolen, Mutilated or Destroyed Debt or Equity Securities

        In addition to any requirements under the Senior Note Indenture or any related agreement, any Holder of a Claim or Interest evidenced by a Senior Note that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Senior Note, deliver to Reorganized AET: (i) evidence reasonably satisfactory to Reorganized AET of the loss, theft, mutilation or destruction; and (ii) such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Article VII by a Holder of a Senior Note Claim, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note, debenture, bond or stock certificate.

Section 7.9.    Fractional Shares of New Common Stock, Whole New Notes and Incremental New Notes

        No fractional shares of New Common Stock, fractional Whole New Notes or fractional Incremental New Notes shall be distributed under the Plan. Each Person entitled to receive New Common Stock and New Notes shall receive the total number of whole shares of New Common Stock, Whole New Notes and Incremental New Notes to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of a share of New

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Common Stock or a fractional Whole New Note or Incremental New Note, the Senior Note Disbursing Agent shall allocate separately one whole share, Whole New Note or Incremental New Note, as the case may be, to such Person in order of the fractional portion of their entitlements, starting with the largest such fractional portion, until all remaining whole shares, Whole New Notes and Incremental New Notes have been allocated. Upon the allocation of a whole share, Whole New Note or Incremental New Note to a Person in respect of the fractional portion of its entitlement, such fractional portion shall be canceled. If two or more Persons are entitled to equal fractional entitlements and the number of Persons so entitled exceeds the number of whole shares, Whole New Notes or Incremental New Notes which remain to be allocated, the Senior Note Disbursing Agent shall allocate the remaining whole shares, Whole New Notes or Incremental New Notes by random lot or such other impartial method as the Senior Note Disbursing Agent deems fair. Upon the allocation of all of the whole shares, Whole New Notes or Incremental New Notes authorized under the Plan, all remaining fractional portions of the entitlements shall be canceled and shall be of no further force and effect.

Section 7.10.    Manner of Payment Under Plan of Reorganization

        At the option of the Disbursing Agent and the Senior Note Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

ARTICLE VIII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 8.1.    Prosecution of Objections to Claims

        After the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to file objections, settle, compromise, withdraw or litigate to judgment objections to Claims, and may settle or compromise any Disputed Claim without approval of the Bankruptcy Court; provided, however, that prior to the Effective Date, the Debtors shall first obtain the prior written consent of the Committee with respect to such settlement or compromise. All Disputed Claims shall be determined, resolved or adjudicated in the manner in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, unless the Debtors or the Reorganized Debtors, as the case may be, at its election, choose to determine, resolve or adjudicate such Disputed Claim in the Bankruptcy Court.

        Unless required by the Bankruptcy Court, Holders of Claims against the Debtors shall not be required to file proofs of claim with the Bankruptcy Court. The Debtors intend to make distributions as required by the Plan and in accordance with the books and records of the Debtors.

Section 8.2.    Estimation of Claims

        The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be

26

estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Section 8.3.    Payments and Distributions on Disputed Claims

        Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN

Section 9.1.    Conditions Precedent to Confirmation

        It shall be a condition to Confirmation of the Plan that (a) the Plan shall not have been modified or amended without the consent of the Committee, the Exit Facility Agent and the Debtors, (b) all provisions, terms and conditions of the Plan shall have been approved in the Confirmation Order or waived pursuant to the provisions of Section 9.3 below and (c) the identity of the individuals proposed to serve on the boards of directors of Reorganized AET and Reorganized AET Canada shall have been disclosed to the Bankruptcy Court.

Section 9.2.    Conditions Precedent to Occurrence of the Effective Date

        It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Section 9.3 of the Plan:

          (a)   the Confirmation Order shall have been approved by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Cases by the Clerk of the Bankruptcy Court, shall not have been modified without the consent of the Committee, the Exit Facility Agent and the Debtors, shall not be subject to a pending motion pursuant to section 1144 of the Bankruptcy Code and shall have become a Final Order;

          (b)   all Exit Facility Documents necessary to implement the Exit Facility shall have been duly executed and delivered;

          (c)   all outstanding obligations of the Debtors under any debtor in possession financing arrangements shall have been paid in full or otherwise satisfied, and such arrangements shall have been terminated;

          (d)   the New Note Indenture shall have been executed, the New Notes and Effective Date New Common Stock shall have been issued by Reorganized AET to the Indenture Trustee or the Senior Note Disbursing Agent for distribution pursuant to the terms of the Senior Note Indenture and the terms hereof and the New Common Stock for the New Securities Reserve shall have been authorized;

          (e)   the Amended Certificate of Incorporation of AET and the Amended Certificate of Incorporation of AET Canada shall have been filed with the Secretary of State of the State of Delaware;

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          (f)    there shall not be in effect any order, law or regulation staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan;

          (g)   all consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Reorganized Debtors to perform its obligations under the Plan and to permit the Reorganized Debtors to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by the Plan shall have occurred;

          (h)   either (x) the Estimated Plan Funding Payment (as defined in the Plan Funding Commitment) shall have been paid into an escrow account and the escrow agent shall have released such payment to the Debtors or Reorganized Debtors in accordance with the Plan Funding Commitment or (y) the New Securities Allocation shall have been reallocated in accordance with Section 3.3(d); and

          (i)    all other actions and documents necessary to implement the provisions of the Plan on the Effective Date shall have been, respectively, effected or duly executed and delivered.

Section 9.3.    Waiver of Conditions

        The Debtors, with the prior written consent of the Committee, may waive any of the conditions precedent to Confirmation of the Plan and occurrence of the Effective Date set forth in this Article IX of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than a proceeding to confirm and/or consummate the Plan.

Section 9.4.    Effect of Non-Occurrence of Effective Date Conditions

        If the conditions to occurrence of the Effective Date have not been satisfied or waived in accordance with this Article on or before the first Business Day that is more than 120 days after the Confirmation Date or by such later date as is approved by the Bankruptcy Court after notice and a hearing, then on motion by the Debtors made, with the consent of the Committee, the DIP Agent and the Exit Facility Agent, prior to the time that all of the conditions have been satisfied or waived, the Bankruptcy Court may vacate the Confirmation Order and the Confirmation Order shall be of no force and effect. Notwithstanding the foregoing, the Confirmation Order shall not be vacated if all of the conditions to the occurrence of the Effective Date set forth in this Article are either satisfied or waived, in accordance with the terms hereof, prior to entry by the Bankruptcy Court of an order granting the relief requested in such motion.

        If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Solicitation and Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors; (2) prejudice in any manner the rights of the Debtors, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respect.

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Section 9.5.    Substantial Consummation of Plan

        Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

ARTICLE X

RELEASE, INJUNCTIVE AND RELATED PROVISIONS

Section 10.1.    Subordination

        The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Article X.

Section 10.2.    Releases

        In consideration of the contributions of certain parties to the Chapter 11 Cases and the waivers of claims (as defined in Section 101(5) of the Bankruptcy Code), rights and Causes of Action in Section 10.3, including, but not limited to, the waiver by certain parties (or their affiliates) of rights against one or more of the Debtors, the Plan provides for certain waivers, exculpations, releases and injunctions.

        (a)    Releases by Debtors.    For good and valuable consideration, including, but not limited to, the service of each of the following Persons or Entities to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, and, as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, the Debtors and the Reorganized Debtors hereby release:

    (i)
    all D&O Releasees;

    (ii)
    the Indenture Trustee, each member of the Committee, each Plan Funder, each Restructuring Agreement Noteholder and each of the foregoing Entities' or Persons' respective officers, directors, partners, members, employees, attorneys, financial advisors, accountants, investment bankers, agents, professionals and representatives, each in such capacity, as well as each fund or account managed or advised by each of the Restructuring Agreement Noteholders:

    (iii)
    the DIP Agent and the lenders party to the DIP Credit Agreement and each of the foregoing Entities, or Persons' respective officers, directors, partners, members, employees, attorneys, financial advisors, accountants, investment bankers, agents, professionals and representatives, each in such capacity; and

    (iv)
    the property of each of the foregoing Persons and Entities,

from any and all claims (as defined in section 101(5) of the Bankruptcy Code) and from all Causes of Action that the Debtors or their subsidiaries would have been legally entitled to assert in their own

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right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date for claims (as defined in section 101(5) of the Bankruptcy Code) or liabilities in connection with or related to AET, AET Canada, the Debtors, the Chapter 11 Cases or the Plan, including, except in the case of the D&O Releasees, without limitation, (x) in respect of any loan, advance or similar payment by the Debtors or their subsidiaries to any such Person, or (y) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries; provided, however, that the foregoing provisions of this Section 10.2(a) shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.

        (b)    Releases by and of Holder of Claims.    On and after the Effective Date, and as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, each Holder of a Claim who has voted to accept the Plan shall be deemed to have released unconditionally the Debtors, Reorganized Debtors and their respective affiliates, the D&O Releasees, the Indenture Trustee, each Plan Funder, each member of the Committee, each Restructuring Agreement Noteholder, each account or fund managed or advised by each Restructuring Agreement Noteholder, the DIP Agent and the lenders party to the DIP Credit Agreement and each of the foregoing Entities' or Persons' respective officers, directors, employees, partners, members, attorneys, financial advisors, accountants, investment bankers, agents, representatives, professionals, each in such capacity, and the property of each of the foregoing Entities or Persons from any and all claims (as defined in section 101(5) of the Bankruptcy Code) or Causes of Action based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating to or pertaining to (i) AET, AET Canada, the Debtors or the Reorganized Debtors, (ii) the Chapter 11 Cases, (iii) the negotiation, formulation and preparation of the Plan, the Plan Documents, the Restructuring Agreement, the Plan Funding Commitment and the Restructuring Documents (as that term is defined in the Restructuring Agreement) and (iv) the Senior Notes, including, but not limited to, the negotiation, formulation, preparation, administration, execution and enforcement thereof; provided, however, that the foregoing provisions of this Section 10.2(b) shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct.

Section 10.3.    Preservation of Rights of Action

        Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any claims (as defined in section 101(5) of the Bankruptcy Code), rights and Causes of Action that the Debtors or Estates may hold against any Person or Entity. The Reorganized Debtors may pursue such retained claims (as defined in section 101(5) of the Bankruptcy Code), rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. On the Effective Date, and as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, the Reorganized Debtors shall be deemed to waive and release any claims (as defined in section 101(5) of the Bankruptcy Code), rights or Causes of Action arising under sections 544, 547, 548, 549, 550 and 553 of the Bankruptcy Code or otherwise arising under the Bankruptcy Code held by the Reorganized Debtors against any Person or Entity.

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Section 10.4.    Exculpation

        The Debtors and the Reorganized Debtors, the D&O Releasees and each of their respective affiliates, each of the members of the Committee, each Restructuring Agreement Noteholder, each Plan Funder, the Indenture Trustee, the DIP Agent and the lenders party to the DIP Credit Agreement and each of the foregoing Entities' or Persons' respective members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), as well as each fund or account managed or advised by each of the Restructuring Agreement Noteholders, and the property of each of the foregoing Entities or Persons, shall have no liability to any Person or Entity, whether arising under contract, tort, federal or state securities laws, whether known or unknown, foreseen or unforeseen, existing or arising in the future, for any pre-petition or post-petition act or omission in connection with, or arising out of the Solicitation and Disclosure Statement, the Plan, the Restructuring Agreement, the DIP Credit Agreement (and any Bankruptcy Court orders related thereto), the Exit Facility, the DIP Facility Commitment, the Exit Facility Commitment, the Plan Funding Commitment, the Plan Documents, the solicitation of votes for and the pursuit of Confirmation of this Plan, the Effective Date of this Plan, or the administration of this Plan or the property to be distributed under this Plan and, in all respects, shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan; provided, however, that the foregoing provisions of this Section 10.4 shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, fraud or criminal conduct (the acts or omissions entitled to exculpation pursuant to this Section 10.4, the "Exculpated Acts").

        The Reorganized Debtors shall, from and after the Effective Date, indemnify, hold harmless and reimburse (on an as incurred basis), each of the D&O Releasees, each of the members of the Committee, each Restructuring Agreement Noteholder, each Plan Funder, the Indenture Trustee, the DIP Agent, the lenders party to the DIP Credit Agreement and each of the foregoing Entities' or Persons' respective members, partners, officers, directors, employees and agents (including any attorneys, accountants, financial advisors, investment bankers and other representatives or professionals retained by such Entities or Persons), as well as each fund or account managed or advised by each of the Restructuring Agreement Noteholders (together, the foregoing Entities and Persons are the "Indemnified Parties"), from, against and for any and all losses, claims (as defined in section 101(5) of the Bankruptcy Code), damages, liabilities, costs and/or expenses (together, the "Damages") arising from, related to or that are in any manner connected with any Exculpated Act, including without limitation, any Damages arising or resulting from or that are in any manner connected with (i) any Cause of Action, suit, investigation or any other proceeding and (ii) the defense of any Indemnified Party (or the involvement or participation of any Indemnified Party) in any Cause of Action, suit, investigation or any other proceeding.

Section 10.5.    Injunction

        Except as otherwise provided herein or the Confirmation Order, and in addition to the injunction provided under sections 524(a) and 1141 of the Bankruptcy Code, the Confirmation Order shall provide that, on and after the Effective Date, all persons who have held, currently hold or may hold a Claim against or Equity Interest in the Debtors (whether directly or indirectly and whether as a beneficial holder of such Claim or Equity Interest or as a holder of record of such Claim or Equity Interest or otherwise) that is discharged under the Plan, including, without limitation, the Indenture Trustee, any Nominee through which a Holder of Senior Notes holds such Senior Notes, and all other third parties, are permanently enjoined, on and after the Confirmation Date and subject to the occurrence of the Effective Date, from taking any of the following actions on account of any such Claim or Equity Interest: (a) commencing or continuing in any manner (including by directly or

31

indirectly assisting or facilitating the commencement or continuation of) any action or other proceeding of any kind with respect to any such Claim or Equity Interest, against the Debtors, the Reorganized Debtors or their respective properties; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors, the Reorganized Debtors or their respective properties on account of any such Claim or Equity Interest; (c) creating, perfecting or enforcing any Lien or encumbrance of any kind against the Debtors, the Reorganized Debtors, or their respective properties or interests in their respective properties on account of any such Claim or Equity Interest; (d) asserting any setoff, right of subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, or against the properties or interests in property of the Debtors or the Reorganized Debtors on account of any such Claim or Equity Interest; (e) authenticating, delivering or facilitating the delivery of any certificate, including any global note or certificate or other documents evidencing a Holder's Senior Notes or interest in the Senior Notes; and (f) commencing, continuing or in any manner taking part or participating in any action, proceeding or event (whether directly or indirectly) that would be in contravention of the terms, conditions and intent of the Plan, including the releases and exculpations provided in Sections 10. 2 and 10.4 of the Plan. The foregoing injunction will extend to the benefit of the successors of the Debtors (including, without limitation, the Reorganized Debtors) and the Persons and Entities entitled to the benefit of the releases and exculpations provided in Sections 10.2 and 10.4 of the Plan, and their respective properties and interests in property. Any person injured by any willful violation of such injunction may recover actual damages, including costs and attorneys' fees and, in appropriate circumstances, may recover punitive damages from the willful violator.

        All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms, or as provided in the Bankruptcy Code.

ARTICLE XI

RETENTION OF JURISDICTION

        Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction (except with respect to any release, retirement, settlement or other such agreement with any D&O Releasee) over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including, without limitation, jurisdiction to:

          (a)   Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

          (b)   Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

          (c)   Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI hereof to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

          (d)   Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion filed pursuant to Article VIII;

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          (e)   Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

          (f)    Enter such orders and take other actions as may be necessary or appropriate to implement or consummate the provisions of the Plan and the Confirmation Order, including, but not limited to, modification or amendment thereof pursuant to Section 12.4 of the Plan, and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Solicitation and Disclosure Statement;

          (g)   Resolve any cases, controversies, suits or disputes that may arise in connection with the interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

          (h)   Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with the occurrence of the Effective Date or enforcement of the Plan, except as otherwise provided herein;

          (i)    Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

          (j)    Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

          (k)   Determine any other matters that may arise in connection with or relate to the Plan, the Solicitation and Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Solicitation and Disclosure Statement;

          (l)    Enter an order or final decree concluding the Chapter 11 Cases;

          (m)  Resolve any disputes concerning whether a Person or Entity had sufficient notice of the Chapter 11 Cases, the applicable Claims Bar Date, if any, the hearing on the approval of the Solicitation and Disclosure Statement as containing adequate information, the hearing on the Confirmation of this Plan for the purpose of determining whether a Claim or Equity Interest is discharged hereunder or for any other purpose;

          (n)   Recover all assets of the Debtors and property of the Estate, wherever located, including any Causes of Action under sections 554 through 550 of the Bankruptcy Code;

          (o)   Hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

          (p)   Hear and resolve all matters involving the nature, existence or scope of the Debtors' discharge;

          (q)   Effectuate performance of or payment of all obligations under the Plan; and

          (r)   Modification of Plan under section 1127 of the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1.    Dissolution of Committees

        On the Effective Date, the Committee and all official committees shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases;

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provided, however, that the Committee may evaluate, object to and appear at the hearing to consider applications for final allowances of compensation and reimbursement of expenses, including applications for compensation or reimbursement under section 503 of the Bankruptcy Code. The post-Effective Date professional fees of the Committee for services set forth in the preceding sentence shall be paid pursuant to Section 2.3 of the Plan or, if not applicable, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court.

Section 12.2.    Payment of Statutory Fees

        All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

Section 12.3.    Discharge of Debtors

        Except as otherwise provided herein or in the Confirmation Order, pursuant to section 1141(d) of the Bankruptcy Code, (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred on such Claims from and after the Petition Date, against the Debtors, the Reorganized Debtors, or any of their Estates, assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

Section 12.4.    Modification of Plan

        The Debtors reserve the right, with the prior consent of the Committee, to alter, amend or modify the Plan prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, with the prior written consent of the Committee and upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

        A Holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan as altered, amended, modified or clarified in accordance with this Article, unless the proposed alteration, amendment, modification or clarification adversely changes the treatment of the Claim of such Holder.

Section 12.5.    Revocation of Plan

        The Debtors reserve the right, with the prior written consent of the Committee, to revoke and withdraw the Plan at any time prior to the Confirmation Date. If the Plan is so revoked or withdrawn, or if the Effective Date does not occur, then the Plan shall be deemed null and void, and of no force or effect.

Section 12.6.    Successors and Assigns

        The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

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Section 12.7.    Reservation of Rights

        Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtors with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

Section 12.8.    Section 1145 Exemption

        Pursuant to section 1145(a) of the Bankruptcy Code, the offer, issuance, transfer or exchange of any security under the Plan, or the making or delivery of an offering memorandum or other instrument of offer or transfer under this Plan, shall be exempt from section 5 of the Securities Act or any similar state or local law requiring the registration for offer or sale of a security or registration or licensing of an issuer or a security. All New Common Stock and New Notes issued under the Plan and covered by section 1145(a)(1) of the Bankruptcy Code may be resold by holders thereof without registration, unless the holder is an "underwriter" (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities.

Section 12.9.    Avoidance and Recovery Actions

        In partial consideration for the releases and other provisions of Article X, effective as of the Effective Date, and as to any D&O Releasee, on the later of the Effective Date and the first date after any release, retirement, settlement or other such agreement entered into by the D&O Releasee and one or more of the Debtors is no longer subject to revocation or termination by such D&O Releasee, the Debtors release and waive the right to prosecute any avoidance or recovery actions under sections 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or any other Causes of Action or rights to payments of Claims that belong to or could have been raised by the Debtors or their respective Estates, except for any such action which may be pending on the Effective Date as to which Reorganized AET's rights shall not be waived and released and Reorganized AET shall retain and may prosecute any such actions.

Section 12.10.    Headings

        Headings utilized in the Plan are for the convenience of reference only and shall not constitute a part of the Plan for any other purpose.

Section 12.11.    Governing Law

        Except to the extent that the Bankruptcy Code or other federal law is applicable, the Plan shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction.

Section 12.12.    Severability

        If, prior to entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtor (upon the prior written consent of the Committee), shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding,

35

alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 12.13.    Implementation

        The Debtors shall take all steps, and execute all documents, including appropriate releases, necessary to effectuate the provisions contained in this Plan.

Section 12.14.    Inconsistency

        In the event of any inconsistency among the Plan, the Solicitation and Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

Section 12.15.    Further Assurances

        The Debtors, the Reorganized Debtors and all Holders of Claims and Equity Interests receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

Section 12.16.    Service of Documents

        Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:

      Applied Extrusion Technologies, Inc.
      15 Read's Way
      New Castle, DE 19720
      Attn: Brian P. Crescenzo

      with copies to:

      Shearman & Sterling LLP
      599 Lexington Avenue
      New York, NY 10022
      Attn: Douglas P. Bartner, Esq.,

      and

      Young, Conaway, Stargatt & Taylor, LLP
      The Brandywine Building
      P.O. Box 391
      1000 West Street, 17th Floor
      Wilmington, Delaware 19801
      Attn: Pauline K. Morgan, Esq.

      The Committee or to any Restructuring Agreement Noteholder (other than those Restructuring Agreement Noteholders listed on Schedule I):

      Milbank Tweed Hadley & McCloy LLP
      1 Chase Manhattan Plaza
      New York, NY 10005
      Attn: Dennis F. Dunne, Esq.

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      To the Restructuring Agreement Noteholders:

      At the addresses listed on Schedule I hereto.

Section 12.17.    Exemption from Certain Transfer Taxes

        Pursuant to section 1146 of the Bankruptcy Code: (a) the issuance, transfer or exchange of any securities, instruments or documents; (b) the creation of any other Lien, mortgage, deed of trust or other security interest; (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan or the reinvesting, transfer or sale of any real or personal property of the Debtors pursuant to, in implementation of, or as contemplated in the Plan, and (d) the issuance, renewal, modification or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, be ordered and directed to accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax or similar tax.

Section 12.18.    Compromise of Controversies

        Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court's findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Reorganized Debtors, the Estates, and any Entity holding Claims against the Debtors.

Section 12.19.    No Admissions

        Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by an Entity with respect to any matter set forth herein.

Section 12.20.    Filing of Additional Documents

        On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

Section 12.21.    Allocation of Payments

        To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

37

Respectfully Submitted,
APPLIED EXTRUSION TECHNOLOGIES, INC.
By:	Name: David N. Terhune Title: President
APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.
By:	Name: David N. Terhune Title: President

38

Schedule I

Restructuring Agreement Noteholders' Notice Information

Barclays Bank PLC 200 Park Avenue, 5th floor New York, NY 10166 Attention: Damien Miller & Steven J. Landzberg Facsimile: (212) 412-1706	DDJ Capital Management, LLC 141 Linden Street Wellesley, MA 02482 Attention: Jackson Craig Facsimile: (781) 283 8555
Pequot Capital Management, Inc. 11111 Santa Monica Blvd. Suite 1210 Los Angeles, CA 90025 Attention: Robert Webster	Post Advisory Group, LLC 11755 Wilshire Blvd., Ste. 1400 Los Angeles, CA 90025 Attention: Lawrence A. Post Facsimile: (310) 996-9669
Trust Company of the West 11100 Santa Monica Blvd., Suite 2050 Los Angeles, CA 90025 Attention: Nick Tell Facsimile: (310) 235-5965	Xerion Partners I LLC 450 Park Avenue, 27th Floor New York NY 10022 Attention: Daniel J. Arbess Facsimile: (212) 940-9858

39

EXHIBIT B

AET Current Report on Form 8-K filed with the SEC on August 25, 2004

Exhibit B

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 24, 2004

APPLIED EXTRUSION TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19188 (Commission File Number)	51-0295865 (I.R.S. Employer Identification Number)
15 Read's Way New Castle, Delaware 19720 (Address of principal executive offices, including zip code)
(302) 326-5500 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

/
/    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/
/    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/
/    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/
/    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.        OTHER EVENTS

        On August 24, 2004, Applied Extrusion Technologies, Inc. (the "Company") issued a press release announcing that holders of more than 70% in aggregate outstanding principal amount of the Company's 10 3/4% senior notes have executed a voting agreement (the "Restructuring Agreement"), which requires such holders and any of their subsequent transferees to vote in favor of the Company's prepackaged plan of reorganization, provided that the prepackaged plan is consistent with the terms of the agreement in principle reached with the Company at the end of July and other conditions set forth in the Restructuring Agreement are met. The Restructuring Agreement also requires the Company to effectuate the prepackaged plan of reorganization, subject to the conditions set forth in the Restructuring Agreement. A copy of the Restructuring Agreement dated as of August 24, 2004 is attached hereto as Exhibit 10.1. A copy of the press release dated August 24, 2004 is attached as Exhibit 99.1 hereto and such exhibits are incorporated herein by reference.

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED EXTRUSION TECHNOLOGIES, INC.
By:	/s/ BRIAN P. CRESCENZO Name: Brian P. Crescenzo Title: Vice President, Secretary and Chief Financial Officer

Date: August 24, 2004

3

EXHIBIT INDEX

Exhibit 10.1            Restructuring Agreement dated August 24, 2004

Exhibit 99.1            Press Release dated August 24, 2004

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Exhibit 10.1

RESTRUCTURING AGREEMENT

BY AND AMONG

APPLIED EXTRUSION TECHNOLOGIES, INC.,

APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.,

APPLIED EXTRUSION TECHNOLOGIES LIMITED

-AND-

THE PARTICIPATING HOLDERS

AUGUST 24, 2004

Agreement to Complete the Financial Restructuring	3
Forbearance	4
Restructuring	5
Preparation of Restructuring Documents	5
Related Undertakings	6
Conduct of Business Prior to the Effective Date	6
Effectiveness	6
Termination of this Agreement	7
Representations and Warranties	10
Restriction on Transfer	13
Public Disclosures	13
Governing Law; Jurisdiction	13
Specific Performance	14
Reservation of Rights	14
Fees and Expenses	14
Successors and Assigns	15
Notice	15
Counterparts	16
No Third-Party Beneficiaries	16
No Solicitation	16
Further Acquisition of Notes	16
Amendments	16
Indemnification	16
Further Assurances	16
Headings	17
Several Obligations	17
Entire Agreement	17
Additional Participating Holders	17

RESTRUCTURING AGREEMENT

        RESTRUCTURING AGREEMENT (this "Agreement"), dated as of August 24, 2004, by and among Applied Extrusion Technologies, Inc., a Delaware corporation ("AET"), Applied Extrusion Technologies, Inc. (Canada), a Delaware corporation ("AET Canada" and together, with AET, the "Company"), Applied Extrusion Technologies Limited ("AET/UK"), each of the entities set forth on Schedule 1 hereto, which entities are either beneficial owners of AET's 10 3/4% Senior Notes due 2011 (collectively, the "Notes") or investment managers or advisers acting on behalf of certain beneficial holders (the entities set forth on Schedule 1, the "Ad Hoc Committee") and each of the entities set forth on Schedule 2 hereto, which entities are either beneficial owners of AET's Notes or investment managers or advisers acting on behalf of certain beneficial owners of AET's Notes (together, with the Ad Hoc Committee, the "Participating Holders");

        WHEREAS, the Company and the Holder Representative (as that term is defined below) have engaged in negotiations with the objective of reaching an agreement with regard to a financial restructuring of the Company, including the indebtedness outstanding under the Notes;

        WHEREAS, the Company and the Participating Holders now desire to implement a financial restructuring of the Company on the terms and conditions set forth in the term sheet (the "Term Sheet") attached hereto as Exhibit A;

        WHEREAS, in order to implement the restructuring, the Company has agreed, on the terms and conditions set forth in this Agreement, to use its commercially reasonable best efforts to (i) cause votes with respect to a Reorganization Plan (as that term is defined below) to be solicited prior to commencing "pre-packaged" cases for AET and AET Canada (collectively, the "Chapter 11 Case") under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the "Bankruptcy Code") and (ii) seek confirmation of the Reorganization Plan by the Bankruptcy Court (as that term is defined below), provided that the conditions set forth herein are satisfied (consummation of the Reorganization Plan in the Chapter 11 Case in accordance with the Term Sheet and the terms herein being the "Financial Restructuring"); and

        WHEREAS, to expedite and ensure the implementation of the Financial Restructuring, each of the Participating Holders is prepared to commit, on the terms and subject to the conditions of this Agreement and applicable law, if and when solicited to do so in accordance with applicable law, to vote (or, in the case of managed or advised accounts, instruct its custodial agents to vote) to accept the Reorganization Plan in the Solicitation (as defined below) in advance of the Chapter 11 Case.

        NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the Company, AET/UK and each Participating Holder hereby agree as follows:

        1.     Agreement to Complete the Financial Restructuring. Subject to the terms and conditions of this Agreement, the Company will use its commercially reasonable best efforts to effectuate the Financial Restructuring through the Chapter 11 Case. Specifically:

  (a)
  The Company will commence a solicitation (in accordance with the Term Sheet and with applicable securities laws) of all of the beneficial holders of the Notes to vote to accept the Reorganization Plan (the "Solicitation") on or before the fortieth (40th) day from the date hereof (the date on which the mailing of the Solicitation Package (as that term is defined below) is commenced is the "Solicitation Commencement Date") and, in conjunction therewith, deliver to each such holder, the (i) Disclosure Statement (as that term is defined below), including all schedules and exhibits thereto, (ii) Reorganization Plan (as that term is defined below), including all schedules and exhibits thereto, (iii) ballots to vote to accept or reject the Reorganization Plan and (iv) other documents or materials that the Holder Representative (as that term is defined below) reasonably requests be delivered in connection with the

3

    Solicitation (all such documents the "Solicitation Package"); provided however, that the Company shall not be liable for a failure to satisfy the time periods set forth in this section 1(a) and/or in section 1(b) below, respectively, if such failure results from an act or omission of a party other than the Company, AET/UK, and/or any of their respective officers, employees, agents, advisors or other representatives.(1)

(1)
The Company may, at its discretion, and concurrently (but only concurrently) with the distribution of the Solicitation Package to the holders of the Notes, distribute to holders of the Company's common stock (for informational purposes only) the (i) Disclosure Statement, including all schedules and exhibits thereto, (ii) the Reorganization Plan, including all schedules and exhibits thereto and (iii) other documents or materials that the Holder Representative reasonably requests be delivered to such holders of common stock; provided, however, that the Company shall not under any circumstance solicit the vote of any of the holders of its common stock with respect to the Financial Restructuring or the Reorganization Plan.

(b)
If votes accepting the Reorganization Plan have been received from holders constituting (A) a majority in interest of holders of the Notes that voted to accept or reject the Reorganization Plan in the Large Noteholder Class(2) and (B) at least two thirds of the aggregate outstanding principal amount of the Notes held by all holders that voted to accept or reject the Reorganization Plan in the Large Noteholder Class, on or before the Solicitation Expiration Date, then the Company shall file with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") within thirty five (35) days of the Solicitation Commencement Date:

(i)
Petitions for relief under chapter 11 of the Bankruptcy Code for each of AET and AET Canada;

(ii)
The First Day Pleadings (as defined below);

(iii)
The DIP Facility Motion (as defined below);

(iv)
The Confirmation Motion (as defined below); and

(v)
Any other motions, pleadings, papers or documents that the Holder Representative reasonably requests (in a manner that is consistent with the terms and conditions of this Agreement and the Term Sheet) the Company to file.

(2)
As set forth in the Term Sheet, the Large Noteholders Class shall be comprised of all holders of Notes that hold at least $500,000 in allowed noteholder claims and who shall receive, in exchange for their allowed noteholder claims, New Notes and New Common Stock (as each of those terms is defined in the Term Sheet).

        2.     Forbearance. Subject to the terms and conditions of this Agreement, for a period (the "Forbearance Period") commencing on the date hereof and ending on the termination of this Agreement, each of the Participating Holders hereby agrees to forbear from the exercise of any rights or remedies it may have under the indenture pursuant to which the Notes were issued (the "Indenture"), applicable law or otherwise with respect to any default or event of default existing as of the date hereof under the Indenture and any future defaults or events of default under the Indenture to the extent that such future defaults or events of default (or any act, omission, event and/or occurrence underlying any such future default or event of default) do not constitute a Material Adverse Effect (as that term is defined below).

4

        3.     Restructuring. For so long as each of the following conditions is met:

        (a)   The terms and conditions of the Restructuring Documents (as defined below) shall either be those set forth in the Term Sheet or otherwise accepted in writing by the Participating Holders and/or the Holder Representative (as required by Sections 4(a)(i)-(vii)) and the Company, and

        (b)   This Agreement shall not have been terminated,

then each Participating Holder shall

          (i)    When properly solicited to do so pursuant to the Solicitation Package (which Solicitation Package shall comply with applicable law), vote to accept the Reorganization Plan; and

          (ii)   Refrain from supporting any other proposed plan of reorganization for the Company, if any, or from objecting to or otherwise commencing any proceeding to oppose the Financial Restructuring or taking any action that is materially inconsistent with or that would unreasonably delay or impede the Financial Restructuring.

        4.     Preparation of Restructuring Documents.

        (a)   In order to effectuate the Financial Restructuring, the Company shall instruct its counsel to prepare on a timeline agreed upon by the Company and the Holder Representative, for the review and approval of the Holder Representative, the following:

  (i)
  A voluntary petition for relief under chapter 11 of the Bankruptcy Code for each of AET and AET Canada in forms agreed upon by the Holder Representative and the Company;

  (ii)
  A disclosure statement for AET and AET Canada (the "Disclosure Statement") that complies with section 1125(b)(1) and section 1125(b)(2) of the Bankruptcy Code in a form agreed upon by the Holder Representative and the Company;

  (iii)
  A plan of reorganization for AET and AET Canada incorporating the terms and conditions set forth in the Term Sheet and such other terms and conditions agreed upon by the Company and the Participating Holders (with such agreement of the Participating Holders to be communicated to the Company's counsel (the "Company Counsel") by the Holder Representative) (the "Reorganization Plan");

  (iv)
  A motion seeking, inter alia, entry of an order scheduling hearings to (i) confirm the Reorganization Plan, (ii) find that the Disclosure Statement complied with section 1126(b)(1) of the Bankruptcy Code and section 1126(b)(2) of the Bankruptcy Code and approve the solicitation procedures and (iii) establish deadlines and procedures for filing objections to confirmation of the Reorganization Plan, the Disclosure Statement and the solicitation procedures (the "Confirmation Motion") in a form agreed upon by the Holder Representative and the Company;

  (v)
  All agreements and documentation in respect of a debtor in possession credit facility ("DIP Facility") to provide financing during the pendency of the Chapter 11 Case on terms and subject to the conditions acceptable to the Company and the Participating Holders (with such acceptance of the Participating Holders to be communicated to the Company Counsel by the Holder Representative);

  (vi)
  A motion seeking entry of an order authorizing the Company to enter into the DIP Facility (the "DIP Facility Motion") in a form agreed upon by the Holder Representative and the Company; and

  (vii)
  All first day pleadings ("First Day Pleadings") and such other schedules, motions, pleadings and other papers and documentation necessary or, in each case as reasonably requested by the Holder Representative, in connection with the Chapter 11 Case and the timely pursuit and

5

    achievement of confirmation of the Reorganization Plan, all in a form agreed upon by the Holder Representative and the Company.

        (b)   All documents and instruments prepared in connection with the Financial Restructuring (including the documents and instruments set forth in section 4(a) above), together with any and all documents and instruments prepared in connection with the Reorganization Plan and/or the Chapter 11 Case, are referred to collectively herein as the "Restructuring Documents." The parties hereto shall coordinate with one another in good faith in the preparation and negotiation of the Restructuring Documents, and all Restructuring Documents shall be in form and substance satisfactory to the Participating Holders and/or the Holder Representative (as required by Sections 4(a)(i)-(vii), as the case may be) and the Company. Without limiting the generality of the foregoing the Company will consult with the Holder Representative with respect to the timing of the filing of all Restructuring Documents prior to filing any such document.

        5.     Related Undertakings. Until such time as this Agreement has been terminated in accordance with its terms, no Participating Holder shall vote for or support any other chapter 11 plan in respect of AET and/or AET Canada; provided, that no Participating Holder shall be barred from taking any action with respect to such matter, if such action is not inconsistent with the Financial Restructuring and the terms and conditions of this Agreement; and, provided, further, that nothing in this Agreement shall be deemed to prevent any Participating Holder from taking, or failing to take, any action that it is obligated to take (or not to take) in the performance of any fiduciary duty that such Participating Holder owes to any other person or entity it being understood that any actions taken by a Participating Holder in accordance with the above shall not result in any liability whatsoever to such Participating Holder.

        6.     Conduct of Business. AET, AET Canada and AET/UK each agree to comply with the following covenants at all times prior to the termination of this Agreement, unless otherwise agreed in writing by the Participating Holders:

        (a)   AET, AET Canada and AET/UK each shall not (i) directly or indirectly engage in, agree to or consummate any transaction outside the ordinary course of its business (other than the Financial Restructuring) or (ii) enter into any transaction or perform any act which would constitute any breach by it of any of its representations, warranties, covenants or obligations hereunder;

        (b)   AET and AET Canada and AET/UK each shall each maintain their corporate existence and qualification in good standing under the laws of each state or other jurisdiction in which it is organized or required to be qualified to do business, respectively; and

        (c)   AET, AET Canada and AET/UK each shall promptly, and in any event within two (2) business days after receipt or knowledge of the same by any of AET, AET Canada or AET/UK, notify the Holder Representative of any governmental or third party notices, complaints, investigations, hearings, orders, decrees or judgments (or communications indicating that any of the foregoing may be contemplated or threatened) which could reasonably be anticipated to (i) have a Material Adverse Effect or (ii) prevent or delay the timely consummation of the Financial Restructuring.

        7.     Effectiveness. This Agreement shall become operative when it has been executed by (i) the Company, (ii) AET/UK and (iii) Participating Holders that hold, in the aggregate, at least sixty six and two thirds percent (66 2/3%) of the aggregate outstanding principal amount of the Notes (collectively, the parties set forth in (i), (ii) and (iii) are the "Effective Date Parties"). This Agreement shall have no force or effect until it has been executed by the Effective Date Parties.

6

        8.     Termination of this Agreement.

        (a)   This Agreement shall terminate automatically at the earlier of:

          (i)    immediately prior to the filing of any voluntary petition for relief under Chapter 11 of the Bankruptcy Code for either AET or AET Canada; and

          (ii)   upon the occurrence of any Agreement Termination Event (as defined below), unless, in the case of

            (A)  Sections 8(b)(i), 8(b)(iii), 8(b)(iv), 8(b)(v), 8(b)(vi), 8(b)(vii), 8(b)(viii), 8(b)(ix), 8(b)(x), 8(b)(xi) 8(b)(xiii), 8(b)(xiv), 8(b)(xvi), 8(b)(xviii) and/or 8(b)(xix) the termination of the Agreement in each such instance is waived in writing by all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (or the acts, omissions or events triggering the occurrence of such Agreement Termination Event are cured to the satisfaction of all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (as evidenced by a writing executed by all of the Participating Holders));

            (B)  Section 8(b)(ii), the termination of the Agreement is waived in writing by the Company within five days of the occurrence of such Agreement Termination Event (or the acts, omissions or events triggering the occurrence of such Agreement Termination Event are cured to the satisfaction of the Company within five days of the occurrence of such Agreement Termination Event (as evidence by a writing executed by the Company)); or

            (C)  Sections 8(b)(xii), 8(b)(xv) and/or 8(b)(xvii) the termination is waived in writing by the Company, AET/UK and all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (or the acts, omissions or events triggering the occurrence of such Agreement Termination Event are cured to the satisfaction of the Company, AET/UK and all of the Participating Holders within five days of the occurrence of such Agreement Termination Event (as evidenced by a writing executed by the Company, AET/UK and all of the Participating Holders).

        (b)   "Agreement Termination Event" shall mean any one or more of the following events or conditions:

  (i)
  Any representation or warranty made by AET, AET Canada and/or AET/UK shall have been untrue in any material respect when made or shall have become untrue in any material respect, or any breach of any covenant or material provision hereof by AET, AET Canada and/or AET/UK shall have occurred;

  (ii)
  Upon the occurrence of a breach by a majority of the Participating Holders (determined by principal amount of Notes held thereby) of their material obligations under this Agreement or if any representation or warranty made hereunder by a majority of the Participating Holders (as so determined) shall have been untrue in any material respect when made or shall have become untrue in any material respect;

  (iii)
  If the Solicitation Commencement Date has not occurred within forty (40) days of the date hereof;

  (iv)
  If the Solicitation does not expire on 5:00 p.m. (prevailing New York City Time) on the first business day that is on or after the date that is twenty five (25) days after the Solicitation Commencement Date (the "Solicitation Expiration Date");

  (v)
  If, by the Solicitation Expiration Date, votes accepting the Reorganization Plan have not been received from holders of Notes (A) constituting a majority of the holders of the Notes that voted to accept or reject the Reorganization Plan in the Large Noteholder Class and

7

    (B) holding at least two thirds of the face amount of the Notes held by all holders that voted to accept or reject the Reorganization Plan in the Large Noteholder Class;

  (vi)
  If, pursuant to the terms of this Agreement, voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (and each of the other pleadings and other documents specified in Section 1(b) herein) for each of AET and AET Canada have not been filed with the Bankruptcy Court within thirty five (35) days of the Solicitation Commencement Date;

  (vii)
  Any term or condition of any of the Term Sheet, the Reorganization Plan, the DIP Facility, any exit facility and/or the lender's commitment for the DIP Facility or any exit facility shall be other than as agreed by all of the Participating Holders (with such disagreement of any of the Participating Holders to have been communicated to Company Counsel by the Holder Representative) and the Company; provided that an immaterial or ministerial change (to which all of the Participating Holders have not agreed (with such disagreement of any of the Participating Holders to have been communicated to Company Counsel by the Holder Representative)) with respect to a term or condition in any of such documents shall not, by itself, give rise to a right to terminate this Agreement under this section 8(b)(vii); provided further, however, that any change to a term or condition of any of the aforementioned documents that can reasonably be expected to have an adverse financial or economic impact upon the Financial Restructuring or the Company and/or AET/UK shall, for all purposes, constitute a material change;

  (viii)
  Any term or condition of any of the Restructuring Documents other than those Restructuring Documents specified in 8(b)(vii) above (such Restructuring Documents, the "Section 8 Restructuring Documents") shall be other than as agreed by the Holder Representative and the Company; provided that an immaterial or ministerial change (to which the Holder Representative has not agreed) with respect to a term or condition in any Section 8 Restructuring Document shall not, by itself, give rise to a right to terminate this Agreement under this section 8(b)(viii); provided further, however, that any change to a term or condition of any of the Section 8 Restructuring Documents that can reasonably be expected to have an adverse financial or economic impact upon the Financial Restructuring or the Company and/or AET/UK or upon any Section 8 Restructuring Document (or the relief requested thereby) shall, for all purposes, constitute a material change;

  (ix)
  There shall have been issued or reinstated any suspension order or similar order by a court or other governmental body of competent jurisdiction that affects or could affect the obligations of the Company with respect to the Notes or this Agreement and (A) such proceeding or order was issued or reinstated at the request or with the acquiescence of the Company or (B) in all other circumstances, if such order is not stayed, reversed or vacated within 30 days after such issuance or reinstatement;

  (x)
  AET, AET Canada and/or AET/UK shall propose, consent to, support or participate in the formulation of any out-of-court restructuring, any chapter 7 or chapter 11 plan or reorganization or liquidation or any other such similar reorganization or liquidation (whether foreign or domestic) in respect of AET, AET Canada and/or AET/UK (other than the Financial Restructuring);

  (xi)
  The Company and/or AET/UK shall pay any sum on account of (i) any of the Notes or (ii) any judgment, settlement or compromise in respect of any of the Notes, in each case without the prior written consent of the Participating Holders;

  (xii)
  An involuntary bankruptcy case or similar proceeding is initiated (whether in the United States of America or otherwise) against AET, AET Canada and/or AET/UK;

8

  (xiii)
  The terms and conditions of the lender's commitment under the DIP Facility and/or for any exit facility shall have been amended, terminated or otherwise modified in any manner adverse to the Company, AET/UK and/or any of the Participating Holders, without the prior written consent of the Participating Holders and such consent of the Participating Holders to have been delivered to Company Counsel by the Holder Representative;

  (xiv)
  The occurrence of a Material Adverse Effect;

  (xv)
  Upon the written consent of AET, AET Canada, AET/UK and all of the Participating Holders;

  (xvi)
  The occurrence of any of the events specified in Sections 501(3), 501(6) and/or 501(7) of the Indenture.

  (xvii)
  If a retirement and release agreement consistent with the terms set forth in that certain side letter of even date herewith by and among the Participating Holders and Amin J. Khoury (the "Retirement Agreement") has not been executed on or before September 10, 2004.

  (xviii)
  Notwithstanding anything to the contrary, if any Participating Holder finds, other than the Term Sheet, any of the final forms of the Restructuring Documents or any other documents prepared in connection with or however related to the Financial Restructuring (including, without limitation, the Retirement Agreement, any stockholders' agreement, any certificate of incorporation, any bylaws, any document concerning the corporate governance of the Company upon the consummation of the Plan or any document concerning the rights of Company shareholders or debtholders upon the consummation of the Plan) to be inconsistent with the Term Sheet or otherwise unacceptable and such Participating Holder delivers a written notice to such effect to the Company, the Holder Representative and each of the other Participating Holders at any time prior to the termination of this Agreement.

  (xix)
  If the Company fails to deliver to the Holder Representative (X) by 7:00 a.m. (prevailing New York City Time) on the first business day after Company Counsel's receipt of the Participating Holders' signature pages to this Agreement (such time and date the "Press Release Disclosure Deadline"), a certificate (the "Press Release Certificate") acknowledging that it has publicly disseminated a press release with respect to the Term Sheet in a form agreed upon by Company Counsel and the Holder Representative or (Y) by 8:00 a.m. (prevailing New York City Time) on the first business day after Company Counsel's receipt of the Participating Holders' signature pages to this Agreement (such time and date the "8-K Disclosure Deadline"), a certificate (the "8-K Certificate") acknowledging that it has filed a Form 8-K (to which this Agreement and the Term Sheet are exhibits) with the Commission (as that term is defined below).(3)

(3)
The parties hereto agree that, in the event that the Company fails to deliver the Press Release Certificate to the Holder Representative by the Press Release Disclosure Deadline, then after the passing of one (1) additional hour, one or more of the Participating Holders may, immediately thereafter, publicly disclose this Agreement and the Term Sheet and, in such event, the Company shall hold any such disclosing Participating Holder harmless and indemnify any such Participating Holder and its accounts in full for any loss occasioned by it or its accounts as a result of any action against or liability attaching to any such Participating Holder or its accounts arising from or in connection with such public disclosure. Additionally, the parties hereto agree that, in the event that the Company fails to deliver the 8-K Certificate to the Holder Representative by the 8-K Disclosure Deadline, then after the passing of thirty (30) additional minutes, one or more of the Participating Holders may, immediately thereafter, publicly disclose this Agreement and the Term Sheet and, in such event, the Company shall hold any such disclosing Participating Holder harmless and indemnify any such Participating Holder and its accounts in full for any loss

9

  occasioned by it or its accounts as a result of any action against or liability attaching to any such Participating Holder or its accounts arising from or in connection with such public disclosure.

        (c)   The Company and AET/UK shall immediately advise the Participating Holders in writing of the occurrence of any of the Agreement Termination Events (other than the Agreement Termination Events specified in Sections 8(b)(ii) and 8(b)(xv)) or of any breach of any of the Company's and/or AET/UK's representations, warranties, covenants or other obligations.

        (d)   The Participating Holders shall immediately advise the Company and AET/UK in writing of the occurrence of the Agreement Termination Event specified in Section 8(b)(ii) or of any breach of any of their representations, warranties, covenants or other obligations.

        (e)   If this Agreement is terminated in accordance with its terms, no party hereto shall have any further obligation or liability hereunder, except that the obligations of the Company under Sections 15 and 23 of this Agreement shall survive the termination of this Agreement. Notwithstanding anything to the contrary herein, no party shall be relieved of any liability for damages resulting from its breach of any representation, warranty, covenant or obligation hereunder that occurred prior to the termination of this Agreement and each of the Participating Holders shall have all rights and remedies available to it under the Indenture, other applicable documents relating to the Notes, applicable law or otherwise with respect to any default or event of default under such Indenture that may have occurred at any time prior to such termination or otherwise. Notwithstanding anything to the contrary herein, the Participating Holders have not and shall not be deemed to have waived any right, cause of action or other remedy or form of relief (collectively, the "Rights") that they otherwise may have or may possess with respect to matters governed by this Agreement (including, in particular by Sections 2, 3 and 5) and none of the Rights shall be subject to affirmative defenses based upon principles of waiver, delay, laches, estoppel or other such principles upon their exercise by one or more of the Participating Holders upon the termination of this Agreement.

        9.     Representations and Warranties.

        (a)   Representations and Warranties of AET, AET Canada and AET/UK. Each of AET, AET Canada and AET/UK represents and warrants, jointly and severally, to each of the other signatories to this Agreement, that the following statements, as applicable to it, are true, correct, and complete as of the date hereof:

  (i)
  It is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all requisite corporate, partnership, or limited liability company, as applicable, power and authority to execute and deliver this Agreement and has duly executed and delivered this Agreement;

  (ii)
  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

  (iii)
  This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law);

  (iv)
  To its knowledge, the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, foreign or other governmental authority or regulatory body;

10

  (v)
  The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

  (vi)
  There are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against it or any of its subsidiaries or any of its current or former directors or officers that would give rise to a Material Adverse Effect;

  (vii)
  AET has filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by it through the date hereof under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act") (all such documents, as supplemented and amended since the time of filing, collectively, the "AET SEC Documents"). The AET SEC Documents, including without limitation all financial statements and schedules included in the AET SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any AET SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable. The financial statements of AET included in the AET SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any AET SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of AET and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. For purposes of this Section 9(a)(vii), the restatement of the Company's financial statements for the first, second and third quarters of the fiscal year 2002 and fiscal years 1998 through 2001 shall be deemed to amend and supersede the previously filed financial statements for such periods in all forms, reports, statements and other filings by the Company prior to the date of such restatement, and shall not render any of the Company's representations and warranties herein with respect to any of the AET SEC Documents untrue, incorrect or incomplete;

  (viii)
  Except (i) as and to the extent disclosed or reserved against on the balance sheet of AET at June 30, 2004 included in AET's Quarterly Report on Form 10-Q for the three-month period ended June 30, 2004 or disclosed in that certain press release dated June 16, 2004 or (ii) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by the Company of any of its obligations under this Agreement, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become

11

    due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. For purposes herein, "Material Adverse Effect" shall mean any change, event, occurrence, effect, or state of facts that, individually, or aggregated with other such matters, is materially adverse to the business, assets (including intangible assets), properties, condition (financial or otherwise), prospects, or results of operations of AET, AET Canada and AET/UK taken as a whole; provided, however, that the Default or the Event of Default (as each such term is defined in the Indenture) resulting from the non-payment of interest on July 1, 2004 to holders of the Notes shall not, by itself, constitute a Material Adverse Effect;

  (ix)
  All material facts relating to the business or condition of AET, AET Canada and/or AET/UK have been disclosed to the Participating Holders or the Holder Representative prior to the date hereof and no representation, warranty or statement contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading; provided however, that no representation or warranty is made with respect to any projections or forecasts provided by the Company to the Participating Holders or the Holder Representative other than that they were prepared in good faith on the basis of reasonable assumptions;

  (x)
  AET/UK does not own, possess, control or have custody over any asset, including without limitation any contract, leasehold, intellectual property, real property or personal property, whether tangible or intangible, of any nature whatsoever, except as set forth on Schedule 3 hereto;

        (b)   Representations and Warranties of the Participating Holders.

          Each of the Participating Holders represents and warrants, severally and not jointly, as to itself only (and not on behalf of any beneficial owner of the Notes unless such Participating Holder is a beneficial owner of Notes (and then only to the extent that it is a beneficial owner of Notes)), to each of the other signatories to this Agreement, that, as of the date hereof:

    (i)
    It is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. It has all requisite corporate, partnership, or limited liability company, as applicable, power and authority to execute and deliver this Agreement and has duly executed and delivered this Agreement;

    (ii)
    The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

    (iii)
    To its knowledge, the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action (collectively, the "Actions") to, with or by, any federal, state, foreign or other governmental authority or regulatory body;(4)

(4)
This representation and warranty is specifically limited to Actions that may be required prior to and as a condition precedent to the execution of this Agreement and does not cover any Actions that may be required to be taken by one or more of the Participating Holders after the consummation of the Reorganization Plan.

  (iv)
  This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting

12

      creditors' rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law);

    (v)
    It either (A) is the beneficial owner of the principal amount of the Notes set forth under its name on the signature pages hereof or (B) has investment discretion and voting authority with respect to the principal amount of such Notes and has the power and authority to bind the beneficial owner of such Notes set forth on the signature pages hereof to the terms of this Agreement (in either case, such Notes are "Held Notes").

        10.   Restriction on Transfer. The Participating Holders may sell, transfer, or dispose of any of their Held Notes; provided, however, that the transferee thereof (each such transferee, a "Transferee") must, as a condition precedent to such sale, transfer or other disposition, either:

        (i)    execute a counterpart signature page to this Agreement, in which case it shall be deemed to be a Participating Holder for all purposes herein from and after the date on which such counterpart signature page is executed (provided however, that any Notes held by Transferee prior to the acquisition by it of any Held Notes shall not be subject to the terms and conditions of this Agreement nor, notwithstanding anything to the contrary herein, shall any such Notes be taken into account for any of the purposes set forth in this Agreement); or

        (ii)   execute an assumption agreement in substantially the form set forth hereto as Exhibit B, in which case the Transferee (A) shall be bound by the obligations set forth in this Agreement from and after the date on which such assumption agreement is executed (but only with respect to the Held Notes acquired from a Participating Holder in such sale, transfer or disposition and not with respect to any other Notes (whether now held or acquired in the future))(5) and (B) shall not be a Participating Holder for any of the purposes specified herein and shall not be entitled to exercise any of the rights accorded to Participating Holders under the terms hereof.

(5)
A Transferee acquiring Held Notes pursuant to this subsection (ii), however, shall not be bound by the terms of the Retirement Agreement and shall not be deemed to be a party to such Retirement Agreement for any purpose.

        11.   Public Disclosures. Prior to the issuance of any public disclosures regarding the Financial Restructuring (including this Agreement), the Company shall consult with the Holder Representative as to the form and substance of such public disclosures related to the Financial Restructuring (including this Agreement) or the transactions contemplated hereby. Without limiting the generality of the foregoing, unless required by lawful subpoena issued by a court of competent jurisdiction, the Company shall not disclose (i) any Participating Holder's identity or (ii) the amount of such Participating Holder's holdings of Notes, without the prior written consent of such Participating Holder in each case; and, if such announcement or disclosure is so required, the Company shall afford the Participating Holders a reasonable opportunity to seek appropriate protective measures and to review and comment upon any such announcement or disclosure prior to the applicable announcement or disclosure. Nothing herein, however, shall preclude the Company (a) from disclosing in the Disclosure Statement the identities of the Participating Holders (with the specific form of disclosure of identities to be in a form agreed upon by each of the Participating Holders) and the aggregate amount of Notes held by the Participating Holders as a group and (b) attaching an executed copy of this Agreement to a Form 8-K filing and disclosing, in such filing, the identities of the Participating Holders (with the specific form of disclosure of identities to be in a form agreed upon by each of the Participating Holders) and the aggregate amount of Notes held by the Participating Holders as a group (provided that such filing shall not disclose the amount of Notes held by any Participating Holder on an individual basis).

        12.   Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any conflicts of law provision that would require the application of the law of any other jurisdiction. Each party hereto

13

agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in a federal or state court of competent jurisdiction located in the Borough of Manhattan, New York, New York (the "Chosen Court") and (A) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (B) waives any objection to laying of venue in any such action or proceeding in the Chosen Court, (C) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party, and (D) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with this Agreement. Notwithstanding the foregoing consent to the jurisdiction of the Chosen Court, upon the commencement of the Chapter 11 Case, each of the parties hereto hereby agrees that the Bankruptcy Court shall have concurrent jurisdiction of all matters arising out of or in connection with this Agreement.

        13.   Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party hereto (other than a breach by the Company of Section 15 hereof) and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as the exclusive remedy of any such breach without the necessity of showing damages.

        14.   Reservation of Rights. Except as otherwise expressly provided in this Agreement, the parties hereto fully reserve any and all of their rights. Nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of any of the Participating Holders to protect and preserve any of its rights, remedies and interests, including without limitation its claims against the Company, or its full participation in any bankruptcy case filed by the Company. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement shall not be admitted into evidence in any proceeding other than a proceeding to enforce its terms.

        15.   Fees and Expenses.

        (a)   The Company shall pay in full the fees and expenses of the Ad Hoc Committee's financial and legal advisors and of the indenture trustee for the Notes. Without limiting the generality of the foregoing, (i) the Company will pay the fees and expenses of Milbank, Tweed Hadley & McCloy, LLP, the Ad Hoc Committee's counsel ("Milbank") and Houlihan Lokey Howard & Zukin, the Ad Hoc Committee's financial advisors ("Houlihan Lokey" and collectively, with Milbank, the "Holder Representative"), respectively, in accordance with that certain retention agreement by and between the Company and Milbank, dated June 16, 2004 and that certain retention agreement by and between the Company and Houlihan Lokey, dated June 16, 2004, as such agreements may be in effect from time to time; and (ii) notwithstanding anything to the contrary in either the Milbank or Houlihan Lokey retention agreements, all of the foregoing fees and expenses submitted to the Company prior to the filing by the Company of any petition for relief in the Chapter 11 Case shall be paid in full before any such petition is filed.

        (b)   Immediately prior to the filing by the Company of any petition for relief in the Chapter 11 Case, the Company shall reimburse and pay in full the actual, reasonable and documented out-of-pocket costs and expenses incurred by each Initial Participating Holder in connection with the negotiation, preparation and documentation of this Agreement, the Term Sheet, the Financial Restructuring and any other matters related to the Financial Restructuring from (and including) June 16, 2004 through the date immediately prior to the filing of such petition; provided further however, that the Company shall not be obligated to pay for the costs and expenses of separate counsel or financial advisors retained by any such Initial Participating Holder. The Initial Participating Holders shall submit statements of their costs and expenses to the Company at least two business days prior to the filing by the Company of any petition for relief in the Chapter 11 Case. For purposes of this section herein, Initial Participating Holder shall mean those Participating Holders set forth on Schedules 1 & 2 hereto.

14

        16.   Successors and Assigns. Subject to Section 10, this Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the Participating Holders under this Agreement are, in all respects, several and not joint.

        17.   Notice. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be (a) transmitted by hand delivery, (b) mailed by registered or certified mail, postage prepaid, (c) transmitted by overnight courier, addressed as follows or (d) transmitted by telecopy to the number set forth below (or at such other address and/or number as shall be designated from time to time by any party hereto in the manner provided for in this Section):

        If to AET:

    Applied Extrusion Technologies, Inc.
    15 Read's Way
    New Castle, DE 19720
    Attention: Brian P. Crescenzo
    Facsimile: (302) 326-5667

              -with a copy to-

    Shearman & Sterling LLP
    599 Lexington Avenue
    New York, New York 10022
    Attention: Douglas P. Bartner
    Facsimile: (212) 848-7179

        If to AET Canada

    Applied Extrusion Technologies (Canada), Inc.
    15 Read's Way
    New Castle, DE 19720
    Attention: Brian P. Crescenzo
    Facsimile: (302) 326-5667

              -with a copy to-

    Shearman & Sterling LLP
    599 Lexington Avenue
    New York, New York 10022
    Attention: Douglas P. Bartner
    Facsimile: (212) 848-7179

        If to Applied Extrusion Technologies Limited:

    Applied Extrusion Technologies Limited
    15 Read's Way
    New Castle, DE 19720
    Attention: Brian P. Crescenzo
    Facsimile: (302) 326-5667

              -with a copy to-

    Shearman & Sterling LLP
    599 Lexington Avenue
    New York, New York 10022
    Attention: Douglas P. Bartner
    Facsimile: (212) 848-7179

15

        If to any Participating Holder, then to all of the Participating Holders at the address and facsimile number specified for each of them on their respective signature pages

              -with a copy to-

    Milbank, Tweed, Hadley & McCloy LLP
    1 Chase Manhattan Plaza
    New York, New York 10005
    Attention: Dennis F. Dunne, Esq.
    Facsimile: 212-822-5770

A notice shall be deemed to have been given: (i) in the case of hand delivery, at the time of delivery; (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a business day; (iii) in the case of overnight courier, upon the first attempted delivery on a business day; or (iv) in the case of a telecopy transmission, on the date sent, as confirmed by written confirmation of receipt. Notices by the Participating Holders or Ad Hoc Committee may be given by counsel thereto.

        18.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart hereof. Any holder of the Notes may become party to this Agreement on or after the date of this Agreement by executing a signature page to this Agreement.

        19.   No Third-Party Beneficiaries. Unless otherwise expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third-party beneficiary hereof.

        20.   No Solicitation. This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Reorganization Plan in the Chapter 11 Case. Each of the Participating Holders' votes with respect to the Reorganization Plan will not be solicited until such Participating Holder has received the Solicitation Package. Each party hereto acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. The provisions of this Agreement shall be interpreted in a reasonable manner to effectuate the intent of the parties hereto.

        21.   Further Acquisition of Notes. This Agreement shall in no way be construed to preclude any Participating Holder from acquiring additional Notes. However, any such additional Notes so acquired by a Participating Holder shall automatically be deemed to be subject to the terms of this Agreement.

        22.   Amendments. This Agreement may not be modified, amended or supplemented without the prior written consent of all of the parties hereto.

        23.   Indemnification. AET and AET Canada jointly and severally agree to indemnify and hold harmless each Participating Holder, each beneficial owner of the Notes and each of their respective officers, directors, members partners, employees, agents, and advisors (including Milbank and Houlihan Lokey) and each of their respective successors and assigns from and against any and all claims, suits, actions, liabilities, and judgments and costs related thereto (including any defense costs associated therewith on an as-incurred basis) arising under or in connection with this Agreement or the transactions contemplated hereby or by the Restructuring Documents or any act or failure to act taken in contemplation, furtherance or connection herewith, except if such claim or liability is determined by a competent court in a final, non-appealable decision to have arisen solely to the extent of such Participating Holder's willful misconduct or gross negligence.

        24.   Further Assurances. Each of the parties hereto agrees to execute and deliver, or to cause to be executed and delivered, all such instruments, and to take all such action as the other parties hereto

16

may reasonably request, in order to effectuate the intent and purposes of, and to carry out the terms of, this Agreement.

        25.   Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

        26.   Several Obligations. All covenants and other obligations of the Participating Holders are several and not joint.

        27.   Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

        28.   Additional Participating Holders. Notwithstanding anything to the contrary, subsequent to the effectiveness of this Agreement, one or more holders of Notes who are not signatories hereto (and who are not transferees of any Held Notes) may, with the consent of all of the Participating Holders and the Company, execute a counterpart signature page to this Agreement and become Participating Holders for all purposes herein from and after the execution of such signature page.

[Remainder of Page Left Intentionally Blank]

17

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

APPLIED EXTRUSION TECHNOLOGIES, INC.
By:	/s/ DAVID N. TERHUNE Name: David N. Terhune Title: President
APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.
By:	/s/ DAVID N. TERHUNE Name: David N. Terhune Title: President
APPLIED EXTRUSION TECHNOLOGIES LIMITED
By:	/s/ DAVID N. TERHUNE Name: David N. Terhune Title: President

18

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:
Barclays Bank PLC
By:	/s/ STEVEN J. LANDZBERG Name: Steven J. Landzberg Title: Director
Face Amount of Notes Held: (set forth in accompanying memorandum).
Contact Information for Notice:
Attention: Damien Miller & Steven J. Landzberg 200 Park Avenue, 5th floor New York, NY 10166 Facsimile: (212) 412-1706

19

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:
DDJ Capital Management, LLC, as investment manager or adviser acting on behalf of certain funds and accounts it manages or advises.
By:	/s/ DAVID J. BREAZZANO Name: David J. Breazzano Title: Member
Face Amount of Notes Held: (set forth in accompanying memorandum).
Contact Information for Notice:
Attention: Jackson Craig 141 Linden Street Wellesley, MA 02482 Facsimile: (781) 283-8555

20

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:
Post Advisory Group, LLC
By:	/s/ LAWRENCE A. POST Name: Lawrence A. Post Title: Chief Investment Officer
Contact Information for Notice:
Attention: Lawrence A. Post 11755 Wilshire Blvd., Ste. 1400 Los Angeles, CA 90025 Facsimile: (310) 996-9669

21

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:
Silver Point Capital L.P.
By:	/s/ EDWARD MULE Name: Edward Mule Title:
Face Amount of Notes Held: (set forth in accompanying memorandum).
Contact Information for Notice:
Parag Vora Silver Point Capital 600 Steamboat Road Greenwich, CT 06830

22

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDERS:
TCW Shared Opportunity Fund III, L.P.		TCW Shared Opportunity Fund IV, L.P.
Face Amount of Notes Held: (set forth in accompanying memorandum)		Face Amount of Notes Held: (set forth in accompanying memorandum)
By:	TCW Asset Management Company, its Investment Adviser	By:	TCW Asset Management Company, its Investment Adviser
By:	/s/ GARY HOBART Name: Gary Hobart	By:	/s/ GARY HOBART Name: Gary Hobart
By:	/s/ C. SHAWN BOOKIN Name: C. Shawn Bookin	By:	/s/ C. SHAWN BOOKIN Name: C. Shawn Bookin
TCW Shared Opportunity Fund IVB, L.P.		TCW/PCG Special Situation Partners, LLC
Face Amount of Notes Held: (set forth in accompanying memorandum)		Face Amount of Notes Held: (set forth in accompanying memorandum)
By:	TCW Asset Management Company, its Investment Adviser	By:	TCW Asset Management Company, its Investment Adviser
By:	/s/ GARY HOBART Name: Gary Hobart	By:	/s/ GARY HOBART Name: Gary Hobart
By:	/s/ C. SHAWN BOOKIN Name: C. Shawn Bookin	By:	/s/ C. SHAWN BOOKIN Name: C. Shawn Bookin
Contact Information for Notice: Attention: Nick Tell 11100 Santa Monica Blvd., Suite 2050 Los Angeles, CA 90025 Facsimile: (310) 235-5965

23

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:
Xerion Partners I LLC
By:	/s/ DANIEL J. ARBESS Name: Daniel J. Arbess Title:
Face Amount of Notes Held: (set forth in accompanying memorandum).
Contact Information for Notice:
Attention: Daniel J. Arbess 450 Park Avenue, 27th Floor New York NY 10022 Facsimile: (212) 940-9858

24

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PARTICIPATING HOLDER:
[ ]
	By:	Name: Title:
Contact Information for Notice:
[ ]
Transferor:
[ ]	Face Amount of Notes: [$ ]
Face Amount of Notes: [$ ]

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EXHIBIT A

TERM SHEET FOR PROPOSED RECAPITALIZATION OF
APPLIED EXTRUSION TECHNOLOGIES, INC.

        This term sheet is not an offer with respect to any securities or solicitation of acceptances of a chapter 11 plan. Such offer or solicitation will be made only in compliance with all applicable securities laws and/or provisions of the Bankruptcy Code. This term sheet is being provided in furtherance of settlement discussions and is entitled to protection pursuant to Fed. R. Evid. 408 and any similar rule of evidence.

Company:	Applied Extrusion Technologies, Inc. ("AET") and Applied Extrusion Technologies (Canada), Inc. (together with AET, the "Company").
Transaction Summary:
A recapitalization effected through a prepetition solicitation of all of the beneficial holders (the "Noteholders") of AET's 10 3/4% senior notes (the "Notes") for a prepackaged plan of reorganization for the Company (the "Plan") under chapter 11, whereby (i) Noteholders holding at least $500,000 (such Noteholders, the "Large Noteholders") in Noteholder claims shall receive (on the effective date of the Plan (the "Effective Date"))common stock (the "New Common Stock") in Reorganized AET ("Reorganized AET") and new senior notes to be issued by Reorganized AET (the "New Senior Notes") upon the terms and conditions specified herein and (ii) Noteholders holding less than $500,000 (such Noteholders, the "Small Noteholders") in Noteholder claims shall receive (on the Effective Date) cash upon the terms and conditions specified herein. The holders (the "Stockholders") of existing common stock (the "Old Common Stock") will receive cash (upon the terms and conditions specified herein) on the Effective Date unless an official committee of equity holders (an "Equity Committee") is appointed in the Company's bankruptcy case (the "Case"), in which instance there shall be no recovery for the Stockholders.
Allowed Noteholder Claims:	All Noteholder claims shall be allowed claims.
Large Noteholders Recovery:	100% of New Common Stock 100% of New Senior Notes
Small Noteholders Recovery:	Small Noteholders shall receive, on account of their Noteholder claims, cash in an amount equal to the Cashout Value of the Notes(1) (such cash recovery, the "Small Noteholders Cash Recovery").

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The Small Noteholders Cash Recovery shall be funded by the Participating Holders (as that term is defined in the Restructuring Agreement) who, immediately prior to the occurrence of the Effective Date (but after all other conditions precedent to the occurrence of the Effective Date have been satisfied), shall purchase all of the Noteholder claims of the Small Noteholders in exchange for the Small Noteholders Cash Recovery in accordance with the terms of a commitment letter between the Participating Holders and AET (which commitment letter shall be in a form acceptable to the Participating Holders and AET) to be executed prior to the commencement of the solicitation. The Noteholder claims purchased by the Participating Holders from the Small Noteholders shall receive the same treatment under the Plan as afforded to Noteholder claims held by the Large Noteholders.
Stockholder Recovery:
No recovery under the Plan; provided that the accepting Noteholder classes shall distribute to the Stockholders, on a ratable basis, up to $2,500,000 on the Effective Date, unless an Equity Committee is appointed in the Case, in which instance there shall be no recovery for the Stockholders. The Plan shall acknowledge that the current equity value is zero and that the stockholders are not receiving any distribution under the Plan on account of their equity.
Dilution:	The New Common Stock will be subject to dilution from management stock options issued or issuable pursuant to the terms specified herein.
New Senior Notes:	•	$50,000,000 aggregate principal amount
	•	Senior Unsecured Notes that will be subordinate in payment and priority only to the Exit Financing as the principal committed amount of such Exit Financing (i.e., $125,000,000) exists on the Effective Date (subject to certain permitted indebtedness exceptions that are acceptable to the Participating Holders and AET).
	•	7-year term
	•	12.00% interest which will be paid, at Reorganized AET's option, in cash or in kind unless both of the following financial criteria are satisfied, in which case interest shall be paid in cash:
		•	ratio of total debt to EBITDA for trailing twelve months of not more than 3.50x, and
		•	minimum liquidity of $25,000,000 after giving effect to the interest payment on the New Senior Notes.
	•	Call protection:
		•	Year 1: no call
		•	Year 2: 106.00%
		•	Year 3: 103.00%
		•	Year 4: 101.00%
		•	Years 5-7: 100.00%
	•	Other terms and conditions as are acceptable to the Participating Holders and the Company.

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Pro Forma Debt:	The reorganized Company will have up to a maximum of $175,000,000 of total debt on the Effective Date, comprised of an Exit Facility of up to $125,000,000 and the New Senior Notes.

(1)
The "Cashout Value of the Notes" shall be based upon a methodology to be determined.

I.            Prepackaged Plan of Reorganization

Separate Classification of Large Noteholders & Small Noteholders	The Large Noteholders and the Small Noteholders shall be separately classified.
Required Noteholder Approval:
After termination of the solicitation period and any applicable time periods in the Restructuring Agreement, upon the approval of a majority in number and 66 2/3% in amount of those voting in the Large Noteholders Class, the Case will be commenced.
The approval of the Small Noteholders Class shall not be required to commence the Case or to seek confirmation of the Plan.
Required Stockholder Approval:
The Stockholders shall not be solicited for votes accepting or rejecting the Plan; provided, however, that the Company may send informational materials to the Stockholders in the form and manner described in the Restructuring Agreement.
DIP Financing:
DIP Facility providing incremental liquidity of up to $20,000,000 to be provided by the existing prepetition lenders, upon terms and conditions agreed upon by the Participating Holders and the Company.
Exit Financing:	Exit Financing of up to $125,000,000 to be provided by the DIP Lender upon terms and conditions agreed upon by the Participating Holders and the Company.
Notes, Old Common Stock and Stock Options:
On the Effective Date, all Notes, Old Common Stock, stock options, warrants, or other rights exercisable into equity securities of the Company will be canceled. Treatment of AET's equity interest in Applied Extrusion Technologies (Canada), Inc. to be agreed upon by the Company and Participating Holders.
Other Unsecured Claims:
Customer and vendor contracts and holders of other unsecured claims will be unimpaired under the Plan; provided, however, that the Company and the Participating Holders may agree to impair claims related to certain unexpired leases or contracts with entities other than customers or vendors.(2)

(2)
Rejection damage claims arising from such impaired contracts and leases shall be placed in the same class as the "Other Unsecured Claims;" provided however, that the as a condition precedent to the effectiveness of the Plan, the allowed rejection damage claims shall not be greater than an amount to be agreed upon by the Company and the Participating Holders.

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II.            Corporate Governance of the Company

Boards of Directors of Reorganized AET and Reorganized AET Canada:	The composition of the Board of Directors of Reorganized AET (the "Reorganized AET Board") and Reorganized AET Canada (including, in each case, the number of directors) shall be determined by the Participating Holders.
Appointment of David N. Terhune as Chief Executive Officer:
On the Effective Date, David N. Terhune shall become the Chief Executive Officer of Reorganized AET.(3) The terms of Amin J. Khoury's retirement are as set forth in the separate side letter dated as of the date of the Restructuring Agreement.

Mr. Terhune's current employment contract with AET shall be (i) amended and restated to reflect such terms and conditions as may be agreed upon by Mr. Terhune and the Participating Holders and (ii) assumed, in such amended and restated form, immediately prior to the confirmation hearing on the Plan.
Senior Management:	The composition of the senior management team of the Reorganized Company will be agreed upon by the Company and the Participating Holders.
Management Incentive Program:
On or within 30 days of the Effective Date, the Reorganized AET Board will establish a stock option program, representing a number of shares of New Common Stock equal to 3% of the New Common Stock issued and outstanding on the Effective Date. Additionally, a number of shares of New Common Stock equal to 2% of the New Common Stock issued and outstanding on the Effective Date (but without taking into account the 3% reserved for stock options) will be held in reserve for such incentive program.

(3)
Mr. Terhune shall continue to serve as President of Reorganized AET; however, immediately prior to occurrence of the Effective Date, he shall resign from his position as Chief Operating Officer.

III.            Other Provisions

Other Terms:	The Plan will provide for other matters customary for prepackaged plans of reorganization, including, but not limited to, classification and treatment of claims, releases of the Company's officers, directors and advisors, releases of the Participating Holders and their advisors, a stockholders' agreement, restated charter and bylaws and other terms, in each case upon terms and conditions agreed upon by the Participating Holders and the Company.

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EXHIBIT B

Assumption Agreement

        The undersigned                        (the "Transferee"), as a condition precedent to becoming the beneficial holder or owner of [                        ] dollars ($            ) in face amount of 10 3/4% Senior Notes due 2011 (such Senior Notes, the "Purchased Notes") issued by Applied Extrusion Technologies, Inc. ("AET"), hereby agrees to become, with respect to the Purchased Notes (and only with respect to the Purchased Notes), bound by the obligations set forth in that certain Restructuring Agreement by and among AET, Applied Extrusion Technologies Canada, Inc., Applied Extrusion Technologies Limited and the Participating Holders, dated August [    ], 2004 (the "Agreement"); provided, however, that it shall not be bound by the terms of the Retirement Agreement (as that term is defined in the Agreement) for any purpose and shall not be deemed to be a party to the Retirement Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the obligations of the Agreement with respect to the Purchased Notes (and only with respect to the Purchased Notes) from and after the date set forth below; provided however, that the Transferee shall not be deemed to be a Participating Holder (as that term is defined in the Agreement) for any of the purposes specified therein and shall not be entitled to exercise any of the rights accorded to Participating Holders under the terms thereof.

        IN WITNESS WHEREOF, this ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.

Dated: , 2004.
Transferee:		Transferor:
[ ]		[ ]
By:	Name: Title:	Face Amount of Purchased Notes: [$ ]
Contact Information for Notice:
[ ]

SCHEDULE 1

DDJ Capital Management, LLC

Post Advisory Group, LLC

TCW Shared Opportunity Fund III, L.P.

TCW Shared Opportunity Fund IV, L.P.

TCW Shared Opportunity Fund IVB, L.P.

TCW/PCG Special Situation Partners, LLC

Xerion Partners I LLC

SCHEDULE 2

Barclays Bank PLC

Silver Point Capital L.P.

SCHEDULE 3

AET/UK Assets

Bank Account Number	Balance at 6/30/2004	Exch. Rate	Balance in USD
30118575	£5,000.00	1.8194	$9,097.00
30118583	£11,999.06	1.8194	$21,831.09
44760877	€5,387.23	1.1296	$6,085.42
67743866	$42.90		$42.90
83195233	$6,828.43		$6,828.43

			$43,884.83

Exhibit 99.1

Contact: Brian P. Crescenzo
302-326-5648

FOR IMMEDIATE RELEASE

APPLIED EXTRUSION TECHNOLOGIES, INC.
ANNOUNCES THAT HOLDERS OF MORE THAN 70% OF OUTSTANDING
PRINCIPAL AMOUNT OF SENIOR NOTES PLEDGE TO VOTE FOR
RECAPITALIZATION PLAN

COMPANY EXECUTES FINANCING PROPOSALS WITH SENIOR LENDERS AND
PREPARES FOR SOLICITATION OF VOTES

COMPANY WILL CONTINUE TO PAY TRADE CREDITORS IN
FULL ON A CURRENT BASIS

NEW CASTLE, DE, August 24, 2004—Applied Extrusion Technologies, Inc. (NASDAQ NMS—AETC) announced today that six bondholders holding over 70% in aggregate outstanding principal amount of the Company's 10 3/4% senior notes have executed a voting agreement, which requires them and any of their subsequent transferees to vote in favor of the Company's prepackaged plan of reorganization, provided that the prepackaged plan is consistent with the terms of the agreement in principle reached with the Company at the end of July and other conditions set forth in the voting agreement are met. The voting agreement also requires the Company to effectuate the prepackaged plan of reorganization, subject to the conditions set forth in the voting agreement. The Company also announced that it had executed proposals with GE Commercial Finance to provide financing during the prepackaged chapter 11 case and upon consummation of the recapitalization plan.

As previously disclosed, the recapitalization will be accomplished through a prepackaged chapter 11 plan of reorganization and will involve the exchange of the 10 3/4% senior notes by the bondholders for 100% of the common equity of the reorganized Company and new senior notes to be issued by the reorganized Company. Under the prepackaged chapter 11 plan, the Company will pay its trade creditors in full on a current basis. Additionally, beneficial holders of senior notes whose holdings fall below a certain threshold aggregate principal amount will receive, in exchange for their senior notes, cash payments equal to the value of the new common equity and new senior notes to be distributed to the larger beneficial holders of senior notes, subject to certain conditions being satisfied. All of the Company's existing stock will be canceled and the existing stockholders will receive a ratable portion of $2.5 million in cash, subject to certain conditions being satisfied. The Company expects to commence the solicitation of votes from the beneficial holders of its senior notes by the middle of September, and the prepackaged chapter 11 plan to be confirmed by the bankruptcy court and consummated in mid- to late-fall of this year.

Applied Extrusion Technologies, Inc. is a leading North American developer and manufacturer of specialized oriented polypropylene (OPP) films used primarily in consumer products labeling and flexible packaging application.

Except for the historical information contained herein, the matters discussed in this report are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including those risks related to the ability to implement price increases and related volume losses, the timely development and acceptance of new products, fluctuations in raw materials and other production costs, the ability to satisfy our debt service requirements, the loss of one or more significant customers, the impact of competitive products and pricing, the timely completion of capital projects, the success of the Company's efforts to access capital markets on satisfactory terms, and to

1

acquire, integrate, and operate new business and expand into new markets, as well as other risks detailed in Exhibit 99.1 of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.

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EXHIBIT C

Plan Funding Commitment

        November 1, 2004

Applied Extrusion Technologies, Inc.
15 Read's Way
New Castle, DE 19720

Applied Extrusion Technologies (Canada), Inc.
15 Read's Way
New Castle, DE 19720

    Re:
    Plan Funding Commitment Letter

Ladies & Gentlemen:

        Reference is made to (i) the solicitation statement of even date herewith of Applied Extrusion Technologies, Inc., a Delaware corporation ("AET") and Applied Extrusion Technologies (Canada), Inc., a Delaware corporation ("AET Canada" and, with AET, the "Company") and (ii) the Company's proposed chapter 11 Plan of Reorganization, which is attached as Exhibit A to the Solicitation Statement and as Exhibit A hereto (the "Plan"). Capitalized terms not defined herein shall have the meanings given to them in the Plan.

        Consistent with the Plan, the undersigned, severally and not jointly, (collectively, the "Participants"), are pleased to provide a commitment to provide immediately available funds to the Company that will be used by the Company, as debtors and debtors-in-possession, to fund, among other things, the Small Noteholder Allocation in accordance with the Plan, upon (and subject to the satisfaction of) the terms and conditions set forth in this letter (the "Letter") and the term sheet attached hereto as Exhibit B (the "Term Sheet;" together with the Letter, the "Agreement").

        Upon execution hereof, the Company agrees to afford the Holder Representative,(1) full and complete access to the books, records and properties of the Company and the opportunity to discuss the business, affairs and finances of each such entity with each such entity's respective directors, officers, employees, accountants, attorneys and representatives in order to enable the Participants and the Holder Representative to make such investigations of the Company and its businesses as they deem appropriate.

(1)
"Holder Representative" shall, for purposes herein, have the meaning given to such term in that certain Restructuring Agreement, dated August 24, 2004, by and among the Company, Applied Extrusion Technologies Limited and the Participating Holders (as amended from time to time the "Restructuring Agreement"). For purposes of this Agreement, all amendments or other modifications to the Restructuring Agreement that occur after the date hereof and that have been made in accordance with the terms thereof shall be incorporated herein by reference for all purposes.

        Each of AET and AET Canada, jointly and severally, agrees to reimburse each of the Participants for all fees and expenses (the "Expenses") incurred by or on behalf of any of the Participants in connection with the negotiation, preparation, execution and delivery of this Agreement and any other documentation or other acts relating hereto or thereto, including, but not limited to, all fees and expenses of counsel, accountants, appraisers, financial advisors and/or consultants to any of the Participants and the fees and expenses incurred by any of the Participants in connection with any due diligence with respect to this Agreement. The obligations of AET and AET Canada to jointly and severally reimburse expenses as provided herein (the "Expense Obligations") shall remain effective whether or not any definitive documentation is executed and notwithstanding any termination of this Agreement; provided, however, that neither AET nor AET Canada shall be obligated to reimburse a Participant for Expenses incurred solely by or solely on behalf of such individual Participant if such Participant does not satisfy its obligation to fund the Estimated Plan Funding Payment and/or the True Up Date Plan Funding Payment pursuant to the terms of this Agreement.

        Excluding any Indemnity Claim (as defined herein) arising solely from an Indemnified Party's (as defined herein) unjustified breach of this Agreement, each of AET and AET Canada agrees to jointly and severally indemnify and hold harmless each of the Participants and each of their respective affiliates, advisors (including without limitation the Holder Representative), directors, officers, partners, members, employees, agents, representatives, assignees (including affiliates thereof) and each fund or account advised or managed by them (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject (each an "Indemnity Claim"), insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or are connected with this Agreement, except if such claim or liability is determined by a court of competent jurisdiction in a final and non-appealable decision to have solely resulted from the criminal conduct, willful misconduct or gross negligence of any Indemnified Party. Each of AET and AET Canada jointly and severally agrees to reimburse (on an as-incurred monthly basis) each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise).

        In the event of any litigation or dispute involving this Agreement or the Financial Restructuring (as that term is defined in the Restructuring Agreement), no Indemnified Party shall be responsible or liable to the Company (or any of its affiliates or subsidiaries), any of its successors, or any other person or entity for any exemplary, special, indirect, consequential, incidental, punitive or other such damages. Notwithstanding anything to the contrary herein, the indemnification obligations of the Company under this agreement (the "Indemnification Obligations") shall remain effective and survive regardless of whether any of the transactions contemplated in this Agreement, the Restructuring Agreement, the Plan and/or the Solicitation Statement are consummated and shall remain effective and survive irrespective of any termination of this Agreement.

        Subject to the terms and conditions specified in this Agreement, this Agreement is a binding commitment among each of the parties hereto. This Agreement: (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect to the subject matter hereto (including without limitation the applicable provisions under the heading "Small Noteholder Recovery" set forth as Exhibit A to the Restructuring Agreement); (b) shall be governed by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof that require that application of the law of another jurisdiction; (c) may not be assigned nor may any of the rights hereunder be assigned or any of the obligations hereunder be delegated without the written consent of the other parties, except that each Participant may assign any of its rights and/or delegate any of its obligations under this Agreement to any affiliate thereof, including, without limitation, to any entity related to or under common control with such Participant so long as such prospective assignee has agreed to be bound by the terms and conditions contained in this Agreement; (d) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Agreement will apply to, be binding in all respects upon, and inure to, the benefit of the successors and permitted assigns.

        This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                      Very truly yours,

[Remainder of Page Left Intentionally Blank]

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B IV Capital Partners, L.P.
By:	GP Capital IV, LLC, its General Partner
By:	DDJ Capital Management, LLC, Manager
By:	/s/ DAVID J. BREAZZANO Name: David J. Breazzano Title: Member
GMAM Investment Funds Trust II
By: DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust II, in its capacity as investment manager
By:	/s/ DAVID J. BREAZZANO Name: David J. Breazzano Title: Member
GMAM Investment Funds Trust
By: DDJ Capital Management, LLC, on behalf of GMAM Investment Funds Trust, in its capacity as investment manager
By:	/s/ DAVID J. BREAZZANO Name: David J. Breazzano Title: Member
DDJ U.S. High Yield Trust
By:	DDJ Capital Management, LLC, its attorney-in-fact
By:	/s/ DAVID J. BREAZZANO Name: David J. Breazzano Title: Member

3

PEQUOT PARTNERS FUND, L.P.
By: Pequot Capital Management, Inc Investment Manager
/s/ ARYEH DAVIS Aryeh Davis, General Counsel
PEQUOT INTERNATIONAL FUND, INC.
By: Pequot Capital Management, Inc Investment Advisor
/s/ ARYEH DAVIS Aryeh Davis, General Counsel
PEQUOT ENDOWMENT FUND, L.P.
By: Pequot Capital Management, Inc Investment Manager
/s/ ARYEH DAVIS Aryeh Davis, General Counsel
PEQUOT CORE INVESTORS FUND, INC.
By: Pequot Capital Management, Inc Investment Advisor
/s/ ARYEH DAVIS Aryeh Davis, General Counsel
PEQUOT INSTITUTIONAL FUND, INC
By: Pequot Capital Management, Inc Investment Advisor
/s/ ARYEH DAVIS Aryeh Davis, General Counsel

4

PEQUOT SPECIAL OPPORTUNITIES FUND, L.P.
By: Pequot Capital Management, Inc Investment Manager
/s/ ARYEH DAVIS Aryeh Davis, General Counsel
GOLDMAN SACHS PROFIT SHARING MASTER TRUST
By: Pequot Capital Management, Inc Investment Manager
/s/ ARYEH DAVIS Aryeh Davis, General Counsel
PREMIUM SERIES PCC LIMITED—CELL 34 Acting for and on behalf of Cell 34
/s/ CHRIS T. MUELLER Chris T. Mueller

5

POST TOTAL RETURN FUND, L.P.
By: Post Advisory Group, LLC, its General Partner
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025
POST TOTAL RETURN OFFSHORE FUND, LTD.
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025
POST OPPORTUNITY FUND, L.P.
By: Post Advisory Group, LLC, its General Partner
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025

6

POST OPPORTUNITY OFFSHORE FUND, LTD.
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025
THE OPPORTUNITY FUND LLC
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025
SOUTH DAKOTA INVESTMENT COUNCIL
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025

7

DB DISTRESSED OPPORTUNITIES FUND, LTD.
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025
DB DISTRESSED OPPORTUNITIES FUND, L.P.
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025
MW POST PORTFOLIO FUND, LTD.
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025

8

HFR DS OPPORTUNITY MASTER TRUST
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address:	c/o Post Advisory Group, LLC 11755 Wilshire Blvd., Suite 1400 Los Angeles, CA 90025
SPHINX DISTRESSED (MW POST OPPORTUNITY), SEGREGATED PORTFOLIO
By: Post Advisory Group, LLC, its Authorized Agent
By:	/s/ CARL GOLDSMITH Name: Carl Goldsmith Title: Senior Investment Officer
Address for notice: c/o Post Advisory Group, LLC 11755 Wilshire Boulevard, Suite 1400 Los Angeles, CA 90025

9

TCW Shared Opportunity Fund III, L.P.		TCW Shared Opportunity Fund IV, L.P.
By: TCW Asset Management Company, its Investment Adviser		By: TCW Asset Management Company, its Investment Adviser
By:	/s/ NICHOLAS W. TELL, JR. Name: Nicholas W. Tell, Jr., Managing Director	By:	/s/ NICHOLAS W. TELL, JR. Name: Nicholas W. Tell, Jr., Managing Director
By:	/s/ RICHARD H. STEVENSON Name: Richard H. Stevenson, Vice President	By:	/s/ RICHARD H. STEVENSON Name: Richard H. Stevenson, Vice President
TCW Shared Opportunity Fund IVB, L.P.		TCW/PCG Special Situation Partners, LLC
By: TCW Asset Management Company, its Investment Adviser		By: TCW Asset Management Company, its Investment Adviser
By:	/s/ NICHOLAS W. TELL, JR. Name: Nicholas W. Tell, Jr., Managing Director	By:	/s/ NICHOLAS W. TELL, JR. Name: Nicholas W. Tell, Jr., Managing Director
By:	/s/ RICHARD H. STEVENSON Name: Richard H. Stevenson, Vice President	By:	/s/ RICHARD H. STEVENSON Name: Richard H. Stevenson, Vice President

10

Xerion Partners I, LLC
By: Xerion Capital Partners LLC
By:	/s/ DANIEL J. ARBESS Name: Daniel J. Arbess Title:
Xerion Partners II Master Fund Limited
By: Xerion Capital Partners LLC
By:	/s/ DANIEL J. ARBESS Name: Daniel J. Arbess Title:

11

Agreed to and Accepted as of the Date first set forth above:
APPLIED EXTRUSION TECHNOLOGIES, INC.
By:	/s/ DAVID N. TERHUNE Name: David N. Terhune Title: President
APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.
By:	/s/ DAVID N. TERHUNE Name: David N. Terhune Title: President

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EXHIBIT A

Please refer to Exhibit A to the Solicitation and Disclosure Statement

EXHIBIT B

PLAN FUNDING COMMITMENT TERM SHEET

        Capitalized terms not defined herein shall have the meanings given to them in the Plan, the Restructuring Agreement or the Letter, as the case may be.

USE OF PROCEEDS:	In accordance with the Plan, the Company shall use the Total Plan Funding Payment (as that term is defined below) to fund the Small Noteholder Allocation and to fund a distribution to all Senior Note Claims that, as of the True Up Date (as that term is defined below), have not been classified as either Allowed Large Note Claims or Allowed Small Note Claims.
DETERMINATION OF ALLOWED SMALL NOTEHOLDER CLAIMS PRIOR TO PAYMENT OF ESTIMATED PLAN FUNDING AMOUNT:
Immediately upon the expiration of the Solicitation Period (as that term is defined in the Restructuring Agreement), the Company shall, after having undertaken commercially reasonable inquiry, inform each of the Participants, through the Holder Representative, in writing, of the initial estimated aggregate dollar amount of the Allowed Small Note Claims (such estimate the "Initial Estimate").

Thereafter, the Company shall undertake commercially reasonable efforts to verify the accuracy of the Initial Estimate and shall, on a weekly basis after the expiration of the Solicitation Period, apprise the Participants, through the Holder Representative, in writing, of any changes to the Initial Estimate.

On the Escrow Date (as that term is defined below), the Company shall, after having made commercially reasonable inquiry, inform each of the Participants through the Holder Representative, in writing, of the estimated aggregate dollar amount of the Allowed Small Note Claims as of such date (such estimate, the "Escrow Date Estimate").
MAXIMUM AMOUNT OF THE TOTAL PLAN FUNDING PAYMENT:
"Total Plan Funding Payment" means the sum of the Estimated Plan Funding Payment and the True Up Plan Funding Payment (as each of those terms is defined below); provided, however, that in no case shall the amount of the Total Plan Funding Payment exceed the Total Plan Funding Payment Cap (as that term is defined below). The Estimated Plan Funding Payment, the True Up Plan Funding Payment and the Total Plan Funding Payment Cap shall be calculated as follows:
a) The Estimated Plan Funding Payment shall be equal to ($.49) multiplied by (the Escrow Date Estimate).
b) The True Up Plan Funding Payment shall be equal to the ($.49) multiplied by (the True Up Date Estimate (as that term is defined below)).
c)The Total Plan Funding Payment shall not exceed $31,600,000 (such limitation the "Total Plan Funding Payment Cap").

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PRO RATA FUNDING OF THE ESTIMATED PLAN FUNDING PAYMENT BY THE PARTICIPANTS:
Each Participant shall fund the Estimated Plan Funding Payment ratably, e.g., based upon its holdings of Allowed Large Note Claims on the date that is (i) nine (9) days after the date of entry of the Confirmation Order (unless such date is not a business day in which case it shall be the first business day prior to such date) or (ii) such other date that is agreed upon by the Participants and the Company ((i) or (ii), the "Escrow Date") in relation to the total holdings of Allowed Large Note Claims held by all of the Participants on the Escrow Date (each such payment to be made in accordance with the preceding sentence is an "Estimated Ratable Payment").

Each Participant shall have the right (but not the obligation) to fund any or all of an Estimated Ratable Payment that has not been made by any other Participant (such Participant, a "Defaulting Participant"). To the extent that more than one Participant seeks to fund any or all of a Defaulting Participant's Estimated Ratable Payment in accordance with the previous sentence, each such Participant shall fund the Defaulting Participant's Estimated Ratable Payment on a ratable basis with all other Participants seeking to fund any or all of an Estimated Ratable Payment in accordance with the previous sentence. Any Defaulting Participant shall not be entitled to exercise any of the rights afforded hereunder to Participants.
COMPANY'S REMEDY PRIOR TO THE CONSUMMATION OF THE ESTIMATED PLAN FUNDING PAYMENT:
Prior to the consummation of the Estimated Plan Funding Payment in accordance with the provisions hereof, upon the occurrence of (i) a Participant Termination Event or (ii) a failure by the Participants (or any subset thereof) to consummate the Estimated Plan Funding Payment in accordance with the terms herein, this Agreement shall terminate and no funding of the Estimated Plan Funding Payment shall be made by any of the Participants; provided, however, that this Agreement shall not terminate so long as at least one of the Participants has consummated the entire Estimated Plan Funding Payment. Upon the occurrence of either (i) or (ii) (as set forth in the preceding sentence), the Company's sole and exclusive remedy shall be to provide, in accordance with the terms and conditions of the Plan, the same treatment to all Holders of Senior Note Claims, including Allowed Small Note Claims, as provided to the Holders of Allowed Large Note Claims pursuant to the terms of the Plan. The Company acknowledges and agrees that it shall have no other right or remedy against any of the Participants; provided, however, that the Company shall have no obligation to pay the Estimated Plan Funding Commitment Fee in the event that either (i) or (ii) as specified in the immediately preceding sentence occurs.

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Notwithstanding anything to the contrary in this Agreement, upon the occurrence of either (i) or (ii) as specified in the preceding paragraph, each of the parties' respective obligations with respect to or arising from the True Up Plan Funding Payment shall cease and be of no further force or effect.
FUNDING OF ESTIMATED PLAN FUNDING PAYMENT:
On the Escrow Date, each Participant shall tender its Estimated Ratable Payment to an escrow agent agreed upon by the Company and the Participants. The escrow agent shall hold such funds in escrow for the benefit of each of the Participants pursuant to the terms and conditions of an escrow agreement to be agreed upon by the escrow agent, the Participants and the Company until such time as the Participants have each determined (in their sole and absolute discretion) that: (i) that each of the conditions to the effectiveness of the Plan (except for the consummation of the Estimated Plan Funding Payment) have been satisfied or waived in accordance with the Plan (including by each of the Participants); and (ii) all of the Conditions Precedent (as that term is defined below) to the consummation of the Estimated Plan Funding Payment have been satisfied (or have each waived any unsatisfied Conditions Precedent and have jointly delivered a waiver letter waving such Conditions Precedent to the Company) and thereafter have delivered a joint letter of instruction to the escrow agent requesting release of the Estimated Plan Funding Payment to the Company.

Upon and only upon the delivery of such joint letter of instruction shall the escrow agent release the Estimated Plan Funding Payment to the Company. It is hereby acknowledged to and agreed by the Company that the Company shall have no right or title to any of the funds placed into escrow (whether contingent, vested, unvested or otherwise) until such time as the escrow agent has released all such funds in accordance herewith and the terms and conditions of the escrow agreement.

Notwithstanding anything to the contrary herein, any funds placed into escrow by any of the Participants in accordance with the provisions of this Agreement shall be immediately returned by the escrow agent to each of the Participants upon the Company's and the escrow agent's receipt of a written notice from one or more Participants stating that a Participant Termination Event (as that term is defined below) has occurred.

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CONSIDERATION RECEIVED FOR ESTIMATED PLAN FUNDING PAYMENT:
Immediately upon the release of the entire Estimated Plan Funding Payment to the Company from escrow by the escrow agent, the Allowed Large Note Claim of each Participant shall be automatically increased by the amount of the Allowed Small Note Claim that is satisfied by the amount of the Estimated Plan Funding Payment funded by each such Participant without necessity of any further action (such increase the "Increase"). (This shall not be deemed to be a purchase of Allowed Small Note Claims by the Participants). On account of such Allowed Large Note Claim (as increased in accordance with the prior sentence), each Participant shall receive the same treatment afforded to all other Holders of Allowed Large Note Claims under the Plan. The Increase shall satisfy in full the Company's obligations to each of the Participants with respect to the Estimated Plan Funding Payment (other than with respect to its obligation to make the Estimated Plan Funding Payment Commitment Fee as set forth below).
ESTIMATED PLAN FUNDING PAYMENT COMMITMENT FEE:
Each of the parties hereto agrees that, upon the occurrence of the Effective Date, provided that the Estimated Plan Funding Payment is actually made by the Participants and released to the Company from escrow by the escrow agent in accordance with the terms herewith, that the Company shall pay to the Participants that funded the Estimated Plan Funding Payment a cash commitment fee equal to 2.0% of the Estimated Plan Funding Payment (such fee the "Estimated Funding Plan Payment Commitment Fee"). The Estimated Plan Funding Payment Commitment Fee shall be paid to each Participant that funded the Estimated Plan Funding Payment on a ratable basis.
DETERMINATION OF THE TRUE UP DATE ESTIMATE:
Immediately after the Effective Date and the consummation of the Estimated Plan Funding Payment, the Company shall undertake commercially reasonable efforts to classify all then unclassified Allowed Senior Note Claims as either Allowed Large Note Claims or Allowed Small Note Claims and inform each Participant, through the Holder Representative, in writing, of the results of its classification efforts.

Thereafter, the Company shall continue in its commercially reasonable efforts to classify all Allowed Senior Note Claims that remain unclassified as either Allowed Large Note Claims or Allowed Small Note Claims and shall, on a weekly basis, apprise the Participants, through the Holder Representative, in writing, of the results of its further classification efforts.

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On the date that is ninety (90) days (or if such date is a not a business day, then on the first business day thereafter) after the Effective Date (such date, the "True Up Date"), the Company shall, after having undertaken commercially reasonable efforts to classify all previously unclassified Allowed Senior Note Claims, inform each of the Participants, through the Holder Representative, in writing, of (i) the dollar amount of previously unclassified Allowed Senior Note Claims that have been classified as Allowed Small Note Claims as of such date (the "Final Allowed Small Note Claims") and (ii) the dollar amount of previously unclassified Allowed Senior Claims that have not been classified as either Allowed Large Note Claims or Allowed Small Note Claims as of such date (the "Final Unclassified Allowed Senior Claims") (the sum of (i) and (ii) is the "True Up Date Estimate").
PRO RATA FUNDING OF THE TRUE UP DATE PAYMENT BY THE PARTICIPANTS:
Three business days after the True Up Date (or such other date as may be agreed to by the Participants and the Company), each Participant that shall have funded its Estimated Ratable Payment shall fund and make payment to the Company of the True Up Plan Funding Payment ratably, e.g., based upon its holdings of New Common Stock on the True Up Date in relation to the total holdings of New Common Stock held by all of the Participants on the True Up Date (each such payment to be made in accordance with the preceding sentence is a "True Up Ratable Payment").

Each Participant shall have the right (but not the obligation) to fund any or all of a True Up Ratable Payment that has not been made by any other Participant (such Participant, a "True Up Defaulting Participant"). To the extent that more than one Participant seeks to fund any or all of a True Up Defaulting Participant's True Up Ratable Payment in accordance with the previous sentence, each such Participant shall fund the True Up Defaulting Participant's True Up Ratable Payment on a ratable basis with all other Participants seeking to fund any or all of a True Up Ratable Payment in accordance with the previous sentence. Any True Up Defaulting Participant shall not be entitled to exercise any of the rights afforded hereunder to Participants.

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Notwithstanding anything to the contrary, if the sum of the True Up Plan Funding Payment and the Estimated Plan Funding Payment exceeds the Total Plan Funding Payment Cap, the Participants shall be obligated only to fund that portion of the True Up Plan Funding Payment, if any (such portion the "Required True Up Date Payment"), such that the sum of the Required True Up Date Payment and the Estimated Plan Funding Payment equals but does not exceed the Total Plan Funding Payment Cap; provided, however, that one or more of the Participants may seek (at their option) to fund some or all of the amount of the True Up Plan Funding Payment that exceeds the Total Plan Funding Payment Cap (such amount the "Optional True Up Date Payment").(2) If one or more Participants does not elect to fully fund the Optional True Up Date Payment in accordance with the preceding proviso, then, in such an instance, the Company shall have the option to (i) self fund all amounts outstanding on the True Up Plan Funding Payment (including any amounts outstanding on the Optional True Up Date Payment) or (ii) distribute, in accordance with the terms of the Plan, to all holders of Final Allowed Small Note Claims and Final Unclassified Allowed Senior Note Claims, (X) the amount of the True Up Plan Funding Payment actually funded by the Participants (to the extent any) and (Y) New Notes and New Common Stock from the New Securities Reserve (as that term is defined in the Plan).

(2)
To the extent that more than one Participant seeks to fund this amount, this amount will be funded ratably by such Participants.
CONSIDERATION RECEIVED FOR TRUE UP PLAN FUNDING PAYMENT:
Immediately upon the tender by a Participant of its portion of the True Up Plan Funding Payment (including its portion of an Optional True Up Date Payment, if any) to the Company, the Allowed Large Note Claim of each Participant shall be automatically increased by the amount of the Final Allowed Small Note Claims and/or Final Unclassified Allowed Senior Claims that are satisfied by the amount of the True Up Plan Funding Payment funded by such Participant without necessity of any further action (for purposes of this paragraph, such increase the "True Up Increase"). (This shall not be deemed to be a purchase of Final Allowed Small Note Claims and/or Final Unclassified Allowed Senior Claims by the Participants). On account of such True Up Increase, each Participant shall receive the same treatment afforded to all other Holders of Allowed Large Note Claims under the Plan and the Company shall make distributions to satisfy the True Up Increase in a manner consistent with the Plan. The True Up Increase shall satisfy in full the Company's obligations to each of the Participants with respect to the True Up Plan Funding Payment (other than with respect to its obligation to make the True Up Funding Payment Commitment Fee as set forth below).

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TRUE UP PLAN FUNDING PAYMENT COMMITMENT FEE:
Each of the parties hereto agrees that the Company shall pay to each Participant that funded a portion of the True Up Plan Funding Payment (including an Optional True Up Plan Funding Payment, if any) a cash commitment fee equal to a ratable portion of 2.0% of the total True Up Plan Funding Payment (inclusive of the Required True Up Funding Payment and the Optional True Up Plan Funding Payment, to the extent made) actually funded to the Company by the Participants (such fee the "True Up Funding Payment Commitment Fee").
COMPANY'S REMEDY AFTER CONSUMMATION OF THE ESTIMATED PLAN FUNDING PAYMENT:
After the consummation of the Estimated Plan Funding Payment, upon a failure by the Participants (or any subset thereof) to consummate the True Up Plan Funding Payment (or any portion thereof) in accordance with the terms herein, the Company's sole and exclusive remedy shall be for the Company to (i) self fund all amounts outstanding on the True Up Plan Funding Payment (including any amounts outstanding on the Optional True Up Date Payment) or (ii) distribute, in accordance with the terms of the Plan, to all holders of Final Allowed Small Note Claims and Final Unclassified Allowed Senior Note Claims, (X) the amount of the True Up Plan Funding Payment actually funded by the Participants (to the extent any) and (Y) New Notes and New Common Stock from the New Securities Reserve.
CONDUCT OF BUSINESS:
AET and AET Canada each agree to comply with the following covenants at all times prior to the termination of the Agreement, unless otherwise agreed in writing by each of the Participants (with such writing to be tendered to the Company by the Holder Representative):

(i) AET and AET Canada each shall not (a) directly or indirectly engage in, agree to or consummate any transaction outside the ordinary course of its business (other than the Financial Restructuring) or (b) enter into any transaction or perform any act which could constitute a breach by it of any of its representations, warranties, covenants or obligations hereunder;

(ii) AET and AET Canada each shall maintain their corporate existence and qualification in good standing under the laws of each state or other jurisdiction in which it is organized or required to be qualified to do business, respectively; and

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(iii) AET and AET Canada each shall promptly, and in any event within two (2) business days after receipt or knowledge of the same by any of AET or AET Canada, notify the Holder Representative (on behalf of the Participants) of any governmental or third party notices, complaints, investigations, hearings, orders, decrees or judgments (or communications indicating that any of the foregoing may be contemplated or threatened) which could reasonably be anticipated to (a) have a Material Adverse Effect (as that term is defined in the Restructuring Agreement) or (b) prevent or delay the timely consummation of the Financial Restructuring and/or the transactions contemplated by the Agreement.
COMPANY REPRESENTATIONS AND WARRANTIES:
Each of AET and AET Canada represents and warrants, jointly and severally, to each of the other signatories to this Agreement, that the following statements, as applicable to it, are true, correct, and complete as of the date hereof:

(i) It is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all requisite corporate, partnership, or limited liability company, as applicable, power and authority to execute and deliver this Agreement and has duly executed and delivered this Agreement;

(ii) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(iii) This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law);

(iv) To its knowledge, the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, foreign or other governmental authority or regulatory body;

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(v) The execution, delivery and performance by it of this Agreement do not and shall not (a) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(vi) There are no actions, suits, claims, proceedings or, to its knowledge, investigations pending or, to its knowledge, threatened against it or any of its subsidiaries or any of its current or former directors or officers that would give rise to a Material Adverse Effect;

(vii) Except (a) as and to the extent disclosed or reserved against on the balance sheet of AET at June 30, 2004 included in AET's Quarterly Report on Form 10-Q for the three-month period ended June 30, 2004 or disclosed in that certain press release dated June 16, 2004 or (b) as arise in connection with or as a result of the transactions contemplated by this Agreement or are related to the performance by the Company of any of its obligations under this Agreement, the Company does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(viii) All material facts relating to the business or condition of AET, AET Canada and/or Applied Extrusions Technologies, Limited have been disclosed to the Participants or the Holder Representative prior to the date hereof and no representation, warranty or statement contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made with respect to any projections or forecasts provided by the Company to the Participants or the Holder Representative other than that they were prepared in good faith on the basis of reasonable assumptions.

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(ix) The offer, sale and issuance of New Common Stock and New Notes to the Participants in exchange for the Estimated Plan Funding Payment and the True Up Date Plan Funding Payment in accordance with the terms herein and in the Plan shall be in compliance with the Securities Act of 1933, as amended, any applicable exemption thereto and all other applicable securities laws or regulations.
PARTICIPANT REPRESENTATIONS & WARRANTIES:
Each of the Participants represents and warrants, severally, to each of the other signatories to this Agreement, that the following statements, as applicable to it, are true, correct, and complete as of the date hereof:

(i) It is a corporation, partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all requisite corporate, partnership, or limited liability company, as applicable, power and authority to execute and deliver this Agreement and has duly executed and delivered this Agreement;

(ii) The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate, partnership or limited liability company action on its part, and no other proceedings are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(iii) This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law);

(iv) To its knowledge, the execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, foreign or other governmental authority or regulatory body; and

(v) It and/or the beneficial owners it represents, as applicable, hold only Large Note Claims for purposes of distribution under the Plan and that it and the beneficial owners it represents, do not hold any Small Note Claims for purposes of distribution under the Plan.

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Notwithstanding anything to the contrary herein, the Company further acknowledges and agrees that the Company shall not be entitled to terminate this Agreement for any reason or in any instance, including without limitation, if either any or all of the foregoing Participant representations and warranties (i) are untrue or (ii) shall at any time become untrue, in each case, as to any or all of the Participants. The Company additionally agrees and acknowledges that it shall have no right, remedy or recourse against any or all of the Participants in case of any breach of a representation or warranty by any or all of the Participants.
FURTHER ASSURANCES:
Each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the transactions contemplated herein.
NON-SOLICITATION:
From and after the date of this Agreement until the earlier of (x) the consummation of the Estimated Plan Funding Payment and (y) termination of this Agreement, neither AET nor AET Canada shall authorize and/or permit Applied Extrusion Technologies Limited nor any of their (or Applied Extrusion Technologies Limited's) respective directors, officers, employees, representatives, agents, professionals, members, partners and advisers (including any investment banker, financial adviser, attorney, accountant, restructuring adviser or other agent or representative retained by any of them) to directly or indirectly (i) solicit, initiate, or take any other action designed to solicit a proposal or offer for (A) a restructuring transaction, plan of reorganization, merger, consolidation, combination, transfer or exchange of shares, issuance of equity securities (or securities convertible into equity securities), debt financing, debt refinancing, sale-leaseback transaction or any other such transaction involving the Company and/or Applied Extrusion Technologies Limited (provided, however, that the Company may take actions expressly required or expressly permitted by the Restructuring Agreement), (B) the sale of any material asset of any of either the Company or Applied Extrusion Technologies Limited or (C) an alternate source of funding (other than the Participants pursuant to the terms of this Agreement) for the Small Noteholder Allocation, the satisfaction of the Final Unclassified Allowed Senior Claims, the Estimated Plan Funding Payment or the True Up Date Plan Funding Payment (the proposed transactions in (A), (B) and (C) above, collectively, an "Alternative Proposal"), (ii) participate in any discussions or negotiations (whether solicited or unsolicited) in connection with an Alternative Proposal, (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in connection with an Alternative Proposal or (iv) furnish any information to any person in connection with an Alternative Proposal.

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CONDITIONS PRECEDENT:
The obligation of each Participant to consummate the Estimated Plan Funding Payment will be subject to the satisfaction of the following conditions precedent (collectively, the "Conditions Precedent"):
(i) No Termination Notice (as defined below) has been tendered in accordance with the terms and provisions hereof;
(ii) The Plan confirmed by the Bankruptcy Court shall be in form and substance satisfactory to each of the Participants;

(iii) The Confirmation Order approving the Plan shall be in form and substance satisfactory to each of the Participants and shall have been entered, shall not have been modified and shall have become a Final Order;

(iv) Each of the conditions to the effectiveness of the Plan (other than the consummation of the Estimated Plan Funding Payment pursuant to the terms herein) shall have been satisfied or waived in accordance with the Plan (including by each of the Participants hereto);

(v) All necessary governmental, regulatory and third party approvals, whether foreign or domestic (including Hart-Scott-Rodino Act approvals and other similar approvals), waivers and/or consents in connection with the Plan, the Estimated Plan Funding Payment and/or the True Up Plan Funding Payment shall have been obtained and remain in full force and effect excluding such approvals, waivers and/or consents the failure of which to obtain (and/or to remain in full force and effect) would not prohibit the consummation of the Plan, materially limit or restrict the transactions contemplated thereby or hereby, or result in any material fines for any Participant;

(vi) There shall exist no (1) temporary restraining order preliminary or permanent injunction or other order issued by any court of competent jurisdiction and (2) claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which, in each case, would restrict the Estimated Plan Funding Payment and/or the True Up Plan Funding Payment or the ability to consummate the Plan in accordance with its terms; and
(vii) The payment in full of the Indemnification Obligations, the Estimated Plan Funding Payment Commitment Fee and the Expense Obligations outstanding on the Effective Date.
(viii) The Estimated Plan Funding Payment shall not exceed the Total Plan Funding Cap.

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PARTICIPANT TERMINATION EVENTS:	"Participant Termination Event," wherever used herein, means any of the following events:

(i) A trustee, responsible officer, examiner or an official committee of equity holders shall have been appointed under sections 1102, 1104 or 105 of the Bankruptcy Code for service in the Company's chapter 11 case;
(ii) The Company's chapter 11 case is converted to a case under chapter 7 of the Bankruptcy Code;

(iii) Any representation or warranty made by AET or AET Canada shall have been untrue in any material respect when made or shall have become untrue in any material respect, or any breach of any covenant or material provision hereof by AET and/or AET Canada shall have occurred (for purposes hereof, the parties agree and acknowledge that each provision set forth in this Term Sheet under "Non-Solicitation" is a material provision);
(iv) The Estimated Plan Funding Payment shall not have been consummated by the earlier of (a) three (3) days after the Escrow Date and (b) February 28, 2005;

(v) If there shall be any law that makes consummation of the Estimated Plan Funding Payment and/or the True Up Plan Funding Payment or the transactions contemplated by the Plan illegal or otherwise prohibited or if any court of competent jurisdiction or governmental entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Estimated Plan Funding Payment and/or the True Up Plan Funding Payment or the Plan consummation and such order, decree, ruling or other action shall have become final and non-appealable;

(vi) If the Solicitation does not expire on 5:00 p.m. (prevailing New York City Time) on the first business day that is on or after the date that is twenty three (23) days after the date of the Letter (the "Solicitation Expiration Date");

(vii) If, by the Solicitation Expiration Date, votes accepting the Plan have not been received from holders of Senior Notes (A) constituting a majority of the holders of the Senior Notes that voted to accept or reject the Plan in the Large Noteholder Class and (B) holding at least two thirds of the face amount of the Senior Notes held by all holders that voted to accept or reject the Plan in the Large Noteholder Class;

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(viii) If, pursuant to the terms of the Restructuring Agreement, voluntary petitions for relief under the Bankruptcy Code (and each of the other pleadings and other documents specified in Section 1(b) of the Restructuring Agreement) for each of AET and AET Canada have not been filed with the Bankruptcy Court within thirty five (35) days from the date hereof;

(ix) If AET, AET Canada and/or Applied Extrusion Technologies Limited ("AET/UK") shall propose, consent to, support or participate in the formulation of any out-of-court restructuring, any chapter 7 or chapter 11 plan or reorganization or liquidation or any other such similar reorganization or liquidation (whether foreign or domestic) in respect of AET, AET Canada and/or AET/UK (other than the Financial Restructuring);

(x) If the Company and/or AET/UK shall have paid (or shall have proposed to pay) any sum on account of (a) any of the Senior Notes or (b) any judgment, settlement or compromise in respect of any of the Senior Notes, in each case without the prior written consent of each of the Participants;

(xi) If the terms and conditions of the lender's commitment under the DIP Facility and/or for any exit facility shall have been amended, terminated or otherwise modified in any manner adverse to the Company, AET/UK and/or any of the Participants, without the prior written consent of each of the Participants (with such written consents to be delivered to the Company by the Holder Representative);
(xii) The occurrence of any of the events specified in Sections 501(3), 501(6) and/or 501(7) of the Indenture;

(xiii) If any Participant finds any of the Restructuring Documents (as that term is defined in the Restructuring Agreement) or any other documents prepared in connection with or however related to the Financial Restructuring (including, without limitation, the Plan, any stockholders' agreement, any certificate of incorporation, any bylaws, any document concerning the corporate governance of the Company upon the consummation of the Plan or any document concerning the rights of Company shareholders or debt holders upon the consummation of the Plan) to be unacceptable and such Participant delivers a written notice to such effect to the Company, the Holder Representative and each of the other Participants at any time prior to the termination of this Agreement (such notice, the "Termination Notice");

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(xiv) If there shall have occurred any event, or the existence of any material fact which has resulted in, or could be reasonably expected to result in, a Material Adverse Effect (as that term is defined in the Restructuring Agreement);

(xv) If either the execution and delivery of this Agreement by AET or AET Canada or any other agreement, instrument or document required to be executed by either AET or AET Canada in connection with the Plan, or the consummation of the transactions contemplated hereby or thereby, or the compliance by AET and/or AET Canada with any of the provisions hereof or thereof, shall violate any statute, law, ordinance, rule, regulation, writ, injunction, judgment, order or decree of any governmental entity binding on the Company or AET/UK or any of their properties or assets, excluding from the foregoing clause violations, breaches, defaults, rights of termination, cancellation or acceleration, and liens that, have not resulted in and would not reasonably be likely to result, individually or in the aggregate, in a Material Adverse Effect; and

(xvi) Upon the occurrence of any event that constitutes an Agreement Termination Event (as that term is defined in the Restructuring Agreement) or would constitute an Agreement Termination Event notwithstanding any termination of the Restructuring Agreement.

(xvii) If one or more Participants shall have not made its Estimated Ratable Payment in accordance with the terms herewith (provided, however, that this Participant Termination Event shall not be operative so long as the entire Estimated Plan Funding Payment is funded by one or more of the Participants).
(xviii) A termination of this Agreement by mutual agreement of each of the Participants and the Company.

The Company shall immediately advise the Participants in writing of the occurrence of any of the Participant Termination Events or of any breach of any of the Company's representations, warranties, covenants or other obligations under the Agreement. The Participants shall immediately advise the Company in writing of the occurrence of the Participant Termination Event specified in (xvii) above.

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Except as set forth in the Agreement, all provisions of the Agreement shall terminate automatically without the act of the parties hereto upon the occurrence of any Participant Termination Event (even if, at such time, each of the Conditions Precedent has been satisfied) and the Company's remedies will be as set forth above under the heading "Company's Remedy Prior to the Consummation of the Estimated Plan Funding Commitment."
PRESERVATION OF PARTICIPANTS' RIGHTS & REMEDIES:
Notwithstanding the foregoing, all of the Participants' rights and remedies with respect to one another and the Company are preserved, with regard to all of the transactions contemplated herein, in all respects.

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EXHIBIT D

Stockholders' Agreement Term Sheet

TERM SHEET

        This Term Sheet summarizes the principal rights and obligations of certain holders of common stock (the "Common Stock") of reorganized Applied Extrusion Technologies, Inc. (the "Company") to be reflected in the Company's Stockholders Agreement, By-Laws and Certificate of Incorporation (the "Governance Documents"). The rights and obligations of the stockholders of the Company as outlined in this Term Sheet are not exhaustive and other reasonable and typical terms of similar transactions may also apply and be reflected in the Governance Documents.

Corporate
Governance;
Voting

Board of Directors	•	The Board of Directors of the Company (the "Board") will initially consist of seven (7) members to be designated as follows:
		•	Two (2) directors will be designated by DDJ Capital Management, LLC ("DDJ")
		•	One (1) director will be designated by Barclays Bank PLC
		•	One (1) director will be designated by Post Advisory Group, LLC
		•	One (1) director will be designated by TCW
		•	One (1) director will be designated by Xerion Partners I LLC (each of the foregoing (including DDJ), and any other person who otherwise obtains the right to designate a director pursuant to the transfer mechanics specified below, "Designated Holder" and collectively, the "Designated Holders")
		•	The CEO of the Company (who shall be appointed as CEO and designated as a director by a majority of the Board)
	•	DDJ's right to designate two (2) directors shall continue so long as DDJ and its Affiliates(1) continues to beneficially own at least 15% of the outstanding Common Stock, and DDJ shall have the right to designate one (1) director so long as DDJ and its Affiliates continue to beneficially own at least 5% of the outstanding Common Stock

(1)
To be defined as any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.
•	Each of the other Designated Holders' right to designate a director shall continue so long as such Designated Holder and its Affiliates continue to beneficially own at least 5% of the outstanding Common Stock
•	In the event that any Designated Holder sells or otherwise transfers shares of Common Stock representing at least 5% of the outstanding Common Stock to another person (other than to a Designated Holder), such Designated Holder shall have the right to transfer its right to designate a director to such other person
•	In the event that DDJ sells or otherwise transfers shares of Common Stock representing at least 15% of the outstanding Common Stock to another person (other than to a Designated Holder), DDJ shall have the right to transfer its right to designate two (2) directors to such other person
•	A Designated Holder shall have the right to surrender its right to designate a director at any time

	•	In the event that any Designated Holder (i) ceases to have the right to designate a director as set forth above, and if such person has not otherwise transferred its right to designate a director to another person as set forth above, or (ii) determines to surrender its right to designate a director as set forth above, then the vacancy on the Board shall be filled in the following manner:
• The person that owns the largest number of shares of Common Stock (other than a Designated Holder) shall have the right to designate a director, so long as at such time and such person beneficially owns at least 10% of the outstanding Common Stock, or
• In the event that no other person (other than a Designated Holder) owns at least 10% of the outstanding Common Stock at the time, the vacancy shall be filled by a vote of all of the holders of the Common Stock, voting together as a single class
	•	Any person other than a Holder who obtains the right to designate a director as set forth above, shall, as a condition to exercising such right, agree to be bound by the terms and conditions of the Stockholders Agreement
	•	Each member of the Board will have one vote on all matters, and the affirmative vote of a quorum of directors will be required to approve all matters
	•	Representation rights on committees of the Board will be proportional to the representation rights on the Board
	•	Any Designated Holder may, at any time, remove and replace its designee serving on the Board
	•	Each stockholder party to the Stockholders Agreement (a "Holder") shall be required to vote its shares, and otherwise to take all action reasonably requested of it, to give effect to the Board designation rights, including the removal and replacement provisions, set forth above
Board Observation Rights	•	For so long as Pequot Capital Management, Inc. ("Pequot") beneficially owns at least 5% of the outstanding Common Stock, Pequot shall have the right to designate one observer to the Board (the "Pequot Observer")
	•	The Pequot Observer shall have the right to attend in a non-voting observer capacity all regular, special and telephonic Board meetings and the Company shall provide to the Pequot Observer copies of all written materials provided to the Board; provided, that the Company may exclude the Pequot Observer from access to any material or meeting or portion thereof if: (i) the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and its counsel, (ii) access to such information or attendance at such meeting could create a conflict of interest between Pequot or the Pequot Observer, on the one hand, and the Company, on the other hand, or (iii) such portion of a meeting is an executive session limited solely to members of the Board and legal counsel
General Voting Rights	•	Each holder of the Common Stock will be entitled to one vote per share on all matters submitted to stockholders for their consideration
Board Approvals	•	Except as otherwise provided below, all actions of the Board shall be approved by a majority vote of the directors present at the meeting at which the action is taken

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	•	A majority of the Board shall be required to constitute a quorum for taking any action; provided, that so long as any Designated Holder has the right to designate a director, the presence of each of the directors designated by the Designated Holders shall be required for a quorum
Certain Approval Rights	•	The Company, either directly or through its subsidiaries, may not take any of the following actions without the prior approval of the holders of at least a majority of the outstanding Common Stock ("Majority Approval") :
		•	the filing of an SEC registration statement in respect of an initial public offering of the Common Stock
		•	the filing of periodic reports with the SEC on a voluntary basis
		•	any transaction with any Affiliate of the Company or with any director or member of senior management of the Company, including executive compensation arrangements providing for annual compensation in excess of $1 million (which transaction shall be approved by the holders of a majority of the outstanding Common Stock other than any holder who has, or whose Affiliates have, an interest in such transaction)
		•	any transaction (other than a transaction otherwise requiring Supermajority Approval) outside of the ordinary course of business involving aggregate payments to or by the Company or its subsidiaries greater than $10 million
	•	The Company, either directly or through its subsidiaries, may not take any of the following actions without the prior approval of the holders of at least 60% of the outstanding Common Stock ("Supermajority Approval") :
		•	a sale, transfer or other disposition of all or substantially all of the assets or business of the Company, by way of merger, consolidation, asset sale or otherwise
		•	any acquisition of or investment in (by purchase, merger or otherwise) any other person or entity having a value in excess of $10 million
		•	any debt or lease financing or guarantees in excess of $10 million
		•	the grant of any lien, mortgage or security interest in any assets having a value in excess of $10 million
		•	any action to liquidate or recapitalize the Company, other than in the course of a bankruptcy proceeding
		•	any issuance of equity securities or rights to acquire equity securities (other than dividends of additional shares of Common Stock) other than in respect of an initial public offering of the Common Stock approved by a Majority Approval or in connection with a equity based incentive compensation plan which has previously been approved by the Board
		•	any redemption, repurchase or other acquisition of shares of capital stock involving aggregate payments in excess of $10 million
		•	payment of any dividends in cash or other assets (other than additional shares of Common Stock)
	•	Notwithstanding anything to the contrary specified herein, except to the extent required by applicable law, neither Majority Approval nor Supermajority Approval will be required for any action by the Company or any of its subsidiaries that has been approved by unanimous consent of the Board

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Transfer Restrictions	•	No stockholder may transfer, pledge or otherwise dispose of any of its shares if the Company reasonably determines that such transfer, pledge or other disposition would, if effected (i) result in any limitation on the ability of the Company to utilize its then-current net operating losses, or (ii) without prior Majority Approval, require the Company to file reports or other information pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to Section 12(g)(1) of the Exchange Act
Tag-along Right	Subject to the Drag-along provision specified below, in the event that a Holder or group of Holders (the "Selling Holder(s)") propose to sell, in one transaction or in a series of related transactions, to any person other than an Affiliate of the Holder (a "Purchaser"), 40% or more of the outstanding Common Stock, such Selling Holder(s) shall notify the other Holders of the terms of such proposed transaction(s), and each other Holder shall have the right (the "Tag-Along Right") to include in such proposed transaction(s) up to a number of shares of Common Stock held by such other Holder equal to such other Holder's pro-rata share (based on the Common Stock holdings of all Holders) of the number of shares proposed to be sold to the Purchaser, but in any event not greater, in the aggregate, than the number of shares proposed to be sold to the Purchaser; provided, that if any of the other Holders elect not to exercise any or all of their Tag-Along Rights, the shares not so sold may be sold by the other electing Holders pro rata (based on the Common Stock holdings of the electing Holders). Any shares not so sold by the other Holders may be purchased by the Purchaser from the Selling Holder(s) on terms no more favorable that those presented to the other Holders.
Drag-along Rights	•	In the event that Holders beneficially owning in excess of 60% of the outstanding Common Stock proposes to transfer to any person (other than a permitted transferee) all of their shares of Common Stock, then the Holder proposing such transfer shall provide notice to all other stockholders and such Holders may require that all of the other stockholders transfer all of their shares of Common Stock to the proposed transferee on the same terms and conditions as proposed by the transferring Holders
	•	"Permitted transferees" will include transfers by a Holder to any Affiliate of such Holder, but not transfers between non-affiliated stockholders
Pre-emptive Rights on Equity Issuances	•	Each Holder shall be entitled to participate in all future issuances of equity securities by the Company (or rights to acquire such equity securities or securities convertible into or exchangeable for such equity securities) to the extent necessary to maintain its proportionate equity interest in the Company
	•	Pre-emptive rights will not apply to issuances of equity securities by the Company: (i) pursuant to an approved equity based incentive compensation plan of the Company, where the primary purpose is not to raise additional equity capital for the Company, (ii) as direct consideration for the acquisition by the Company of another business entity or the merger of any business entity with or into the Company if such acquisition or merger has received Supermajority Approval, (iii) pursuant to an underwritten public offering, or (iv) to service providers of the Company

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Pre-emptive Rights on Debt Issuances	•	For so long as the senior unsecured notes issued by the Company under the Indenture(2) are outstanding, each Holder shall be entitled to participate in future issuances of debt securities by the Company or any Restricted Subsidiary (as defined in the Indenture), up to an aggregate principal amount not in excess of $10 million, that are permitted under the general indebtedness basket included in the definitions of "Permitted Indebtedness" and "Permitted Subsidiary Indebtedness" in the Indenture, pro-rata, based on such Holder's proportionate interest in the senior unsecured notes to be issued by the Company under the Indenture, as of the date of such issuance

(2)
For purposes hereof, the "Indenture" shall mean the Indenture, dated as of the effective date of the plan of reorganization of the Company, between the Company, as Issuer, and Wells Fargo Bank, National Association, as Trustee.
Registration Rights	•	Demand Prior to Public Reporting. Holders of at least a majority of the outstanding Common Stock will have the right at any time to require the Company to register shares of Common Stock held by them for resale under the Securities Act of 1933, as amended (the "Securities Act"). If requested by the Holders, any such request for registration shall be a "shelf registration" pursuant to rule 415 under the Securities Act.
	•	Demand Following Public Reporting. At any time following the time that the Company has filed a registration statement under the Securities Act or otherwise becomes required to file reports and other information under the Exchange Act, each Holder will have the right to require the Company to register the shares of Common Stock held by such Holder for resale under the Securities Act, subject to the following limitations: (i) the Company shall not be required to effect any demand by a Holder if the Company provides an opinion of counsel, which shall be reasonably satisfactory to the Holder, to the effect that no registration is required under the Securities Act in respect of the shares proposed to be transferred by such Holder, (ii) at least 10% of the outstanding Common Stock is requested to be included in such demand registration, and (iii) the Company shall not be required to effect any registration within six months of the effective date of any other registration.
	•	Unlimited "piggyback" rights will be provided to all Holders
	•	Standard provisions regarding (i) cutbacks, hold-backs and black-out periods for demand and piggyback registrations, (ii) underwritten offerings (if requested by any Holder) and (iii) termination of registration obligation with respect to shares that are freely saleable under Rule 144 under the Securities Act without regard to any volume restrictions
	•	The Company will pay all expenses (other than underwriting commissions and discounts), including legal and accounting fees, for any registration

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Information Rights	•	Each Holder shall be entitled to receive (i) audited consolidated financial statements within 90 days after the end of each fiscal year, and (ii) unaudited quarterly consolidated financial statement within 45 days from the end of each quarter. The annual and quarterly financial statements shall be accompanied by a reasonably detailed narrative discussion of the changes in the Company's financial condition and results of operations compared with the prior periods presented, similar to the discussion contained in the "MD&A" section of an Exchange Act report. All such information shall be subject to standard confidentiality restrictions.
	•	Until the Company is a reporting company under the Exchange Act, the financial information listed above will be provided via Interlink
Termination of Certain Rights	•	The rights and obligations of the Holders as outlined in this Term Sheet (but not the Registration Rights) to be reflected in the Governance Documents shall lapse upon the earlier to occur of (i) the first underwritten public offering pursuant to an effective registration statement covering a sale of Common Stock to the public, that (A) results in gross proceeds of not less than $50 million, (B) is led by a nationally recognized investment bank, and (C) results in the Common Stock being listed on a national securities exchange or quoted on NASDAQ (a "Qualified IPO"), unless otherwise agreed, prior to the filing of the initial registration statement in respect of such Qualified IPO, by (x) the Holders of at least 50% of the outstanding Common Stock and (y) any adversely affected Holder who owns at least 5% of the outstanding Common Stock, and (ii) the approval of the Holders of at least 75% of the outstanding Common Stock
Amendment to Governance Documents	•	Subject to the foregoing under "Termination of Certain Rights", the rights and obligations of the Holders as outlined in this Term Sheet to be reflected in the Governance Documents may not be amended without the prior approval of (i) the Holders of at least 75% of the outstanding Common Stock and (ii) any adversely affected Holder who owns at least 5% of the outstanding Common Stock

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EXHIBIT E

Description of the New Notes

DESCRIPTION OF THE NEW NOTES

        The New Notes (the "New Notes") will be issued under an indenture to be dated as of the Effective Date (the "Indenture") between the Company, as issuer, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the "Trustee"), a copy of the form of which will be made available upon request. The Indenture will be subject to the provisions of the Trust Indenture Act of 1939, as amended to the extent required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

        The following summary highlights certain material terms of the Indenture. Because this is a summary, it does not contain all of the information that is included in the Indenture. You should read the entire Indenture, including the definitions of certain terms used below, because it, and not this summary, defines your rights as a holder of the New Notes. You can find definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the word "AET" or the "Company" refers only to Applied Extrusion Technologies, Inc. and not to any of its subsidiaries. We refer to the notes offered hereby throughout this description as the "New Notes." Section references are to sections of the Indenture.

General

        The New Notes will be issued in registered form without coupons, in denominations of $90,000 and integral multiples of $1.00 in excess thereof. In the event the Company is required to file periodic information, documents and reports under the Exchange Act, the Company, at its option, may allow the New Notes to be issued in minimum denominations of $1,000 and integral multiples thereof. Principal of the outstanding New Notes plus the Cumulative Deferred Amounts plus the premium, if any, and interest on the New Notes and the Cumulative Deferred Amount will be payable, and the New Notes will be transferable (subject to compliance with transfer restrictions set forth under "Notice to Investors" and applicable securities laws for so long as the New Notes are not registered for resale under the Securities Act), at the corporate trust office or agency of the Trustee.

        Holders of the New Notes must surrender the New Notes to the Paying Agent to collect principal payments and payments of related Cumulative Deferred Amounts. In addition, interest may be paid, at the option of the Company, by check mailed to the Person entitled thereto at the registered address shown on the security register. No service charge will be made for any transfer, exchange or redemption of New Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

        The Trustee will initially act as Paying Agent and Security Registrar, and the office of its agent in New York, New York for the performance of its obligations as Paying Agent and Security Registrar will be at The Depository Trust Company, 55 Water Street, First Floor, TDS Department, New York, New York 10041. The Company may change the Paying Agent or Security Registrar without prior notice to the holders of the New Notes but will notify the Trustee within two business days of any determination by the Company to change the Paying Agent or Security Registrar.

Brief Description of the New Notes and the Note Guarantees

        The New Notes:

  •
  will be unsecured senior obligations of the Company limited to an aggregate principal amount of $50,000,000;

  •
  will be effectively subordinated only to the Exit Facility (to the extent of the assets securing such Exit Facility) and certain other Permitted Indebtedness, if any;

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  •
  will be pari passu in right of payment with any unsecured, unsubordinated Indebtedness of the Company;

  •
  will be senior in right of payment to any future subordinated Indebtedness of the Company; and

  •
  will be guaranteed by the Guarantors.

        The payment obligations on the New Notes will be guaranteed, jointly and severally, by each Subsidiary Guarantor and, subject to the exceptions described under "Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries", by any other Restricted Subsidiary that executes a supplemental indenture to the Indenture providing for an unsubordinated Guarantee of payment of the New Notes by such Restricted Subsidiary.

        Each Guarantee:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be effectively subordinated in right of payment to any existing and future secured Indebtedness of the Guarantor to the extent of the assets securing that Indebtedness;

  •
  will be pari passu in right of payment with any unsecured, unsubordinated Indebtedness of the Guarantor; and

  •
  will be senior in right of payment to any future subordinated Indebtedness of the Guarantor.

Maturity, Interest and Principal Payments

        The New Notes will mature on [July 1], 2011. Except as otherwise described below, each New Note will bear interest at the rate of 12.0% per annum from the Effective Date or from the most recent interest payment date to which interest has been paid. Unless the Company defers the payment of interest as described below, interest will be paid in cash semiannually in arrears on [January 1] and [July 1] of each year, commencing [July 1], 2005, to the Person in whose name the New Note (or any predecessor New Note) is registered in the Security Register at the close of business on the [December 15] or [June 15] next preceding such interest payment date.

        Interest on the New Notes will accrue at the rate of 12.0% per year. Interest will be paid in full in cash on each interest payment date or may be deferred in full at the Company's option, provided, however, that an interest payment for interest accrued and payable for the immediately preceding six months will be paid in full in cash on the applicable interest payment date if both of the following requirements are met: (i) the amount of the sum of (x) Cash and Cash Equivalents (as defined in the Indenture) and (y) amounts available for borrowing under the $55 million revolving credit component of the Exit Facility, at the time of the Company's most recently ended fiscal quarter for which financial statements are available immediately preceding such interest payment date (which in the case of Cash and Cash Equivalents will be the amount of such items set forth on the Company's consolidated balance sheet), after giving effect to such interest payment on the New Notes, is at least $25 million and (ii) the ratio of Indebtedness (as defined in the Indenture) at the end of the most recently ended fiscal year, as set forth on the Company's consolidated balance sheet, to EBITDA, with EBITDA calculated for the most recently ended fiscal year for which audited financial statements are available, does not exceed 3.5 to 1.

        If the Company elects to defer any interest payment on the New Notes in accordance with the provisions of the Indenture, the amount of interest so deferred, together with all prior amounts of interest that have previously been deferred shall constitute the "Cumulative Deferred Amount". Interest on the Cumulative Deferred Amount will accrue at the rate of 12.0% per annum, and (unless the Company defers the payment of interest as described above, in which event such interest will be added to the Cumulative Deferred Amount) such interest on the Cumulative Deferred Amount will be

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payable on each interest payment date and will be equal in right of payment to all interest due and payable on the New Notes on such interest payment date. The obligation to pay the Cumulative Deferred Amount shall be deemed an obligation to pay principal, and such Cumulative Deferred Amount will be payable at the time the Company makes a payment on the outstanding principal amount of the New Notes and will be equal in right of payment to such payments of the outstanding principal amount of the New Notes. References herein to "interest", shall be deemed to include a reference to interest on the Cumulative Deferred Amount, as applicable.

        If the Company elects to defer all of an interest payment on the New Notes on any interest payment date, it must notify the Trustee in writing of such election not less than 5 nor more than 45 days prior to the record date for such interest payment date.

Redemption

        Optional Redemption.    The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after [July 1], 2005, at the redemption prices (expressed as percentages of the sum of the principal amount of New Notes plus any Cumulative Deferred Amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date, if redeemed during the 12-month period beginning on [July 1] of the years indicated below:

Year	Redemption Price
2005	106%
2006	103%
2007	101%
2008 and thereafter	100%

        In addition, up to 35% of the sum of the initial aggregate principal amount of the New Notes plus any Cumulative Deferred Amount may be redeemed, from time to time, prior to [July 1], 2005 at the option of the Company, within 60 days of one or more Qualified Equity Offerings with the net proceeds of such offering at a redemption price equal to 112% of the sum of the principal amount of New Notes plus any Cumulative Deferred Amount, together with accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); provided that after giving effect to such redemption at least 65% of the sum of the aggregate principal amount of New Notes plus any Cumulative Deferred Amount of the New Notes originally issued remains outstanding.

        As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding New Notes at a redemption price of 101% of the sum of the principal amount of New Notes plus any Cumulative Deferred Amount thereof, plus accrued and unpaid interest, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase New Notes with a portion of the Net Cash Proceeds of such sales or other dispositions at a redemption price of 100% of the sum of the principal amount of New Notes plus any Cumulative Deferred Amount thereof plus accrued and unpaid interest, if any, to the date of purchase. See "Certain Covenants—Change of Control" and "—Limitation on Disposition of Proceeds of Asset Sales."

        Selection and Notice.    In the event that less than all of the New Notes are to be redeemed at any time, selection of such New Notes for redemption will be made by the Trustee on a pro rata basis; provided, however, that no New Note of a principal amount of $90,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of New Notes to be redeemed at its registered address. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note

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shall state the portion of the principal amount of New Notes and any Cumulative Deferred Amount thereof to be redeemed. A New Note in a principal amount equal to the unredeemed portion thereof plus any Cumulative Deferred Amount will be issued in the name of the holder thereof upon cancellation of the original New Note. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption and accepted for payment.

Mandatory Redemption and Sinking Fund

        Except as set forth below under "Certain Covenants—Change of Control" and "Certain Covenants—Limitation on Disposition of Proceeds of Asset Sales," the Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.

Guarantees

        AET shall cause each Subsidiary Guarantor and any Restricted Subsidiary that, after the date of the Indenture, guarantees or becomes a guarantor or obligor in respect of any other Indebtedness of the Company or any other Restricted Subsidiary, to Guarantee the Company's obligations under the New Notes and to become a Guarantor under the Indenture. See "—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

        The Guarantors jointly and severally guarantee AET's obligations under the New Notes on an unsecured senior basis. Each guarantee will be equal in right of payment to all existing and future unsecured unsubordinated Indebtedness of each Guarantor and senior in right of payment to all Subordinated Indebtedness of each Guarantor. The obligations of each Guarantor under its guarantee will be limited to the greatest amount that would not render its obligations under the guarantee subject to avoidance as a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor that makes a payment or distribution of more than its proportionate share under a guarantee shall be entitled to a contribution from each other such Guarantor which has not paid its proportionate share of such payment or distribution.

        Under certain circumstances, AET will be able to designate current or future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture and will not guarantee the New Notes. As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries.

        The Indenture provides that so long as no Default exists or would exist, the guarantee issued by any Guarantor and any Liens securing such guarantee shall be automatically and unconditionally released and discharged upon:

          (a)   any sale, exchange or transfer to any Person that is not an Affiliate of AET of all of AET's Capital Stock in such Guarantor, which transaction is otherwise in compliance with the Indenture; or

          (b)   the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture.

Ranking

        The New Notes will be unsecured senior obligations of the Company and will be equal in right of payment to all existing and future unsecured unsubordinated Indebtedness and senior in right of payment to all Subordinated Indebtedness of the Company. The New Notes, however, will be effectively subordinated to secured senior Indebtedness of the Company with respect to the assets securing such Indebtedness, including Indebtedness under the Exit Facility. Additionally, the New Notes

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will be effectively subordinated to all existing and future liabilities, including trade payables, of the Company's Subsidiaries that are not Guarantors.

        For information about the consolidated Indebtedness and capitalization of AET and its consolidated Subsidiaries at December 31, 2004, and as adjusted for AET's proposed plan of reorganization as though such plan became effective on December 31, 2004, please see the information in Section VI of the Solicitation and Disclosure Statement dated November 1, 2004. Subject to certain limitations, the Company and its Restricted Subsidiaries may incur additional Indebtedness in the future.

Certain Covenants

        The Indenture will contain, among others, the covenants described below.

        Limitation on Indebtedness and Preferred Stock.    (a) The Indenture will provide that the Company will not, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise, for the payment of (collectively "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock (other than to the Company, any Guarantor or the immediate parent of any Restricted Subsidiary), provided, however, that the Company may incur Indebtedness (including any Acquired Indebtedness) in addition to Permitted Indebtedness and Restricted Subsidiaries may issue preferred stock, if:

          (x)   the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which interim financial statements are available immediately preceding the incurrence of such Indebtedness or the issuance of such preferred stock, taken as one period (and after giving pro forma effect to:

            (i)    the incurrence of such Indebtedness or the issuance of such preferred stock, as the case may be, and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred or such preferred stock was issued and the application of such proceeds occurred at the beginning of such four-quarter period;

            (ii)   the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and

            (iii)  notwithstanding clause (d) of the definition of Consolidated Adjusted Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity, business or division, or assets constituting any of the foregoing, acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period), would have been at least equal to 2.25 to 1.0, and

          (y)   if such Indebtedness is Subordinated Indebtedness, such Indebtedness shall have an Average Life longer than the Average Life of the New Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the New Notes.

        (b)   The Company will not permit any Restricted Subsidiary to incur any Indebtedness (including any Acquired Indebtedness), other than Permitted Subsidiary Indebtedness, provided, however, that the

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Company may permit Restricted Subsidiaries to incur Indebtedness (including any Acquired Indebtedness) in addition to Permitted Subsidiary Indebtedness, if:

          (x)   the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which interim financial statements are available immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to the matters referred to in clauses (i), (ii) and (iii) in the parenthetical in paragraph (a) (x) of the "Limitation on Indebtedness and Preferred Stock" covenant), would have been at least equal to 3.0 to 1.0, provided that a non-domestic Restricted Subsidiary may incur any Indebtedness (including any Acquired Indebtedness) so long as at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four fiscal quarters for which interim financial statements are available immediately preceding the incurrence of such Indebtedness, taken as one period (and after giving pro forma effect to the matters referred to in clauses (i), (ii) and (iii) in the parenthetical in paragraph (a) (x) of the "Limitation on Indebtedness and Preferred Stock" covenant), would have complied with the ratio test in clause (x) of paragraph (a) of the "Limitation on Indebtedness and Preferred Stock" covenant, and

          (y)   any Restricted Subsidiary that incurs any Indebtedness pursuant to clause (x) of this paragraph (b) shall Guarantee the New Notes.

        (c)   The Company shall not incur any Indebtedness that is expressly subordinated to any other Indebtedness of the Company unless such Indebtedness, by its terms or the terms of any agreement or instrument pursuant to which such Indebtedness is issued or outstanding, is also expressly made subordinate to the New Notes at least to the extent it is subordinated to such other Indebtedness, except that the New Notes shall not be required to become designated senior indebtedness or its equivalent due solely to the incurrence of such other Indebtedness in accordance with this sentence.

        Limitation on Restricted Payments.    (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

          (i)    declare or pay any dividend on, or make any payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) to the direct or indirect holders of, any shares of the Company's or such Restricted Subsidiaries' Capital Stock (other than dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but excluding dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock),

          (ii)   purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants or other rights to acquire such Capital Stock,

          (iii)  make any principal payment on or with respect to or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, or

          (iv)  make any Investment (other than any Permitted Investment) in any Person

(such payments or other actions described in (but not excluded from) clauses (i) through (iv) are collectively referred to as "Restricted Payments"), unless (A), with respect to any Restricted Payment in clauses (i) through (iii) above, the interest payment on the New Notes next preceding such proposed Restricted Payment was paid by the Company in full in cash and (B) at the time of and after giving effect to the proposed Restricted Payment:

          (1)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment,

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          (2)   the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to clause (a) of the "Limitation on Indebtedness and Preferred Stock" covenant, and

          (3)   the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:

            (A)  50% of the aggregate cumulative Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's first fiscal quarter after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus

            (B)  the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of shares of Capital Stock of the Company (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock of the Company, plus

            (C)  the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Restricted Subsidiary) of debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

            (D)  to the extent not otherwise included in the Company's Consolidated Adjusted Net Income, the net reduction in Investments (other than reductions in Permitted Investments) constituting a Restricted Payment resulting from the payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary or from the sale of such Investment after the date of the Indenture or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed the total amount of Investments (other than Permitted Investments) after the date of the Indenture in such Unrestricted Subsidiary or such Investment by the Company and its Restricted Subsidiaries.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors, whose resolution with respect thereto will be delivered to the Trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10,000,000. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

        (b)   Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses (ii), (iii), (iv), (v) and (vi) below) no Default or Event of Default shall have occurred and be continuing:

          (i)    the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above;

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          (ii)   the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

          (iii)  the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

          (iv)  the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Change of Control" covenant; provided that prior to such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the New Notes and has repurchased all New Notes validly tendered for payment in connection with such Change of Control Offer;

          (v)   the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Subordinated Indebtedness of the Company so long as:

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing,

            (B)  such new Subordinated Indebtedness is subordinated to the New Notes to the same extent as such Subordinated Indebtedness so purchased, redeemed, acquired or retired and

            (C)  such new Subordinated Indebtedness has an Average Life longer than the Average Life of the New Notes and a final Stated Maturity of principal later than the final Stated Maturity of principal of the New Notes;

          (vi)  the purchase, redemption or other acquisition or retirement for value of shares of Common Stock of the Company issued pursuant to options granted by the Company in order to pay withholding taxes due as a result of income recognized upon the exercise of such options; provided that:

            (1)   the Company is required, by the terms of such options, to effect such purchase, redemption or other acquisition or retirement for value of such shares and

            (2)   the aggregate consideration paid by the Company for such shares so purchased, redeemed or otherwise acquired or retired for value does not exceed $2,000,000 during any fiscal year of the Company;

          (vii) repurchases of Capital Stock of the Company deemed to occur upon the cashless exercise of stock options and warrants of the Company; and

          (viii) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Capital Stock on a pro rata basis.

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The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (3) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)) and the actions described in clauses (v) and (vii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).

        (c)   In computing Consolidated Adjusted Net Income of the Company under paragraph (a) above:

          (1)   the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period; and

          (2)   the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

        (d)   The Indenture will provide that the Company will not make any interest payments in cash on any Pari Passu Indebtedness or any Subordinated Indebtedness (other than with respect to the Exit Facility, any Acquired Indebtedness or any other Permitted Indebtedness (except for Indebtedness referred to in clause (ix) of the definition of Permitted Indebtedness)) if the immediately preceding interest payment on the New Notes was deferred unless, at the time the Company proposes to make the cash interest payment in respect of such Pari Passu Indebtedness (other than with respect to the Exit Facility, any Acquired Indebtedness or any other Permitted Indebtedness (except for Indebtedness referred to in clause (ix) of the definition of Permitted Indebtedness)) or Subordinated Indebtedness, the Company has deposited with the Trustee an amount in cash sufficient to pay all accrued and unpaid interest on the New Notes on the next succeeding interest payment date in full.

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        Limitation on Issuances and Sales of Restricted Subsidiary Stock.    The Indenture will provide that the Company:

          (i)    will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and

          (ii)   will not permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit:

            (1)   the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, or

            (2)   the ownership by directors of director's qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

        Limitation on Transactions with Affiliates.    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew, amend or extend any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering of any service with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 5% or more of any class of the Company's Capital Stock at any time outstanding ("Interested Persons"), unless:

          (i)    such transaction is among the Company and Restricted Subsidiaries; or

          (ii)   (A) such transaction is on terms that are no less favorable to the Company, or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with parties who are not Interested Persons; and

          (B)  (1) with respect to any transaction or series of related transactions involving an aggregate value in excess of $500,000, the Company delivers an Officer's Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (A) above; (2) with respect to any transaction or series of transactions involving aggregate value in excess of $2,500,000, either (i) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (ii) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary from a financial point of view; and (3) with respect to any transaction or series of transactions involving aggregate value in excess of $10,000,000 the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view;

provided, however, that this covenant will not restrict the Company from (y) paying reasonable compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary and (z) entering into the Stockholders Agreement or any other agreement with the parties to the Stockholders Agreement.

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        Limitation on Liens.    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, on or with respect to any of its property or assets, whether owned on the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the New Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the New Notes are equally and ratably secured.

        Change of Control.    Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding New Notes (a "Change of Control Offer"), and shall purchase, on a Business Day (the "Change of Control Purchase Date") not more than 60 nor less than 40 days following the Change of Control, all of the then outstanding New Notes validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the sum of the principal amount plus any Cumulative Deferred Amount plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

        In order to effect such Change of Control Offer, the Company shall, not later than the 20th day after the Change of Control, mail to each holder of the New Notes notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of the New Notes must follow to accept the Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the New Notes that might be delivered by holders of the New Notes seeking to accept the Change of Control Offer. The Exit Facility prohibits the purchase of the New Notes by the Company prior to full repayment of Indebtedness under the Exit Facility and the termination of the commitments thereunder and, upon a Change of Control, all amounts outstanding under the Exit Facility may become due and payable. Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 60 days following a Change of Control, the Company will either repay the Exit Facility and all Indebtedness that is senior in right of payment to the New Notes or obtain the requisite consents, if any, under all agreements governing the Exit Facility and such senior Indebtedness to permit the Change of Control Offer required by this covenant. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents from the lenders under the Exit Facility to consummate a Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the New Notes the rights described under "—Events of Default."

        One of the events which constitutes a Change of Control under the Indenture is, the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the New Notes elect to require the Company to purchase the New Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.

        The existence of a holder's right to require the Company to purchase such holder's New Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

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        The definition of "Change of Control" in the Indenture is limited in scope. The provisions of the Indenture may not afford holders of New Notes the right to require the Company to purchase such New Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction involving the Company (including, in certain circumstances, an acquisition of the Company by management or its affiliates) that may adversely affect holders of the New Notes, if such transaction is not a transaction defined as a Change of Control and is otherwise in compliance with the covenants contained in the Indenture. See "—Certain Definitions" for the definition of "Change of Control."

        The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that a Change of Control occurs and the Company is required to make a Change of Control Offer as described above.

        Limitation on Asset Sales.    (a) The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:

          (i)    such Asset Sale is for not less than the fair market value of the assets sold (as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and

          (ii)   the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents; provided that the Company and its Restricted Subsidiaries may engage in Asset Sales for consideration not in the form of Cash Equivalents in amounts in excess of that permitted in this clause (ii), so long as (x) such excess consideration is in the form of Fully Traded Common Stock, (y) the aggregate fair market value of such Fully Traded Common Stock received by the Company and its Restricted Subsidiaries (measured as of the date of receipt) from all Asset Sales in reliance on this proviso since the date of the Indenture that has not been converted into cash or Cash Equivalents does not exceed $10,000,000 and (z) any Fully Traded Common Stock that is converted into cash or Cash Equivalents shall be applied as provided in paragraphs (b) and (c) under "Limitation on Asset Sales."

        (b)   If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 12 months after such Asset Sale, to (i) repay or prepay any then outstanding Indebtedness of the Company or Indebtedness of any Guarantor (other than Subordinated Indebtedness) or (ii) invest (or enter into a legally binding agreement to invest) in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in a Permitted Business. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as provided in clauses (i) and (ii) above constitutes "Excess Proceeds."

        (c)   When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company shall, within 15 Business Days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of New Notes and from the holders of Pari Passu Indebtedness, if any, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth below, the maximum amount of principal (expressed as a multiple of $90,000) of New Notes and any Cumulative Deferred Amount and Pari Passu Indebtedness, if any, that may be purchased with the Excess Proceeds. The offer price as to each New Note and Pari Passu Indebtedness, if any, shall be payable in cash in an amount equal to the sum of 100% of the principal amount of such New Note plus any Cumulative Deferred Amount and Pari Passu Indebtedness, if any, plus accrued and unpaid interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of New Notes plus

12

any Cumulative Deferred Amount and Pari Passu Indebtedness, if any, tendered pursuant to an Excess Proceeds Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of New Notes plus any Cumulative Deferred Amount and Pari Passu Indebtedness, if any, validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, New Notes plus any Cumulative Deferred Amount and Pari Passu Indebtedness, if any, to be purchased will be selected on a pro rata basis on the basis of the sum of the aggregate principal amount of the tendered New Notes plus any Cumulative Deferred Amount and Pari Passu Indebtedness, if any. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

        Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.    (a) The Indenture will provide that the Company will not permit any Restricted Subsidiary that is not a Guarantor to guarantee the payment of any Indebtedness other than any guarantee of any New Notes of the Company or any Indebtedness of any other Restricted Subsidiary unless:

          (i)    such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for an unsubordinated Guarantee of payment of the New Notes by such Restricted Subsidiary and with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Guarantee with respect to the New Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the New Notes;

          (ii)   such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

          (iii)  such Restricted Subsidiary shall appoint CT Corporation in the City of New York as its agent for the service of process; and

          (iv)  such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that (A) such appointment of CT Corporation is valid, (B) such Guarantee of the New Notes has been duly executed and authorized and (C) such Guarantee of the New Notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company; and provided further that the provisions of this paragraph (a) shall not apply to the guarantee by any non-domestic Restricted Subsidiary of the payment of any Indebtedness of any other non-domestic Restricted Subsidiary that was permitted to be incurred by the Indenture.

        (b)   Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the New Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture), (ii) the merger of such Restricted Subsidiary into the Company or a Restricted Subsidiary (provided the surviving Restricted Subsidiary assumes the Guarantee) or the liquidation and dissolution of such Restricted Subsidiary (in each case to the extent not prohibited by the Indenture) or (iii) the release or discharge of the guarantee which

13

resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee.

        Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary non-assignment provisions of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) the Exit Facility and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those contained in the Exit Facility as in effect on the date of the Indenture, (v) any agreement providing for the incurrence of Indebtedness of Restricted Subsidiaries pursuant to either clause (x) of paragraph (b) of the "Limitation on Indebtedness and Preferred Stock" covenant or clause (vii) of the definition of Permitted Subsidiary Indebtedness provided that any Restricted Subsidiary that becomes subject to any such encumbrances or restrictions pursuant to this clause (v) shall Guarantee the New Notes or (vi) the Indenture, the New Notes and the Guarantees.

        Restriction on Transfer of Assets to Subsidiaries.    The Indenture will provide that the Company will not sell, convey, transfer or otherwise dispose of its assets or property to any of its Subsidiaries that are not Guarantors, except for sales, conveyances, transfers or other dispositions (a) of assets or property having an aggregate fair market value no greater than $5,000,000 made after the date of the Indenture; or (b) of assets or property having a fair market value not in excess of the amount of Investments (other than Permitted Investments) then permitted to be made pursuant to the "Limitation on Restricted Payments" covenant. The amount of any sale, conveyance, transfer or other disposition permitted pursuant to clause (b) of this covenant will be treated as the payment of a Restricted Payment in calculating the amount of Restricted Payments made by the Company.

        Limitation on Sale and Leaseback Transactions.    The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

        (a)   the Company or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Consolidated Fixed Charge Coverage Ratio test in clause (a)(x) of the covenant described above under the caption "—Limitation on Indebtedness and Preferred Stock";

        (b)   the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

14

        (c)   the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Limitation on Asset Sales."

        Reports.    The Indenture will provide that, so long as (i) any New Notes are outstanding and (ii) the Company is not required to file periodic reports, information and documents with the Commission pursuant to the Exchange Act, within the time periods specified in the Commission's rules and regulations (including any extensions that would be available under Rule 12b-25 of the Exchange Act) for a registrant that is not an "accelerated filer" as that term is defined in Rule 12b-2 of the Exchange Act, the Company will (a) furnish to the Trustee and (b) make available to the holders of the New Notes on a Qualified Internet Site:

          (1)   all quarterly and annual financial statements (and the related notes thereto as well as information that would be contained in a "Management's Discussion and Analysis of Financial Condition and Results of Operations") that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms on such date;

          (2)   with respect to the annual financial statements only, a report on the annual financial statements by the Company's certified independent accountants; and

          (3)   all current reports (other than exhibits) that would be required to be filed with the Commission on Form 8-K pursuant to Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.02 (Results of Operations and Financial Condition), 2.05 (Costs Associated with Exit or Disposal Activities), Item 2.06 (Material Impairments), Item 4.01 (Changes in Certifying Accountant) and Item 4.02 (Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review), Item 5.01 (Changes in Control of Registrant) Item 5.02 (Departure of Directors or Principal Officers; Election of directors; Appointment of Principal Officers) if the Company were required to file such reports pursuant to any such Item.

provided that, such holder of New Notes has electronically certified to the independent, third party host of the Qualified Internet Site that such holder will comply with the confidentiality provisions set forth in the legend of such New Notes, and provided further, that any such holder of New Notes may share the information specified above with a prospective transferee of New Notes if such prospective transferee has electronically certified to the independent, third party host of the Qualified Internet Site that such proposed transferee will comply with the confidentiality provisions set forth in the legend of such New Notes.

        The Company has also agreed that, so long as the Company is not required to file periodic reports, information and documents with the Commission pursuant to the Exchange Act it will furnish to the holders of New Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial statements required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Merger, Consolidation and Sale of Assets, etc.

        The Company will not, in any transaction or series of transactions, merge or consolidate with or into, or sell, convey, assign, transfer, or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted

15

Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and after giving effect thereto (i) either (A) if the transaction or transactions is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (B) the Person formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are sold, assigned, conveyed, transferred, or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the New Notes and the Indenture, and, in each case, the Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis, could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness and Preferred Stock" covenant; and (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Consolidated Net Worth of the Company or the Surviving Entity, as the case may be, is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or series of transactions.

        In connection with any consolidation, merger, sale, assignment, conveyance, transfer, or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with.

        Upon any consolidation or merger or any sale, assignment, conveyance, transfer or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Indenture and the New Notes.

        In addition, neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to one or more other Persons except that a Restricted Subsidiary may lease all or substantially all of its properties or assets in compliance with the covenant described under "Certain Covenants—Limitation on Asset Sales." This "Merger, Consolidation and Sale of Assets, etc." covenant will not apply to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any Guarantor.

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Events of Default

        The following will be "Events of Default" under the Indenture:

          (i)    default in the payment of the principal of or premium, if any, or Cumulative Deferred Amount, if any, when due and payable, on any of the New Notes; or

          (ii)   default in the payment of an installment of interest on any of the New Notes, unless the Company is allowed to defer the payment of such interest pursuant to the terms of the Indenture, when due and payable, for 30 days; or

          (iii)  default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Indenture, the failure to make or consummate a Change in Control Offer in accordance with the provisions of the "Change in Control" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "Limitation on Asset Sales" covenant; or

          (iv)  the Company or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the New Notes, any Guarantee or the Indenture (other than a default specified in (i), (ii) or (iii) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (x) to the Company by the, Trustee or (y) to the Company and the Trustee by the holders of 25% of the sum of the aggregate principal amount of the New Notes plus any Cumulative Deferred Amount then outstanding; or

          (v)   default or defaults under one or more mortgages, indentures, instruments or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $5,000,000, individually or in the aggregate, and either (a) such default or defaults are caused by either (I) a failure to pay any principal of Indebtedness represented by the Exit Facility prior to the expiration of the grace period provided in such Exit Facility on the date of such default or (II) a failure to pay principal of, or interest or premium, if any, on any Indebtedness, other than Indebtedness represented by the Exit Facility, prior to the expiration of the grace period provided in such Indebtedness on the date of such default or (b) such default or defaults results in the acceleration of such Indebtedness prior to its stated maturity; or

          (vi)  one or more final judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $5,000,000, either individually or in the aggregate, shall be entered against the Company or any of its Restricted Subsidiaries or any of their respective properties and shall not be discharged or fully bonded and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree shall not be in effect; or

          (vii) (A) any holder of at least $5,000,000 in aggregate principal amount of secured Indebtedness of the Company or of any Restricted Subsidiary as to which a default has occurred and is continuing shall commence judicial proceedings (which proceedings shall remain unstayed for 5 Business Days) to foreclose upon assets of the Company or any Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, in excess of $5,000,000 or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure or (B) any action described in the foregoing clause (A) shall result in any court of competent jurisdiction issuing any order for the seizure of such assets; or

          (viii) any Guarantee ceases to be in full force and effect or is declared null and void or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms that any

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  Guarantor has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture); or

          (ix)  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary or any group of Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary.

        If an Event of Default (other than as specified in clause (ix) above) shall occur and be continuing, the Trustee, by notice to the Company, or the holders of at least 25% of the sum of the aggregate principal amount of the New Notes plus any Cumulative Deferred Amount then outstanding, by notice to the Trustee and the Company, may declare the principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, if any, and accrued interest on the sum of the outstanding New Notes and Cumulative Deferred Amount, due and payable immediately, upon which declaration all amounts payable in respect of the New Notes shall be immediately due and payable. If an Event of Default specified in clause (ix) above occurs and is continuing, then the principal of the outstanding New Notes plus the Cumulative Deferred Amount plus the premium, if any, and accrued interest on all of the outstanding New Notes plus the Cumulative Deferred Amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of New Notes.

        After a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority of the sum of the aggregate principal amount of the outstanding New Notes plus any Cumulative Deferred Amount, by written notice to the Company and the Trustee, may rescind such declaration if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all New Notes, (iii) the principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus premium, if any, on the sum of the New Notes and Cumulative Deferred Amount which have become due otherwise than by such declaration of acceleration and interest thereon at the rate due and payable on the New Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal plus any Cumulative Deferred Amount at the rate borne by the New Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default, other than the nonpayment of principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, if any, and interest on the sum of the New Notes and Cumulative Deferred Amount that has become due solely by such declaration of acceleration, have been cured or waived.

        The holders of not less than a majority of the sum of the aggregate principal amount of the outstanding New Notes plus any Cumulative Deferred Amount may on behalf of the holders of all the New Notes waive any existing Defaults or Events of Default under the Indenture, except a default in the payment of the principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, if any, or interest on the sum of any Note and Cumulative Deferred Amount, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each New Note outstanding.

        No holder of any of the New Notes has any right to institute any proceeding with respect to the Indenture or the New Notes or any remedy thereunder, unless the holders of at least 25% of the sum of the aggregate principal of the outstanding New Notes plus any Cumulative Deferred Amount have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the New Notes and the Indenture, the Trustee has failed to institute such proceeding within 15 days after receipt of such notice and the Trustee, within such 15-day period, has not received

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directions inconsistent with such written request by holders of a majority of the sum of the aggregate principal amount of the outstanding New Notes plus any Cumulative Deferred Amount. Such limitations do not apply, however, to a suit instituted by a holder of a New Note for the enforcement of the payment of the principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, if any, or interest on the sum of such New Note and Cumulative Deferred Amount on or after the respective due dates expressed in such New Note.

        During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the New Notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority of the sum of the aggregate principal amount of the outstanding New Notes plus any Cumulative Deferred Amount have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

        If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the New Notes notice of the Default or Event of Default within 5 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, or interest on the sum of any New Notes and Cumulative Deferred Amount, the Trustee may withhold the notice to the holders of such New Notes if a committee of its Trust Officers in good faith determines that withholding the notice is in the interest of the holders of the New Notes.

        The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee in writing, within two (2) Business Days upon becoming aware of any Default or Event of Default and to summarize any such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance of Indenture

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding New Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Notes, except for (i) the rights of holders of outstanding New Notes to receive payment in respect of the principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, if any, and interest on the sum of such New Notes and Cumulative Deferred Amount when such payments are due, (ii) the Company's obligations to issue temporary New Notes, register the transfer or exchange of any New Notes, replace mutilated, destroyed, lost or stolen New Notes and maintain an office or agency for payments in respect of the New Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors released with respect to certain covenants that are set forth in the Indenture, some of which are described under "Certain Covenants" above, and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the New Notes ("Covenant Defeasance").

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        In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the New Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, if any, and interest on the sum of the outstanding New Notes and Cumulative Deferred Amount to redemption or maturity as the case may be; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred (in the case of Legal Defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest with respect to any securities of the Company or any Guarantor; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound; (vi) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture to either Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with; (viii) the Company shall have delivered to the Trustee an Officer's Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the New Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (ix) certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of the New Notes, as expressly provided for in the Indenture) as to all outstanding New Notes when:

          (i)    either (a) all the New Notes theretofore authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid and New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all New Notes not theretofore delivered to the Trustee for cancellation have (x) become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Notes not theretofore delivered to the Trustee for cancellation, for principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium, if any, and interest on the sum of the New Notes and Cumulative Deferred Amount to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

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          (ii)   the Company has paid all other sums payable under the Indenture by the Company; and

          (iii)  the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

        From time to time, the Company and the Trustee may, without the consent of the holders of the New Notes, amend, waive or supplement the Indenture or the New Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act of 1939, or making any change that does not adversely affect the rights of any holder of the New Notes, provided, however, that the Company has delivered to the Trustee an Opinion of Counsel stating that such change does not adversely affect the rights of any holder of the New Notes. Other amendments and modifications of the Indenture or the New Notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding New Notes plus the Cumulative Deferred Amount; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount and/or the Cumulative Deferred Amount of, change the fixed maturity of or alter the redemption provisions of, the New Notes, (ii) change the currency in which any New Notes or any premium or the interest thereon is payable, (iii) reduce the percentage in principal amount and/or the Cumulative Deferred Amount of outstanding New Notes that must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the New Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the New Notes, (v) waive a Default or Event of Default in payment with respect to the New Notes, (vi) alter the Company's obligation to purchase the New Notes in accordance with the Indenture or waive any default in the performance thereof, (vii) reduce or change the rate or time for payment of interest on the New Notes, (viii) release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture, or (ix) make any changes in the preceding amendment and waiver provisions.

The Trustee

        The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

        The Indenture and provisions of the Trust Indenture Act, as amended, incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

Governing Law

        The Indenture, the New Notes and the Guarantees, will be governed by the laws of the State of New York.

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Certificated Notes

        The New Notes will be issued only in definitive certificated form and registered in the names, including nominee names, provided to the Security Registrar, and in approved denominations, identified by the Company. Certificated notes may not be exchanged or transferred unless that transfer is recorded on the books of the Security Registrar and that transfer complies with the transfer restrictions set forth in the Indenture and on the applicable legend on such New Notes. See "Notice to Investors."

        The New Notes will not be represented by global certificates in registered book-entry form and will not be deposited with, or on behalf of, DTC or any other Depository.

        Holders of the New Notes must surrender the New Notes to the Paying Agent to collect principal payments and payments of related Cumulative Deferred Amounts. Payments of the principal of the outstanding New Notes plus the Cumulative Deferred Amount, plus the premium (if any), and interest (if paid in cash) on the sum of the certificated notes and/or the Cumulative Deferred Amount may be mailed to each registered holder's registered address.

        The Trustee will initially act as Paying Agent and Security Registrar, and the office of its agent in New York, New York for the performance of its obligations as Paying Agent and Security Registrar will be at the Depository Trust Company, 55 Water Street, First Floor, TDS Department, New York, New York 10041. The Company may change the Paying Agent or Security Registrar without prior notice to the holders of the New Notes but will notify the Trustee within two business days of any determination by the Company to change the Paying Agent or Security Registrar.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person

          (a)   assumed in connection with an Asset Acquisition from such Person or

          (b)   existing at the time such Person becomes a subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a subsidiary).

        "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any such Person shall be merged with or into the Company or any Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or a Restricted Subsidiary, in one or a series of related transactions, of:

          (a)   any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary or the sale of Capital Stock of any of its Subsidiaries;

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          (b)   all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

          (c)   any other properties or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

        For the purposes of this definition, the term "Asset Sale" shall not include any sale, issuance, conveyance, transfer, lease or other disposition of properties or assets:

          (i)    that is governed by the provisions of the Indenture governing "Merger Consolidation and Sale of Assets,"

          (ii)   to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant or

          (iii)  having a fair market value of less than $500,000 in any transaction or series of related transactions.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing

          (a)   the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by

          (b)   the sum of all such principal payments.

        "Bankruptcy Law" means Chapter 11 of Title 11, United States Code, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

        "Capitalized Lease Obligation" means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of this definition, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

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        "Cash Equivalents" means:

          (i)    any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

          (ii)   certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; and

          (iii)  commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's.

        "Change of Control" means the occurrence of any of the following events:

          (a)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than an Initial Significant Stockholder and other than one or more parties to the Stockholders Agreement, acting together with one or more other parties to the Stockholders Agreement, is or becomes the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

          (b)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

          (c)   the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction no "person" or "group"(as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Initial Significant Stockholders and other than one or more parties to the Stockholders Agreement, acting together with one or more other parties to the Stockholders Agreement, is the ultimate "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation or of a corporation in control of such surviving or transferee corporation;

          (d)   the adoption of a plan relating to the liquidation or dissolution of the Company; or

          (e)   the first day on which, individuals who at the Closing Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved (i) pursuant to the provisions of the Stockholders Agreement or (ii) by a vote of 51% of the

24

  directors then still in office who were either directors at the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

        "Closing Date" means the Effective Date.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

        "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however, designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding at the Closing Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding

          (a)   net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),

          (b)   net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions,

          (c)   the net income (or net loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period,

          (d)   net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, and

          (e)   the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

        "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of:

          (a)   the sum of Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, to

          (b)   the sum of such Consolidated Interest Expense for such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iii) notwithstanding clauses (i) and (ii) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate

25

  Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Interest Expense" means, for any period, without duplication, the sum of:

          (i)    the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,

            (a)   any amortization of debt discount,

            (b)   the net cost under Interest Rate Protection Obligations (including any amortization of discounts),

            (c)   the interest portion of any deferred payment obligation,

            (d)   all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and

            (e)   all accrued interest,

          (ii)   the interest expense on Indebtedness of any Person (other than the Company or any Restricted Subsidiary) guaranteed by the Company or any Restricted Subsidiary,

          (iii)  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, and

          (iv)  the aggregate of all dividends, whether paid or accrued (without duplication) and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary (other than dividends paid or accrued to the Company or another Restricted Subsidiary) permitted to be issued in accordance with the provisions of the "Limitation on Indebtedness and Preferred Stock" covenant.

        "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

        "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

        "domestic Restricted Subsidiary" means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

        "DTC" means The Depository Trust Company, New York, New York, its nominees and their respective successors.

26

        "EBITDA" means for any fiscal period, the sum (determined on a consolidated basis for the Company and its Subsidiaries) of (a) the net income of the Company and its Subsidiaries for such period computed in accordance with GAAP, plus (b) Consolidated Interest Expense for such period as reported on the Company's consolidated financial statements for such period, plus (c) the income tax expense of the Company and its Subsidiaries for such period as reported on the Company's consolidated financial statements for such period, plus (d) the amount reported on the Company's consolidated financial statements as the depreciation of the assets of the Company and its Subsidiaries for such period computed in accordance with GAAP, plus (e) the amount reported on the Company's consolidated financial statements as the amortization of intangible assets of the Company and its Subsidiaries for such period computed in accordance with GAAP, plus (f) the amount reported on the Company's consolidated financial statements as the write-down of intangible assets of the Company and its Subsidiaries that consist of goodwill for such period computed in accordance with GAAP, and plus (g) all cash and non-cash extraordinary expenses and losses of the Company and its Subsidiaries for such period computed in accordance with GAAP, minus (h) all cash and non-cash extraordinary income and gains of the Company and its Subsidiaries for such period, in each case as such item is used in the computation of net income of the Company and its Subsidiaries for such period.

        "Effective Date" means the effective date of Old AET's plan of reorganization under the Bankruptcy Law.

        "Event of Default" has the meaning set forth under "Events of Default" herein.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Exit Facility" means the five-year, $125 million credit facility to be dated as of the Effective Date, among the Company and GE Corporate Financial Services, Inc. and GE Commercial and Industrial Finance, Inc. as agent and lenders and GECC Capital Markets Group, Inc. as lead arranger, as in effect on the date hereof and as such agreement may be amended, restated, renewed, extended, supplemented, replaced, substituted, refinanced or otherwise modified from time to time.

        "Fully Traded Common Stock" means Common Stock issued by any corporation if:

          (A)  such Common Stock is listed on either The New York Stock Exchange, The American Stock Exchange or The London Stock Exchange or is included for trading privileges in the National Market System of the National Association of Securities Dealers Automated Quotation System; provided that such Common Stock is freely tradeable under the Securities Act (or, in the case of The London Stock Exchange, any applicable law, rule or regulation) upon issuance; and

          (B)  such Common Stock does not constitute more than 15% of the issued and outstanding Common Stock of such corporation held by Persons other than 10% holders of such Common Stock and Affiliates and insiders of such corporation.

        "GAAP" means with respect to any computation required or permitted under this Indenture, such generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which are applicable on the Effective Date.

        "guarantee" means, as applied to any obligation:

          (i)    a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and

27

          (ii)   an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

        "Guarantee" means any guarantee of the New Notes by any Subsidiary Guarantor or Restricted Subsidiary in accordance with the provisions of the Indenture. When used as a verb, "Guarantee" shall have a corresponding meaning.

        "Guarantor" means (i) each Subsidiary Guarantor and (ii) any other Restricted Subsidiary that executes a Guarantee, in accordance with the provisions of the Indenture, and their respective successors and assigns; provided that upon the release and discharge of any Person from its Guarantee in accordance with the Indenture, such person shall cease to be a Guarantor.

        "Indebtedness" means, with respect to any Person, without duplication:

          (a)   all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,

          (b)   all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP,

          (c)   all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business,

          (d)   all Capitalized Lease Obligations of such Person,

          (e)   all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured),

          (f)    all guarantees by such Person of Indebtedness referred to in this definition,

          (g)   all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

          (h)   all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations, and

          (i)    any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through (h) above.

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For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

        "Initial Significant Stockholder" means each Person that owns 10% or more of the Capital Stock of the Company on the Effective Date.

        "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

        "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

        "Maturity" means, with respect to any New Note, the date on which any principal of such New Note and Cumulative Deferred Amount becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company), net of direct costs relating to such Asset Sale, including without limitation:

          (i)    brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale,

29

          (ii)   provisions for all taxes payable as a result of such Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements,

          (iii)  amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale, and

          (iv)  amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve established in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee.

        "Old AET" means Applied Extrusion Technologies, Inc., a Delaware corporation, as such corporation existed before the Effective Date.

        "Pari Passu Indebtedness" means Indebtedness of the Company which is, pari passu with the New Notes and, with respect to any Guarantee, Indebtedness which is pari passu with such Guarantee.

30

        "Permitted Business" means any business conducted by the Company or its Restricted Subsidiaries, as the case may be, on the Closing Date and any other businesses reasonably related or ancillary thereto as determined by the Board of Directors of the Company.

        "Permitted Indebtedness" means any of the following:

          (i)    Indebtedness of the Company under the Exit Facility in an aggregate principal amount not to exceed $125 million at any one time outstanding;

          (ii)   Indebtedness of the Company under the New Notes;

          (iii)  Indebtedness of the Company outstanding on the date of the Indenture (other than under the Exit Facility) as evidenced on a certificate provided by the Company on the Closing Date;

          (iv)  obligations of the Company pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations and obligations under currency exchange contracts entered into in the ordinary course of business;

          (v)   Indebtedness of the Company to any Restricted Subsidiaries; provided that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company or other obligor not permitted by this clause (v) and provided further that such Indebtedness must be expressly subordinated to the prior payment in full of all obligations with respect to the New Notes and the Indenture;

          (vi)  Indebtedness of the Company consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

          (vii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company other than Indebtedness incurred pursuant to clauses (i), (iv), (v), (vi) and (viii) or (ix) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of reasonable expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the New Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life longer than the Average Life of the New Notes and a final Stated Maturity later than the final Stated Maturity of the New Notes;

          (viii) Indebtedness of the Company or any Guarantor represented by Capitalized Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Guarantor, as the case may be, in an aggregate principal amount pursuant to this clause (viii) not to exceed $10,000,000 outstanding at any time; provided that the principal amount of any Indebtedness permitted under this clause (viii) did not, in each case, at the time of

31

  incurrence, exceed the Fair Market Value, as determined by the Company in good faith, of the acquired or constructed asset or improvement so financed; and

          (ix)  Indebtedness in an aggregate principal amount not in excess of $10,000,000 at any one time outstanding, less the amount of Permitted Subsidiary Indebtedness then outstanding pursuant to clause (vii) of the definition thereof. All or a portion of the Permitted Indebtedness referred to in this clause (ix) may be incurred under the Exit Facility, in addition to the amounts permitted to be incurred under the Exit Facility pursuant to clause (i) of this definition.

        "Permitted Investments" means any of the following:

          (i)    Investments in Cash Equivalents;

          (ii)   Investments in the Company or any Restricted Subsidiary;

          (iii)  Investments in an amount not to exceed $10,000,000 at any one time outstanding;

          (iv)  Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment:

            (A)  such other Person becomes a Restricted Subsidiary or

            (B)  such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary; or

          (v)   Investments in joint ventures engaged in a Permitted Business not in excess of $10,000,000 at any one time outstanding.

        "Permitted Liens" means the following types of Liens:

          (a)   Liens existing as of the Closing Date to the extent and in the manner such Liens are in effect on the Closing Date;

          (b)   Liens securing the New Notes;

          (c)   Liens in favor of the Company;

          (d)   Liens securing Indebtedness of the Company under the Exit Facility;

          (e)   Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves or other appropriate provisions as may be required pursuant to GAAP;

          (f)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (g)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (h)   judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

32

          (i)    easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (j)    any interest or title of a lessor under any Capitalized Lease Obligation or operating lease that is otherwise permitted under the Indenture;

          (k)   purchase money Liens; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created (A) in the case of any Asset Acquisition, within 180 days of the closing of such Asset Acquisition and (B) in all other cases, in the ordinary course of business within 90 days of such acquisition;

          (l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

          (m)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (n)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (o)   Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

          (p)   Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (q)   Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under the Indenture; and

          (r)   Liens securing an aggregate of $10,000,000 of Indebtedness permitted to be incurred under the Indenture by the Company and any Restricted Subsidiary.

        "Permitted Subsidiary Indebtedness" means any of the following:

          (i)    Indebtedness of any Restricted Subsidiary outstanding on the date of the Indenture, as evidenced by a certificate provided by the Company on the Closing Date, until such amounts are repaid;

          (ii)   obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, which obligations do not exceed the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations;

          (iii)  Indebtedness of any Restricted Subsidiary to any Restricted Subsidiary or to the Company, provided that any disposition, pledge or transfer of any Indebtedness to a Person (other than a disposition, pledge or transfer to a Restricted Subsidiary or to the Company) shall be deemed to be an incurrence of such Indebtedness by the obligor not permitted by this clause (iii);

          (iv)  Indebtedness of any Restricted Subsidiary consisting of guaranties, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or

33

  disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;

          (v)   any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary other than Indebtedness incurred pursuant to clauses (ii), (iii), (iv) and (vii) of this definition, including any successive refinancings by such Restricted Subsidiary, so long as (x) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of reasonable expenses of such Restricted Subsidiary incurred in connection with such refinancing and (y) such new Indebtedness has an Average Life longer than the Average Life of the New Notes and a final Stated Maturity later than the final Stated Maturity of the New Notes;

          (vi)  Indebtedness (as defined in clauses (e) and (f) of the definition of Indebtedness) to the holders of the New Notes incurred pursuant to provisions of the Indenture;

          (vii) Indebtedness in an amount not to exceed $10,000,000 at any one time outstanding, less the amount of Permitted Indebtedness then outstanding pursuant to clause (ix) of the definition thereof; and

          (viii) Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Indebtedness pursuant to the Exit Facility.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, or other similar entity.

        "Public Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

        "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company or its Restricted Subsidiaries, as the case may be, and any additions and accessions thereto, which are purchased by the Company or a Restricted Subsidiary at any time after the New Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

34

        "Qualified Capital Stock" of any person means any and all Capital Stock of such person other than Redeemable Capital Stock.

        "Qualified Equity Offering" means:

        (a)   any Public Offering; and

        (b)   any offering of Qualified Capital Stock of the Company to non-Affiliates with gross proceeds to the Company in excess of $10,000,000.

        "Qualified Internet Site" means initially [    ], or any other internet site with an independent third party host, to be mutually agreed upon between the Company and holders of not less than a majority of the sum of the aggregate principal amount of the outstanding New Notes plus any Cumulative Deferred Amount, that (i) enables access to such internet site without charge, (ii) provides e-mail notification to each holder of New Notes upon any posting to such internet site, (iii) includes a self executing confidentiality agreement that must be agreed to prior to accessing the information contained therein, (iv) requires a holder to certify that (y) such holder agrees to comply with the confidentiality provisions set forth in the legend on the New Notes and (z) such holder is not affiliated with any competitor, customer or supplier of the Company or is not an employee of the Company, in any case, as set forth on a written list of competitors, customers, suppliers and employees of the Company furnished by the Company to the independent third party host of the Qualified Internet Site and to the Trustee from time to time, (v) enables a holder of New Notes, a prospective transferee or a broker or dealer (as such terms are defined in the Exchange Act) who has expressed, in writing to the Company, its intention to make a market in the New Notes, to obtain a password to access such internet site by electronically furnishing the independent third party host their name, e-mail address, corporate affiliation and the name of any holder of New Notes or broker or dealer (as such terms are defined in the Exchange Act) directing such person to such internet site and (vi) enables the Company to direct the independent third party host to change the passwords required to access such internet site at any time in the Company's sole discretion; provided that the independent third party host shall provide e-mail notification of such new password to each Person that has a valid and outstanding password; provided further that the Company will not provide a new password to any broker or dealer (as such terms are defined in the Exchange Act) who has not made a market in the New Notes within ninety (90) days of the date such broker or dealer obtained a password to access such internet site.

        "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the New Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Security Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the New Notes and of transfer of the New Notes.

        "S&P" means Standard and Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Significant Subsidiary" of the Company means any Restricted Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1.02(w) of Regulation S-X under the Securities Act, and in any event shall include any Guarantor.

35

        "Stated Maturity" means, when used with respect to any New Note or any installment of interest thereon, the date specified in such New Note as the fixed date on which the principal of such New Note and Cumulative Deferred Amount or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

        "Stockholders Agreement" means that certain stockholders agreement to be entered into among the parties thereto, for which a summary term sheet is attached as Exhibit D to the Solicitation and Disclosure Statement of AET dated November 1, 2004.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor, as the case may be, which is expressly subordinated in right of payment to the New Notes.

        "Subsidiary" means, with respect to any Person:

          (i)    a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

          (ii)   any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

Unless specifically provided to the contrary herein, Unrestricted Subsidiaries shall not be included in the definition of Subsidiaries for any purpose of the Indenture (other than for the purposes of the definition of "Unrestricted Subsidiary" herein).

        "Subsidiary Guarantor" means Applied Extrusion Technologies (Canada) Inc., and each other Subsidiary of the Company that from time to time becomes a party to the Subsidiary Guaranty or otherwise guarantees the obligations of the Company under the Exit Facility.

        "Subsidiary Guaranty" means the Subsidiary Guaranty issued pursuant to the Exit Facility, as such Guaranty shall be modified and supplemented and in effect from time to time.

        "Unrestricted Subsidiary" means:

        (1)   any Subsidiary of the Company which at the time of determination shall be designated an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below); and

        (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as:

          (a)   neither the Company nor any Restricted Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary;

          (b)   no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity;

36

          (c)   neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was permitted under the "Limitation on Restricted Payments" covenant;

          (d)   neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Company; and

          (e)   neither the Company nor any Restricted Subsidiary has any obligation:

            (i)    to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary, or

            (ii)   to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation and an Officer's Certificate certifying that such designation complies with the foregoing provisions. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under the Indenture and the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness and Preferred Stock" covenant.

        "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

NOTICE TO INVESTORS

        The New Notes have not been registered under the Securities Act or the securities laws of any state and may not be offered or sold within the United States (a) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and (b) unless and until all restrictions on transfer set forth in the Indenture shall have been complied with.

        AET is relying on section 3(a)(9) of the Securities Act to exempt from the registration requirements of the Securities Act the offer of the New Notes which may be deemed to be made by AET pursuant to the solicitation of votes on its plan of reorganization. Section 3(a)(9) provides an exemption from the registration requirements of the Securities Act for any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

        Each purchaser of the New Notes, by its acceptance thereof, will be deemed to have acknowledged, represented to, and agreed with AET as follows:

  (1)
  It understands and acknowledges that the New Notes have not been registered under the Securities Act or any other applicable securities law, the New Notes are being offered pursuant to the exemption set forth in Section 3(a)(9) of the Securities Act and are being issued pursuant to the exemption set forth in Section 1145 of the Bankruptcy Law in a transaction not requiring registration under the Securities Act or any other securities laws, and to the extent that Section 1145 of the Bankruptcy Law is not applicable, none of the New Notes may be offered, sold, pledged or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, pursuant

37

    to an exemption therefrom or in a transaction not subject thereto and in each case in compliance with the conditions for transfer set forth in paragraphs (5) and (6) below.

  (2)
  It acknowledges that the solicitation and disclosure statement of AET dated November 1, 2004 (the "Solicitation and Disclosure Statement") relates to an offering that is exempt from registration under the Securities Act and does not comply in important respects with SEC rules that would apply to an offering document relating to a public offering of securities.

  (3)
  It acknowledges that neither AET nor any person representing AET has made any representation to it with respect to AET or the offering or sale of any New Notes, other than the information contained in the Solicitation and Disclosure Statement, which Solicitation and Disclosure Statement has been delivered to it. It has had access to such financial and other information as it has deemed necessary in connection with its decision to purchase any of the New Notes, including an opportunity to ask questions of and request information from AET, and it has received and reviewed all information that was requested.

  (4)
  It (i) acknowledges and confirms that it is a single "holder of record" of the New Notes, as that term is defined in Rule 12g5-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) has identified to the Security Registrar, the number of persons who, after the Transfer, shall be deemed to be "holders of record" of its New Notes, as determined in accordance with Rule 12g5-1 of the Exchange Act.

  (5)
  It understands that the New Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and that:

            (a)   the New Notes may be offered, resold, pledged or otherwise transferred (i) without registration under the Securities Act in reliance on Section 1145 of the Bankruptcy Laws or (ii) to the extent Section 1145 of the Bankruptcy Laws is not applicable, only (A) to a person who the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, to an institutional accredited investor, as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, that, prior to such transfer, furnishes the Trustee and AET a signed letter containing certain representations and agreements the form of which can be obtained from AET, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if AET requests), (B) to AET, or (C) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction;

            (b)   so long as AET is not required to file periodic reports, information and documents under the Exchange Act, (I) it may not sell, pledge or otherwise transfer (any such sale, pledge or transfer a "Transfer") its New Notes unless, prior to the date of the proposed transfer it submits a certification in writing from the proposed transferee to the Security Registrar that (i) after the Transfer, such New Notes shall be deemed to be "held of record" by one person, as that term is defined in Rule 12g5-1 of the Exchange Act, or (ii) identifies the number of persons who, after the Transfer, shall be deemed to be "holders of record" of such New Notes, as determined in accordance with Rule 12g5-1 of the Exchange Act and (II) each request for a registration of Transfer of the New Notes shall be accompanied by a request in writing (a "Request") to the Security Registrar that, in addition to certain customary requirements, shall include (i) the name, address and telephone number of the proposed transferee, (ii) the date on which the proposed Transfer is expected to take place, (iii) the name of the proposed transferor of the New Notes to be transferred, (iv) the aggregate principal amount of the New Notes to be transferred and (v) written evidence,

38

    satisfactory to AET and the Security Registrar, from the proposed transferor that the Transfer is being made in compliance with applicable federal and state securities laws.

            (c)   the New Notes may be offered, resold, pledged or otherwise transferred only in principal amounts of $90,000 and integral multiples of $1.00 in excess thereof;

            (d)   by holding the New Notes it agrees that (i) it will keep confidential and will not publish, reproduce, or use, or disclose to any other person or entity any information furnished or provided by the Company on its Qualified Internet Site, (ii) it will use reasonable efforts to safeguard the information on the Company's Qualified Internet Site and will use at least the same degree of care and skill such holder takes with its own confidential information, and (iii) it is not affiliated with any competitor, customer or supplier or is not an employee of the Company that is set forth on the written list of competitors, customers, suppliers and employees of the Company furnished by the Company to the independent third party host of the Qualified Internet Site and to the Trustee from time to time; and

            (e)   it will, and each subsequent holder is required to, notify any subsequent purchaser from it of the resale restrictions set forth in (a) through (d) above.

  (6)
  It acknowledges and agrees that, so long as AET is not required to file periodic reports, information and documents under the Exchange Act, a registration of Transfer of the New Notes will be made on the books of the Security Registrar only if (A) such Transfer involves a Transfer to one or more existing Holders of New Notes, (B) such Transfer involves a Transfer of 100% of the aggregate principal amount of New Notes owned by the proposed transferor to a single Person who has certified to the Security Registrar that it will be treated as a single "holder of record" under Rule 12g5-1 of the Exchange Act, or (C) following such proposed Transfer, the aggregate number of holders of record of the New Notes, as calculated in accordance with Rule 12g5-1 of the Exchange Act, is less than 300.

        Each Holder of the New Notes understands that the certificates evidencing the New Notes will, unless otherwise agreed by AET and the holder thereof, bear a legend substantially to the following effect:

  "THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED PURSUANT TO SECTION 1145 OF CHAPTER 11 OF TITLE 11, UNITED STATES CODE, AS AMENDED (THE "BANKRUPTCY LAW") IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED (OTHER THAN IN ACCORDANCE WITH SECTION 1145 OF THE BANKRUPTCY LAW) IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THIS SECURITY MAY BE TRANSFERRED ONLY IN PRINCIPAL AMOUNTS OF $90,000 AND INTEGRAL MULTIPLES OF $1.00 IN EXCESS THEREOF. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF AET THAT:

        (A)  SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, (i) WITHOUT REGISTRATION UNDER THE SECURITIES ACT IN RELIANCE ON SECTION 1145 OF THE BANKRUPTCY LAW, OR (ii) TO THE EXTENT SECTION 1145 OF THE BANKRUPTCY LAW IS NOT APPLICABLE, ONLY

          (a)   TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) TO AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS

39

  DEFINED IN RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT (AN "INSTITUTIONAL ACCREDITED INVESTOR")) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE AND AET A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS (THE FORM OF WHICH CAN BE OBTAINED FROM AET), OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF AET SO REQUESTS),

          (b)   TO AET, OR

          (c)   PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION;

        (B)  SO LONG AS AET IS NOT REQUIRED TO FILE PERIODIC REPORTS, INFORMATION AND DOCUMENTS UNDER THE EXCHANGE ACT, A REGISTRATION OF TRANSFER OF THIS SECURITY WILL BE MADE ON THE BOOKS OF THE SECURITY REGISTRAR ONLY IF (i) SUCH TRANSFER INVOLVES A TRANSFER TO ONE OR MORE EXISTING HOLDERS OF NEW NOTES, (ii) SUCH TRANSFER INVOLVES A TRANSFER OF 100% OF THE AGGREGATE PRINCIPAL AMOUNT OF NEW NOTES OWNED BY THE PROPOSED TRANSFEROR TO A SINGLE PERSON WHO HAS CERTIFIED TO THE SECURITY REGISTRAR THAT IT WILL BE TREATED AS A SINGLE "HOLDER OF RECORD" UNDER RULE 12g5-1 OF THE EXCHANGE ACT, OR (iii) FOLLOWING SUCH PROPOSED TRANSFER, THE AGGREGATE NUMBER OF HOLDERS OF RECORD OF THE NEW NOTES, AS CALCULATED IN ACCORDANCE WITH RULE 12g5-1 OF THE EXCHANGE ACT, WILL BE LESS THAN 300. ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE RESTRICTIONS SET FORTH IN THE INDENTURE, INCLUDING, WITHOUT LIMITATION, ANY TRANSFER THAT CONTRAVENES THE RESTRICTIONS SET FORTH IN (i) THROUGH (iii) ABOVE, SHALL NOT BE REGISTERED ON THE BOOKS OF THE SECURITY REGISTRAR AND, ACCORDINGLY, SHALL BE NULL AND VOID IN ALL RESPECTS. AET WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS SECURITY A COPY OF SECTION [    ] OF THE INDENTURE, CONTAINING THE ABOVE-REFERENCED RESTRICTIONS ON TRANSFERS OF THIS SECURITY, UPON WRITTEN REQUEST TO AET AT ITS PRINCIPAL PLACE OF BUSINESS;

        (C)  SUCH SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN PRINCIPAL AMOUNTS OF $90,000 AND INTEGRAL MULTIPLES OF $1.00 IN EXCESS THEREOF;

        (D)  BY HOLDING THIS SECURITY, SUCH HOLDER AGREES THAT

          (i)    IT WILL KEEP CONFIDENTIAL AND WILL NOT PUBLISH, REPRODUCE, USE, OR DISCLOSE TO ANY OTHER PERSON OR ENTITY ANY INFORMATION FURNISHED OR PROVIDED BY AET ON ITS QUALIFIED INTERNET SITE (AS DEFINED IN THE INDENTURE); PROVIDED, HOWEVER THAT A HOLDER OF THIS SECURITY WILL BE PERMITTED TO DISCLOSE THE TAX TREATMENT AND TAX STRUCTURE OF ANY TRANSACTION CONTEMPLATED BY THE DISCLOSURE STATEMENT (AS DEFINED IN THE INDENTURE) (INCLUDING ANY MATERIALS, OPINIONS OR ANALYSES RELATING TO SUCH TAX TREATMENT OR TAX STRUCTURE, BUT WITHOUT DISCLOSURE OF IDENTIFYING INFORMATION OR, EXCEPT TO THE EXTENT RELATING TO SUCH TAX STRUCTURE OR TAX TREATMENT, ANY NONPUBLIC COMMERCIAL OR FINANCIAL INFORMATION),

40

          (ii)   IT WILL USE REASONABLE EFFORTS TO SAFEGUARD THE INFORMATION ON AET'S QUALIFIED INTERNET SITE AND WILL USE AT LEAST THE SAME DEGREE OF CARE AND SKILL SUCH HOLDER TAKES WITH ITS OWN CONFIDENTIAL INFORMATION, AND

          (iii)  IT IS NOT AFFILIATED WITH ANY COMPETITOR, CUSTOMER, OR SUPPLIER OF AET OR IS NOT AN EMPLOYEE OF AET THAT IS SET FORTH ON THE LIST OF COMPETITORS, CUSTOMERS, SUPPLIERS AND EMPLOYEES OF AET FURNISHED FROM TIME TO TIME BY AET TO THE INDEPENDENT THIRD PARTY HOST OF THE QUALIFIED INTERNET SITE AND THE TRUSTEE; AND

        (E)  THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN (A) THROUGH (D) ABOVE."

  (7)
  It agrees that it will deliver to each person to whom it transfers New Notes notice of any restriction on transfer of such New Notes.

  (8)
  It acknowledges and agrees that any Transfer of New Notes attempted to be made in violation of the restrictions set forth in paragraphs (1) and (6) above shall not be registered on the books of the Security Registrar and, accordingly, shall be null and void in all respects.

  (9)
  It acknowledges that AET and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements and agrees that if any of the acknowledgments, representations, warranties and agreements deemed to have been made by its purchase of the New Notes are no longer accurate, it shall promptly notify AET.

        The New Notes may not be sold or transferred to, and each purchaser, by its purchase of the New Notes, shall be deemed to have represented and covenanted that it is not acquiring the New Notes for or on behalf of, and will not transfer the New Notes to, any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") except that such purchase and holding of New Notes for or on behalf of an employee benefit plan shall be permitted if such purchase and holding will not constitute non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code.

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SOLICITATION AND DISCLOSURE STATEMENT

APPLIED EXTRUSION TECHNOLOGIES, INC.

Solicitation of Votes with Respect to the
Prepackaged Chapter 11 Plan of Reorganization of

APPLIED EXTRUSION TECHNOLOGIES, INC.
APPLIED EXTRUSION TECHNOLOGIES (CANADA), INC.

From the Holders of:

Applied Extrusion Technologies, Inc.'s 10 3/4% Series B Senior Notes due 2011

        Noteholders who wish to vote on the Plan of Reorganization should deliver a properly completed Ballot to their respective Nominees in accordance with the instructions set forth in the Ballots, Master Ballots and this Solicitation and Disclosure Statement.

The Voting Agent and Information Agent for this Solicitation is:

Bankruptcy Services, LLC 757 Third Avenue, 3rd Floor New York, NY 10017 Attn: AET Ballot Processing Tel: 866-258-8898

        Any questions concerning the terms of this Solicitation and Disclosure Statement and any requests for assistance in completing and delivering the documents delivered with this Solicitation and Disclosure Statement or requests for additional copies of this Solicitation and Disclosure Statement or any of the documents delivered with this Solicitation and Disclosure Statement may be directed to the Information Agent.

QuickLinks

  EXHIBIT 20.1
COMPANY INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

SUMMARY OF THE SOLICITATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
DECEMBER 31, 2004 UNAUDITED ($ in millions)
APPLIED EXTRUSION TECHNOLOGIES, INC. PROJECTED CONSOLIDATED STATEMENTS OF OPERATIONS Year ended September 30, 2004, 2005, 2006 and 2007 (Unaudited) (In Thousands)
APPLIED EXTRUSION TECHNOLOGIES, INC. PROJECTED CONSOLIDATED BALANCE SHEET Year ended September 30, 2004, 2005, 2006 and 2007 (Unaudited) (In Thousands)
APPLIED EXTRUSION TECHNOLOGIES, INC. PROJECTED CONSOLIDATED STATEMENT OF CASH FLOWS Years ended September 30, 2004, 2005, 2006 and 2007 (Unaudited) (In Thousands)
APPLIED EXTRUSION TECHNOLOGIES, INC. LIQUIDATION ANALYSIS (USD in 000's)
RECOMMENDATION AND CONCLUSION
EXHIBIT A Plan of Reorganization

DEBTORS' PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME
ARTICLE II ADMINISTRATIVE AND PRIORITY TAX CLAIMS
ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
ARTICLE IV CRAM DOWN
ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN
ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS
ARTICLE VIII PROCEDURES FOR RESOLVING DISPUTED CLAIMS
ARTICLE IX CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE OF THE PLAN
ARTICLE X RELEASE, INJUNCTIVE AND RELATED PROVISIONS
ARTICLE XI RETENTION OF JURISDICTION
ARTICLE XII MISCELLANEOUS PROVISIONS
Schedule I Restructuring Agreement Noteholders' Notice Information
EXHIBIT B AET Current Report on Form 8-K filed with the SEC on August 25, 2004
  Exhibit B
SIGNATURES
EXHIBIT INDEX
  Exhibit 10.1

RESTRUCTURING AGREEMENT
EXHIBIT A
EXHIBIT B
SCHEDULE 1
SCHEDULE 2
SCHEDULE 3
  Exhibit 99.1
EXHIBIT C Plan Funding Commitment
EXHIBIT A Please refer to Exhibit A to the Solicitation and Disclosure Statement
EXHIBIT B
PLAN FUNDING COMMITMENT TERM SHEET
EXHIBIT D Stockholders' Agreement Term Sheet
TERM SHEET
EXHIBIT E Description of the New Notes
DESCRIPTION OF THE NEW NOTES
NOTICE TO INVESTORS